     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                        COMMUNITY FIRST BANKING COMPANY
             (Exact Name of Registrant as Specified in its Charter)

            GEORGIA                           6711                          58-2309605
(State or other Jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer Identification
Incorporation or Organization)     Classification Code Number)                 No.)

                                110 DIXIE STREET
                              CARROLLTON, GEORGIA
                                     30117
                                 (770) 834-1071
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                GARY D. DORMINEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        COMMUNITY FIRST BANKING COMPANY
                                110 DIXIE STREET
                           CARROLLTON, GEORGIA 30117
                                 (770) 834-1071
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                With copies to:

            WALTER G. MOELING, IV                              STEVEN S. DUNLEVIE
    Powell, Goldstein, Frazer & Murphy LLP           Womble, Carlyle, Sandridge & Rice, PLLC
                  Suite 1600                               1201 West Peachtree Street
          191 Peachtree Street, N.E.                               Suite 3500
            Atlanta, Georgia 30303                           Atlanta, Georgia 30309
                (404) 572-6600                                   (404) 872-7000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                           --------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____________

    If this form is a post-effective amendment filed pursuant to
Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____________
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

            TITLE OF EACH CLASS                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
               OF SECURITIES                     AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
              TO BE REGISTERED                   REGISTERED(1)          PER UNIT         OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $.01 par value................        723,675              $19.53             $14,133,373            $3,534

(1) This Registration Statement covers the maximum number of shares of the common stock of the Registrant which is expected to be issued in connection with the Merger.

(2) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the average of the bid and asked prices of the First Deposit Bancshares, Inc. common stock as of March 7, 2001.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         FIRST DEPOSIT BANCSHARES, INC.
                            8458 CAMPBELLTON STREET
                          DOUGLASVILLE, GEORGIA 30134

                            ------------------------

To the Shareholders of
First Deposit Bancshares, Inc.                                            , 2001

    I am pleased to invite you to attend a special meeting of the shareholders
of First Deposit Bancshares, Inc. ("First Deposit") to be held at             ,
            , on             , 2001, at       , local time.

    At the meeting, you will be asked to consider and vote on the merger agreement among First Deposit and Community First Banking Company ("Community First") and their respective bank subsidiaries, Douglas Federal Bank ("Douglas Federal") and Community First Bank. The merger agreement provides that First Deposit and Douglas Federal will merge with and into Community First Bank, with the existing banking offices of Douglas Federal becoming branches of Community First Bank. In the merger, you will be able to elect to receive, in exchange for each share of First Deposit common stock you own, either $19.375 in cash or
0.94512 shares of Community First common stock. This election will be subject to the requirement that a maximum of 723,675 shares of Community First common stock will be issued to First Deposit shareholders in connection with the merger. To the extent that First Deposit shareholders elect to receive more aggregate stock or cash consideration than is permitted by the merger agreement, pro rata allocations will be made.

    Your Board of Directors believes that the merger will have many benefits and that the merger is in the best interests of First Deposit and its shareholders. Your Board of Directors unanimously approved the merger agreement and recommends that you approve the merger agreement. Consummation of the merger is subject to certain conditions, including approval of the merger agreement by the holders of a majority of the outstanding shares of First Deposit common stock and by the holders of a majority of the shares of Community First common stock represented at its shareholders' meeting and entitled to vote on the merger, and approval of the merger by various regulatory agencies.

    The accompanying Joint Proxy Statement/Prospectus provides detailed information about the proposed merger. You should read this entire document carefully. You can also get information about the parties to the merger from the Securities and Exchange Commission.

    Whether or not you plan to attend the meeting in person, you are urged to complete, sign, and promptly return the enclosed proxy card. If you attend the meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed merger with Community First is a significant step for us and your vote on this matter is of great importance.

    ON BEHALF OF THE BOARD OF DIRECTORS, I STRONGLY URGE YOU TO VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

                                          Sincerely,

                                          J. David Higgins
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.
--------------------------------------------------------------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR MATERIAL RISKS YOU SHOULD CONSIDER IN CONNECTION WITH THE MERGER.

       This Joint Proxy Statement/Prospectus is dated             , 2001
    and is first being mailed to shareholders on or about             , 2001

                        COMMUNITY FIRST BANKING COMPANY
                                110 DIXIE STREET
                           CARROLLTON, GEORGIA 30117

To the Shareholders of                                                    , 2001

Community First Banking Company:

    I am pleased to invite you to attend the annual meeting of the shareholders of Community First Banking Company ("Community First"), to be held at Community First Bank's main office, located at 110 Dixie Street, Carrollton, Georgia 30117
on             , 2001, at       local time. At the meeting, you will be asked to
consider and vote on the merger agreement among Community First and First Deposit Bancshares, Inc. ("First Deposit") and their respective bank subsidiaries, Community First Bank and Douglas Federal Bank, FSB ("Douglas Federal"). The merger agreement provides that First Deposit and Douglas Federal will merge with and into Community First Bank, with the existing banking offices of Douglas Federal becoming branches of Community First Bank. In the merger, First Deposit shareholders will be able to elect to receive, in exchange for each share of First Deposit common stock they own, either $19.375 in cash or
0.94512 shares of Community First common stock. This election will be subject to the requirement that a maximum of 723,675 shares of Community First common stock will be issued to First Deposit shareholders in connection with the merger. To the extent that First Deposit shareholders elect to receive more aggregate stock or cash consideration than is permitted by the merger agreement, pro rata allocations will be made.

    Your Board believes that the merger will have many benefits and is in the best interests of Community First and its shareholders. Your Board of Directors unanimously approved the merger agreement and recommends that you approve the merger agreement. Consummation of the merger is subject to certain conditions, including approval of the merger agreement by the holders of a majority of the shares of Community First common stock represented at the meeting and entitled to vote on the merger and by the holders of a majority of the outstanding shares of First Deposit common stock, and approval of the merger by various regulatory agencies.

    In addition to voting on the merger, we will elect three Class I directors to serve a three-year term commencing at the annual meeting. We will also vote on the ratification of Porter Keadle Moore, LLP as our independent public accountants for fiscal 2001.

    The accompanying Joint Proxy Statement/Prospectus provides detailed information about the proposed merger, the election of directors and the ratification of our independent public accountants. You should read this entire document carefully. You can also get information about the parties to the merger from the Securities and Exchange Commission.

    Whether or not you plan to attend the meeting, you are urged to complete, sign and promptly return the enclosed proxy card. If you attend the meeting, you may vote in person if you wish, even if you previously have returned your proxy card.

    ON BEHALF OF THE BOARD OF DIRECTORS, I STRONGLY URGE YOU TO VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, FOR THE ELECTION AS CLASS I DIRECTORS OF THE NOMINEES LISTED IN THE JOINT PROXY STATEMENT/PROSPECTUS, AND FOR THE RATIFICATION OF OUR INDEPENDENT PUBLIC ACCOUNTANTS BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEMS ONE THROUGH THREE.

    We look forward to seeing you at the meeting.

                                          Sincerely,
                                          Gary D. Dorminey
                                          President and Chief Executive Officer

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THE JOINT PROXY STATEMENT/ PROSPECTUS OR IN DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

    THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

    INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS ABOUT COMMUNITY FIRST BANKING COMPANY AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY COMMUNITY FIRST BANKING COMPANY, AND INFORMATION ABOUT FIRST DEPOSIT BANCSHARES, INC. AND ITS SUBSIDIARIES HAS BEEN SUPPLIED BY FIRST DEPOSIT BANCSHARES, INC.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

    Each company makes forward-looking statements in this document, and in our public documents to which we refer, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the combined company after the merger. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You should consider these risks, as well as the risks listed in "Risk Factors" on page 15, when you vote on the merger. These possible events or factors include the following:

    (1) our revenues after the merger could be lower than we expect, we could lose more deposits, customers or business than we expect, or our operating costs after the merger could be greater than we expect;

    (2) competition among depository and other financial institutions is likely to increase, and could increase more than we expect;

    (3) we may have more trouble obtaining regulatory approvals for the merger than we expect;

    (4) we may have more trouble integrating our businesses or retaining key personnel than we expect;

    (5) our cost savings from the merger could be less than we expect, or we could be unable to obtain those cost savings as soon as we expect;

    (6) changes in the interest rate environment could reduce our margins;

    (7) general economic or business conditions could be worse than we expect;

    (8) legislative or regulatory changes may adversely affect our business;

    (9) technological changes and systems integration may be harder to make or more expensive than we expect; and

   (10) adverse changes could occur in the securities markets.

                         FIRST DEPOSIT BANCSHARES, INC.
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD              , 2001

    First Deposit Bancshares, Inc. ("First Deposit") will hold a Special Meeting
of Shareholders at      , on             , 2001, at       , local time, to vote
on:

    (1) The Agreement and Plan of Merger, dated as of January 18, 2001 (the "Merger Agreement"), among First Deposit, Douglas Federal Bank ("Douglas Federal"), Community First Banking Company ("Community First") and Community First Bank. The Merger Agreement provides that First Deposit and Douglas Federal will merge with and into Community First Bank, with First Deposit shareholders receiving, at their election and subject to certain allocation provisions, either $19.375 in cash or 0.94512 shares of Community First common stock in the merger in exchange for each of their shares of First Deposit common stock. The Merger Agreement is more fully described in the accompanying Joint Proxy Statement/Prospectus, and a copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as APPENDIX A.

    (2) Any other business as may come properly before the Special Meeting, or any adjournments or postponements.

    Only shareholders who hold First Deposit stock at the close of business on
            , 2001, will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Approval of the Merger Agreement and the transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of First Deposit common stock.

    The First Deposit Board of Directors unanimously recommends that shareholders vote FOR approval of the Merger Agreement.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          J. David Higgins
                                          President and Chief Executive Officer

Douglasville, Georgia
            , 2001

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

                            ------------------------

    EACH SHAREHOLDER HAS THE RIGHT TO DISSENT FROM THE MERGER AGREEMENT AND DEMAND PAYMENT OF THE FAIR VALUE OF HIS OR HER SHARES IN CASH IF THE MERGER IS CONSUMMATED. THE RIGHT OF ANY SHAREHOLDER TO RECEIVE SUCH PAYMENT IS CONTINGENT UPON STRICT COMPLIANCE WITH THE REQUIREMENTS OF TITLE 14, CHAPTER 2, ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE. THE FULL TEXT OF TITLE 14, CHAPTER 2,
ARTICLE 13, THAT DESCRIBES YOUR RIGHT TO DISSENT IS INCLUDED AS APPENDIX B TO THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. SEE "DESCRIPTION OF MERGER--DISSENTERS' RIGHTS" IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, PAGE 34.

                        COMMUNITY FIRST BANKING COMPANY
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD              , 2001

    Community First Banking Company ("Community First") will hold its Annual Meeting of Shareholders at the main office of Community First Bank located at
110 Dixie Street, Carrollton, Georgia 30117 on             , 2001 at       ,
local time, to vote on:

    (1) The Agreement and Plan of Merger, dated as of January 18, 2001 (the "Merger Agreement"), among First Deposit Bancshares, Inc. ("First Deposit"), Douglas Federal Bank, FSB ("Douglas Federal"), Community First and Community First Bank. The Merger Agreement provides that First Deposit and Douglas Federal will merge with and into Community First Bank, with First Deposit shareholders receiving, at their election and subject to certain allocation provisions, either $19.375 in cash or 0.94512 shares of Community First common stock in the merger in exchange for each of their shares of First Deposit common stock. The Merger Agreement is more fully described in the accompanying Joint Proxy Statement/Prospectus, and a copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as APPENDIX A.

    (2) To elect three Class I directors to serve a three-year term expiring at the 2004 Annual Meeting of Shareholders and upon the election and qualification of their successors;

    (3) To ratify the appointment of Porter Keadle Moore, LLP as our independent public accountants for fiscal 2001; and

    (4) Any other business as may come properly before the Annual Meeting, or any adjournments or postponements.

    Only shareholders who hold Community First stock at the close of business on
            , 2001, will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Approval of the Merger Agreement and the transactions contemplated therein requires the affirmative vote of the holders of a majority of the shares of Community First common stock represented at the Annual Meeting and entitled to vote on the merger. To be elected, a director must receive more votes than any other nominee for the same seat on the Board. To ratify the appointment of Porter Keadle Moore, LLP, the number of shares voted in favor of the proposal must exceed the number of shares voted against the proposal.

    The Community First Board of Directors unanimously recommends that shareholders vote FOR approval of the Merger Agreement, FOR the election as Class I directors of the nominees listed in the Joint Proxy Statement/Prospectus and FOR the ratification of the appointment of Porter Keadle Moore, LLP.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Gary D. Dorminey
                                          President and Chief Executive Officer

Carrollton, Georgia
            , 2001

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1
JOINT PROXY STATEMENT/PROSPECTUS SUMMARY....................      4
  The Companies.............................................      4
  Summary of the Merger.....................................      4
  Comparative Per Share Data................................     10
SUMMARY FINANCIAL DATA......................................     12
SELECTED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA....     14
RISK FACTORS................................................     15
SPECIAL MEETING OF FIRST DEPOSIT SHAREHOLDERS...............     18
  Date, Place, Time, and Purpose............................     18
  Record Date, Voting Rights, Required Vote, and
    Revocability Of Proxies.................................     18
ANNUAL MEETING OF COMMUNITY FIRST SHAREHOLDERS..............     19
  Date, Place, Time, and Purpose............................     19
  Record Date, Voting Rights, Required Vote, and
    Revocability Of Proxies.................................     19
DESCRIPTION OF THE MERGER...................................     20
  Overview..................................................     20
  Background of and Reasons for the Merger..................     22
  Opinion of First Deposit's Financial Advisor..............     25
  Effective Date of the Merger..............................     30
  Distribution of Community First Certificates and Cash.....     30
  Conditions to Consummation of the Merger..................     32
  Regulatory Approvals......................................     33
  Waiver, Amendment, and Termination........................     33
  Dissenters' Rights........................................     34
  Conduct of Business Pending the Merger....................     37
  Management and Operations After the Merger; Interests of
    Certain Persons in the Merger...........................     39
  Certain Federal Income Tax Consequences...................     41
  Accounting Treatment......................................     43
  Expenses and Fees.........................................     44
  Resales of Community First Common Stock...................     44
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS..............     45
  Authorized Capital Stock..................................     45
  Board of Directors........................................     46
  Removal of Directors......................................     47
  Vote Required for Shareholder Approval....................     47
  Special Meetings of Shareholders..........................     48
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................     48
  Market Prices.............................................     48
  Shareholders of Record....................................     49
  Dividend Policy...........................................     49
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION................     51
  Explanation of Proforma Adjustments.......................     52
DESCRIPTION OF FIRST DEPOSIT................................     54
  Overview..................................................     54
  Employees.................................................     58
  Regulation and Supervision of First Deposit and Douglas
    Federal.................................................     58
  Description of Property...................................     59
  Legal Proceedings.........................................     59
  First Deposit Selected Financial Data.....................     60
  First Deposit's Management's Discussion and Analysis or
    Plan of Operations......................................     60
  Liquidity and Capital Resources...........................     66

  Securities Portfolio......................................     67
  Loan Porfolio.............................................     68
  Risk Elements.............................................     69
  Summary of Loan Loss Experience...........................     70
  Deposits..................................................     71
  Return on Equity and Assets...............................     72
  Quantitative and Qualitative Disclosures about Market
    Risk....................................................     72
  First Deposit Quarterly Financial Data....................     74
BENEFICIAL OWNERSHIP OF FIRST DEPOSIT COMMON STOCK..........     74
DESCRIPTION OF COMMUNITY FIRST..............................     76
  Employees.................................................     77
  Supervision and Regulation of Community First and
    Community First Bank....................................     77
  Accounting Pronouncements.................................     77
  Properties................................................     78
  Legal Proceedings.........................................     78
  Community First Selected Financial Data...................     79
  Community First's Management's Discussion and Analysis and
    Results of Operations...................................     80
  Liquidity and Capital Resources...........................     95
  Quantitative and Qualitative Disclosures About Market
    Risk....................................................     96
  Community First Quarterly Financial Data..................     98
BENEFICIAL OWNERSHIP OF COMMUNITY FIRST COMMON STOCK........     99
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF
  COMMUNITY FIRST...........................................    101
COMMUNITY FIRST MANAGEMENT..................................    102
COMMUNITY FIRST EXECUTIVE COMPENSATION......................    104
COMMUNITY FIRST PERFORMANCE GRAPH...........................    110
COMMUNITY FIRST TRANSACTIONS WITH RELATED PARTIES...........    110
COMMUNITY FIRST ADDITIONAL ANNUAL MEETING PROPOSALS.........    112
  Proposal One: Election of Directors.......................    112
  Proposal Two: Ratification of Appointment of Independent
    Accountants.............................................    112
  Shareholder Proposals.....................................    113
SUPERVISION AND REGULATION..................................    114
  Bank Holding Companies....................................    114
  The Subsidiary Banks......................................    115
EXPERTS.....................................................    121
LEGAL MATTERS...............................................    121
OTHER MATTERS...............................................    121
WHERE YOU CAN FIND MORE INFORMATION ABOUT COMMUNITY FIRST
  AND FIRST DEPOSIT.........................................    121
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................    F-1

APPENDIX A    AGREEMENT AND PLAN OF MERGER..................    A-1
APPENDIX B    DISSENTERS' RIGHTS............................    B-1
APPENDIX C    FAIRNESS OPINION..............................    C-1
APPENDIX D    COMMUNITY FIRST AUDIT COMMITTEE CHARTER.......    D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL HAPPEN IN THE MERGER?

A: The businesses and operations of Community First and First Deposit will be combined into Community First as a single, larger company. The existing banking offices of Douglas Federal will become branches of Community First Bank.

Q: AS A FIRST DEPOSIT SHAREHOLDER, HOW WILL I BE AFFECTED BY THE MERGER?

A: If the merger is completed, you will receive, at your election, either
    $19.375 in cash or 0.94512 shares of Community First common stock in exchange for each share of First Deposit common stock that you own. If too many First Deposit shareholders elect either stock or cash, you may receive a portion of the consideration in the form that you did not elect. If you elect to receive stock, any fractional shares that you are entitled to will be paid in cash. If you own fewer than 100 shares of First Deposit common stock and fail to make a proper election between stock and cash, you will receive cash in exchange for your First Deposit common stock.

Q: AS A FIRST DEPOSIT SHAREHOLDER, MAY I ELECT TO RECEIVE A COMBINATION OF
    COMMUNITY FIRST COMMON STOCK AND CASH FOR MY SHARES OF FIRST DEPOSIT COMMON STOCK?

A: Yes. The election form that you will receive after the merger has been completed will allow you to designate which percentage of your shares of First Deposit common stock you wish to exchange for cash and which percentage of your shares you wish to exchange for Community First common stock. There is no guarantee, however, that those exact percentages will be reflected in the consideration you actually receive. See "What happens if First Deposit shareholders elect to receive more aggregate stock or cash than is permitted by the merger agreement?" below.

Q: AS A COMMUNITY FIRST SHAREHOLDER, HOW WILL I BE AFFECTED BY THE MERGER?

A: You will continue to hold your shares of Community First common stock.
    Because Community First will be issuing additional shares of common stock in the merger, the percentage of the outstanding Community First common stock that you will own after the merger will be lower than it is now.

Q: WHAT WILL COMMUNITY FIRST ISSUE IN THE MERGER?

A: Community First will issue a total of 723,675 shares of its common stock and $14,835,331 in cash in exchange for all of the outstanding shares of First Deposit common stock and will pay $7.50 in cash for each share represented by unexercised First Deposit stock options at the closing of the merger. Community First will increase the total cash consideration issued in the merger by $11.875 for each First Deposit stock option that is exercised between the date of the merger agreement and the closing of the merger.

Q: WHAT HAPPENS IF FIRST DEPOSIT SHAREHOLDERS ELECT TO RECEIVE MORE AGGREGATE
    STOCK OR CASH THAN IS PERMITTED BY THE MERGER AGREEMENT?

A: The merger agreement provides that exactly 723,675 shares of Community First common stock will be issued in exchange for First Deposit common stock. Therefore, if too high a percentage of First Deposit shareholders elect to receive stock, each First Deposit shareholder that elected stock will likely receive cash instead of stock for a portion of the Community First common stock that he or she might otherwise have received. If, on the other hand, too high a percentage of First Deposit shareholders elect to receive cash, each First Deposit shareholder that elected cash will likely receive Community First stock instead of cash for a portion of the cash that he or she might otherwise have received. The portion represented by common stock will be calculated based on your proportionate ownership of the outstanding First Deposit common stock, and the exchanges will be made in the ratios as described in the second question above. In no event will you receive less than 50% of your merger consideration in Community First common stock if you elect to receive all stock or less than 50% in cash if you elect to receive all cash.

Q: WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed envelope as soon as possible so that your shares will be represented at your company's shareholders' meeting even if you cannot attend.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: You may send in a later-dated proxy card or attend your company's shareholders' meeting and vote your shares in person. If you have already mailed your proxy card and want to vote in person, before the meeting please notify the Secretary of Community First if you are a Community First shareholder or the Secretary of First Deposit if you are a First Deposit shareholder.

Q: SHOULD FIRST DEPOSIT SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Community First will send you an election form containing written instructions for exchanging your First Deposit common stock certificates for Community First common stock certificates and/or cash.

Q: WHAT ARE THE TAX CONSEQUENCES TO ME?

A: We expect that the exchange of common stock by First Deposit shareholders for shares of Community First common stock generally will be tax-free to First Deposit, Community First, and the First Deposit shareholders for U.S. federal income tax purposes. However, any cash that is received by a First Deposit shareholder, whether by election, allocation or in lieu of fractional shares, will likely be taxable. If you are a dissenting shareholder of First Deposit and receive a cash payment for your First Deposit shares, you will have to pay taxes on all or a portion of the cash you receive.

    Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

Q: WHAT HAPPENS WHEN THE MARKET PRICE OF COMMUNITY FIRST COMMON STOCK
    FLUCTUATES?

A: The market price of Community First common stock will fluctuate before and after the merger is completed. The number of shares that a First Deposit shareholder will receive, however, is not based on the market price of Community First common stock, so increases or decreases in the price of Community First common stock will have no effect on the number of Community First shares that a First Deposit shareholder is entitled to. You can obtain current market prices for shares of Community First common stock on the Nasdaq Stock Market under the symbol "CFBC."

Q: WHEN WILL THE MERGER BE COMPLETED?

A: If the shareholders approve the merger, we expect to complete the merger during the second quarter of 2001. There could be delays.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: First Deposit shareholders should contact:

           First Deposit Bancshares, Inc.
           Attn: J. David Higgins, President and Chief Executive Officer 8458 Campbellton Street
           Douglasville, Georgia 30134
           Telephone (770) 942-5108

    Community First shareholders should contact:

           Community First Banking Company
           Attn:  C. Lynn Gable
           110 Dixie Street
           Carrollton, Georgia 30117
           Telephone (770) 834-1071

    Please rely only on the information in this Joint Proxy
Statement/Prospectus. We have not authorized anyone to provide you with different information.

                    JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT/PROSPECTUS. BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE JOINT PROXY STATEMENT/PROSPECTUS AND ITS APPENDICES CAREFULLY BEFORE YOU DECIDE TO VOTE.

THE COMPANIES

    (Page 54 for First Deposit and Douglas Federal, Page 76 for Community First and Community First Bank)

                         FIRST DEPOSIT BANCSHARES, INC.
                           DOUGLAS FEDERAL BANK, FSB
                            8458 Campbellton Street
                          Douglasville, Georgia 30134
                                 (770) 942-5108

    First Deposit Bancshares, Inc. is a bank holding company headquartered in Douglasville, Georgia. First Deposit is the sole shareholder of Douglas Federal Bank. Douglas Federal has a main office in downtown Douglasville, Georgia and a full-service branch office approximately 10 miles from the main office. It offers a broad range of banking and banking-related services. As of December 31, 2000, First Deposit's total assets were approximately
$141.4 million, deposits were approximately $94.2 million and shareholders' equity was approximately $24.8 million.

                        COMMUNITY FIRST BANKING COMPANY
                              COMMUNITY FIRST BANK
                                110 Dixie Street
                           Carrollton, Georgia 30117
                                 (770) 834-1071

    Community First Banking Company is a bank holding company headquartered in Carrollton, Georgia. Community First is the sole shareholder of Community First Bank, which has three subsidiaries that offer insurance, securities brokerage and consumer finance services. Community First Bank offers a full array of retail banking services through seven banking offices in western Georgia. As of December 31, 2000, Community First's total assets were approximately
$394.5 million, deposits were approximately $312.2 million, and shareholders' equity was approximately $31.7 million.

SUMMARY OF THE MERGER

THE MERGER (Page 20)

    The Merger Agreement provides for the acquisition of First Deposit and Douglas Federal by Community First through the merger of First Deposit and Douglas Federal into Community First Bank.

    A copy of the merger agreement is included as APPENDIX A to this Joint Proxy Statement/ Prospectus. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

WHAT FIRST DEPOSIT SHAREHOLDERS WILL RECEIVE (Page 20)

    In the merger, First Deposit shareholders will be able to elect to receive, in exchange for each share of First Deposit common stock they own, either $19.375 in cash or 0.94512 shares of Community First common stock. This election will be subject to the requirement that a maximum of 723,675 shares of Community First common stock will be issued in exchange for the outstanding shares of First Deposit common stock. The remainder of the merger consideration, $14,835,331, will be paid in cash.

Community First will pay $7.50 in cash for each share represented by unexercised First Deposit stock options at the closing of the merger. Community First will increase the total cash consideration issued in the merger by $11.875 for each First Deposit stock option that is exercised between the date of the merger agreement and the closing of the merger. To the extent that First Deposit shareholders elect to receive more aggregate stock or cash consideration than is permitted by the merger agreement, pro rata allocations will be made.

    First Deposit shareholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares based on the market value of Community First common stock. The market value will be determined by the last sale price of Community First common stock on the Nasdaq Stock Market on the last trading day before the merger becomes effective.

    Once the merger is complete, Community First's transfer agent will mail you an election form containing written instructions for exchanging your First Deposit common stock certificates for Community First common stock certificates and/or cash.

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU ARE INSTRUCTED TO DO SO
  AFTER THE MERGER.

OUR REASONS FOR THE MERGER (Page 23)

    The First Deposit Board of Directors unanimously approved the merger agreement. In deciding to approve the merger agreement, the First Deposit Board of Directors considered a number of factors, including:

    1. The current and prospective economic and competitive environment facing financial institutions;

    2.  The Board's review of alternatives to the merger;

    3. The business, operations, earnings, and financial condition, including the capital levels and asset quality, of Community First Bank on both an historical and prospective basis;

    4. The geographic and business fit of Community First and First Deposit's respective banking operations;

    5. The terms of the merger agreement and the opinion of Trident Securities, a division of McDonald Investments, Inc., that the terms of the merger agreement are fair to the First Deposit shareholders from a financial point of view;

    6.  The financial advice rendered by Trident Securities;

    7. The expectation that the merger would be tax-free for federal income tax purposes for First Deposit's shareholders (other than with respect to cash received in the merger, including any cash paid in lieu of fractional shares);

    8. The liquidity of Community First's common stock, including the fact that such stock is traded on the Nasdaq Stock Market; and

    9. The strong likelihood that regulatory approval for the merger would be obtained.

    The Community First Board of Directors unanimously approved the merger agreement. In deciding to approve the merger agreement, the Community First Board of Directors considered a number of factors, including:

    1. The current and prospective economic and competitive environment facing financial institutions;

    2. The business, operations, earnings, and financial condition, including the capital levels and asset quality, of First Deposit on both an historical and prospective basis;

    3. The geographic and business fit of Community First and First Deposit's respective banking operations;

    4. The likelihood that regulators will approve the merger without undue conditions or delay,

    5. The financial and nonfinancial terms of the merger, including the treatment of the merger as a tax-free exchange of First Deposit common stock for Community First common stock for federal income tax purposes; and

    6. The compatibility and the community bank orientation of Community First and First Deposit.

    The Boards of Directors of First Deposit and Community First believe that the merger will result in a company with expanded opportunities for profitable growth and that their combined resources and capital will provide greater ability to compete in the changing and competitive financial services industry.

RECOMMENDATIONS TO SHAREHOLDERS (Page 24 for First Deposit; pages 24, 112 and
  113 for Community First)

    The First Deposit Board believes that the proposed merger is in the best interests of First Deposit and its shareholders. The First Deposit Board unanimously recommends that its shareholders vote FOR approval of the merger agreement.

    Community First's Board believes that the proposed merger is in the best interests of Community First and its shareholders. The Community First Board unanimously recommends that its shareholders vote FOR approval of the merger agreement. It also recommends that they vote FOR the election of the nominated Class I directors and FOR the ratification of Porter Keadle Moore, LLP as independent public accountants for 2001.

SHAREHOLDERS' MEETINGS (Pages 18 and 19)

    The special meeting of First Deposit shareholders will be held at       , on
            , 2001, at       , local time. The First Deposit Board of Directors
is soliciting proxies for use at the meeting. At the meeting, the Board of Directors will ask the First Deposit shareholders to vote on a proposal to approve the merger agreement.

    The annual meeting of Community First shareholders will be held at the main office of Community First Bank, located at 110 Dixie Street, Carrollton, Georgia
30117 on             , 2001 at       , local time. The Community First Board of
Directors is soliciting proxies for use at the annual meeting. At the meeting, the Board of Directors will ask the Community First shareholders to vote on proposals to approve the merger agreement, to elect Class I directors for a three-year term and to ratify the appointment of Porter Keadle Moore, LLP as Community First's independent public accountants for 2001.

RECORD DATES FOR SHAREHOLDERS' MEETINGS (Pages 18 and 19)

    You may vote at the First Deposit special meeting if you owned First Deposit
common stock as of the close of business on             , 2001. You will have
one vote for each share of First Deposit common stock you owned on that date. You can revoke your proxy at any time prior to the vote at the meeting.

    You may vote at the Community First annual meeting if you owned Community
First common stock as of the close of business on             , 2001. You will
have one vote for each share of Community First common stock you owned on that date. You can revoke your proxy at any time prior to the vote at the meeting.

VOTE REQUIRED (Pages 18 and 19)

    FIRST DEPOSIT. In order to approve the merger, shareholders holding a majority of the outstanding shares of First Deposit common stock must vote to approve the merger agreement. As of the First Deposit record date, all directors and executive officers of First Deposit as a group ( persons) could vote
approximately       shares of First Deposit common stock, constituting
approximately   % of the total number of shares outstanding at that date. The
First Deposit directors and executive officers have committed to vote their shares of First Deposit common stock in favor of the merger. Community First does not hold any shares of First Deposit common stock.

    COMMUNITY FIRST. In order to approve the merger, shareholders holding a majority of the shares of Community First common stock represented at the annual meeting and entitled to vote on the merger must approve the merger agreement. As of the Community First record date, all directors and executive officers of
Community First as a group (  persons) could vote approximately       shares of
Community First common stock, constituting approximately   % of the total number
of shares outstanding at that date. First Deposit does not hold any shares of Community First common stock.

REGULATORY APPROVALS (Page 33)

    We cannot complete the merger until we receive the approval of the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance and the Board of Governors of the Federal Reserve System. The FDIC and the Georgia Department of Banking and Finance must approve First Deposit's application to become a bank holding company in connection with Douglas Federal's application to convert from a federal savings association to a Georgia chartered commercial bank. Both First Deposit and Community First, together with their respective bank subsidiaries, have filed the necessary regulatory applications. It is possible, however, that the regulatory approvals will impose conditions or restrictions that Community First or First Deposit believes materially and adversely affect the economic or business benefits of the merger.

CONDITIONS TO THE MERGER (Page 32)

    The completion of the merger depends upon Community First and First Deposit satisfying a number of conditions, including:

    1. The First Deposit and Community First shareholders must approve the merger agreement;

    2. Community First and First Deposit must receive a legal opinion confirming the tax-free nature of the merger; and

    3. Community First and First Deposit must receive all required regulatory approvals and any waiting periods required by law must have passed.

TERMINATION OF THE MERGER AGREEMENT (Page 33)

    Either Community First or First Deposit can terminate the merger agreement without completing the merger if, among other things, any of the following occurs:

    1.  the merger is not completed by June 30, 2001;

    2. the shareholders of First Deposit or Community First do not approve the merger; or

    3. the other party materially breaches or fails to comply with any of its representations, warranties or obligations under the merger agreement.

    If the merger is not consummated, Community First will continue to operate as a bank holding company under its present management and First Deposit will operate as a bank holding company under its present management.

DISSENTERS' RIGHTS (Page 34 and APPENDIX B)

    The Georgia Business Corporation Code (the "Georgia Code") provides that a First Deposit shareholder may receive cash for the "fair value" of his or her shares if that shareholder does not vote in favor of the merger and complies with certain notice requirements and other procedures. If you wish to dissent, you must follow specific procedures to exercise the right to dissent or the right to dissent may be lost. The procedures to exercise dissenters' rights are described in this Joint Proxy Statement/ Prospectus and the provisions of the Georgia Code that describe the procedures are attached as APPENDIX B.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER THAT ARE DIFFERENT FROM YOURS
  (Page 39)

    Certain members of First Deposit's management and Board of Directors have interests in the merger that are different from yours. The Community First and First Deposit Boards of Directors were aware of these interests and considered them when approving the merger agreement. First Deposit's Chairman, Danny A. Belyeu, will be elected as a director of Community First and Community First Bank upon the closing of the merger. Community First will also honor the terms of existing employment agreements between First Deposit and Alpha A. Fowler, Jr., J. David Higgins, John L. King, Patricia Owen and Michael Coggin.

    The merger agreement also states that Community First will indemnify the First Deposit directors and officers and keep in force for a period of five years after the merger a directors' and officers' liability insurance policy covering acts or omissions occurring prior to the merger. Community First has also agreed to provide the officers and employees of First Deposit with certain employee benefits that Community First already provides to its officers and employees.

IMPORTANT FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (Page 41)

    We expect that Community First, First Deposit and their shareholders will not recognize any gain or loss for U.S. federal income tax purposes in the merger, except in connection with any cash that First Deposit shareholders receive. Both companies have received a legal opinion that this will be the case. This legal opinion is filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. The opinion will not bind the Internal Revenue Service, which could take a different view. This tax treatment will not apply to any First Deposit shareholder who exercises dissenters' rights. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you individually.

FAIRNESS OPINION (Page 25)

    First Deposit hired Trident Securities to act as its financial advisor in connection with the merger. Trident is an experienced business and financial advisor to banks and savings associations. Trident will receive a fee for its services, a significant portion of which is contingent upon consummation of the merger. Trident has given First Deposit its written opinion that the merger is fair to the shareholders from a financial point of view. Its opinion is attached as APPENDIX C.

ACCOUNTING TREATMENT OF THE MERGER (Page 43)

    Community First and First Deposit intend for the merger to be accounted for as a "purchase" which means that, for accounting and financial reporting purposes, the assets and liabilities of First Deposit as of the effective time of the merger will be recorded at their respective fair values and added to those of Community First. Community First's financial statements issued after the merger would reflect such values and would not be restated retroactively to reflect First Deposit's historical financial position or results of operations.

COMPARATIVE MARKET PRICES OF COMMON STOCK (Page 48)

    The Community First common stock is traded on the Nasdaq Stock Market under the symbol "CFBC." The First Deposit common stock is traded on the
Over-the-Counter ("OTC") Bulletin Board under the symbol "FDBI." On       ,
2001, there were   shareholders of record of First Deposit common stock and
      shareholders of record of Community First common stock.

    The following table lists:

    - the last reported sales prices of the Community First and First Deposit common stock on January 18, 2001, the last trading day prior to public announcement of the merger;

    - the last reported sales prices of the Community First and First Deposit
      common stock on             , 2001, the latest practicable date prior to
      the mailing of this Joint Proxy Statement/Prospectus; and

    - the equivalent pro forma price per share of First Deposit common stock on each indicated date, which represents the Community First stock price listed for that date multiplied by the merger stock exchange ratio of 0.94512.

                                                                               FIRST DEPOSIT
                                                  COMMUNITY FIRST   -----------------------------------
                                                  ---------------                      EQUIVALENT
                                                    PRICE/SHARE     PRICE/SHARE   PRO FORMA PRICE/SHARE
                                                  ---------------   -----------   ---------------------
January 18, 2001:...............................      $20.50           $15.75            $19.375
         , 2001:................................      $                $                 $

DIVIDENDS AFTER THE MERGER (Page 49)

    First Deposit paid a cash dividend on its common stock for the year ended December 31, 1999 and paid quarterly cash dividends during 2000. Community First pays regular cash dividends every quarter. Although Community First currently plans to continue to pay quarterly cash dividends, it cannot assure you that it will always pay dividends.

LISTING OF COMMUNITY FIRST COMMON STOCK (Page 31)

    Community First will list the shares of Community First common stock to be issued in connection with the merger on the Nasdaq Stock Market.

RISK FACTORS (Page 15)

    In determining whether to approve the merger agreement, you should consider the various risks associated with an investment in Community First common stock. These risks include:

    (1) we may have more trouble integrating our businesses or retaining key personnel and business than we expect;

    (2) there is a limited trading market for shares of Community First common stock;

    (3) there are restrictions on Community First's ability to pay dividends;

    (4) the combined company will be subject to substantial government regulation;

    (5) competition among depository and other financial institutions is strong;

    (6) Community First's Articles of Incorporation and Bylaws may prevent a takeover by another company;

    (7) our cost savings from the merger could be less than we expect, or we could be unable to obtain those cost savings as soon as we expect;

    (8) changes in the interest rate environment could reduce our margins;

    (9) general economic or business conditions could be worse than we expect;
        and

   (10) the market value of the Community First common stock

COMPARATIVE PER SHARE DATA

    The following table shows certain data relating to income, cash dividends, and book value on (1) an historical basis for Community First and First Deposit;
(2) an unaudited pro forma combined basis per share of Community First and First Deposit common stock, giving effect to the merger; and (3) an equivalent pro forma basis per share of First Deposit common stock, giving effect to the merger. The First Deposit and Community First pro forma combined information and the First Deposit pro forma equivalent information give effect to the merger on a purchase accounting basis and reflects the exchange ratio of 0.94512 shares of Community First common stock for each share of First Deposit common stock. This data should be read in conjunction with the unaudited pro forma condensed financial statements and the separate historical financial statements of Community First and First Deposit and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus. You should not rely on the pro forma information as being indicative of the historical results that we would have achieved or the future results we will achieve after the merger.

                                                                  AS OF AND
                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              ------------------
NET INCOME PER COMMON AND POTENTIAL COMMON SHARE--BASIC
  Community First historical................................        $ 1.90
  First Deposit historical..................................          1.05
  Community First and First Deposit pro forma combined(1)...          1.84
  First Deposit pro forma equivalent(2).....................          1.74

NET INCOME PER COMMON AND POTENTIAL COMMON SHARE--DILUTED
  Community First historical................................          1.90
  First Deposit historical..................................          1.04
  Community First and First Deposit pro forma combined(1)...          1.84
  First Deposit pro forma equivalent(2).....................          1.74

DIVIDENDS DECLARED PER COMMON SHARE OUTSTANDING AT PERIOD
  END
  Community First historical................................          0.745
  First Deposit historical..................................          0.32
  Community First and First Deposit pro forma
    combined(1)(4)..........................................          0.75
  First Deposit pro forma equivalent(3).....................          0.71

BOOK VALUE PER COMMON SHARE OUTSTANDING AT PERIOD END
  Community First historical(5).............................         10.76
  First Deposit historical(5)...............................         17.82
  Community First and First Deposit pro forma
    combined(1)(6)..........................................         12.49
  First Deposit pro forma equivalent(2).....................         11.80

------------------------

(1) Represents the pro forma combined information of Community First and First Deposit as if the merger was consummated at the beginning of the period, and was accounted for as a purchase.

(2) Represents the pro forma combined per common share amounts multiplied by the exchange ratio of 0.94512 shares of Community First common stock for each share of First Deposit common stock.

(3) Represents historical dividends declared per share by Community First multiplied by the exchange ratio of 0.94512 shares of Community First common stock for each share of First Deposit common stock.

(4) Represents historical dividends paid by Community First, as it is assumed that Community First will not change its dividend policy as a result of the merger.

(5) Historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period.

(6) Community First and First Deposit anticipate that they will incur combined direct transaction costs estimated to be $700,000 associated with the merger. The pro forma book value per share data gives effect to such estimated costs resulting in a $0.20 charge, net of tax, as if such costs had been incurred as of December 31, 2000. These costs are not included in the pro forma income per share data. See "Pro Forma Financial Information."

                             SUMMARY FINANCIAL DATA

    The following tables present selected historical financial information for Community First and First Deposit and are derived from the consolidated financial statements (and related notes) of Community First and First Deposit contained in this Joint Proxy Statement/Prospectus. This information is only a summary and should be read in conjunction with each company's historical financial statements (and related notes), and other financial information contained in this Joint Proxy Statement/Prospectus.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                  AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------
                                             2000        1999        1998        1997        1996
                                           ---------   ---------   ---------   ---------   --------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
COMMUNITY FIRST ONLY

Interest Income..........................  $  34,000   $  30,556   $  32,220   $  31,453   $28,190
Interest Expense.........................     17,684      15,435      16,646      15,321    14,781
  Net Interest Income....................     16,316      15,121      15,574      16,132    13,409
Provision for Loan Losses................        825       1,015         782       2,067     1,143
  Net Interest Income After Provision....     15,491      14,106      14,792      14,065    12,266

Non-Interest Income......................      3,896       3,753       5,597       3,690     3,244
Non-Interest Expense.....................     11,493      17,576      16,038      17,670    15,276
Income Before Income Taxes...............      7,894         283       4,351          85       234
Provision for Income Taxes...............      2,535        (191)      1,348         (28)      (14)

Net Income...............................      5,359         474       3,003         113       248

Net Income Per Common and Potential
  Common Share:
  Basic..................................       1.90        0.18        0.87        0.03       N/A
  Diluted................................       1.90        0.17        0.82        0.03       N/A

Cash Dividends:
  Declared                                     2,127       1,243       1,100         666       N/A
  Per Share Outstanding at Period End....     0.7450      0.5125      0.3500      0.1500       N/A
Book Value at Period End--
  Per Share Outstanding at Period End....    10.7635      9.7505     10.1331     15.4118       N/A
Weighted Average Common and Potential
  Common Shares Outstanding:
  Basic..................................  2,822,384   2,598,186   3,448,006   4,445,821       N/A
  Diluted................................  2,822,384   2,791,270   3,679,461   4,445,821       N/A

Total Assets.............................    394,506     386,048     391,986     393,881   352,532
Other Borrowed Money.....................     46,148      61,029      47,945       6,395    18,295

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                  AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------
                                              2000         1999        1998       1997       1996
                                           ----------   ----------   --------   --------   --------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FIRST DEPOSIT ONLY

Interest Income..........................  $    9,930   $    7,917   $  7,162   $ 6,687    $ 6,011
Interest Expense.........................       5,437        4,117      4,226     3,783      3,276
  Net Interest Income....................       4,493        3,800      2,936     2,904      2,735
Provision for Loan Losses................          82           60        108        60        110
  Net Interest Income After Provision....       4,411        3,740      2,828     2,844      2,625
Non-Interest Income......................       1,187          822        764       412        660
Non-Interest Expense.....................       3,278        2,587      2,408     2,221      2,412
Income Before Income Taxes...............       2,320        1,975      1,184     1,035        873
Provision for Income Taxes...............         850          706        405       386        315

Net Income...............................       1,470        1,269        779       649        558

Net Income Per Common and Potential
  Common Share:
  Basic..................................        1.05          .88        N/A       N/A        N/A
  Diluted................................        1.04          .88        N/A       N/A        N/A

Cash Dividends:
  Declared                                        513          109        N/A       N/A        N/A
  Per Share Outstanding at Period End....         .32         .075        N/A       N/A        N/A
Book Value at Year End--
  Per Share Outstanding at Period End....       17.82        16.80        N/A       N/A        N/A
Weighted Average Common and Potential
  Common Shares Outstanding:
  Basic..................................   1,405,020    1,449,000        N/A       N/A        N/A
  Diluted................................   1,406,730    1,449,000        N/A       N/A        N/A

Total Assets.............................  $  141,422   $  117,910   $100,892   $91,600    $78,900
Other Borrowed Money.....................      21,500        9,000      5,000     6,000        750

            SELECTED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA

    The following selected unaudited pro forma financial data is derived from the unaudited pro forma condensed financial statements that give effect to the merger as of the dates and for the periods indicated, assuming the merger is accounted for as a purchase. This information should be read in conjunction with the unaudited pro forma financial information appearing elsewhere in this Joint Proxy Statement/Prospectus. You should not rely on the pro forma information as being indicative of the historical results that we would have achieved or the future results we will achieve after the merger. For purposes of the pro forma condensed balance sheet data, Community First's consolidated balance sheet at December 31, 2000 has been combined with First Deposit's balance sheet at that date and has been adjusted to reflect $700,000 (net of tax) of estimated costs of the transaction. For purposes of the pro forma condensed statement of income data, Community First's consolidated results of operations for the year ended December 31, 2000 have been combined with First Deposit's results of operations for that period.

                       SELECTED PRO FORMA FINANCIAL DATA
                (Dollars in thousands, except per share amounts)

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              ------------------
EARNINGS DATA
      Interest Income.......................................       $ 43,580
      Interest Expense......................................         22,901
                                                                   --------
      Net Interest Income...................................         20,679
      Provision for Loan Losses.............................           (907)
      Non-interest Income...................................          4,833
      Non-interest Expense..................................        (14,893)
      Income Taxes..........................................         (3,198)
                                                                   --------
      Net Income............................................       $  6,514
                                                                   ========

  Net Income per Common and Potential Common Share
      Basic.................................................       $   1.84
                                                                   ========
      Diluted...............................................       $   1.84
                                                                   ========

                                                                    AS OF
                                                              DECEMBER 31, 2000
                                                              -----------------
BALANCE SHEET DATA
      Total assets..........................................      $527,512
      Federal funds sold....................................           200
      Investment securities.................................        78,710
      Loans, net............................................       412,438
      Deposits..............................................       406,758
      Other borrowings......................................        67,848
      Stockholders' equity..................................        45,831

DIVIDEND DATA
      Cash dividends declared...............................      $  2,640
      Dividends per share...................................          0.75

                                  RISK FACTORS

    BY VOTING IN FAVOR OF THE MERGER, CURRENT FIRST DEPOSIT SHAREHOLDERS MAY BE CHOOSING TO INVEST IN COMMUNITY FIRST COMMON STOCK, AND CURRENT COMMUNITY FIRST SHAREHOLDERS WILL FACE DILUTION OF THEIR OWNERSHIP INTEREST IN COMMUNITY FIRST. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER ALL OF THE FOLLOWING RISK FACTORS RELATING TO THE PROPOSED MERGER, THE COMBINED COMPANY, AND COMMUNITY FIRST COMMON STOCK IN DECIDING WHETHER TO VOTE FOR THE MERGER AND THE RELATED ISSUANCE OF COMMUNITY FIRST SHARES.

IF COMMUNITY FIRST AND FIRST DEPOSIT ARE NOT SUCCESSFULLY INTEGRATED, THE COMBINED COMPANY'S BUSINESS MAY BE ADVERSELY AFFECTED

    Integrating Community First and First Deposit, and their respective bank subsidiaries, Douglas Federal and Community First Bank, may be a complex, time-consuming and expensive process. Before the merger, Community First and First Deposit and their respective subsidiaries operated independently, each with its own business, corporate culture, locations, employees, systems and customers. After the merger, they must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls, and human resource practices, including benefits, training and professional development programs. There may be difficulties, costs and delays involved in integrating the two companies, including distracting management from the business; potential incompatibility of corporate cultures; and costs and delays in implementing common systems and procedures.

OUR COSTS SAVINGS FROM THE MERGER COULD BE LESS THAN WE EXPECT, OR WE COULD BE UNABLE TO OBTAIN THOSE COST SAVINGS AS SOON AS WE EXPECT

    Because we have been unable to completely discuss our cost savings assumptions or analyses with First Deposit's management and because we have had limited access to First Deposit's internal information about its operations, we have primarily relied on publicly available information concerning First Deposit, our general knowledge of the markets in which we and First Deposit compete and our past experience with respect to our own operations. As a result, no assurance can be given that our estimated cost savings will be achieved or will occur in the time period anticipated. Furthermore, there can be no assurance that cost savings that are realized will not be offset by increases in other expenses, other charges to earnings or losses of revenue, including losses due to problems in integrating the First Deposit operations into Community First.

CHANGES IN THE INTEREST RATE ENVIRONMENT COULD REDUCE OUR MARGINS

    Community First's earnings and financial condition depend to a large degree upon net interest income, which is the difference between interest earned from loans and securities and interest paid on deposits and borrowings. In the early 1990s, many banking organizations experienced historically high spreads between the interest rates earned on loans and investments and the interest rates paid on deposits and borrowings. More recently, however, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressures, and we cannot predict whether these rate spreads will narrow even further. This narrowing of interest rate spreads could adversely affect Community First's earnings and financial condition. In addition, we cannot predict whether interest rates will continue to remain at present levels. Any increase in prevailing interest rates could adversely affect Community First's mortgage banking business because higher interest rates could cause customers to request fewer refinancings and purchase money mortgage originations.

GENERAL ECONOMIC OR BUSINESS CONDITIONS COULD BE WORSE THAN WE EXPECT

    Any factors which adversely effect the economy of our market and surrounding areas could adversely affect our performance. Unfavorable economic conditions could affect the ability of borrowers to repay their loans. Although we expect favorable economic developments in our market area, there is no assurance that favorable economic development will occur or that our expectation of corresponding growth will be achieved.

THE MARKET VALUE OF THE COMMUNITY FIRST COMMON STOCK MAY DECREASE PRIOR TO THE CLOSING OF THE MERGER

    During the time between the date of the special shareholders' meeting and the effective date of the merger, First Deposit shareholders will be subject to the risk of a decline in the market value of Community First common stock. Community First will not adjust the exchange ratio based on changes in the market value of Community First common stock before the effective date of the merger. The market value of the Community First common stock to be received by shareholders of First Deposit who do not properly perfect their dissenters' rights or sell their shares may vary significantly between the date of this Joint Proxy Statement/Prospectus and the effective date of the merger. Because consummation of the merger is subject to satisfaction of various conditions, including receipt of necessary regulatory approvals, the merger may not be consummated until a substantial period of time following the First Deposit shareholders' meeting.

THERE IS A LIMITED MARKET FOR SHARES OF COMMUNITY FIRST COMMON STOCK

    While Community First common stock is listed and traded on the Nasdaq Stock Market, there has historically been limited trading activity. The average trading volume of Community First common stock during the year ended
December 31, 2000 was approximately 2,068 shares per day, and on some days the trading volume was zero. Community First does not anticipate that its acquisition of First Deposit will cause any significant change in the trading volume of Community First common stock. As a result, shareholders may be unable to readily sell their shares of Community First common stock.

THERE ARE RESTRICTIONS ON COMMUNITY FIRST'S ABILITY TO PAY DIVIDENDS

    Community First must comply with Georgia corporate law and rules and regulations of bank regulators before it can pay any dividends. The Board of Directors of Community First must authorize the payment of any dividends and Community First must have sufficient funds to pay dividends. Community First's only sources of income are dividends and other payments that Community First Bank pays to Community First. Certain statutes and regulations restrict the ability of Community First Bank to pay dividends to Community First.

THE COMBINED COMPANY WILL BE SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION

    As a bank holding company, Community First is primarily regulated by the Federal Reserve. Community First's banking subsidiary, Community First Bank, is primarily regulated by the FDIC and the Georgia Department of Banking and Finance. First Deposit and Douglas Federal are primarily regulated by the Office of Thrift Supervision and Douglas Federal is also regulated by the FDIC. The federal and state bank regulators have the ability, should the situation require, to place significant regulatory and operational restrictions upon the combined company and its subsidiaries. Any restrictions that the federal and state bank regulators impose could affect the profitability of the combined company.

THE FINANCIAL INSTITUTION INDUSTRY IS VERY COMPETITIVE

    The combined company will compete directly with financial institutions that are well established. Many competitors have significantly greater resources and lending limits than the combined company and its subsidiaries. As a result of those greater resources, the large financial institutions may be able to provide a broader range of services to their customers than the combined company can and may be able to afford newer and more sophisticated technology. The long-term success of the combined company will depend on its ability to compete successfully with other financial institutions in its service area.

COMMUNITY FIRST'S ARTICLES OF INCORPORATION AND BYLAWS MAY PREVENT A TAKEOVER BY ANOTHER COMPANY

    Community First's Articles of Incorporation and Bylaws divide its Board of Directors into three classes, as nearly equal in size as possible, with staggered three-year terms. One class is elected each year. The classification of the Board of Directors could have the effect of making it more difficult for a company to acquire control of Community First. Community First is also subject to certain provisions of the Georgia Code and its Articles of Incorporation that make business combinations with interested shareholders more difficult.

                 SPECIAL MEETING OF FIRST DEPOSIT SHAREHOLDERS

DATE, PLACE, TIME, AND PURPOSE

    The First Deposit Board of Directors is sending you this Joint Proxy Statement/Prospectus in connection with its solicitation of proxies for use at a special meeting of shareholders. At the meeting, the Board will ask you to vote on a proposal to approve the merger agreement. First Deposit will pay the costs associated with the solicitation of proxies for the meeting. The meeting will be
held at            , on             , 2001 at       , local time.

RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES

    First Deposit has set the close of business on             , 2001, as its
record date for determining holders of outstanding shares of First Deposit common stock entitled to notice of and to vote at the meeting. Only owners of First Deposit common stock at the close of business on this record date are entitled to notice of and to vote at the meeting. As of the record date, there
were                             shares of First Deposit common stock issued and
outstanding and entitled to vote at the meeting, which shares were held by holders of record.

    First Deposit shareholders are entitled to one vote for each share of First Deposit common stock owned on the record date. The vote required for the approval of the merger agreement is a majority of the issued and outstanding shares of First Deposit common stock entitled to vote at the meeting. CONSEQUENTLY, WITH RESPECT TO THE PROPOSAL TO APPROVE THE MERGER AGREEMENT, ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED AS PART OF THE BASE NUMBER OF VOTES TO BE USED IN DETERMINING IF THE PROPOSAL HAS RECEIVED THE REQUISITE NUMBER OF BASE VOTES FOR APPROVAL. THUS, AN ABSTENTION OR A BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" SUCH PROPOSAL.

    The designated proxy holder will vote shares of First Deposit common stock, if such proxies are properly executed, received in time and not revoked, in accordance with the instructions on the proxies. IF THE PROXY DOES NOT CONTAIN INSTRUCTIONS OF HOW TO VOTE, THE PROXY HOLDERS WILL VOTE FOR APPROVAL OF THE MERGER AGREEMENT. ADDITIONALLY, IF YOU DO NOT INCLUDE INSTRUCTIONS WITH YOUR PROXY, THE PROXY HOLDER WILL USE HIS OR HER DISCRETION TO VOTE ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. FURTHER, IF YOU DO NOT INCLUDE INSTRUCTIONS WITH YOUR PROXY ABOUT HOW TO VOTE AT THE MEETING, YOU WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS. SEE "DESCRIPTION OF MERGER--DISSENTERS' RIGHTS." If necessary, the proxy holder may vote in favor of a proposal to adjourn the meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the proposal at the time of the meeting. No proxy that is voted against the approval of the merger agreement will be voted in favor of an adjournment of the meeting in order to permit further solicitation of proxies.

--------------------------------------------------------------------------------

FAILURE EITHER TO VOTE BY PROXY OR IN PERSON AT THE MEETING WILL HAVE THE EFFECT OF A VOTE CAST AGAINST APPROVAL OF THE MERGER AGREEMENT.

--------------------------------------------------------------------------------

    If you have given a proxy, you may revoke it at any time prior to its exercise at the meeting by (1) giving written notice of revocation to the President of First Deposit, (2) properly submitting to First Deposit, a duly executed proxy bearing a later date, or (3) attending the meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: First Deposit Bancshares, Inc., 8458 Campbellton Street, Douglasville, Georgia 30134,
Attention: J. David Higgins, President and Chief Executive Officer.

    As of First Deposit's record date, all directors and executive officers of
First Deposit as a group (8 persons) were entitled to vote             shares of
First Deposit common stock, constituting approximately   % of the total number
of shares of First Deposit common stock outstanding at that date, and have committed to vote their shares of First Deposit common stock in favor of the merger agreement. As of the First Deposit record date, Community First held shares of First Deposit common stock.

                 ANNUAL MEETING OF COMMUNITY FIRST SHAREHOLDERS

DATE, PLACE, TIME, AND PURPOSE

    The Community First Board of Directors is sending you this Joint Proxy Statement/Prospectus in connection with the solicitation by its Board of Directors of proxies for use at the annual meeting of shareholders. At the meeting, the Board will ask you to vote on proposals to approve the merger agreement, to elect three Class I directors for a three-year term expiring in 2004 and to ratify Porter Keadle Moore, LLP as Community First's independent public accountants for fiscal 2001. Community First will pay the costs associated with the solicitation of proxies for the meeting. The meeting will be held at the main office of Community First Bank, located at 110 Dixie Street,
Carrollton, Georgia 30117, on             , 2001 at       , local time.

RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES

    Community First has set the close of business on             , 2001, as its
record date for determining holders of outstanding shares of Community First common stock entitled to notice of and to vote at the meeting. Only owners of Community First common stock at the close of business on this record date are entitled to notice of and to vote at the meeting. As of the record date, there were shares of Community First common stock issued and outstanding and entitled
to vote at the meeting, which shares were held by             holders of record.

    Community First shareholders are entitled to one vote for each share of Community First common stock owned on the record date. Participants in the Community First ESOP will have the right to cast one vote per share allocated to their ESOP account on all of the matters presented for their approval at the annual meeting. The vote required for the approval of the merger agreement is a majority of the shares of Community First common stock represented at the meeting and entitled to vote on the merger. Consequently, with respect to the proposal to approve the merger agreement, abstentions and broker non-votes will be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of base votes for approval. Thus, an abstention or a broker non-vote will have the same effect as a vote "against" such proposal.

    In the election of directors, a director must receive more votes than any other nominee for the same seat on the Board in order to be elected. As a result, if you withhold your vote as to one or more directors, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. To ratify the appointment of Porter Keadle Moore, LLP and to approve any other matter presented for shareholder approval not specifically discussed above, the number of shares voted in favor of the proposal must exceed the number of shares voted against the proposal, provided a quorum is present. As a result, abstentions and broker non-votes will have no effect on the outcome of these proposals.

    The designated proxy holder will vote shares of Community First common stock, if such proxies are properly executed, received in time and not revoked, in accordance with the instructions on the proxies. IF THE PROXY DOES NOT CONTAIN INSTRUCTIONS ON HOW TO VOTE, THE PROXY HOLDERS WILL VOTE FOR APPROVAL OF THE MERGER AGREEMENT, FOR THE ELECTION OF THE CLASS I DIRECTOR NOMINEES LISTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND FOR THE RATIFICATION OF PORTER KEADLE MOORE, LLP AS COMMUNITY FIRST'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 2001. ADDITIONALLY, IF YOU DO NOT INCLUDE INSTRUCTIONS WITH YOUR PROXY, THE PROXY HOLDER WILL USE HIS OR HER DISCRETION TO VOTE ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. If necessary, the proxy holder may vote in favor of a proposal to adjourn the meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the proposal at the time of the meeting. No proxy that is voted against the approval of the merger agreement will be voted in favor of an adjournment of the meeting in order to permit further solicitation of proxies.

    If you have given a proxy, you may revoke it at any time prior to its exercise at the meeting by (1) giving written notice of revocation to the President of Community First, (2) properly submitting to Community First a duly executed proxy bearing a later date, or (3) attending the meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Community First Banking Company, 110 Dixie Street, Carrollton, Georgia 30117, Attention: Gary D. Dorminey, President and Chief Executive Officer.

    As of Community First's record date, all directors and executive officers of
Community First as a group (  persons) were entitled to vote             shares
of Community First common stock, constituting approximately   % of the total
number of shares outstanding at that date. As of the record date, First Deposit
held             shares of Community First common stock.

                           DESCRIPTION OF THE MERGER

    THE FOLLOWING INFORMATION DESCRIBES CERTAIN ASPECTS OF THE MERGER. THIS DESCRIPTION IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPENDICES HERETO, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED AS
APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. ALL SHAREHOLDERS ARE URGED TO READ THE APPENDICES IN THEIR ENTIRETY.

OVERVIEW

    PARTIES AND CONSIDERATION. Upon consummation of the merger, First Deposit and Douglas Federal will merge with and into Community First Bank. Community First Bank will survive the merger and the separate existence of First Deposit and Douglas Federal will cease. On the effective date of the merger, each share of First Deposit common stock then issued and outstanding (excluding shares held by First Deposit, Community First, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by First Deposit shareholders who perfect their dissenters' rights) will be converted into the right to receive shares of Community First common stock or cash. The holders of First Deposit common stock, at their election and subject to certain restrictions in the merger agreement, will have the right to receive 0.94512 shares of Community First common stock or $19.375 in cash for each share of First Deposit common stock.

    ALLOCATION OF MERGER CONSIDERATION. Community First will issue a total of 723,675 shares (the "Total Stock Merger Consideration") of Community First common stock and a total of $14,835,331 in cash (the "Total Cash Merger Consideration") in the merger. Community First will increase the Total Cash Merger Consideration by the amount of $11.875 for each First Deposit stock option that is exercised between the date of the merger agreement and the closing of the merger. To achieve this allocation, it will allocate the merger consideration in the following manner:

    (1) If the Total Cash Merger Consideration is greater than the product (the "Cash Election Amount") of $19.375 and the number of First Deposit shares for which shareholders have elected to receive cash ("Cash Election Shares"), then:

       - each Cash Election Share will be converted into the right to receive $19.375;

       - the exchange agent will select, on a PRO RATA basis, first from among the shares held by holders who have not made an election to receive cash or stock ("No Election Shares") and then, if necessary, from the shares from which the holders have elected to receive Community First common stock ("Stock Election Shares") a sufficient number of such shares ("Cash Designee Shares") such that the sum of Cash Designee Shares and Cash

         Election Shares, multiplied by $19.375, equals as closely as practicable the Total Cash Merger Consideration; and

       - each remaining unconverted First Deposit share will be converted into the right to receive 0.94512 shares of Community First common stock.

    (2) If the Total Cash Merger Consideration is less than the Cash Election Amount, then:

       - each Stock Election Share and each No Election Share (except for No Election Shares held by holders of less than 100 shares of First Deposit common stock, which shares will be automatically deemed Cash Election Shares) will be converted into 0.94512 shares of Community First common stock;

       - the exchange agent will select, on a PRO RATA basis from among the holders of Cash Election Shares (other than the holders of No Election Shares, holding less than 100 shares of First Deposit common stock), a sufficient number of such shares ("Stock Designee Shares") such that the number of such Stock Designee Shares multiplied by $19.375 equals as closely as practicable the difference between the Cash Election Amount and the Total Cash Merger Consideration;

       - each Stock Designee share will be converted into the right to receive
         0.94512 shares of Community First common stock; and

       - each remaining unconverted First Deposit share (after the application of the first three clauses above) will be converted into the right to receive $19.375.

    OPTIONS, WARRANTS AND SIMILAR RIGHTS. On the effective date of the merger, holders of options, warrants and other similar rights to purchase shares of First Deposit common stock will receive in exchange for such rights cash in an amount equal to $7.50 per underlying share. Community First will increase the Total Cash Merger Consideration by the amount of $11.875 for each First Deposit stock option that is exercised between the date of the merger agreement and the closing of the merger.

    ESOP SHARES. Participants in the Douglas Federal Employee Stock Ownership Plan (the "ESOP") whose ESOP accounts contain allocated shares of First Deposit common stock will direct the Trustee of the ESOP to receive either 0.94512 shares of Community First common stock or $19.375 in cash in exchange for each share of First Deposit common stock allocated to their participant accounts. Shares held in the ESOP that have not been allocated to participant accounts will be voted by the Trustee, who will make the election to receive shares of Community First common stock or cash on behalf of the ESOP for each unallocated share.

    FRACTIONAL SHARES. Community First will not issue fractional shares. Instead, Community First will pay cash (without interest) in lieu of any fractional share to which any First Deposit shareholder would otherwise be entitled upon consummation of the merger. Community First will calculate the cash value of any fractional shares as the amount equal to the fractional part of a share of Community First common stock multiplied by the last sale price of Community First common stock on the Nasdaq Stock Market (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source selected by Community First) on the last trading day preceding the effective date of the merger.

    CONSUMMATION.  Upon consummation of the merger, Community First will have
issued and outstanding approximately             shares of common stock based on
the number of shares of Community First common stock issued and outstanding on the First Deposit record date and the 723,675 shares to be issued in the merger. Following the merger, and assuming no exercise of dissenters' rights, the current shareholders of First Deposit will beneficially own approximately % of the Community First common stock.

BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

    During the last several years, there has been a trend toward consolidation in the banking and thrift industries. This trend has been fueled by, among other things, recent national and state banking-related legislation and has enabled participants in business combinations to benefit from the economies of scale and greater efficiencies available to the combined entities. Financial institutions have increasingly sought suitable combinations as a means of obtaining such benefits.

    Upon the recommendation of First Deposit's Board of Directors, during 2000, First Deposit's Board of Directors began discussing with Trident Securities the state of the equity markets for independent community-based financial institutions and to discuss strategic alternatives to enhance shareholder value. After meeting with Trident, First Deposit's senior management and Trident reported to First Deposit's Board of Directors that there were certain factors identified that could impact shareholder value. These factors, presented in no particular order of importance, included:

    - the continued growth of First Deposit in terms of asset size and earnings;

    - the current trading value of First Deposit common stock;

    - the current trading value of other institutions in the banking and thrift industries;

    - the number of potential acquirers currently in the market place;

    - expansion opportunities within Douglas County and surrounding areas;

    - proposed changes in the accounting rules regarding the treatment of mergers; and

    - general economic conditions.

    Faced with these factors, First Deposit's Board of Directors retained Trident in July, 2000 to formally explore its strategic options, including using Trident's best efforts as First Deposit's financial advisor to solicit, confidentially, indications of interest from various financial institutions and other appropriate potential acquirers.

    First Deposit selected Trident for reasons which included, among others, its familiarity with First Deposit's business and market area, as well as its knowledge of southeastern financial institutions and its previous experience with mergers and acquisitions involving financial institutions. The goal of First Deposit's Board of Directors was to obtain a high value for shareholders, possibly receive shares of stock that would enjoy greater liquidity and maintain a community bank identity in the local market place. To achieve this goal, Trident selected the companies most likely to be interested in a combination with First Deposit based on geographic proximity and the financial ability to fairly compensate First Deposit shareholders. Trident contacted prospective acquirers, including Community First, and, upon obtaining confidentiality agreements, provided them with information on First Deposit. In November 2000, Community First and other interested parties submitted initial indications of interest to Trident. First Deposit conducted further discussions with Community First and other interested parties and asked for final indications of interest from those parties. On December 14, 2000, Trident met with First Deposit's Board of Directors to evaluate the final indications of interest. First Deposit's Board of Directors decided that Community First's proposal met its criteria and represented the highest value to First Deposit shareholders. At that time, First Deposit's Board of Directors voted to begin negotiating a definitive merger agreement with Community First.

    First Deposit, along with its legal counsel and financial advisor, conducted detailed on-site due diligence on Community First during the first week of January 2001. On January 16, 2001, First Deposit's legal counsel presented to First Deposit's Board of Directors a summary of the proposed merger agreement. At that meeting the Board of Directors discussed the terms of the merger agreement and Trident's verbal opinion that the consideration to be received from Community First was fair, from a financial point of view, to First Deposit shareholders. At the conclusion of this meeting and subject to final negotiation of the merger agreement by legal counsel to First Deposit and Community First, the President and Chief Executive Officer of First Deposit was authorized and directed to execute the merger agreement on behalf of First Deposit. The Community First Board of Directors approved the merger agreement on January 18, 2001. The respective President and Chief Executive Officers of Community First and First Deposit executed the definitive merger agreement on January 18, 2001.

FIRST DEPOSIT'S REASONS FOR THE MERGER AND RECOMMENDATION OF DIRECTORS.

    In reaching its determination that the merger agreement is fair to, and in the best interests of, First Deposit and its shareholders, the First Deposit Board considered a number of factors. The First Deposit Board did not assign any specific or relative weight to the factors in its consideration. The material factors considered by the First Deposit Board included the following:

    (1) The current and prospective economic environment facing financial institutions, and the competitive pressures in the financial services industry in general and the banking industry in particular;

    (2) The Board's review of alternatives to the merger (including the alternatives of potential transactions with other merger partners, remaining independent and growing internally, remaining independent for a period of time and then selling or merging the company, and growing through future acquisitions), the range of possible values to First Deposit's shareholders attainable through implementation of such alternatives, and the timing and likelihood of actually implementing such alternatives and receiving such values;

    (3) A review of the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Community First on both an historical and prospective basis;

    (4) The geographic and business fit of Community First and First Deposit;

    (5) The terms of the merger agreement, including the exchange ratios, the ability of First Deposit to terminate the merger agreement under certain circumstances, and the condition that First Deposit shall have received Trident's opinion that the terms of the merger agreement are fair to the shareholders of First Deposit from a financial point of view;

    (6) The financial advice rendered by Trident regarding the terms of the merger, including its opinion that the exchange ratios were fair to First Deposit's shareholders from a financial point of view, and the First Deposit Board's review of the methodology and appropriateness of the assumptions used by Trident in their analysis of the fairness of the exchange ratios;

    (7) The expectation that the merger would be tax-free for federal income tax purposes for First Deposit's shareholders (other than with respect to cash received in the merger, including any cash paid in lieu of fractional shares);

    (8) The Board's determination that the merger would result in increased liquidity to First Deposit shareholders who would, in the merger, receive in exchange for First Deposit common stock either cash or shares of Community First common stock that are traded on the Nasdaq Stock Market; and

    (9) The strong likelihood that regulatory approval for the merger will be obtained.

    While each member of the First Deposit Board of Directors individually considered the foregoing and other factors, the Board of Directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Board collectively made its determination with respect to the merger based on the unanimous conclusion reached by its members, in light of the factors that each of them consider as appropriate, that the merger is in the best interests of the First Deposit shareholders.

    The terms of the merger, including the exchange ratios, were the result of arms-length negotiations between representatives of First Deposit and representatives of Community First. Based upon its consideration of the foregoing factors, the First Deposit Board of Directors approved the merger agreement and the merger as being in the best interests of First Deposit and its shareholders. THE FIRST DEPOSIT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FIRST DEPOSIT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

COMMUNITY FIRST'S REASONS FOR THE MERGER.

    Community First's management has consistently explored opportunities that would further Community First's goal of building a strong presence in Georgia. The Community First Board of Directors evaluated the financial, legal and market considerations relating to the merger. In reaching its conclusion that the merger agreement is in the best interests of Community First and its shareholders, the Board carefully considered the following material factors:

    (1) the information presented to the directors by the management of Community First concerning the business, operations, earnings, asset quality, and financial condition of First Deposit, including the composition of First Deposit's earning assets portfolio;

    (2) the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of First Deposit common stock;

    (3) the non-financial terms of the merger, including the treatment of the merger as a tax-free exchange of First Deposit common stock for Community First common stock for federal income tax purposes;

    (4) the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

    (5) the opportunity for reducing First Deposit's noninterest expense and the ability of First Deposit's operations to contribute to Community First's earnings after the merger;

    (6) the attractiveness of First Deposit's franchise and the market position in Douglasville and Douglas County, Georgia, the compatibility of that franchise with Community First's operations and First Deposit's ability to contribute to Community First's business strategy;

    (7) the compatibility of First Deposit's community bank orientation to that of Community First; and

    (8) the opportunity to leverage Community First's infrastructure.

    While each member of the Community First Board of Directors individually considered the foregoing and other factors, the Board of Directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Board collectively made its determination with respect to the merger based on the unanimous conclusion reached by its members, in light of the factors that each of them consider as appropriate, that the merger is in the best interests of the Community First shareholders.

    The terms of the merger, including the exchange ratios, were the result of arms-length negotiations between representatives of Community First and representatives of First Deposit. Based upon its consideration of the foregoing factors, the Community First Board of Directors approved the merger agreement and the merger as being in the best interests of Community First and its shareholders. THE COMMUNITY FIRST BOARD OF DIRECTORS RECOMMENDS THAT COMMUNITY FIRST SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FIRST DEPOSIT'S FINANCIAL ADVISOR

    MERGER--GENERAL. Pursuant to an engagement letter dated July 18, 2000 between First Deposit and Trident Securities ("Trident"), First Deposit retained Trident to act as its sole financial advisor in connection with a possible merger and related matters. As part of its engagement, Trident agreed, if requested by First Deposit, to render an opinion with respect to the fairness, from a financial point of view, to the holders of First Deposit common stock, of the consideration as set forth in the merger agreement. Trident is a nationally recognized specialist in the financial services industry, in general, and in Southeastern banks and thrifts in particular. Trident is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. First Deposit selected Trident as its financial advisor based upon Trident's qualifications, expertise and reputation in such capacity.

    On January 16, 2001, Trident delivered its oral opinion to the First Deposit Board of Directors that the consideration was fair to First Deposit shareholders, from a financial point of view, as of the date of such opinion. Trident also delivered to the First Deposit Board a written opinion dated as of
      , confirming its oral opinion. No limitations were imposed by First Deposit on Trident with respect to the investigations made or the procedures followed in rendering its opinion.

    THE FULL TEXT OF TRIDENT'S WRITTEN OPINION TO THE FIRST DEPOSIT BOARD, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND EXTENT OF REVIEW BY TRIDENT, IS ATTACHED AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. IT SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF TRIDENT'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. TRIDENT'S OPINION IS ADDRESSED TO THE FIRST DEPOSIT BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF FIRST DEPOSIT AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE FIRST DEPOSIT SPECIAL MEETING DESCRIBED IN THIS DOCUMENT.

    Trident, in connection with rendering its opinion:

    - reviewed First Deposit's audited financial statements for the year ended December 31, 1999; First Deposit's Annual Report on Form 10-KSB for the year ended December 31, 1999; and First Deposit's Quarterly Report on Form 10-QSB for each of the quarters ended September 30, 2000, June 30, 2000 and March 31, 2000;

    - reviewed Community First's Annual Report to Shareholders and Annual Report on Form 10-K for each of the years ended December 31, 1999, December 31, 1998, and December 31, 1997, including the audited financial statements contained therein; and Community First's Quarterly Report on Form 10-Q for each of the quarters ended September 30, 2000, June 30, 2000, and March 31, 2000;

    - reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of First Deposit and Community First provided to Trident or publicly available;

    - participated in meetings and telephone conferences with members of senior management of First Deposit and Community First concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters Trident believed relevant to its inquiry;

    - reviewed certain stock market information for First Deposit and Community First common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

    - compared the results of operations and financial condition of First Deposit and Community First with that of certain companies which Trident deemed to be relevant for purposes of this opinion;

    - reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which Trident deemed to be relevant for purposes of this opinion;

    - reviewed the merger agreement dated January 18, 2000; and

    - performed such other reviews and analyses as Trident deemed appropriate.

    The oral and written opinions provided by Trident to First Deposit were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

    In connection with its review and arriving at its opinion, Trident relied upon the accuracy and completeness of the financial information and other pertinent information provided by First Deposit and Community First to Trident for purposes of rendering its opinion. Trident did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for First Deposit and Community First with the input of the respective managements, as well as projections of cost savings, revenue enhancements and operating synergies, Trident assumed that these forecasts reflected the most reasonable estimates and judgments of First Deposit and Community First as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident could formulate its opinion. Neither First Deposit nor Community First publicly discloses such internal management projections of the type utilized by Trident in connection with Trident's role as financial advisor to First Deposit with respect to the review of the merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing First Deposit and Community First. Accordingly, actual results could vary significantly from those set forth in the respective projections.

    Trident does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for First Deposit and Community First are adequate to cover such losses. In addition, Trident does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of First Deposit or Community First, nor was Trident provided with such appraisals. Furthermore, Trident assumes that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by First Deposit, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Trident assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

    In connection with rendering its opinion to the First Deposit Board, Trident performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by Trident. Moreover, Trident believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by Trident were assigned a greater significance by Trident than any other in deriving its opinion.

    COMPARABLE COMPANY ANALYSIS: Trident reviewed and compared actual stock market data and actual and estimated selected financial information for First Deposit with corresponding information for 8 publicly traded thrifts headquartered in the Southeast, Midwest and MidAtlantic with assets between $50 million and $270 million and capital ratios between 10% and 23%, (the "First Deposit Peer Group"). The First Deposit Peer Group is listed below:

         1.             American Bank.........................................  Rockville, MD
         2.             Coddle Creek Financial Corp...........................  Mooresville, NC
         3.             HopFed Bancorp........................................  Hopkinsville, KY
         4.             Kentucky First Bancorp................................  Cynthiana, Ky
         5.             Perpetual Federal Savings Bank........................  Urbana, OH
         6.             SFB Bancorp, Inc......................................  McMinville, TN
         7.             Southern Community Bancshares.........................  Cullman, AL
         8.             Wyman Park Bancorporation.............................  Baltimore, MD

    The following table below represents a summary analysis of the First Deposit Peer Group based on market prices as of January 8, 2000 and the latest publicly available financial data as of or for the last twelve months ended
September 30, 2000:

                                                                             FIRST
                                                                            DEPOSIT
                                                       MEAN      MEDIAN    BANCSHARES
                                                     --------   --------   ----------
Price to last twelve month earnings................   12.8x      12.7x        15.0x
Price to book value................................      80%        81%          97%
Price to tangible book value.......................      80%        81%          97%
Dividend yield.....................................     3.7%       3.8%         2.0%
Return on average assets...........................    0.83%      0.90%        1.19%
Return on average equity...........................     5.2%       5.2%         6.2%
Capital to assets ratio............................    16.7%      17.1%        17.5%
Non Performing Asset Ratio.........................    0.63%      0.39%        0.16%

    Trident reviewed and compared actual stock market data and actual and estimated selected financial information for Community First with corresponding information for 6 publicly traded Southeastern Banks with assets between $320 million and $1.0 billion and a return on average assets greater than 1.0% and an equity to assets ratio less than 12.0%, (the "Community First Peer Group"). The Community First Peer Group is listed below:

                   1.   Colony Bancorp                       Fitzgerald, GA
                   2.   GB&T Bancshares                      Gainesville, GA
                   3.   Georgia Bank Financial               Augusta, GA
                   4.   Main Street Banks                    Kennesaw, GA
                   5.   Savannah Bancorp                     Savannah, GA
                   6.   Yadkin Valley Bank & Trust           Elkin, NC

    The table below represents a summary analysis of the Community First Peer Group based on market prices as of January 8, 2001 and the latest publicly available financial data as of or for the last twelve months ended
September 30, 2000:

                                                                           COMMUNITY
                                                       MEAN      MEDIAN    FIRST(1)
                                                     --------   --------   ---------
Price to last twelve months earnings...............    13.5x      13.9X      10.8x
Price to book value................................     178%       188%       196%
Price to tangible book value.......................     180%       189%       202%
Dividend yield.....................................     2.2%       2.2%       4.0%
Return on average assets...........................    1.30%      1.23%      1.40%
Return on average equity...........................    14.5%      14.9%      18.6%
Capital to assets ratio............................     8.7%       8.4%       7.3%
Non-performing Assets Ratio........................    0.45%      0.36%      0.80%

------------------------

(1) Community First earnings based on 9 months ended Sept. 2000 annualized

    COMPARABLE TRANSACTION ANALYSIS: Trident reviewed and compared actual information for groups of comparable recent (announced in preceding 12 months) transactions it deemed pertinent to an analysis of the merger. The implied acquisition price was compared to the median ratios of (i) price to last twelve months earnings, (ii) price to book value, (iii) capital adjusted price to tangible book value, and (iv) core deposit premium for each of the following five pending and recently completed transaction comparable groups:

    - all thrift acquisitions with the selling thrift headquartered in Alabama, North Carolina, Georgia, South Carolina, Tennessee, Virginia and West Virginia ("Comparable Regional Deals");

    - all thrift acquisitions with the selling thrift having assets between $100 million and $200 million ("Comparable Asset Size");

    - all thrift acquisitions with the selling thrift having an equity to assets ratio between 15.0% and 25% ("Comparable Capitalization");

    - all thrift acquisitions with the selling thrift having a return on average equity between 5.0% and 9.0% ("Comparable Profitability");

    - eight recently announced transactions with multiple similar characteristics to First Deposit ("Guideline Companies").

    The following table represents a summary analysis of the comparable transactions analyzed by Trident based on the announced transaction values:

                                                                          MEDIAN PRICE TO
                                                      -------------------------------------------------------
                                                                            CAPITAL
                                                                              ADJ.                   AS A
                                                                   BOOK       BOOK       LTM        PREMIUM
                                                       NUMBER     VALUE      VALUE       EPS      TO DEPOSITS
                                                      --------   --------   --------   --------   -----------
Comparable Regional Deals...........................      8        127%       162%       18.3x        6.9%
Comparable Asset Size...............................     11        132%       162%       18.2x        7.2%
Comparable Capitalization...........................     11        120%       162%       10.6x        9.8%
Comparable Profitability............................     25        132%       162%       19.0x        6.9%
Guideline Companies.................................      8        114%       146%       19.9x        6.6%
First Deposit(1)....................................               118%       161%       18.5x        5.6%

------------------------

(1) First Deposit pricing data based on a price of Community First Common Shares of $20.50.

    Based on the above information, Trident concluded that this analysis showed an imputed reference range of $17.57 to $21.60 per share.

    CONTRIBUTION ANALYSIS: Trident analyzed the contribution of each company to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that First Deposit shareholders, assuming a 100% stock swap, would hold approximately 33.0% of the pro forma diluted shares. First Deposit's approximate contributions are listed below by category:

                                                              FIRST DEPOSIT
                                                              -------------
Assets......................................................      23.8%
Loans.......................................................      26.3%
Deposits....................................................      23.3%
Equity......................................................      25.7%
Last twelve month earnings..................................      22.9%
2001 estimated earnings.....................................      20.0%

    ACCRETION/DILUTION ANALYSIS: On the basis of financial projections and estimates of on-going cost savings accruing to the pro forma company provided to Trident by management, as well as estimated one-time costs related to the transaction, Trident compared pro forma per share equivalent earnings, book value and dividends to the stand-alone projections for First Deposit and Community First.

    The accretion/dilution analysis demonstrated, among other things, that for each share of First Deposit exchanged for a share of Community First the merger would result in:

    - 82.2% accretion to earnings per share for First Deposit shareholders in the first full year of combined operations, and increasing over the period of the analysis;

    - 0.0% accretion to earnings per share for Community First shareholders in the first full year of combined operations, and increasing over the period of the analysis;

    - 169% higher cash dividends for First Deposit, assuming the Community First Board maintained its current dividend policy;

    - no change in cash dividends for Community First shareholders;

    - 31% dilution to book value per share for First Deposit; and

    - 23% accretion to book value per share for Community First shareholders.

    DISCOUNTED CASH FLOW ANALYSIS: Trident performed a discounted cash flow analysis with regard to Community First in an acquisition scenario. This analysis utilized a range of discount rates of 11.0% to 17.0% and a range of terminal earnings multiples of 9.0x to 14.0x. The analysis resulted in a range of present values of $14.05 per share to $23.04 per share for First Deposit in an acquisition scenario. As indicated above, this analysis was based on estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Trident noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

    OTHER ANALYSES: Trident also reviewed certain other information including pro forma estimated balance sheet composition, pro forma financial performance and pro forma deposit market share.

    No company used as a comparison in the above analyses is identical to First Deposit, Community First or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which First Deposit, Community First and the combined entity are being compared.

    IN CONNECTION WITH DELIVERY ITS OPINION DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/ PROSPECTUS, TRIDENT PERFORMED PROCEDURES TO UPDATE, AS NECESSARY, CERTAIN OF THE ANALYSES DESCRIBED ABOVE AND REVIEWED THE ASSUMPTIONS ON WHICH SUCH ANALYSES DESCRIBED ABOVE WERE BASED AND THE FACTORS CONSIDERED IN CONNECTION THEREWITH. TRIDENT DID NOT PERFORM ANY ANALYSES IN ADDITION TO THOSE DESCRIBED ABOVE IN UPDATING THE OPINION.

    For its financial advisory services provided to First Deposit, Trident has been paid fees of $65,000 to date and will be paid an approximate fee of $370,000 at the time of closing of the merger. In addition, First Deposit has agreed to reimburse Trident for all reasonable out-of-pocket expenses, incurred by it on First Deposit' behalf, as well as indemnify Trident against certain liabilities, including any which may arise under the federal securities laws.

    Trident is a member of all principal securities exchanges in the First Deposit states and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, First Deposit and/or Community First. As a market maker Trident may also have purchased and sold the securities of Community First and First Deposit for Trident's own account and for the accounts of its customers. In the past, McDonald Investments has also provided certain investment banking services for First Deposit and Community First and has received customary compensation for such services.

EFFECTIVE DATE OF THE MERGER

    Subject to the conditions to the obligations of the parties to effect the merger, the effective date of the merger will occur on the date and at the time that the Secretary of State of the State of Georgia declares the certificate of merger effective. Unless the parties otherwise agree in writing, and subject to the conditions to the obligations of the parties to effect the merger, the parties will use their reasonable efforts to cause the effective date of the merger to occur on the fifth business day following the last to occur of
(1) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger, (2) the date on which the shareholders of First Deposit approve the merger agreement and (3) the date on which the shareholders of Community First approve the merger agreement.

    Community First and First Deposit cannot assure you that they can obtain the necessary shareholder and regulatory approvals or that they can or will satisfy other conditions precedent to the merger. First Deposit and Community First anticipate that they will satisfy all conditions to consummation of the merger so that the merger can be completed during the second quarter of 2001. However, delays in the consummation of the merger could occur.

    The Board of Directors of either First Deposit or Community First generally may terminate the merger agreement if the merger is not consummated by June 30, 2001, unless the failure to consummate by that date is the result of a breach of the merger agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination."

DISTRIBUTION OF COMMUNITY FIRST CERTIFICATES AND CASH

    Promptly after the effective date of the merger, Community First will mail an election form and instructions for exchanging First Deposit certificates for certificates representing shares of Community First common stock or cash to each holder of record of a First Deposit certificate or certificates which, immediately prior to the effective date of the merger, represented outstanding shares of First Deposit common stock. At that time, those shareholders will make an election to receive either cash or shares of Community First common stock in exchange for each of their shares of First Deposit common stock in the merger.

HOLDERS OF FIRST DEPOSIT COMMON STOCK SHOULD NOT SEND IN THEIR FIRST DEPOSIT CERTIFICATES UNTIL THEY RECEIVE THE APPROPRIATE TRANSMITTAL MATERIALS AND INSTRUCTIONS.

    After the exchange agent receives the First Deposit certificates and properly completed election forms; the exchange agent will allocate the shares of Community First common stock and cash to be issued in the merger as described in "--General--Allocation of Merger Consideration" above. It will then issue and mail to each holder of First Deposit common stock (other than shares as to which holders have perfected dissenters' rights) either a check in the amount of any cash to which the holder is entitled as a result of the merger or a certificate or certificates representing the number of shares of Community First common stock to which such holder is entitled. The exchange agent will also send First Deposit shareholders a check for the amount to be paid in lieu of any fractional shares (without interest), and all undelivered dividends or distributions in respect of such shares (without interest thereon).

    After the effective date of the merger, to the extent permitted by law, holders of First Deposit common stock of record as of the effective date of the merger will be entitled to vote at any meeting of Community First shareholders the number of whole shares of Community First common stock into which their shares of First Deposit common stock have been converted, regardless of whether such shareholders have surrendered their First Deposit certificates. Whenever Community First declares a dividend or other distribution on Community First common stock, the record date for which is at or after the effective date of the merger, the declaration will include dividends or other distributions on all shares issuable pursuant to the merger agreement. However, Community First will not pay any dividend or other distribution payable after the effective date of the merger with respect to Community First common stock to the holder of any unsurrendered First Deposit certificate until the holder duly surrenders such First Deposit certificate. Upon surrender of such First Deposit certificate, however, both the Community First certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid in lieu of fractional shares (without interest), will be delivered and paid with respect to each share represented by such First Deposit certificate. In no event will the holder of any surrendered First Deposit certificate be entitled to receive interest on any cash to be issued to such holder.

    After the effective date of the merger, no transfers of shares of First Deposit common stock on First Deposit's stock transfer books will be recognized. If First Deposit certificates are presented for transfer after the effective date of the merger, they will be canceled and exchanged for shares of Community First common stock or cash, as applicable, and a check for the amount due in lieu of fractional shares, if any.

    After the effective date of the merger, holders of First Deposit certificates will have no rights with respect to the shares of First Deposit common stock other than the right to surrender such First Deposit certificates and receive in exchange any cash or shares of Community First common stock to which such holders are entitled. Holders of First Deposit certificates who have complied with the rules and regulations of the Georgia Code relating to dissenters' rights will have the right to perfect their dissenters' rights after the effective date of the merger.

    If a First Deposit shareholder wishes to have a Community First certificate issued in a name other than that in which the First Deposit certificate surrendered for exchange is issued, the surrendered First Deposit certificate shall be properly endorsed and otherwise in proper form for transfer. The person requesting such exchange must affix any requisite stock transfer tax stamps to the First Deposit certificates surrendered, provide funds for the purchase of any stock transfer tax stamps, or establish to the Exchange Agent's satisfaction that such taxes are not payable.

CONDITIONS TO CONSUMMATION OF THE MERGER

    Consummation of the merger is subject to various conditions, including:

    (1) approval of the merger agreement by the shareholders of First Deposit as required by any law or by the provisions of any governing instruments of First Deposit or by any applicable regulatory authority;

    (2) approval of the merger agreement by the shareholders of Community First as required by any law, by the provisions of any governing instruments of Community First or by any applicable regulatory authority;

    (3) receipt of certain regulatory approvals required for consummation of the merger (see "--Regulatory Approvals");

    (4) receipt of all consents required for consummation of the merger or for the preventing of any default under any contract or permit of the parties to the merger agreement;

    (5) the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the merger;

    (6) the Registration Statement being declared effective and the receipt of all necessary SEC and state approvals relating to the issuance or trading of the shares of Community First common stock issuable pursuant to the merger agreement;

    (7) approval of the shares of Community First common stock issuable pursuant to the merger agreement for listing on the Nasdaq Stock Market;

    (8) receipt of an opinion of Powell, Goldstein, Frazer & Murphy LLP stating that the merger qualifies as a tax-free reorganization, that the exchange of First Deposit common stock for Community First common stock in the merger will not give rise to a gain or loss for the holders of First Deposit common stock and that the merger will not cause First Deposit or Community First to recognize a gain or loss, except to the extent of any cash received in the merger (see "--Certain Federal Income Tax Consequences");

    (9) the accuracy, as of the date of the merger agreement and as of the effective date of the merger, of the representations and warranties of the parties as set forth in the merger agreement;

    (10) the performance of all agreements and the compliance with all covenants of the parties as set forth in the merger agreement;

    (11) satisfaction of certain other conditions, including the receipt of certain agreements of the affiliates of First Deposit, the execution of certain claims letters by the directors and officers of First Deposit, the receipt of certain opinion letters from counsel for Community First and counsel for First Deposit, and receipt of various certificates from the officers of First Deposit and Community First and the Trustee of the ESOP; and

    (12) the conversion of Douglas Federal from a federal savings bank to a Georgia chartered commercial bank.

    We cannot assure you when or whether all of the conditions precedent to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before June 30, 2001, the merger agreement may be terminated and the merger abandoned by either First Deposit or Community First, unless the failure to consummate the merger by that date is the result of

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
a breach of the merger agreement by the party seeking termination. See "--Waiver, Amendment, and Termination."

REGULATORY APPROVALS

    The merger may not be consummated in the absence of the receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of any such approvals. There also can be no assurance that any such approvals will not impose conditions or be restricted in a manner which in the reasonable judgment of the Board of Directors of Community First or First Deposit would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement that, had such condition or requirement been known, either of Community First or First Deposit would not, in its reasonable judgment, have entered into the merger agreement.

    First Deposit and Community First are not aware of any material governmental approvals or actions that are required for consummation of the merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

    The merger will require the prior approval of the FDIC, pursuant to
Section 1828(c) of the Bank Merger Act, as amended. Community First has filed all required applications with the FDIC. In evaluating the merger, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The merger may not be consummated until the 30th day (which the FDIC may reduce to 15 days) following the date of FDIC approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically orders otherwise. There can be no assurance that the approval of the FDIC will be obtained or as to the timing or conditions of any such approval.

    Community First has also filed applications with the Georgia Department of Banking and Finance for approval of the proposed merger and an application waiver request with the Federal Reserve Bank of Atlanta pursuant to
Section 225.12(d) of Regulation Y, which provides for such a waiver for transactions subject to FDIC review and approval under the Bank Merger Act. The Georgia Department takes into account considerations similar to those applied by the FDIC.

    In addition, the Georgia Department and the OTS must approve the conversion of Douglas Federal from a federal savings bank to a Georgia chartered commercial bank, and the Federal Reserve must approve the application of First Deposit to become a bank holding company.

WAIVER, AMENDMENT, AND TERMINATION

    To the extent permitted by applicable law, First Deposit and Community First may amend the merger agreement by written agreement at any time before shareholder approval has been obtained. After the First Deposit shareholders approve the merger agreement no amendment shall be made to the merger agreement that, pursuant to the Georgia Code, requires further shareholder approval without receiving such shareholder approval. Similarly, after the Community First shareholders approve the merger agreement, the provisions relating to the manner or basis in which shares of First Deposit common stock will be exchanged for shares of Community First common stock may not be amended after the Community First shareholders' meeting in a manner adverse to the holders of Community First common stock without the requisite approval of the Community First shareholders.

    Prior to or at the effective date of the merger, either First Deposit or Community First, or both, acting through their respective Boards of Directors, chief executive officers or other authorized officers may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless signed by a duly authorized officer of First Deposit or Community First, as the case may be.

    The merger agreement may be terminated and the merger abandoned at any time prior to the effective date of the merger:

    (1) By the mutual consent of First Deposit and Community First or

    (2) By First Deposit or Community First:

       - in the event of any material breach of any representation or warranty of the other party contained in the merger agreement that cannot be or has not been cured within 30 days after giving written notice to the breaching party of such breach;

       - in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

       - if the merger is not consummated by June 30, 2001, provided that the failure to consummate is not due to a breach by the party electing to terminate; or

       - provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement, if:

       - any approval of any regulatory authority required for consummation of the merger has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal; or

       - the shareholders of First Deposit or Community First fail to approve the merger agreement.

    If the merger is terminated as described in this section, the merger agreement will become void and have no effect, except that certain provisions of the merger agreement, including those relating to the obligations to maintain the confidentiality of certain information, will survive. In addition, termination of the merger agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

DISSENTERS' RIGHTS

    If the merger and the transactions contemplated thereby are consummated, any holder of First Deposit common stock who properly dissents from the merger will be entitled to receive in cash the fair value of his or her shares of First Deposit common stock determined immediately prior to the merger, excluding any appreciation or depreciation in anticipation of the merger. First Deposit shareholders who do not perfect their dissenters' rights or who withdraw or lose such rights will receive a cash payment for their shares based on the cash exchange ratio of $19.375 per share upon surrendering to Community First or the exchange agent certificates representing such First Deposit shares. First Deposit shareholders should note that appraised value is determined without regard to the merger.

         FAILURE TO COMPLY WITH THE PROCEDURES PRESCRIBED BY APPLICABLE
               LAW WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

    Pursuant to the provisions of Article 13 of the Georgia Code, if the merger is consummated, any shareholder who (i) gives to First Deposit, prior to the vote at the shareholders' meeting, written notice of such holder's intent to demand payment for such holder's shares and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the effective date of the merger.

    A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial shareholder and such holder notifies First Deposit in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different shareholders.

    The written objection requirement referred to above will not be satisfied under the Georgia Code by merely voting against approval of the merger agreement by proxy or in person at the special meeting of First Deposit shareholders. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the merger and will not be entitled to assert dissenters' rights. In addition to not voting in favor of the merger agreement, a shareholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the merger is effected, as provided above.

    Any written objection to the merger agreement satisfying the requirements discussed above should be addressed to First Deposit Bancshares, Inc., 8458 Campbellton Street, Douglasville, Georgia 30134, Attention: Corporate Secretary.

    If the merger is authorized at the special meeting of First Deposit shareholders, First Deposit must deliver a written dissenters' notice (the "Dissenters' Notice") to all of its shareholders who satisfied the foregoing requirements. The Dissenters' Notice must be sent within 10 days after the effective date of the merger and must:

       - state where the demand for payment must be sent and where and when certificates for the shares must be deposited;

       - inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

       - set a date by which First Deposit must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered); and

       - be accompanied by a copy of Article 13 of the Georgia Code.

    A record shareholder who receives the Dissenters' Notice must demand payment and deposit such holder's certificates in accordance with the Dissenters' Notice. Such shareholder will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the merger. A record shareholder who does not demand payment or deposit such holder's share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under Article 13 of the Georgia Code.

    Except as described below, the surviving corporation must, within 10 days of the later of the effective date of the merger or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the requirements described above the amount the surviving corporation estimates to be the fair value of such holder's shares, plus accrued interest from the effective date of the merger. Such offer of payment must be accompanied by:

    - certain recent financial statements of First Deposit;

    - the surviving corporation's estimate of the fair value of the shares;

    - an explanation of how the interest was calculated;

    - a statement of the dissenter's right to demand payment under
      Section 14-2-1327 of the Georgia Code; and

    - a copy of Article 13 of the Georgia Code.

    If the shareholder accepts the surviving corporation's offer by written notice to the surviving corporation within 30 days after the surviving corporation's offer, payment must be made within 60 days after the later of the making of the offer or the effective date of the merger.

    If the merger is not effected within 60 days after the date set forth demanding payment and depositing share certificates, First Deposit must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the merger is effected, the surviving corporation must send a new Dissenters' Notice and repeat the payment demand procedure described above.

    Section 14-2-1327 of the Georgia Code provides that a dissenting shareholder may notify the surviving corporation in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate, if (i) such holder believes that the amount offered by the surviving corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, or
(ii) First Deposit, having failed to effect the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenting shareholder waives such holder's right to demand payment under
Section 14-2-1327 unless such holder notifies the surviving corporation of such holder's demand in writing within 30 days after the surviving corporation makes or offers payment for such holder's shares. If the surviving corporation does not offer payment within 10 days of the later of the effective date of the merger or receipt of a payment demand, then (i) the shareholder may demand the financial statements and other information required to accompany the surviving corporation's payment offer, and the surviving corporation must provide such information within 10 days after receipt of the written demand, and (ii) the shareholder may notify the surviving corporation of such holder's own estimate of the fair value of such holder's shares and the amount of interest due, and may demand payment of that estimate.

    If a demand for payment under Section 14-2-1327 remains unsettled, the surviving corporation must commence a nonjury equity valuation proceeding in the Superior Court of Carroll County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If the surviving corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting shareholder whose demand remains unsettled the amount demanded. The surviving corporation is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting shareholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

    The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the surviving corporation, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under
Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the surviving corporation if the court finds the surviving corporation did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Code, or against either the surviving corporation or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the Georgia Code.

    If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against the surviving corporation, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters' rights may be brought more than three years after the effective date of the merger, regardless of whether notice of the merger and of the right to dissent was given by First Deposit or the surviving corporation in compliance with the Dissenters' Notice and payment offer requirements.

    The foregoing is a summary of the material rights of a dissenting shareholder, but is qualified in its entirety by reference to Article 13 of the Georgia Code, included as Appendix B to this Joint Proxy Statement/Prospectus. Any shareholder who intends to dissent from approval of the merger agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to shareholders, except as indicated above or otherwise required by law.

    Any dissenting shareholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "--Certain Federal Income Tax Consequences."

CONDUCT OF BUSINESS PENDING THE MERGER

    Pursuant to the merger agreement, First Deposit and Community First have agreed that unless the prior written consent of the other party has been obtained, and except as otherwise expressly contemplated in the merger agreement, each of First Deposit and Community First will, and will cause its respective subsidiaries to (1) operate its business only in the usual, regular, and ordinary course; (2) preserve intact its business organization and assets and maintain its rights and franchises; and (3) take no action which would
(a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without the imposition of a condition or restriction of the type referred to in the merger agreement, or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the merger agreement.

    In addition, First Deposit has agreed that, from the date of the merger agreement until the earlier of the effective date of the merger or the termination of the merger agreement, unless Community First has given prior written consent, First Deposit will not do, or permit any of its subsidiaries to do, any of the following:

    (1) amend the Articles of Incorporation, Bylaws or other governing instruments of any First Deposit entity;

    (2) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 except in the ordinary course of the business of the First Deposit subsidiaries consistent with past practices or impose, or suffer the imposition, on any asset of any First Deposit entity of any lien or permit any such lien to exist; however, in no event may First Deposit incur any additional debt or other obligations for borrowed money nor may Douglas Federal receive advances from the Federal Home Loan Bank in an amount in excess of 110% of its aggregate outstanding advances at December 31, 2000;

    (3) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any First Deposit entity, or declare or pay any dividend or make any other distribution in respect of First Deposit's capital stock or take any other action that would cause the cash on hand at First Deposit to be less than the lesser of $5,000,000 or the amount on hand at December 31, 2000; however, First Deposit may pay a quarterly dividend of up to $0.08 per share for the fourth quarter of 2000 and for each quarter of 2001 (except for any quarter during which the effective date of the merger occurs, provided that First Deposit shareholders will receive the Community First dividend for such quarter) on the shares of First Deposit common stock;

    (4) except for the merger agreement, or pursuant to the exercise of outstanding stock options, issue, sell, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First Deposit common stock or any other capital stock of any First Deposit entity, or any other equity right;

    (5) adjust, split, combine or reclassify any capital stock of any First Deposit entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Deposit common stock;

    (6) sell, lease, mortgage or otherwise dispose of or otherwise encumber any asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration or any shares of capital stock of any First Deposit subsidiary;

    (7) enter into or amend any employment contract between any First Deposit entity and any person that the First Deposit entity does not have the unconditional right to terminate without liability at any time on or after the effective date of the merger;

    (8) except for loans made in the ordinary course of its business, make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any entity other than a wholly-owned First Deposit subsidiary, or otherwise acquire direct or indirect control over any entity, other than in connection with (a) foreclosures in the ordinary course of business, (b) acquisitions of control by a depository institution subsidiary in its fiduciary capacity, or (c) the creation of new wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement;

    (9) grant any increase in compensation or benefits to the employees or officers of any First Deposit entity, except in accordance with past practice previously disclosed to Community First by First Deposit or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the merger agreement and previously disclosed to Community First by First Deposit; enter into or amend any severance agreements with officers of any First Deposit entity; grant any increase in fees or other increases in compensation or other benefits to directors of any First Deposit entity except in accordance with past practice previously disclosed to Community First by First Deposit; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other equity rights;

    (10) adopt any new employee benefit plan of any First Deposit entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any First Deposit entity, or make any distributions from such employee benefit plans;

    (11) make any significant change in any tax or accounting methods or systems of internal accounting controls;

    (12) commence any litigation, settle any litigation involving any liability of any First Deposit entity for material money damages or restrictions upon the operations of any First Deposit entity; or

    (13) except in the ordinary course of business, enter into, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims.

    The merger agreement also provides that from the date of the merger agreement until the earlier of the effective date of the merger or the termination of the merger agreement, unless First Deposit has given prior written consent, Community First will not amend the Articles of Incorporation or Bylaws of Community First in any manner adverse to the holders of First Deposit common stock or take any action that will materially adversely impact the ability of the Community First entities to consummate the merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGER; INTERESTS OF CERTAIN PERSONS IN THE
  MERGER

    Community First Bank will be the surviving bank resulting from the merger, and Community First will remain its holding company and sole shareholder. Certain members of First Deposit's management and the First Deposit Board of Directors have interests in the merger in addition to their interests as shareholders of First Deposit generally. These include, among other things, provisions in the merger agreement relating to indemnification of directors and officers and eligibility for certain Community First employee benefits.

    The directors of Community First in office immediately prior to the effective date of the merger, and Danny A. Belyeu and such other additional persons as may thereafter be elected, will serve as the directors of Community First from and after the effective date of the merger. The directors of Community First Bank in office immediately prior to the effective date of the merger and Danny A. Belyeu will serve as the directors of the surviving bank after the effective date of the merger. The officers of Community First and Community First Bank in office immediately prior to the effective date of the merger, together with such additional persons as may thereafter be elected, will serve as the officers of Community First and Community First Bank from and after the effective date of the merger.

    As of the First Deposit record date, none of the directors and officers of First Deposit beneficially owned any shares of Community First common stock.

    INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The merger agreement provides that Community First will indemnify each person entitled to indemnification from a First Deposit entity against all liabilities arising out of actions or omissions occurring at or prior to the effective date of the merger (including the transactions contemplated by the merger agreement) to the fullest extent permitted under Georgia law and by First Deposit's Articles of Incorporation and Bylaws as in effect on the date of the merger agreement. The merger agreement also provides that Community First will provide and keep in force for a period of five years after the effective date directors' and officers' liability insurance providing coverage to directors and officers of First Deposit for acts or omissions occurring prior to the effective date. Community First will use its best efforts to continue coverage under the existing First Deposit directors' and officers' liability insurance policy and First Deposit will use its best efforts to obtain a "tail rider" under such policy. Such insurance will provide at least the same coverage and amounts as contained in First Deposit's policy on the date of the merger agreement, except that in no event shall the annual premium on such policy exceed 150% of the annual premium on First Deposit's policy in effect on the date of the merger agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Community First will use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

    OTHER MATTERS RELATING TO EMPLOYEE BENEFIT PLANS. The merger agreement also provides that, after the effective date of the merger, Community First will either (1) continue to provide to officers and employees of the First Deposit entities employee benefits under First Deposit's existing employee benefit and welfare plans or, (2) if Community First determines to provide to officers and employees of the First Deposit entities employee benefits under other employee benefit plans and welfare plans, provide generally to officers and employees of the First Deposit entities employee benefits under employee benefit and welfare plans, on terms and conditions which, when taken as a whole are substantially similar to those currently provided by the Community First entities to their similarly situated officers and employees.

    Any severance benefits provided to officers and employees of First Deposit entities are to be in accordance with the existing Community First policy regarding severance benefits. For purposes of participation and vesting (but not accrual of benefits) under Community First's employee benefit plans, service under employee benefit plans of First Deposit will be treated as service under any similar employee benefit plans maintained by Community First.

    With respect to officers and employees of the First Deposit entities who, at or after the effective date of the merger, become employees of a Community First entity and who, immediately prior to the effective date of the merger, are participants in one or more employee welfare benefit plans maintained by the First Deposit entities, Community First will cause each comparable employee welfare benefit plan which is substituted for a First Deposit welfare benefit plan to waive any evidence of insurability or similar provision, to provide credit for such participation prior to such substitution with regard to the application of any pre-existing condition limitation, and to provide credit towards satisfaction of any deductible or out-of-pocket provisions for expenses incurred by such participants during the period prior to such substitution, if any, that overlaps with the then current plan year for each such substituted employee welfare benefit plan. Community First also will cause the surviving corporation and its subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation contracts previously disclosed to Community First by First Deposit between any First Deposit entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the effective date of the merger under the First Deposit benefit plans.

    The merger agreement further provides that First Deposit will take all appropriate action to amend and restate the ESOP as a tax-qualified profit sharing plan and will then immediately terminate the amended and restated profit sharing plan, with both the amendment and restatement and the termination effective, in the order prescribed, immediately after the effective date of the merger. Shares allocated to participant accounts in the ESOP will be distributed to participants in the form of cash, shares of Community First common stock, or both, based on the participant's election of the form of consideration he or she wishes to receive in the merger. Unallocated shares First Deposit common stock held in the ESOP will be used to repay the ESOP loan, and any excess amounts will be distributed to participants as earnings on a PRO RATA basis, based on their relative account balances.

    EMPLOYMENT AGREEMENTS. The merger agreement provides that, Community First will honor existing employment agreements between First Deposit and Alpha A. Fowler, Jr., J. David Higgins, John L. King, Patricia Owen and Michael Coggin. Each agreement became effective as of July 8, 1999.

    The employment agreement dated July 8, 1999 with Alpha A. Fowler, Jr. provides that he shall serve as Chairman and Chief Executive Officer of Douglas Federal and shall serve as Vice Chairman of First Deposit. During the term of this Agreement, Mr. Fowler shall receive:

       - an initial annual salary of $58,300, which is subject to discretionary annual increases by the First Deposit Board of Directors;

       - incentive compensation as made available to senior management of First Deposit and Douglas Federal from time to time;

       - benefits under other programs that are maintained for employees of Douglas Federal or First Deposit generally;

       - reimbursements for reasonable business expenses; and

       - the medical, dental and other healthcare benefits as are extended to other management personnel.

    The agreement has an initial term of three years and a maximum term of four years measured from the date of the agreement. The agreement is automatically renewed on a daily basis so that, subject to the four-year maximum term, the term is always three years. If First Deposit decides to end the automatic renewals, the term will become fixed as the shorter of the four-year maximum term or three years measured from 30 days after the date we give notice that we are ending the automatic renewals.

    If the agreement is terminated by First Deposit for cause, as defined in the agreement, or by Mr. Fowler without good reason, as defined in the agreement, Mr. Fowler will receive only such salary amounts as are due and owed to him through the effective date of the termination. If he is terminated without cause or upon permanent disability, or if he terminates his employment with good reason, 60 days' prior written notice of intent to terminate is required and Mr. Fowler will receive a termination payment equal to his average monthly compensation for the remaining term of the agreement. Mr. Fowler may also terminate the agreement within 6 months following a change in control, as defined in the agreement, and he will be entitled to receive a termination payment equal to his average monthly compensation for the remaining term of the agreement, provided he gives at least 30 days' prior written notice. Average monthly compensation means the quotient determined by dividing (a) the greater of (1) Mr. Fowler's then current base salary, or (2) the highest average of his base salary and incentive compensation for the three most recent consecutive 12-month periods during which he was employed by First Deposit immediately before the effective date of the termination by (b) twelve (12). The merger will constitute a change in control as defined in the employment agreement.

    In addition, Mr. Fowler has agreed not to engage in the community banking business or become involved in a bank holding company within a 20-mile radius of any of our existing offices or facilities for a period equal to the greater of 12 months or the remainder of the term of the Agreement following his termination for any reason, and not to solicit our customers or employees within the same geographic area for the same period of time.

    The employment agreement with Mr. Higgins contains essentially identical terms and conditions as does the agreement with Mr. Fowler, except that Mr. Higgins initial base salary was $86,900. The employment agreements with Messrs. Coggin and King and Ms. Owen contain essentially identical terms and conditions as does the agreement with Mr. Fowler, except that the base salaries set forth in such agreements are $50,000 for Mr. Coggin, $75,000 for Mr. King and $46,900 for Ms. Owen. In addition, the agreements for Mr. Coggin, Mr. King and Ms. Owen do not have a provision for a four-year maximum term.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL DECISIONS OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, AND INSURANCE COMPANIES, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING

TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

    A federal income tax ruling with respect to this transaction will not be requested from the Internal Revenue Service ("IRS"). Instead, Powell, Goldstein, Frazer & Murphy LLP, counsel to Community First, will render an opinion to First Deposit and Community First concerning the material federal income tax consequences of the proposed merger under federal income tax law. It is such firm's opinion that, based upon the assumption the merger is consummated in accordance with the merger agreement and the representations made by the management of First Deposit and Community First, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

    Assuming the merger qualifies as a reorganization pursuant to
Section 368(a) of the Code, tax consequences to Community First, First Deposit and First Deposit shareholders will be as follows:

    (1) No gain or loss will be recognized by either First Deposit or Community First upon consummation of the merger of First Deposit and Douglas Federal with and into Community First Bank, except for deferred gain or loss recognized in accordance with the provisions of Treasury Regulations issued under Code
Section 1502;

    (2) The basis of the assets received by Community First from First Deposit, including the stock of First Deposit, will equal First Deposit's basis in such assets immediately prior to the merger, and Community First's holding period with respect to such assets will include the period such assets were held by First Deposit;

    (3) The shareholders of First Deposit will recognize no gain or loss upon the exchange of all of their First Deposit common stock solely for shares of Community First common stock;

    (4) The shareholders of First Deposit who receive a combination of Community First common stock and cash for their First Deposit shares will recognize gain, but not loss, equal to the lesser of (a) the cash received in the merger (not including cash attributable to fractional shares), and (b) the gain realized as a result of the merger. The gain realized in the merger will equal the excess of
(i) the sum of the cash received (not including cash attributable to fractional shares) and the fair market value of the Community First common stock received in the merger, and (ii) the shareholder's basis in the First Deposit shares surrendered in the merger. Any gain recognized by such shareholder will be long-term capital gain provided that the First Deposit common stock was held as a capital asset and such shareholder has held such First Deposit shares for more than one year on the date of the exchange, and the requirements for sale or exchange treatment in Code Section 302(b)(1), (2), or (3) or met.

    (5) The aggregate tax basis of the Community First common stock received by the First Deposit shareholders in the merger will, in each instance, be the same as the aggregate tax basis of the First Deposit common stock surrendered in exchange therefor, less the basis of any fractional share of Community First common stock settled by cash payment;

    (6) The holding period of the Community First common stock received by the First Deposit shareholders will, in each instance, include the period during which the First Deposit common stock surrendered in exchange therefor was held, provided that the First Deposit common stock was held as a capital asset on the date of the exchange;

    (7) The payment of cash to First Deposit shareholders in lieu of fractional share interests of Community First common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Community First. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder; and

    (8) Where solely cash is received by a First Deposit shareholder in exchange for First Deposit common stock in the merger, such shareholder will recognize gain or loss equal to the difference between the amount of cash received in the merger and the shareholder's basis in the First Deposit shares surrendered in the merger. Any gain recognized by such shareholder will be long-term capital gain provided that the First Deposit common stock was held as a capital asset and such shareholder has held such First Deposit shares for more than one year on the date of the exchange.

    (9) Where solely cash is received by a First Deposit shareholder in exchange for First Deposit common stock in the merger or pursuant to the exercise of dissenters' rights, the former First Deposit shareholder will be subject to federal income tax as a result of such transaction. The cash will be treated as having been received in redemption of such holder's First Deposit common stock and subject to the taxation in accordance provisions and limitations of
Section 302 of the Code.

    Tax consequences to dealers in Community First common stock, non-United States holders of Community First common stock or others who have a special tax status (including, without limitation, financial institutions, insurance companies and tax-exempt entities) or to persons who received their shares through the exercise of employee stock options or otherwise as compensation may be different and such persons should consult their tax advisors as to the tax consequences of a sale or exchange of Community First common stock.

    Each First Deposit shareholder who receives Community First common stock in the merger will be required to attach a statement to such shareholder's federal income tax return for the year of the merger that describes the facts of the merger, including the shareholder's basis in the First Deposit common stock exchanged, and the number of shares of Community First common stock received in exchange for First Deposit common stock. Each shareholder should also keep as part of such shareholder's permanent records information necessary to establish such shareholder's basis in, and holding period for, the Community First common stock received in the merger.

    If the merger fails to qualify as a tax-free reorganization for any reason, the principal federal income tax consequences, under currently applicable law, would be as follows: (1) gain or loss would be recognized to First Deposit as a result of the merger; (2) gain or loss would be recognized by all holders of First Deposit common stock upon the exchange of such shares in the merger for shares of Community First common stock, the amount of such gain or loss will be equal to the difference between (i) the sum of any cash and the fair market value of any Community First common stock received in the merger, and (ii) such holder's basis in the First Deposit shares surrendered in the merger; (3) the tax basis of the Community First common stock to be received by the holders of First Deposit common stock in the merger would be the fair market value of such shares of Community First common stock at the effective date of the merger; and
(4) the holding period of such shares of Community First common stock to be received by First Deposit shareholders pursuant to the merger would begin the day after the effective date of the merger.

    CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON YOUR PARTICULAR CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU (INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX
LAWS).

ACCOUNTING TREATMENT

    Community First and First Deposit anticipate that the merger will be accounted for as a purchase. This means that for accounting and financial reporting purposes, the assets and liabilities of First Deposit as of the effective time of the merger will be recorded at their respective fair values and added to those of Community First. Community First's financial statements issued after the merger would reflect such values and would not be restated retroactively to reflect First Deposit's historical financial position or results of operations.

EXPENSES AND FEES

    The merger agreement provides that each of the parties will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the merger agreement, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Community First will pay the filing fees relating to the Joint Proxy Statement/Prospectus and the Registration Statement of which it is a part and will pay one-half of the printing costs incurred in connection with printing those materials.

RESALES OF COMMUNITY FIRST COMMON STOCK

    The issuance of Community First common stock to shareholders of First Deposit in connection with the merger will be registered under the Securities Act. All shares of Community First common stock received by holders of First Deposit common stock and all shares of Community First common stock issued and outstanding immediately prior to the effective date of the merger will, upon consummation of the merger, be freely transferable by those shareholders of First Deposit and Community First not deemed to be "affiliates" of First Deposit or Community First. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with First Deposit or Community First at the time of their respective shareholders' meetings (generally, directors, executive officers and 10% shareholders).

    Affiliates would be permitted to resell Community First common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Joint Proxy Statement/Prospectus does not cover any resales of Community First common stock received by persons who may be deemed to be affiliates of First Deposit or Community First. Exemptions that may be available to such affiliate are contained in Rules 144 and 145 under the Securities Act. Rules 144 and 145 restrict the sale of Community First common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the one-year period following the effective date of the merger, affiliates of First Deposit or Community First may publicly resell the Community First common stock received by them in the merger within certain limitations as to the amount of Community First common stock sold in any three-month period and as to the manner of sale. After this one-year period, affiliates of First Deposit who are not affiliates of Community First may resell their shares without restriction. The ability of affiliates to resell shares of Community First common stock received in the merger under Rule 144 or 145 will be subject to Community First's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. The stock certificates representing Community First common stock issued to affiliates in the merger may bear a legend summarizing the foregoing restrictions. Affiliates will receive additional information regarding the effect of Rules 144 and 145 on their ability to resell Community First common stock received in the merger.

    Each person who is deemed to be an affiliate of First Deposit has delivered to Community First an agreement (each, an "Affiliate Agreement") providing that such affiliate will not sell, pledge, transfer, or otherwise dispose of any Community First common stock obtained as a result of the merger except in compliance with the Securities Act and the rules and regulations of the SEC thereunder. Community First's receipt of the Affiliate Agreements is also a condition to Community First's obligations to consummate the merger. See "--Conditions to Consummation of the Merger."

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

    On the effective date of the merger, First Deposit shareholders who receive shares of Community First common stock will become shareholders of Community First, and their rights as shareholders will be determined by Community First's Articles of Incorporation and Bylaws. The following is a comparison of the rights of shareholders of Community First and First Deposit Both Community First and First Deposit are Georgia corporations governed by the Georgia Code. Accordingly, there are no material differences between the rights of a Community First shareholder and the rights of an First Deposit shareholder solely under the Georgia Code. The following discussion is necessarily general; it is not intended to be a complete statement of all of the rights of shareholders of their respective entities, and it is qualified in its entirety by reference to the Georgia Code, Community First's Articles of Incorporation and Bylaws, and First Deposit's Articles of Incorporation and Bylaws.

AUTHORIZED CAPITAL STOCK

    COMMUNITY FIRST COMMON STOCK. The Community First Articles of Incorporation authorize the issuance of an aggregate of 10,000,000 shares of common stock,
$.01 par value, of which             shares were issued and outstanding as of
the Community First record date.

    Holders of Community First common stock have unlimited voting rights and are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the Board of Directors in compliance with the provisions of the Georgia Code and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution. Holders of Community First common stock do not have any preemptive rights with respect to acquiring additional shares of Community First common stock, and the shares are not subject to any conversion, redemption or sinking fund provisions. The outstanding shares of Community First common stock are, and the shares to be issued in connection with the merger will be, when issued, fully paid and nonassessable. Holders of Community First common stock do not have cumulative voting rights in the election of directors.

    Community First's Board of Directors may authorize the issuance of authorized but unissued shares of Community First common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations or by any stock exchange upon which Community First's common stock may be listed.

    The authority to issue additional shares of Community First common stock provides Community First with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of Community First common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Community First. In addition, the sale of a substantial number of shares of Community First common stock to persons who have an understanding with Community First concerning the voting of such shares, or the distribution or declaration of a common stock dividend to Community First shareholders may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Community First.

    COMMUNITY FIRST PREFERRED STOCK. The Community First Articles of Incorporation authorized the issuance of an aggregate of 10 million shares of preferred stock, $.01 par value. No shares of preferred stock were issued or outstanding as of the Community First record date.

    The authorized preferred stock may be issued from time to time in one or more designated series or classes. The Board of Directors, without approval of the shareholders, is authorized to establish the voting, dividends, redemption, conversion, liquidation and other relative provisions as may be provided in a particular series or class. The issuance of preferred stock, by providing flexibility in connection with possible acquisitions under the corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to acquire or discourage a third party for acquiring, a majority of Community First's outstanding voting stock.

    FIRST DEPOSIT COMMON STOCK. First Deposit's authorized common stock consists of 10,000,000 shares of First Deposit common stock, no par value, of
which             shares were issued and outstanding as of the First Deposit record date. Holders of First Deposit common stock have the same rights and privileges with respect to First Deposit as the holders of Community First Common stock have with respect to Community First.

    FIRST DEPOSIT PREFERRED STOCK. First Deposit is authorized to issue 10,000,000 shares of preferred stock, no par value, upon proper authorization of the Board of Directors. No shares of preferred stock are issued or outstanding. The effects of the authorized but unissued preferred stock on holders of First Deposit common stock are the same as those relating to the Community First preferred stock.

BOARD OF DIRECTORS

    COMMUNITY FIRST. Community First's Board of Directors is divided into three classes. Each class is to consist, as nearly as possible, of one-third of the total number of directors. At each annual meeting of shareholders, successors to the class of directors whose term expired as of the annual meeting are elected for a three-year term. The affirmative vote of the holders of at least 80% of the shares of Community First common stock entitled to vote in an election of directors is required to amend or rescind the provision of the Articles of Incorporation establishing a classified Board unless two-thirds of the directors then in office approve a change.

    The effect of having a classified Board is that only approximately one-third of the directors are selected each year. Consequently, two annual meetings are effectively required for shareholders to change a majority of the members of the Board. This provision, coupled with the 80% vote required to amend or rescind it, renders it more difficult to gain control of Community First and may have the effect of discouraging such attempts.

    FIRST DEPOSIT. First Deposit's Board of Directors is also divided into three classes. Each class is to consist, as nearly as possible of one-third of the total number of directors. At each annual meeting of shareholders, successors to the class of directors whose terms have expired as of the annual meeting are elected for a three-year term. The affirmative vote of the holders of at least 80% of the shares of First Deposit common stock present and entitled to vote are required to amend or rescind the provision of the Articles of Incorporation establishing a board that is divided into different classes unless two-thirds of the directors then in office approve a change.

REMOVAL OF DIRECTORS

    COMMUNITY FIRST. Community First's Bylaws provide that any director may be removed at a meeting with respect to which notice of such purpose is given:
(i) without cause, only upon the affirmative vote of the holders of at least 80% of the issued and outstanding shares of Community First common stock; and
(ii) for cause only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Community First common stock. In addition, the affirmative vote of the holders of at least 80% of the issued and outstanding shares of Community First common stock are required to amend or rescind the provision of the Articles of Incorporation related to the removal of directors, unless two-thirds of the directors then in office shall approve such a change.

    FIRST DEPOSIT. First Deposit's Articles of Incorporation contain identical requirements with respect to the percentage of outstanding shares required for the removal of directors as do the Bylaws of Community First.

VOTE REQUIRED FOR SHAREHOLDER APPROVAL

    COMMUNITY FIRST. The Georgia Code requires that unless a greater vote is required elsewhere under the Act or under the corporation's Articles of Incorporation or Bylaws, more votes must be cast in favor of a proposal than against it in order to approve a proposal. However, the Georgia Code requires the vote of a majority of the votes entitled to be cast in order to approve certain mergers or dispositions of assets and amendments to the Articles of Incorporation.

    Community First's Bylaws state that the affirmative vote of a majority of the shares of Community First common stock represented at the meeting and entitled to vote on the subject matter will represent the act of the shareholders, except as otherwise provided by law or Community First's Articles of Incorporation or Bylaws.

    Under Community First's Articles of Incorporation, unless two-thirds of the directors then in office have approved the following matters, action on these matters requires the affirmative vote of the holders of at least 80% of the issued and outstanding shares of Community First common stock entitled to vote in an election of directors:

    (1) amendment of the provision of the Articles of Incorporation establishing a classified Board;

    (2) a change in the number of directors;

    (3) amendment of the provision of the Articles of Incorporation setting forth the grounds and vote required for removal of directors;

    (4) a merger or consolidation of Community First with or into any other corporation or the sale, lease, exchange or other disposition of all or substantially all of its assets;

    (5) amendment of the provision of the Articles of Incorporation prescribing the vote required for the transactions described in clause (4) above; or

    (6) amendment of the provision of the Articles of Incorporation listing the factors permitted to be considered by the Board in evaluating a potential change of control of the corporation.

    In the case of the merger with First Deposit, the Georgia Code does not require that the Community First shareholders approve the merger; rather, shareholder approval is required under the rules of the Nasdaq Stock Market.

    FIRST DEPOSIT. First Deposit's Bylaws also provide that the affirmative vote of a majority of the shares of First Deposit common stock represented at the meeting and entitled to vote on the subject matter will represent the act of the shareholders, except as otherwise provided by law or First Deposit's Articles of Incorporation or Bylaws.

    Under First Deposit's Articles of Incorporation, unless two-thirds of the directors then in office have approved the following matters, action on these matters requires the affirmative vote of the holders of at least 80% of the issued and outstanding shares of First Deposit common stock entitled to vote in an election of directors:

    (1) amendment of the provision of the Articles of Incorporation establishing a classified Board;

    (2) a change in the number of directors;

    (3) amendment of the provision of the Bylaws prescribing the vote required to amend the Bylaws;

    (4) amendment of the provision of the Articles of Incorporation setting forth the grounds and vote required for removal of directors;

    (5) a merger or consolidation of First Deposit with or into any other corporation or the sale, lease, exchange or other disposition of all or substantially all of its assets;

    (6) amendment of the provision of the Articles of Incorporation prescribing the vote required for the transactions described in clause (5) above; or

    (7) amendment of the provision of the Articles of Incorporation listing the factors permitted to be considered by the Board in evaluating a potential change of control of the corporation.

SPECIAL MEETINGS OF SHAREHOLDERS

    COMMUNITY FIRST. Community First's Bylaws state that special meetings of the shareholders may be called at any time by the Board of Directors, the President of Community First and by the corporation upon the request of any one or more shareholders owning an aggregate of not less than 25% of the outstanding capital stock. Notice must be given in writing not less than 10 nor more than 60 days before the date of the meeting and must state the purpose for which the meeting is called.

    FIRST DEPOSIT. First Deposit's Bylaws state that special meetings of the shareholders may be called at any time by the Board of Directors, the President of First Deposit and by the corporation upon the request of any one or more shareholders owning an aggregate of not less than 25% of the outstanding capital stock. Notice must be given in writing not less than 10 nor more than 60 days before the date of the meeting and must state the purpose for which the meeting is called.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

MARKET PRICES

    The Community First common stock is traded on the Nasdaq Stock Market under the symbol "CFBC." The First Deposit common stock is traded on the OTC Bulletin Board under the symbol "FDBI." The following table sets forth the high and low reported sale prices per share of Community First common stock on the Nasdaq Stock Market, the high and low bids reported on the OTC Bulletin Board for the First Deposit common stock and the dividends paid per share of Community First and First Deposit common stock for the indicated periods, adjusted, in the case of Community First, for the 100% stock dividend paid in February 1999.

                                                      COMMUNITY FIRST                    FIRST DEPOSIT
                                              -------------------------------   -------------------------------
                                                HIGH       LOW      DIVIDENDS     HIGH       LOW      DIVIDENDS
                                              --------   --------   ---------   --------   --------   ---------
1999
First Quarter...............................  $22.000    $19.000     $.1100         N/A         N/A       N/A
Second Quarter..............................  $23.750    $18.000     $.1150         N/A         N/A       N/A
Third Quarter...............................  $20.375    $14.625     $.1150     $12.000    $11.1875    $ 0.00
Fourth Quarter..............................  $18.625    $15.250     $.1725     $11.875    $11.3125    $0.075

2000
First Quarter...............................  $22.000    $16.125     $.1725     $12.375    $ 11.375    $  .08
Second Quarter..............................  $17.160    $16.188     $.1725     $12.000    $ 10.875    $  .08
Third Quarter...............................  $19.500    $17.250     $.2000     $14.688    $ 11.875    $  .08
Fourth Quarter..............................  $21.875    $18.625     $.2000     $16.000    $ 14.125    $  .08

2001
First Quarter (through       )..............

    On January 18, 2001, the last day prior to the public announcement of the proposed merger, the last reported sale price per share of Community First common stock on the Nasdaq Stock Market was $20.50 and the resulting equivalent pro forma price per share of First Deposit common stock (based on the 0.94512
stock exchange ratio) was $19.375. On             , 2001, the latest practicable
date prior to the mailing of this Joint Proxy Statement/Prospectus, the last reported sale price per share of Community First common stock on the Nasdaq
Stock Market was $            and the resulting equivalent pro forma price per
share of First Deposit common stock was $            . The equivalent pro forma
per share price of a share of First Deposit common stock at each specified date represents the last reported sale price of a share of Community First common stock on such date multiplied by the stock exchange ratio.

    The market price of Community First common stock on the effective date of the merger may be higher or lower than the market price at the time the merger proposal was announced, at the time the merger agreement was executed, at the time of mailing of this Joint Proxy Statement/Prospectus, or at the times of the shareholders' meetings. First Deposit shareholders who receive Community First common stock in the merger are not assured of receiving any specific market value of Community First common stock on the effective date of the merger, and such value may be substantially more or less than the current value of Community First common stock.

SHAREHOLDERS OF RECORD

    As of the First Deposit record date, there were       holders of record of
First Deposit common stock. As of the Community First record date, there were holders of record of Community First common stock.

DIVIDEND POLICY

    Community First is a legal entity separate and district from its subsidiaries and its revenues depend in significant part on the payment of dividends from Community First Bank. Community First Bank is subject to certain legal restrictions on the amount of dividends it is permitted to pay. Community First Bank may pay dividends in any year in an amount up to 50% of the previous year's net income, or $2,723,500 in 2001, without the approval of the GDBF. The holders of Community First common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Community First has paid regularly quarterly cash dividends on its common stock since October 1, 1997. Although Community First intends to continue to a pay quarterly cash dividends on its common stock, its dividend policy may change after consummation of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

    Like Community First, First Deposit is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from Douglas Federal. Douglas Federal is subject to certain legal restrictions on the amount of dividends it is permitted to pay. Office of Thrift Supervision regulations currently impose limitations upon capital distributions by savings associations, including cash dividends. Douglas Federal must file an application for approval of a cash dividend if either:

    (i) the total capital distributions for the applicable calendar year exceed the sum of Douglas Federal's net income for that year to date plus its retained net income for the preceding two years; or

    (ii) Douglas Federal would not be at least adequately capitalized following the distribution.

    In the event the Office of Thrift Supervision notified Douglas Federal that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that the distribution would constitute an unsafe or unsound practice. If Douglas Federal is not required to file an application, Douglas Federal must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution. Following its conversion to a Georgia chartered commercial bank, Douglas Federal will be subject to the same restrictions on the payment of dividends as Community First Bank.

    The holders of First Deposit common stock are entitled to receive dividends when and if declared by the Board of Directors out of the funds legally available therefor. First Deposit paid a cash dividend on its common stock for the year ended December 31, 1999 and paid quarterly cash dividends during 2000. First Deposit intends to pay quarterly dividends while the merger is pending, except that during the quarter in which the merger is consummated, First Deposit shareholders will not receive a First Deposit dividend but will instead receive the Community First dividend for that quarter. First Deposit cannot, however, assure its shareholders that any dividends will be paid either before or after consummation of the merger.

    For more information with respect to the provisions of the merger agreement relating to Community First's and First Deposit's abilities to pay dividends on their respective common stock during the pendency of the merger, see "Description of Merger--Conduct of Business Pending the Merger."

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                      PROFORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2000
                             (DOLLARS IN THOUSANDS)

                                                                       PROFORMA ADJUSTMENTS
                                                   CFBC       FDBI     ---------------------    PROFORMA
                                                 12/31/00   12/31/00     DEBIT      CREDIT      12/31/00
                                                 --------   --------   ---------   ---------    --------
                    ASSETS
Cash and due from banks........................  $  6,885     5,228                   4,627A      7,486
Interest-bearing deposits in other banks.......       533        --                                 533
Federal funds sold.............................       200        --                                 200
                                                 --------   -------                             -------
  Cash and cash equivalents....................     7,618     5,228                               8,219
Securities available-for-sale..................    58,889    14,502                              73,391
Securities held-for-investment.................       167     2,040                               2,207
Other investments..............................     3,112        --                               3,112
Mortgage loans held for sale...................        57       639                                 696
Loans, net.....................................   308,007   112,615       2,124B     10,208A    412,538
Premises and equipment, net....................     8,004     3,230         665C                 11,899
Accrued interest receivable....................     3,537        --                               3,537
Real estate and repossessions..................       474        --                                 474
Real estate held for development and sale......        --     1,337       1,000D                  2,337
Purchase intangibles...........................        --        --       3,740K                  3,740
Other assets...................................     4,641     1,831                   1,110E      5,362
                                                 --------   -------                             -------
  Total assets.................................  $394,506   141,422                             527,512
                                                 ========   =======                             =======

     LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand.......................................  $ 14,508     4,257                              18,765
  Interest-bearing demand......................    52,873    12,190                              65,063
  Savings......................................    26,281    13,846                              40,127
  Time.........................................   218,569    63,928                     306F    282,803
                                                 --------   -------                             -------
  Total deposits...............................   312,231    94,221                             406,758
Notes payable and other borrowings.............    45,245    21,500                     200G     66,945
Federal funds purchased........................       903        --                                 903
Accrued interest payable and other
  liabilities..................................     4,431       944                   1,700H      7,075
                                                 --------   -------                             -------
  Total liabilities............................   362,810   116,665                             481,681
                                                 --------   -------                             -------
Common stock...................................        33    15,021      15,021I          4J         37
Additional paid-in capital.....................    10,846        --                   7,511J     18,357
Unearned ESOP shares...........................        --    (1,134)                  1,134I         --
Retained earnings..............................    29,074    11,767      11,767I                 29,074
Accumulated other comprehensive loss...........    (1,591)      (46)                             (1,637)
Treasury stock.................................    (6,666)     (851)                  7,517I         --
                                                 --------   -------                             -------
  Total stockholders' equity...................    31,696    24,757                              45,831
                                                 --------   -------                             -------
  Total liabilities and stockholders' equity...  $394,506   141,422      34,317      34,317     527,512
                                                 ========   =======                             =======

             PROFORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                     FOR THE YEAR ENDING DECEMBER 31, 2000
                             (DOLLARS IN THOUSANDS)

                                                                                            PROFORMA
                                                                                          CONSOLIDATED
                                                                             PROFORMA     STATEMENT OF
                                                      CFBC        FDBI      ADJUSTMENTS     EARNINGS
                                                    ---------   ---------   -----------   ------------
Interest income:
  Interest and fees on loans.....................   $  29,531       8,605        (350)B        37,786
  Interest-bearing deposits and federal funds
    sold.........................................         118         132                         250
  Interest and dividends on investment
    securities...................................       4,351       1,193                       5,544
                                                    ---------   ---------                   ---------
    Total interest income........................      34,000       9,930                      43,580
                                                    ---------   ---------                   ---------
Interest expense:
  Interest on deposits...........................      13,719       4,420         (70)F        18,069
  Interest on notes payable and other
    borrowings...................................       3,965       1,017        (150)G         4,832
                                                    ---------   ---------                   ---------
    Total interest expense.......................      17,684       5,437                      22,901
                                                    ---------   ---------                   ---------
Net interest income before provision for loan
  losses.........................................      16,316       4,493                      20,679

Provision for loan losses........................         825          82                         907
                                                    ---------   ---------                   ---------
  Net interest income............................      15,491       4,411                      19,772
                                                    ---------   ---------                   ---------
Noninterest income:
  Service charges on deposit accounts............       2,215         377                       2,592
  Gain on sale of loans..........................          --         296                         296
  Gain on sale of real estate held for
    development and sale.........................          --         434        (250)D           184
  Miscellaneous..................................       1,681          80                       1,761
                                                    ---------   ---------                   ---------
    Total noninterest income.....................       3,896       1,187                       4,833
                                                    ---------   ---------                   ---------
Noninterest expense:
  Salaries and employee benefits.................       6,685       1,531                       8,216
  Occupancy and equipment........................       1,260         375                       1,635
  Other operating................................       3,548       1,372         122 K         5,042
                                                    ---------   ---------                   ---------
    Total noninterest expense....................      11,493       3,278                      14,893
                                                    ---------   ---------                   ---------
    Earnings before income taxes.................       7,894       2,320                       9,712

Income tax expense...............................       2,535         850        (187)L         3,198
                                                    ---------   ---------                   ---------
Net earnings.....................................   $   5,359       1,470                       6,514
                                                    =========   =========                   =========
Basic earnings per share.........................   $    1.90        1.05                        1.84
                                                    =========   =========                   =========
Diluted earnings per share.......................   $    1.90        1.04                        1.84
                                                    =========   =========                   =========
Weighted average common and common equivalent
  shares outstanding.............................   2,822,384   1,405,020                   3,546,059
                                                    =========   =========                   =========
Weighted average diluted common shares
  outstanding....................................   2,822,384   1,406,730                   3,546,059
                                                    =========   =========                   =========

EXPLANATION OF PROFORMA ADJUSTMENTS

A This adjustment details the cash and proceeds from the sale of certain loans in order to fund the cash portion of the purchase price. The total of these items is $14,835,331.

B This adjustment reflects the Company's estimate of the fair value for loans acquired in this transaction. The fair value of loans is based upon the fair value disclosures in FDBI's audited 2000 consolidated financial statements. This amount will be amortized using the interest method over the estimated remaining average life of seven years.

C This adjustment reflects the Company's estimate of the fair value of premises and equipment acquired in this transaction. This estimate is based upon preliminary valuations performed by a certified appraiser. Substantially all of this amount relates to land and therefore no amortization is recorded.

D This adjustment reflects the Company's estimate of the fair value of the real estate held for development and sale. This estimate is based upon a present value analysis of anticipated lot sales and estimated average lot sale prices. This amount will be allocated to each lot and is considered in computing the gain on the sale of each lot in the year of sale.

E This adjustment reflects the difference between the recorded deferred tax asset and the Company's estimate of the effect on deferred income taxes of the purchase accounting adjustments.

F This adjustment reflects the Company's estimate of the fair value of the deposits and is presented as an adjustment to time deposits as the adjustment primarily relates to fixed rate time deposits. This estimate is based upon he fair value disclosures in FDBI's audited 2000 consolidated financial statements. This amount will be amortized using the interest method over the estimated average lives of the deposits of five years.

G  This adjustment reflects the Company's estimate of the fair value of the FHLB
    Advances acquired in this transaction. This estimate is based upon he fair value disclosures in FDBI's audited 2000 consolidated financial statements. This amount will be amortized using the interest method over the remaining contractual lives of these advances.

H This adjustment consists of two items. The first is a $1,000,000 accrual for the estimated cost of buying out certain existing employment contracts held by employees of FDBI who will not continue their employment with the Company. The second item is an accrual of $700,000 for the estimated costs to the Company of closing this transaction.

I This adjustment zeroes out the various stockholders' equity accounts of FDBI, excluding accumulated other comprehensive income. The Unearned ESOP shares account is reduced to zero since the ESOP document calls for termination of the ESOP in the event of a merger transaction such as this transaction.

J This adjustment reflects the issuance of 723,675 shares of CFBC common stock in connection with this transaction. The common shares are valued at $20.50 per share (a total of $14,835,338) based upon trading prices a couple of days either side of the announcement of the definitive agreement. This total value is then reduced by the $700,000 estimated costs of closing this transaction as described in Adjustment H. Of the shares to be issued, 337,265 are the shares held in treasury at year end and 386,410 will be newly issued shares.

K This adjustment reflects the purchased intangibles that result from the purchase accounting adjustments described above. Management is continuing to determine the exact nature and estimated value of any identifiable intangibles that will result from this transaction. The purchase intangibles will likely be amortized over a periods ranging from 15 to 20 years, depending upon the nature and characteristics of the actual intangibles, using the straight-line basis. Goodwill, consisting of the residual amount after recording any identifiable intangibles, will be amortized until a new accounting pronouncement becomes effective eliminating the requirement to amortize goodwill. For purposes of this proforma, the purchased intangibles are assumed to be amortized over a 20 year life using a straight-line method.

L This amount presents the income tax effect of the proforma adjustments to the statement of earnings, excluding amortization of purchase intangibles.

                          DESCRIPTION OF FIRST DEPOSIT

OVERVIEW

    First Deposit is a Georgia corporation organized on February 22, 1999 for the purpose of acquiring all the capital stock of Douglas Federal. First Deposit is a savings association holding company and is regulated by the Office of Thrift Supervision. On July 8, 1999, First Deposit completed an initial public offering and conversion of Douglas Federal from a mutual organization to a stock organization. First Deposit was capitalized from the sale of 1,575,000 shares of common stock to the public, or $15,750,000 in total subscriptions.

DOUGLAS FEDERAL

    GENERAL. Douglas Federal was originally organized in 1960 as a federally-chartered savings bank. Douglas Federal's deposit accounts are insured to the maximum allowable amount by the Savings Association Insurance Fund as administered by the Federal Deposit Insurance Corporation.

    Douglas Federal is a community-oriented savings institution whose principal business consists of accepting retail deposits from the general public in its primary market area. Douglas Federal's primary market area for lending, consists of Douglas and Paulding Counties, Georgia. Douglas Federal invests those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family residential mortgage loans, construction loans, commercial real estate loans, automobile loans, commercial loans and consumer loans. Douglas Federal also invests in Government issued and sponsored mortgage-backed securities, securities issued by the U.S. Government and agencies thereof, and other investments permitted by applicable laws and regulations.

    Douglas Federal has a wholly-owned service subsidiary, Pinehurst Properties, LLC, that holds Douglas Federal's real estate owned and owns real property for residential development purposes.

    MARKET AREA AND COMPETITION. Douglas Federal is headquartered in Douglasville, Georgia. Douglas Federal's primary market area is comprised of the counties of Douglas and Paulding, Georgia, which are serviced through the main office and a full service branch office. The main office is located in downtown Douglasville, and the branch office is located approximately 10 miles from the main office in Lithia Springs, Georgia.

    Douglasville is located approximately 25 miles from Atlanta, Georgia and is accessible from Interstate 20, a major Interstate running east to west through Georgia. The easy accessibility to Douglas County and its close proximity to Atlanta, Georgia has resulted in Douglas County being among one of the fastest growing areas in the country in recent years. Management believes that the market area continues to show economic growth with stable to moderately increasing real estate values.

    Douglas Federal faces significant competition both in generating loans and in attracting deposits. Douglas Federal's primary market area is highly competitive and it faces direct competition from a significant number of financial institutions, many with a statewide or regional presence and, in some cases, a national presence. Many of these financial institutions are significantly larger and have greater financial resources than Douglas Federal. Competition for loans comes principally from commercial banks, savings banks, credit unions, mortgage brokers, mortgage banking companies and insurance companies. In addition, Douglas Federal has recently faced significant competition for first mortgage loans on new home construction from builders who have been offering financing for purchasers of new homes in the builders' development projects. Douglas Federal's most direct competition for deposits has historically come from savings banks or associations, commercial banks and credit unions. In addition, Douglas Federal faces significant competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such instruments as short-term money market funds, corporate and government securities funds, mutual funds, and annuities. Competition has also increased as a result of the lifting of restrictions on the interstate operations of financial institutions. Douglas

Federal has also experienced significant competition from credit unions which have a competitive advantage because they do not pay state or federal income taxes. Such competitive advantage has placed increased pressure in respect to loan and deposit pricing.

    LENDING ACTIVITIES. Douglas Federal's loan portfolio consists primarily of first mortgage loans secured by one- to four-family residences. The types of loans originated are subject to federal laws and regulations. Interest rates charged on loans are affected by the demand for such loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among, other things, economic conditions and monetary policies of the federal government, including the Federal Reserve Board and legislative tax policies.

    Douglas Federal's mortgage lending activities are conducted primarily by loan personnel operating in two offices. In market loan originations are generated by marketing efforts, which include print, radio and television advertising, lobby displays and direct contact with local civic organizations, as well as present customers, walk-in customers and referrals from real estate agents, brokers and builders. Douglas Federal underwrites loans it originates pursuant to policies and procedures and generally underwrites in accordance with Fannie Mae, Freddie Mac, Federal Housing Administration, and Department of Veterans Affairs underwriting standards. Douglas Federal originates both adjustable-rate and fixed-rate loans. Its ability to originate fixed-or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by the current and expected future level of interest rates. In past years, Douglas Federal has originated primarily fixed-rate loans as a result of low customer demand for adjustable-rate loans given the prevailing low interest rate environment. Generally, Douglas Federal holds loans originated for investment, although it frequently sells fixed-rate loans originated through the secondary market. Most loans which are sold, are sold including servicing rights.

    Included in the one- to four-family loan portfolio are home equity loans. Douglas Federal originates home equity loans that are secured by a lien on the borrower's residence and generally do not exceed $250,000. Douglas Federal uses the same underwriting standards for home equity loans as for one- to four-family residential mortgage loans. Home equity loans are generally originated in amounts which, together with all prior liens on such residence, do not exceed 90% of the appraised value of the property securing the loan. The interest rates for home equity loans either float at a stated margin over the prime rate or have fixed interest rates.

    Douglas Federal originates commercial real estate loans that are generally secured by properties used for business purposes such as office buildings, schools, nursing homes, retail stores and churches located in its primary market area. Douglas Federal lends to local churches to fund construction of or renovations to church facilities. Such loans are adjustable rate mortgages and fixed-rate loans with a maximum loan to value ratio of 80%. Commercial real estate loans generally have adjustable rates and terms to maturity that do not exceed 15 years. Douglas Federal's current lending guidelines generally require that the loan to value ratio on property securing commercial real estate loans and multi-family loans not exceed 80%. Adjustable-rate commercial real estate loans provide for interest at a margin over a designated index, often a designated prime rate, with periodic adjustments, generally at frequencies of up to five years.

    Douglas Federal originates construction loans for the development of residential and commercial property, including speculative loans. Construction loans are offered primarily to experienced local developers and builders operating in Douglas Federal's market area. The majority of construction loans are originated to finance the construction by developers and builders of one- to four-family residential real estate and, to a lesser extent, multi-family and commercial real estate properties located in Douglas Federal's primary market area. Construction loans are generally offered with terms of up to 12 months and may be made in amounts of up to 75% of the appraised value of the property on multifamily and commercial real estate construction and 80% on one- to four-family residential construction. Land loans are made in amounts up to 60% of the appraised value of the land securing, the loan.

    Douglas Federal originates consumer loans which consist primarily of new and used automobile loans and loans secured by deposit accounts. Such loans are generally originated in Douglas Federal's primary market area and generally are secured by deposit accounts, personal property and automobiles.

    Douglas Federal's Board of Directors establishes Douglas Federal's lending policies. Such policies provide that the President, Executive Vice President and other Vice Presidents may approve installment loans up to $25,000 and personal loans up to $5,000. Douglas Federal's Executive Committee may approve loans in excess of these limits. The Executive Committee approves all new loans over $300,000 and all maturing loans with aggregate balances over $500,000. Douglas Federal has loan review personnel who submit a written report to the Executive Committee and the full Board of Directors each quarter, evaluating the quality and trend of the loan portfolio. Loan review personnel are independent of loan officers and lending responsibilities.

    Federal regulations and Douglas Federal's Asset Classification Policy require that management utilize an internal asset classification system as a means of reporting problem and potential problem assets. Douglas Federal has incorporated the Office of Thrift Supervision internal asset classifications as a part of its credit monitoring system. Douglas Federal currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying, capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing, facts, conditions and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

    When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, it is required to establish a general valuation allowance for loan losses in an amount deemed prudent by management. General valuation allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

    A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances. The Office of Thrift Supervision, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Although management believes that, based on information currently available to them at this time, the allowance for loan losses is adequate, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.

    Douglas Federal's Investment Committee reviews and classifies its assets on a regular basis and the Board of Directors reviews the results of the reports on a quarterly basis. Douglas Federal classifies assets in accordance with the management guidelines described above. Douglas Federal's policy is to cease accruing interest on loans 90 days or more past due and to charge off all accrued interest. Douglas Federal does, however, continue accruing interest on loans 90 days or more past due that are in the process of being renewed or extended.

    The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in the loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses on loans which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Douglas Federal's allowance for loan losses. Such agencies may require Douglas Federal to make additional provisions for estimated loan losses based upon judgments different from those of management. Douglas Federal continually monitors the allowance for loan losses as conditions dictate. While management believes the allowance for loan losses is sufficient to cover losses inherent in the loan portfolio, no assurances can be given that the level of allowance for loan losses will be sufficient to cover loan losses incurred, or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

    INVESTMENT ACTIVITIES. Douglas Federal generally invests in various types of liquid assets, including U.S. Treasury obligations with terms of five years or less and are rated by a highly regarded rating service, such as Standard & Poors, as AA or better. Douglas Federal also invests in mutual funds whose assets conform to the investments that Douglas Federal is otherwise authorized to make directly, including equity securities, such as Freddie Mac and Fannie Mae stock.

    Generally, Douglas Federal's investment policy is to invest funds among various categories of investments and maturities based upon its need for liquidity, to achieve the proper balance between its desire to minimize risk and maximize yield, and, to a much lesser extent, to provide collateral for borrowings and to fulfill its asset/liability management policies. Douglas Federal's investment strategy has been directed toward high-quality assets with short and intermediate terms to maturity. These high quality assets consist primarily of U.S. Treasury obligations, Federal agency obligations and high-grade corporate debt securities.

    Management determines the appropriate classification of securities at the time of purchase. If management has the intent and ability to hold debt securities to maturity, they are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings. All other debt and equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, as a separate component of equity. As a member of the Federal Home Loan Bank of Atlanta, Douglas Federal is required to hold Federal Home Loan Bank of Atlanta stock which is carried at cost since there is no readily available market value. Historically, Douglas Federal has not held any securities considered to be trading securities.

    SOURCES OF FUNDS. Deposits, loan repayments and prepayments, maturities of securities and cash flows generated from operations are the primary sources of funds for use in lending, investing and for other general purposes.

    Douglas Federal offers a variety of deposit accounts with a range of interest rates and terms. These deposits consist of passbook and statement savings accounts, money market accounts, transaction accounts and time deposits currently ranging in terms from one to five years. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. These deposits are obtained predominantly from Douglas Federal's market area. Douglas Federal has historically relied primarily on providing a higher level of customer service and long-standing relationships with customers to attract and retain these deposits and also relies on competitive pricing policies and advertising; however, market interest rates and rates offered by competing financial institutions significantly affect its ability to attract and retain deposits. Douglas Federal has become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. Douglas Federal manages the pricing of deposits in keeping with the asset/liability management, liquidity and profitability objectives. Based on experience, management believes that passbook and statement savings, money market accounts and transaction accounts are relatively stable sources of deposits. Time deposits have been a relatively stable source of funds as well, however, the ability to attract and maintain time deposits and the rates paid on these deposits has been and will continue to be significantly affected by market conditions.

    As part of Douglas Federal's operating strategy, management has utilized advances from the Federal Home Loan Bank as an alternative to retail deposits to fund operations when borrowings are less costly and can be invested at a positive interest rate spread or when Douglas Federal needs additional funds to satisfy loan demand. By utilizing Federal Home Loan Bank advances, which possess varying stated maturities, Douglas Federal can meet liquidity needs without otherwise being dependent upon retail deposits and revising deposit rates to attract retail deposits, which have no stated maturities, except for certificates of deposit, which are interest rate sensitive and which are subject to withdrawal at any time. These Federal Home Loan Bank advances are collateralized primarily by certain mortgage loans and secondarily by capital stock of the Federal Home Loan Bank. Federal Home Loan Bank advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the Federal Home Loan Bank will advance to member institutions fluctuates from time to time in accordance with the policies of the Federal Home Loan Bank.

PINEHURST PROPERTIES, LLC

    Douglas Federal's service corporation subsidiary, Pinehurst Properties, LLC, is involved in the development of residential real estate. Pinehurst Properties is involved in two developments. One is a gated residential community consisting of 33 lots, of which 31 had been sold as of December 31, 2000. The second development is a more traditional subdivision project that has been divided into two phases; Phase I consists of 61 lots and Phase 11 consists of 81 lots. Eighty-seven lots in aggregate have been sold as of December 31, 2000.

EMPLOYEES

    As of December 31, 2000, Douglas Federal had 48 total employees and 48 full-time equivalent employees. Douglas Federal is not a party to any collective bargaining agreement and, in the opinion of management, Douglas Federal enjoys satisfactory relations with its employees. There currently are no employees of First Deposit.

REGULATION AND SUPERVISION OF FIRST DEPOSIT AND DOUGLAS FEDERAL

GENERAL

    Prior to April   , 2001, Douglas Federal has been subject to extensive
regulation, examination, and supervision by the OTS, as its chartering agency, and the FDIC, as its deposit insurer. First Deposit, as a savings association holding company, has also been required to file certain reports with, and otherwise comply with, the rules and regulations of the OTS and of the Securities and Exchange Commission under the federal securities laws.
On April   , 2001, Douglas Federal will convert its charter to that of a Georgia chartered commercial bank, and, as a result, First Deposit will become a bank holding company. Following completion of the conversion Douglas Federal and First Deposit will no longer be subject to the regulation, examination and supervision of the OTS. Rather, as a Georgia commercial bank, Douglas Federal will become subject to the regulation, examination and supervision of the Georgia Department of Banking and Finance. Likewise, First Deposit will become subject to the regulation, examination and supervision of the Federal Reserve and the Georgia Department. First Deposit will still be required to comply with the rules and regulations of the Securities and Exchange Commission following the conversion.

    For a discussion of the state and federal banking laws and regulations to which Douglas Federal and First Deposit will be subject following the conversion, please see "Supervision and Regulation."

FEDERAL SECURITIES LAWS

    First Deposit's common stock is registered with the SEC under Section 12
(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). First Deposit is subject to information, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

DESCRIPTION OF PROPERTY

    First Deposit and Douglas First conduct their business from its main office and a full service branch office. Douglas Federal owns both offices. The following table sets forth information regarding these properties.

                                                                  YEAR
LOCATION                                                        ACQUIRED
--------                                                     --------------
Main Branch Office:                                          September 1969
8458 Campbellton Street
Douglasville, Georgia 30134-1803

Branch Office:                                                 June 1973
1855 Thornton Road
Lithia Springs, Georgia 30122-2619

    Douglas Federal also owns property for possible branch expansion or a new main office located at Chapel Hill Road and Interstate 20, Douglasville, Georgia. Douglas Federal also owns property for possible branch expansion located at Douglas Boulevard and Brightstar Road in Douglasville. All properties are owned by Douglas Federal and are adequately insured, including contents.

    Pinehurst Properties, LLC, owns approximately 80 acres of real property located in Douglasville, Georgia, that has been subdivided and is being currently developed and sold as residential lots.

LEGAL PROCEEDINGS

    First Deposit is not a party to, nor is any of its property the subject of, any material pending legal proceedings, other than ordinary routine proceedings incidental to the business of Douglas Federal, nor to the knowledge of the management of First Deposit are any such proceedings contemplated or threatened against First Deposit or Douglas First.

FIRST DEPOSIT SELECTED FINANCIAL DATA

                                                      AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------
                                                  2000        1999        1998       1997       1996
                                                ---------   ---------   --------   --------   --------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest Income...............................      9,930       7,917     7,162      6,687      6,011
Interest Expense..............................      5,437       4,117     4,226      3,783      3,276
  Net Interest Income.........................      4,493       3,800     2,936      2,904      2,735
Provision for Loan Losses.....................         82          60       108         60        110
  Net Interest Income
After Provision...............................      4,411       3,740     2,828      2,844      2,625
Non-Interest Income...........................      1,187         822       764        412        660
Non-Interest Expense..........................      3,278       2,587     2,408      2,221      2,412
Income Before Income Taxes....................      2,320       1,975     1,184      1,035        873
Provision for Income Taxes....................        850         706       405        386        315

Net Income....................................      1,470       1,269       779        649        558

Net Income Per Common and Potential Common
  Share:
  Basic.......................................       1.05         .88       N/A        N/A        N/A
  Diluted.....................................       1.04         .88       N/A        N/A        N/A

Cash Dividends:
  Declared
  Per Share Outstanding at Period End.........        .32        .075       N/A        N/A        N/A
Book Value at Year End-
  Per Share Outstanding at Period End.........      17.82       16.80       N/A        N/A        N/A
Weighted Average Common and Potential Common
  Shares
Outstanding:
  Basic.......................................  1,405,020   1,449,000       N/A        N/A        N/A
  Diluted.....................................  1,406,730   1,449,000       N/A        N/A        N/A
Total Assets..................................    141,422     117,910   100,892     91,600     78,900
Other Borrowed Money..........................     21,500       9,000     5,000      6,000        750

FIRST DEPOSIT'S MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

GENERAL

    First Deposit's results of operations are dependent primarily on net interest income, which is the difference between the income earned on our loan and investment portfolios and our cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by provision for loan losses, fees, and other service charges and noninterest expenses. First Deposit's noninterest expense principally consists of salaries and employee benefits, occupancy and equipment expense, federal deposit insurance premiums, data processing, advertising and business promotion and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact First Deposit and Douglas Federal.

    The purpose of this discussion is to focus on information about First Deposit's financial condition and results of operations which is not otherwise apparent from the financial statements included in this Joint Proxy Statement/Prospectus. Reference should be made to those statements presented elsewhere in this report for an understanding of the following discussion and analysis. Historical results of operations and any trends which may appear, are not necessarily indicative of the results to be expected in future years.

IMPACT OF INFLATION AND CHANGING PRICES

    The financial statements and notes presented in this Joint Proxy Statement/Prospectus have been prepared in accordance with generally accepted accounting principals which provide for the measurement of financial position and operating results generally in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Unlike industrial companies, nearly all of First Deposit's assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on its performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of our goods and services.

MANAGEMENT STRATEGY

    Traditionally, management's primary goal has been to control growth and maintain First Deposit's profitability, market share, asset quality and our capital position by:

    - Investing primarily in one- to four-family loans secured by properties located in our primary market area;

    - Investing in non-residential and construction and development loans secured by properties located in our primary market area, to the extent that such loans meet our general underwriting criteria including, but not limited to, satisfaction of certain loan-to-value ("LTV") and debt service coverage ratios and satisfaction that the borrower is experienced in these types of real estate projects;

    - Investing in consumer loans;

    - Investing funds not utilized for loan investments in short-term U.S. Treasury and agency obligations, including mortgage-backed and mortgage-related securities; and

    - Building capital while controlling operating expenses.

    In the future, First Deposit intends to seek growth opportunities and means of lessening its exposure to interest rate risk while avoiding investments it believes bear risks inconsistent with its investment policies. First Deposit intends to grow by expanding the products and services it offers, as necessary, in order to improve market share in its primary market area as well as seeking opportunities to expand market share and product line through mergers and acquisitions. First Deposit is reviewing other products and services, including products that would attract more local business. First Deposit will also seek to expand consumer loans, including home equity loan originations. Finally, depending upon market conditions, management may implement leverage strategies to enhance income. Such strategies would be to increase borrowings and invest the borrowed funds in secured investments to enhance income from the spread between the cost of the borrowed funds and the investment yield.

ANALYSIS OF NET INTEREST INCOME

    Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

    AVERAGE BALANCE SHEETS. The following tables set forth certain information relating to First Deposit at December 31, 2000 and 1999, and for the years ended December 31, 2000 and 1999. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown except where noted otherwise and reflect annualized yields and costs. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields. Loan interest and yield data does not include any accrued interest from non-accruing loans.

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------
                                                              2000                             1999
                                                 ------------------------------   ------------------------------
                                                            INTEREST   AVERAGE               INTEREST   AVERAGE
                                                 AVERAGE     INCOME     YIELD/    AVERAGE     INCOME     YIELD/
                                                 BALANCE    EXPENSE      COST     BALANCE    EXPENSE      COST
                                                 --------   --------   --------   --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
ASSETS
  Interest-earning assets:
    Mortgage loans, net........................  $102,588    $8,464      8.25%    $ 85,641    $6,783      7.92%
    Consumer and other loans...................     1,507       141      9.36        1,148       100      8.71
    Overnight and short-term deposits..........     2,983       132      4.43        7,469       333      4.46
    Securities(1)..............................    18,774     1,193      6.35       11,357       701      6.17
                                                 --------    ------               --------    ------
    Total interest-earning assets..............   125,852     9,930      7.89      105,615     7,917      7.50
                                                             ------                           ------
    Noninterest-earning assets.................     5,059                            4,729
                                                 --------                         --------
      Total assets.............................   130,911                          110,344
                                                 ========                         ========
LIABILITIES AND EQUITY
  Interest-bearing liabilities:
    Transaction accounts.......................    12,942       385      2.97%      14,118       448      3.17
    Savings accounts...........................    15,019       592      3.94       21,207       802      3.78
    Certificates of deposit....................    57,148     3,443      6.02       47,946     2,544      5.31
                                                 --------    ------               --------    ------
      Total deposits...........................    85,109     4,420      5.19       83,271     3,794      4.56
    FHLB advances..............................    15,780     1,017      6.44        5,762       323      5.61
                                                 --------    ------               --------    ------
      Total interest-bearing liabilities.......   100,889     5,437      5.39       89,033     4,117      4.62
                                                             ------                           ------
    Other liabilities..........................     5,784                            8,078
                                                 --------                         --------
      Total liabilities........................   106,673                           97,111
    Equity.....................................    24,238                           13,233
                                                 --------                         --------
      Total liabilities and equity.............  $130,911                         $110,344
                                                 ========                         ========
    Net interest income/Interest rate
      spread(2)................................              $4,493      2.50%                $3,800      2.88%
                                                             ======      ====                 ======      ====
  Net earning assets/Net interest margin(3)....    24,963                3.57%      16,582                3.60%
                                                 ========                ====     ========                ====
  Ratio of interest-earning assets to
    interest-bearing liabilities...............    124.74%                          118.62%
                                                 ========                         ========

------------------------

(1) Includes debt securities available-for-sale, debt securities held-to-maturity, and equity securities.

(2) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3) Net interest margin represents net interest income as a percentage of average total interest-earning assets.

    RATE/VOLUME ANALYSIS: The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected First Deposit's interest income and interest expense during the periods indicated. Information is provided in each category with respect to:

    - changes attributable to changes in volume (changes in volume multiplied by prior year rate);

    - changes attributable to changes in rate (changes in rate multiplied by prior year volume); and

    - the net change (changes attributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume).

                                                                        YEAR ENDED
                                                                    DECEMBER 31, 2000
                                                                  COMPARED TO YEAR ENDED
                                                                    DECEMBER 31, 1999
                                                              ------------------------------
                                                                   INCREASE
                                                                  (DECREASE)
                                                                    DUE TO
                                                              -------------------
                                                               VOLUME      RATE       NET
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Mortgage loans, net.......................................   $1,388     $ 293      $1,681
  Consumer and other loans..................................       33         8          41
  Overnight and short term deposits.........................     (199)       (2)       (201)
  Securities................................................      471        21         492
                                                               ------     -----      ------
    Total interest-earning assets...........................   $1,693     $ 320      $2,013
                                                               ------     -----      ------
INTEREST-BEARING LIABILITIES:
  Transaction accounts......................................   $  (36)    $ (27)     $  (63)
  Savings accounts..........................................     (243)       33        (210)
  Certificates of deposit...................................      530       369         899
  FHLB advances.............................................      639        55         694
                                                               ------     -----      ------
    Total interest-bearing liabilities......................   $  890     $ 430      $ 1320
                                                               ------     -----      ------
    Net interest income.....................................   $  803     $(110)     $  693
                                                               ======     =====      ======

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2000 AND DECEMBER 31, 1999

    Total assets were $141.4 million at December 31, 2000, an increase of $23.5 million, or 19.9%, from $117.9 million at December 31, 1999. The net increase in total assets consisted of an increase in the total loan portfolio of $24.5 million, a decrease in securities of $2.2 million, and a decrease of $821,000 in cash, due from banks and Federal funds sold for the year ended December 31, 2000 as compared to the same period in 1999. Total deposits increased by $10.4 million, from $83.8 million at December 31, 1999 to $94.2 million at December 31, 2000. Total interest-bearing deposits increased for the year ended December 31, 2000 by $10.5 million, or 13.2%, as compared to December 31, 1999. FHLB advances increased $12.5 million from $9 million at December 31, 1999 to $21.5 million at December 31, 2000.

    LOANS. The increase in total loans was primarily due to increases in commercial real estate loans and real estate construction loans which increased $19.0 million and $4.6 million, respectively, for the year ended December 31, 2000 which represents 96% of the total increase in loans. The growth in total loans was 27.2% for the year ended December 31, 2000 compared to 6.5% for the year ended 1999. The significant increases in commercial real estate and real estate construction loans are consistent with the economic growth of the Douglas County area. Douglas First also hired a senior lender in 1999 who has concentrated on developing a commercial loan portfolio. This diversification of the loan portfolio is consistent with management's business plan adopted in connection with the stock conversion in 1999.

    ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses increased by $26,000 to $1.08 million at December 31, 2000 from $1.06 million at December 31, 1999. This increase is primarily due to the increase in charge-offs and the increase in loan volume. The adequacy of the allowance for loan losses is evaluated monthly by management based upon a review of significant loans, with particular emphasis on nonperforming and delinquent loans that management believes warrant special attention. The allowance for loan losses to total loans was .95% at December 31, 2000 as compared to 1.17% at December 31, 1999. At December 31, 2000, the allowance for loan losses provided coverage of 399.42% of total impaired loans, down from 625.18% at December 31, 1999. The decrease in the coverage ratio is directly related to the increase in impaired loans of $102,000 for the year. As of December 31, 2000 and 1999, management believes that the allowance for loan losses is adequate to absorb potential losses in the loan portfolio.

    SECURITIES. Securities typically provide moderate returns at time of purchase with limited risk of loss, provide liquidity, and provide assets which are required to be pledged for certain deposits and other purposes. Excess funds are used to fund loan growth. At December 31, 2000, total net unrealized losses in both the available for sale and held to maturity categories of securities totaled $49,000 as compared to a net loss of $349,000 at December 31, 1999. This improvement in the securities portfolio is directly related to the changes in the interest rates during the past year. This loss would be recognized in the event of sale or in the event there was a permanent decline in the value of the underlying securities. Management has not specifically identified any securities with a permanent decline and has not identified any securities for sale in future periods which, if so designated, would require a charge to operations if the market value would not be reasonably expected to recover prior to the time of sale.

    DEPOSITS. Total deposits increased $10.4 million, or 12.4% from December 31, 1999 to December 31, 2000. Of this total increase, noninterest-bearing accounts decreased $116,000 and interest-bearing accounts increased by $10.5 million. Time deposits of $100,000 or more increased from $11.8 million at December 31, 1999 to $15.8 million at December 31, 2000, representing an increase of 33.7%. These deposits typically have a higher average cost and are more likely to move out if the Bank were to obtain higher yields. The majority of all time deposits mature in 2001, or 88% of the total time deposits.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

    GENERAL. Net income for the year ended December 31, 2000 increased by $200,000 or 15.78% to $1,470,000 compared to $1,269,000 for the year ended
December 31, 1999. Net interest income for the years ended December 31, 2000 and 1999 was $4.5 million and $3.8 million, respectively. The increase in net interest income of $693,000, or 18.2% for the year ended December 31, 2000 represents an increase of $2.0 million in interest income less an increase in interest expense of $1.3 million. Noninterest income increased by $365,000 in 2000 compared to an increase of only $78,000 for the same period in 1999. Noninterest expense increased by $691,000 to $3.3 million for the year ended December 31, 2000 compared to $2.6 million for the prior year. The return on average assets decreased slightly from 1.15% for the year ended December 31, 1999 to 1.12% for the year ended December 31, 2000. The return on average equity also decreased from 9.59% for the year ended December 31, 1999 to 6.06% for the year ended December 31, 2000. The decreases in the return on average assets and return on average equity are due to net income increasing by only 15.8% for the year ended December 31, 2000, while average assets and average equity increased by 18.6% and 83.2%, respectively, for the same period.

    INTEREST INCOME. Interest income for the year ended December 31, 2000 was $9.9 million, an increase of $2.0 million, or 15.4% from $7.9 million for the year ended December 31, 1999. Interest income on loans increased from $6.9 million for the year ended December 31, 1999 to $8.6 million for the year ended December 31, 2000. This increase of $1.7 million, or 25.0% accounts for 86% of the total increase and is a direct result of the increase in total loans. The average balance of mortgage loans increased $16.9 million to $102.6 million, while the yield on mortgage loans increased 33 basis points from 7.92% to 8.25%, both of which contributed to the overall net increase in interest income on loans. Average interest-earning assets were $125.9 million for the year ended December 31, 2000, an increase of $20.2 million, or 19.1%, from $105.6 million for the year ended December 31, 1999. The average yield on interest earning assets increased 39 basis points to 7.89% for the year ended December 31, 2000, from 7.50% for the year ended December 31, 1999.

    INTEREST EXPENSE.  Interest expense increased during the year ended
December 31, 2000 to $5.4 million, from $4.1 million for the year ended
December 31, 1999. Substantially all, 81% and 92%, respectively, of the interest expense is attributable to interest-bearing deposits. The largest category of interest-bearing deposits is certificates of deposit. Interest on certificates of deposit for the year ended December 31, 2000 was $3.4 million, up $899,000 from $2.5 million in 1999, which was primarily the result of an increase in the average balance on certificates of deposit, combined with an increase of 71 basis points in the rates paid on these deposits. Interest expense on savings accounts decreased $210,000, from $802,000 for the year ended December 31, 1999 to $592,000 for the year ended December 31, 2000. Interest expense on transaction accounts decreased $63,000, from $448,000 for the year ended December 31, 1999 to $385,000 for the year ended December 31, 2000. This decrease in interest expense on transaction accounts and savings accounts is attributable to decreases in the average balances of transaction accounts and savings accounts of $1,176,000 and $6,188,000, respectively. These decreases reflect customers movement of deposits into certificates of deposit which yielded returns 208 basis points higher than savings accounts for the year ended December 2000. Interest expense on FHLB advances increased $694,000 from $323,000 for the year ended December 31, 1999 to over $1.0 million for the year ended December 31, 2000. This increase is primarily attributable to the increase in average advances outstanding from $5.8 million for the year ended
December 31, 1999 to $15.8 million for the year ended December 31, 2000. The factors contributing to an increase in interest expense was representative of a 77 basis point increase in the cost of interest-bearing liabilities.

    NET INTEREST INCOME. Net interest income for the year ended December 31, 2000 was $4.5 million, compared to $3.8 million for the year ended December 31, 1999. The yield on average interest-earning assets increased from 7.50% to 7.89%, while the average yield on interest-bearing liabilities increased from 4.62% for the year ended December 31, 1999 to 5.39% for the year ended
December 31, 2000. As a result, the interest rate spread decreased from 2.88% to 2.50% and the net interest margin decreased slightly from 3.60% to 3.57%. The increase in the yield on interest-earning assets is due to the significant volume of commercial real estate loans which carry rates normally higher than rates earned on one- to four-family residential loans. The increase in commercial loans has improved the overall loan yield by offsetting the lower yields which has resulted from the low mortgage rates in recent years. The increase in mortgage rates experienced in the third and fourth quarters of 1999 also contributed to the increase in interest income on loans.

    PROVISION FOR LOAN LOSSES. The provision for loan losses increased from $60,000 for the year ended December 31, 1999 to $82,500 for the year ended December 31, 2000. Average impaired loans decreased from $602,000 for the year ended December 31, 1999 to $366,000 for the year ended December 31, 2000. Net loan charge-offs for the years ended December 31, 2000 and 1999 were $56,000 and $3,438, respectively. Charge-offs as a percentage of average loans were .05% and
 .004% for the same periods ended December 31, 2000 and 1999, respectively. The quality of the loan portfolio has remained stable during 2000, therefore, the minimal increase in the provision for loan losses is attributable primarily to the increase in volume of loans.

    NONINTEREST INCOME. Total noninterest income increased $365,000, or 44.4% to $1.2 million for the year ended December 31, 2000, compared to $822,000 for the same period in 1999. Noninterest income primarily consists of service charges on deposit accounts, gains on sale of loans and gain on sale of real estate held for development and sale. The most significant changes in noninterest income was an increase of $122,000 in gain on sale of loans, an increase of $126,000 in service charges on deposit accounts, and an increase of $100,000 in gain on sale of real estate held for development and sale.

    NONINTEREST EXPENSE. Total noninterest expense increased $691,000 to $3.3 million for the year ended December 31, 2000, up from $2.6 million for the prior year. Increases in salaries and employee benefits of $266,000, equipment and occupancy expenses of $54,000 and an increase in other expenses of $370,000 make up the increase in noninterest expense. The increase in salaries and employee benefits include increases of $134,000 in net salaries expense, $118,000 in profit sharing contributions and $61,000 in employee group insurance. The total number of employees has increased by 5 to 48 at December 31, 2000. The increases in other components of other expenses are not attributable to one specific item, but represent normal increases in products and services. However, $84,000 of the total increase in other expenses is directly related to the increased volume of loans, deposits and related customer services.

    INCOME TAXES. Income tax expense increased from $706,000 for the year ended December 31, 1999 to $851,000 for the year ended December 31, 2000. The increase is directly related to the increase in income from operations of $345,000 for the year ended December 31, 2000. The effective tax rate for the years ended December 31, 2000 and 1999 was 37% and 36%, respectively.

LIQUIDITY AND CAPITAL RESOURCES

    First Deposit's primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and Federal Home Loan Bank advances. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. First Deposit has continued to maintain the required levels of liquid assets as defined by Office of Thrift Supervision regulations. These requirements, which may be varied at the direction of the Office of Thrift Supervision depending upon economic conditions and deposit flows, are based upon a percentage of deposits and short-term borrowings. First Deposit's minimum required liquidity ratio is 4.00%. At December 31, 2000, First Deposit's liquidity ratio was 14.70%. Management's current strategy is to maintain liquidity as close as possible to the minimum regulatory requirement and to invest any excess liquidity in higher yielding interest-earning assets. First Deposit manages its liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing Federal Home Loan Bank advances in periods when its demands for liquidity exceed funding from deposit inflows.

    First Deposit's most liquid assets are cash, cash equivalents and securities available-for-sale. The levels of these assets are dependent on First Deposit's operating, financing, lending and investing activities during any given period. At December 31, 2000, cash and cash equivalents and securities available-for-sale totaled $19.7 million, or 14.0% of total assets.

    First Deposit has other sources of liquidity if a need for additional funds arises. At December 31, 2000, it had $21.5 million in advances outstanding from the Federal Home Loan Bank and, at December 31, 2000, had an additional overall borrowing capacity from the Federal Home Loan Bank of $28.3 million. Depending on market conditions, the pricing of deposit products and Federal Home Loan Bank advances, First Deposit may continue to rely on Federal Home Loan Bank borrowings to fund asset growth.

    At December 31, 2000, First Deposit had commitments to fund loans and unused outstanding lines of credit, unused standby letters of credit and undisbursed proceeds of construction mortgages totaling

$15.7 million. First Deposit anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including Individual Retirement Accounts and Keogh accounts which are scheduled to mature in less than one year from December 31, 2000 totaled
$56.1 million. Based upon experience, management believes the majority of maturing certificates of deposit will remain with First Deposit. In addition, management believes that First Deposit can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments. In the event that it does not retain a significant portion of these deposits, First Deposit would be able to utilize Federal Home Loan Bank advances to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such advances exceeds the average rate paid on deposits of similar duration.

    At December 31, 2000, First Deposit exceeded all minimum regulatory capital requirements with a tangible capital level of $17.6 million, or 12.62% of total adjusted assets, which exceeds the required level of $2.1 million, or 1.50%; core capital of $17.6 million, or 12.62% of total adjusted assets, which exceeds the required level of $4.2 million, or 3.00%; total risk-based capital of $25.9 million, or 27.93% of risk-weighted assets, which exceeds the required level of $7.4 million, or 8.00%, and tier 1 capital of $24.8 million, or 26.76% of risk-weighted assets, which exceeds the required level of $3.7 million, or 4.00%.

                              SECURITIES PORTFOLIO

    The carrying amounts of securities at the dates indicated are as follows:

                                                               DECEMBER 31,
                                                            -------------------
                                                              2000       1999
                                                            --------   --------
                                                                (DOLLARS IN
                                                                THOUSANDS)
U.S. Government agency securities and corporations........  $13,426    $15,225
Mortgage-backed securities................................    2,040      2,275
Equity securities.........................................                 508
Restricted equity securities(1)...........................    1,075        734
                                                            -------    -------
                                                            $16,541    $18,742
                                                            =======    =======

------------------------

(1) Restricted equity securities consist of Federal Home Loan Bank stock. For presentation purposes, the equity securities are not included in the maturity table below because they have no contractual maturity dates.

MATURITIES

    The amounts of securities as of December 31, 2000 are shown in the following table according to contractual maturities classified as; (1) one year or less,
(2) after one year through five years, (3) after five years through ten years and (4) after ten years.

                                               U.S. GOVERNMENT
                                                AGENCIES AND         MORTGAGE BACKED
                                                CORPORATIONS           SECURITIES
                                             -------------------   -------------------
                                              AMOUNT    YIELD(1)    AMOUNT    YIELD(1)
                                             --------   --------   --------   --------
                                                      (DOLLARS IN THOUSANDS)
MATURITY:
  One year or less.........................  $ 3,252      5.81%     $   --        --%
  After one year through five years........    7,177      6.15          --        --
  After five years through ten years.......    2,249      7.62          94      8.00
  After ten years..........................      748      8.00       1,946      6.48
                                             -------                ------
                                             $13,426      6.42      $2,040      6.55
                                             =======                ======

------------------------

(1) Yields were computed using coupon interest rates, including discount accretion and premium amortization. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

                                 LOAN PORFOLIO

    Types of Loans

    Loans by type of collateral are presented below:

                                                              DECEMBER 31,
                                                           -------------------
                                                             2000       1999
                                                           --------   --------
                                                               (DOLLARS IN
                                                               THOUSANDS)
Commercial...............................................  $  1,675   $ 1,326
Real estate--construction................................    12,960     8,316
Real estate--one- to four-family.........................    70,926    71,456
Real estate--home equity.................................     4,131     3,891
Real estate--commercial..................................    22,348     3,351
Consumer and other loans.................................     1,855     1,195
                                                           --------   -------
                                                            113,895    89,535
Deferred loan fees and costs.............................      (197)     (202)
Less allowance for loan losses...........................    (1,083)   (1,057)
                                                           --------   -------
    Net loans............................................  $112,615   $88,276
                                                           ========   =======

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

    Total loans as of December 31, 2000 are shown in the following table according to repricing opportunities (1) one year or less, (2) after one year through five years, and (3) after five years.

                                                           (DOLLARS IN THOUSANDS)
                                                           ----------------------
Maturity
  One year or less.......................................         $ 40,321
  After one year through five years......................           20,061
  After five years.......................................           53,513
                                                                  --------
                                                                  $113,895
                                                                  ========

    The following table summarizes loans at December 31, 2000 with due dates after one year for predetermined and floating or adjustable interest rates.

                                                           (DOLLARS IN THOUSANDS)
                                                           ----------------------
  Predetermined interest rates...........................         $70,472
  Floating or adjustable interest rates..................           3,102
                                                                  -------
                                                                  $73,574
                                                                  =======

    Records were not available to present the above two tables by category and could not be reconstructed without undue burden or cost to the Company.

RISK ELEMENTS

    The following table presents the aggregate of nonperforming loans for the categories indicated:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
Loans accounted for on a nonaccrual basis...................    $271       $169

Installment loans and term loans contractually past due 90
  days or more as to interest or principal payments and
  still accruing............................................      --         --

Loans, the terms of which have been renegotiated to provide
  a reduction or deferral of interest or principal because
  of deterioration in the financial position of the
  borrower..................................................       7         --

Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan
  repayment terms...........................................      --         --

    The reduction in interest income associated with impaired loans as of December 31, 2000 is as follows:

                                                              (ACTUAL DOLLARS)
                                                              ----------------
Interest income that would have been recorded on nonaccrual
  loans under original terms................................       $ 9,636
                                                                   =======
Interest income that was recorded on nonaccrual loans.......       $15,958
                                                                   =======

    As of December 31, 2000 and 1999, management included nonaccrual loans as impaired loans as determined by Financial Accounting Standards Board Statement Numbers 114 and 118.

    First Deposit's policy is to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is determined when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected; and (2) the principal or interest is more than 90 days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable. Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware and which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. In the event of non-performance by the borrower, these loans have collateral pledged which could prevent the recognition of substantial losses.

                        SUMMARY OF LOAN LOSS EXPERIENCE

    The following table summarizes average loan balances for the year determined using the daily average balances during the year; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the period to average loans.

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                2000            1999
                                                              ---------       ---------
                                                               (DOLLARS IN THOUSANDS)
Average amount of loans outstanding.........................  $104,095         $86,789
                                                              ========         =======
Balance of allowance for loan losses at beginning of year...  $  1,057         $ 1,000
                                                              --------         -------
Loans charged off:
  Real estate...............................................        --              --
  Commercial................................................        --              --
  Consumer..................................................       (56)             (5)
                                                              --------         -------
                                                                   (56)             (5)
                                                              --------         -------
Recoveries of loans previously charged off:
  Real estate...............................................        --              --
  Commercial................................................        --              --
  Consumer..................................................        --               2
                                                              --------         -------
                                                                    --               2
                                                              --------         -------
Net loans charged off during the year.......................       (56)             (3)
                                                              --------         -------
Additions to allowance charged to expense during year.......        82              60
                                                              --------         -------
Balance of allowance for loan losses at end of year.........  $  1,083         $ 1,057
                                                              ========         =======
Ratio of net loans charged off during the year to average
  loans outstanding.........................................       .05%             --%
                                                              ========         =======

ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is created by direct charges to income. Losses on loans are charged against the allowance in the year in which such loans, in management's opinion, become uncollectible. Recoveries during the year are credited to this allowance. The factors that influence management's judgment in determining the amount charged to income are past loan loss experience, composition of the loan portfolio, evaluation of trends and possible losses, current economic conditions and other relevant factors. First Deposit's allowance for loan losses was $1,083,000 at December 31, 2000, representing .95% of total loans, compared with $1,057,000 at December 31, 1999, which represented 1.17% of total loans. The allowance for loan losses is evaluated and adjusted periodically based on management's evaluation of current risk characteristics of the loan portfolio, as well as the impact of prevailing and expected economic business conditions. Management considers the allowance for loan losses adequate to cover possible losses at December 31, 2000.

                                    DEPOSITS

    Average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits, and time deposits are presented below.(1)

                                                                     YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------
                                                                    2000                  1999
                                                             -------------------   -------------------
                                                              AMOUNT    PERCENT     AMOUNT    PERCENT
                                                             --------   --------   --------   --------
                                                                      (DOLLARS IN THOUSANDS)
Noninterest-bearing demand deposits........................  $10,253        --%    $ 6,878        --%
Interest-bearing demand and savings deposits...............   27,961      3.49      35,325      3.54
Time deposits..............................................   57,148      6.02      47,946      5.31
                                                             -------               -------
                                                             $95,361      5.19     $90,149      4.56
                                                             =======               =======

------------------------

(1) Average balances were determined using the daily average balances.

    The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 2000 are shown below by category, which is based on time remaining until maturity or repricing of (1) three months or less, (2) over three through twelve months, and (3) over twelve months.

                                                           (DOLLARS IN THOUSANDS)
                                                           ----------------------
Three months or less.....................................         $ 3,465
Over three months through twelve months..................          10,538
Over twelve months.......................................           1,789
                                                                  -------
  Total..................................................         $15,792
                                                                  =======

                          RETURN ON EQUITY AND ASSETS

    The following rate of return information for the periods indicated is presented below.

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                             -----------------------
                                                               2000           1999
                                                             --------       --------
Return on assets(1)........................................    1.15%          1.26%
Return on equity(2)........................................    6.06           9.59
Dividend payout ratio(3)...................................   30.77           8.52
Equity to assets ratio(4)..................................   18.51          13.19

------------------------

(1) Net income divided by average total assets.

(2) Net income divided by average equity.

(3) Dividends declared per share divided by diluted earnings per share.

(4) Average common equity divided by average total assets.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

QUALITATIVE ANALYSIS

    The principal objective of First Deposit's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the appropriate level of risk given its business strategy, operating environment, capital and liquidity requirements and performance objectives and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, First Deposit seeks to reduce the vulnerability of its operations to changes in interest rates, while not subjecting it to undue credit or investment risk. First Deposit monitors its interest rate risk as such risk relates to its operating strategies. The First Deposit Board of Directors has established an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets on a regular basis, and reports trends and interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of First Deposit.

    In recent years, First Deposit has become subject to the increasing risk that interest rates may rise due to the substantial levels of fixed-rate loans it have been originating to satisfy the high customer demand for such products in its primary market area. As discussed above, First Deposit has sought to offset the interest rate risk associated with originating primarily fixed-rate loans in a low interest rate environment by investing in short-term U.S. Treasury and agency obligations, enabling First Deposit to reinvest relatively quickly in higher yielding investments if interest rates rise. In the future, depending upon market conditions, First Deposit intends to seek opportunities to increase its investment in short-term adjustable rate mortgage-backed securities. First Deposit generally sells a portion of the long-term fixed-rate loans in the secondary market. Currently, management believes that First Deposit's strong capital position and level of liquidity coupled with low operating expenses would enable it to continue operating profitably in the event of a rapid rise in interest rates, because it is positioned to invest in higher yielding investments to offset the negative impact of high fixed-rate loan portfolio. Depending upon the magnitude of any change in interest rates, First Deposit may not be able to react quickly enough to reinvest such funds. First Deposit therefore may experience a decrease in earnings following a significant increase in interest rates. First Deposit may also increase non-deposit borrowings which would further enable it to invest in higher yielding instruments in an increasing interest rate environment.

QUANTITATIVE ANALYSIS

    NET PORTFOLIO VALUE. As part of its interest rate risk analysis, First Deposit uses an interest rate sensitivity model which generates estimates of the change in its net portfolio value or NPV over a range of interest rate scenarios and which is prepared by its regulators on a quarterly basis. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. First Deposit's regulators produce such analysis using their own model, based upon data submitted on First Deposit's quarterly regulatory reports, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth First Deposit's NPV as of December 31, 2000 as calculated by its regulators.

                                                                        NPV AS % OF
                                                                     PORTFOLIO VALUE OF
                                                                           ASSETS
                                        NET PORTFOLIO VALUE         --------------------
CHANGE IN INTEREST RATES IN        ------------------------------     NPV
BASIS POINTS (RATE SHOCK)           AMOUNT    $ CHANGE   % CHANGE    RATIO     CHANGE(1)
---------------------------        --------   --------   --------   --------   ---------
                                                  (DOLLARS IN THOUSANDS)
+300.............................   15,983     (7,179)     (31)%     11.75%      (422)
+200.............................   18,351     (4,811)     (21)%     13.20%      (277)
+100.............................   20,796     (2,366)     (10)%     14.64%      (133)
Static...........................   23,162         --       --       15.97%        --
-100.............................   24,913      1,751        8%      16.90%        93
-200.............................   26,182      3,020       13%      17.53%       157
-300.............................   27,763      4,601       20%      18.32%       235

------------------------

(1) Expressed in basis points.

    Shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require making certain assumptions which may or may not reflect the manner in which the actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of First Deposit's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, the NPV measurements and net interest income models provide only an indication of First Deposit's interest rate risk exposure at a particular point in time. Such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on First Deposit's net interest income and will differ from actual results.

FIRST DEPOSIT QUARTERLY FINANCIAL DATA

                                                                     YEARS ENDED DECEMBER 31,
                                       -------------------------------------------------------------------------------------
                                                         2000                                        1999
                                       -----------------------------------------   -----------------------------------------
                                        FOURTH     THIRD      SECOND     FIRST      FOURTH     THIRD      SECOND     FIRST
                                       QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                       --------   --------   --------   --------   --------   --------   --------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income......................   $2,719     $2,615     $2,416     $2,180     $2,160     $2,086     $1,857     $1,814
Interest expense.....................    1,581      1,483      1,291      1,082      1,029      1,021      1,013      1,054
                                        ------     ------     ------     ------     ------     ------     ------     ------
Net interest income..................    1,138      1,132      1,125      1,098      1,131      1,065        844        760
Provision for loan losses............       22         23         22         15         15         15         15         15
                                        ------     ------     ------     ------     ------     ------     ------     ------
Net interest income after provision
  for loan losses....................    1,116      1,109      1,103      1,083      1,116      1,050        829        745
Noninterest income...................      382        247        262        296        265        195        260        102
Noninterest expenses.................      847        836        842        753        699        646        651        591
                                        ------     ------     ------     ------     ------     ------     ------     ------
Income before income taxes...........      651        520        523        626        682        599        438        256
Provision for income taxes...........      202        198        207        243        216        212        197         81
                                        ------     ------     ------     ------     ------     ------     ------     ------
Net income...........................   $  449     $  322     $  316     $  383     $  466     $  387     $  241     $  175
                                        ======     ======     ======     ======     ======     ======     ======     ======
Earnings per share:
  Basic..............................   $ 0.33     $ 0.23     $ 0.23     $ 0.26     $ 0.32     $ 0.26     $  N/A     $  N/A
                                        ======     ======     ======     ======     ======     ======     ======     ======
  Diluted............................   $ 0.32     $ 0.23     $ 0.23     $ 0.26     $ 0.32     $ 0.26     $  N/A     $  N/A
                                        ======     ======     ======     ======     ======     ======     ======     ======

               BENEFICIAL OWNERSHIP OF FIRST DEPOSIT COMMON STOCK

    The following lists, as of the record date, the number and percentage ownership of the shares of First Deposit common stock beneficially owned by each director of First Deposit, each executive officer, any known beneficial owner of more than 5% of the outstanding First Deposit common stock and all current directors and executive officers as a group. The trustees of the ESOP vote shares no allocated to participant accounts. As a result, the shares owned beneficially by Messrs. Higgins and King include 113,400 shares not yet allocated to ESOP participant accounts, as to which they share voting authority as two of the ESOP trustees.

                                                                     NUMBER OF        PERCENTAGE OF
                                                                SHARES BENEFICIALLY    COMMON STOCK
NAME                                       POSITION                  OWNED(1)         OUTSTANDING(2)
----                            ------------------------------  -------------------   --------------
Danny A. Belyeu...............  Chairman                              100,167(3)             6.43%
Alpha A. Fowler, Jr...........  Vice Chairman                          42,698(4)             2.74%
J. David Higgins..............  President, Chief Executive
                                Officer and Treasurer                 173,859(5)            11.16%
John L. King..................  Executive Vice President,
                                Chief Financial Officer and
                                  Director                            129,972(6)             8.35%
Mac C. Abercrombie, Jr........  Director                               76,850(7)             4.93%
Carlton H. Boyd...............  Director                               27,472(8)             1.76%
Joseph H. Fowler..............  Director                               39,512(9)             2.54%
John B. Zellars...............  Director                               76,850(10)            4.93%
Directors and Executive
  Officers as a Group (8
  Persons)....................                                        566,580(11)           36.38%

------------------------

 (1) Except as otherwise indicated, each beneficial owner named in the table has sole voting and investment power with respect to the shares set forth opposite such beneficial owner's name.

 (2) Calculated based on 1,557,350 shares entitled to vote, which includes 100,800 shares that will be voted by the ESOP trustees. The number of issued and outstanding shares used to calculate the percentage of total ownership includes any shares covered by options issued to the individual or to members of the group, as applicable, identified in the table.

 (3) Includes 6,850 shares subject to presently exercisable stock options, 4,190 shares held in an IRA, 42,377 shares owned by the Belyeu Family Partnership and 1,310 shares owned by Mr. Belyeu's spouse.

 (4) Includes 6,850 shares subject to presently exercisable stock options, and 848 shares allocated to Mr. Fowler's ESOP account.

 (5) Includes 17,372 shares owned by Mr. Higgins' spouse, 6,850 shares subject to presently exercisable stock options, 2,284 shares allocated to Mr. Higgins' ESOP account, 26,534 shares held in a 401(k) plan and 100,800 shares not yet allocated to participant accounts in the ESOP, as to which he shares voting authority as a co-trustee.

 (6) Includes 6,850 shares subject to presently exercisable stock options, 2,021 shares allocated to Mr. King's ESOP account, 10,301 shares held in a 401(k) plan and 100,800 shares not yet allocated to participant accounts in the ESOP, as to which he shares voting authority as a co-trustee.

 (7) Includes 6,850 shares subject to presently exercisable stock options, 10,000 shares owned by Mr. Abercrombie's son and 10,000 shares owned by Mr. Abercrombie's daughter.

 (8) Includes 6,850 shares subject to presently exercisable stock options and 10,622 shares held in an IRA account.

 (9) Includes 6,850 shares subject to presently exercisable stock options, 2,662 shares held in an IRA account and 1,331 shares owned by Mr. Fowler's spouse.

 (10) Includes 6,850 shares subject to presently exercisable stock options.

 (11) Includes 100,800 shares that will be voted by the ESOP trustees, and 54,800 shares subject to presently exercisable stock options.

                         DESCRIPTION OF COMMUNITY FIRST

    Community First was incorporated in the State of Georgia on March 12, 1997, for the purpose of becoming a holding company to own 100% of the outstanding capital stock of Carrollton Federal Bank, FSB (the "Savings Bank"). The Savings Bank was organized on August 1, 1994 as a federal savings bank subsidiary of CF Mutual Holdings (the "Mutual Holding Company"), a federally chartered mutual holding company. Prior to that date, the predecessor of the Savings Bank had operated as a mutual savings bank since 1929.

    On June 27, 1997, Community First completed a conversion and reorganization (the "Conversion") whereby Community First became the unitary holding company for the Savings Bank and the Mutual Holding Company was dissolved.

    On December 29, 1997, the Savings Bank converted from a federal savings bank regulated by the Office of Thrift Supervision (the "OTS") to a Georgia chartered state commercial bank regulated by the Georgia Department of Banking and Finance (the "Georgia Department") and concurrently changed its name to Community First Bank.

    Community First directs, plans and coordinates the activities of Community First Bank and its subsidiaries. Accordingly, the information presented in this description relates primarily to Community First Bank. Community First Bank is a community-oriented financial institution operating from seven branch offices in western Georgia. These branches provide customary banking services such as customer and commercial checking accounts, NOW accounts, savings accounts, certificates of deposit, lines of credit and MasterCard and VISA credit cards. Lending activities include the origination of consumer and commercial business loans on a secured and unsecured basis, residential mortgage and home equity loans, and commercial real estate loans.

    Community First Bank has three wholly owned operating subsidiaries that broaden the services Community First Bank offers to the community. The first, CFB Securities, Inc., offers traditional brokerage services and products such as mutual funds, stocks and bonds through an NASD member firm. CFB
Securities, Inc. began operations in 1996 and is located in space immediately adjacent to the Bank's main office lobby in Carrollton, Georgia.

    The second subsidiary of Community First Bank, CFB Financial Inc., began operations in 1996 to service the loan needs of consumers traditionally associated with consumer finance companies. CFB Financial, Inc. has nine full-time employees operating in its offices in Villa Rica and Douglasville, Georgia, and at Community First Bank's branch in Hiram, Georgia. This subsidiary offers a wide range of small loans granted in conformity with the Georgia Industrial Loan Act.

    The third subsidiary, CFB Insurance Agency, Inc., began operations in 1997. Based within Community First Bank's main office in Carrollton, Georgia, CFB Insurance Agency, Inc. offers a full line of insurance products to existing Bank customers as well as the general public.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information about the business of Community First and Community First Bank.

COMPETITION

    Community First Bank has operated in its local community since 1929. Management estimates that Community First Bank has a 30% market share in Carroll County, a 20% market share in each of Haralson and Heard Counties, and a 1% market share in each of Douglas and Paulding Counties.

    Community First Bank faces significant competition both in making loans and in attracting deposits principally from national, regional and local commercial banks, savings banks, savings and loan associations, credit unions, broker-dealers, mortgage banking companies (including FNMA) and insurance companies. Its most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations and credit unions. Community First Bank faces additional competition for deposits from short-term money market funds, other corporate and government securities funds and from other financial institutions such as brokerage firms and insurance companies. In addition, Community First Bank faces additional competition from commercial banks headquartered outside of the State of Georgia.

    Community First Bank experiences strong competition for real estate loans principally from other savings associations, commercial banks, and mortgage banking companies. Community First Bank competes for loans principally through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

EMPLOYEES

    Community First and Community First Bank had 136 full-time employees and 15 part-time employees at December 31, 2000. None of these employees is represented by a collective bargaining agreement, and management believes that it enjoys good relations with its personnel.

SUPERVISION AND REGULATION OF COMMUNITY FIRST AND COMMUNITY FIRST BANK

    Both Community First and Community First Bank are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that apply to operations.

    For a discussion of the state and federal banking laws and regulations to which Community First and Community First Bank are subject, please see "Supervision and Regulation."

ACCOUNTING PRONOUNCEMENTS

    In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for hedging derivatives and for derivative instruments including derivative instruments embedded in other contracts. It requires the fair value recognition of derivatives as assets or liabilities in the financial statements. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception. Changes in fair value for instruments used as fair value hedges are recorded in earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Changes in fair value for cash flow hedges are recorded in comprehensive income rather than earnings. Changes in fair value for derivative instruments that are not intended as a hedge are recorded in earnings of the period of the change. SFAS No. 133 is effective for all fiscal quarters beginning after June 15, 2000, but initial application of the statement must be made as of the beginning of the quarter. At the date of initial application, an entity may transfer any held to maturity security into the available for sale or trading categories without calling into question the entity's intent to hold other securities to maturity in the future. Community First believes the adoption of SFAS No. 133 will result in the recording of an unrealized loss, net of tax, of approximately $68,000 as of January 1, 2001.

PROPERTIES

    The following table sets forth certain information with respect to the Community First's properties at December 31, 2000.

                                                              LEASED/
DESCRIPTION/ADDRESS                                            OWNED
-------------------                                           --------
Main Office 110 Dixie St., Carrollton, GA...................  Owned
640 W. Bankhead Hwy, Villa Rica, GA.........................  Owned
207 W. College St., Bowdon, GA..............................  Owned
501 Alabama Ave., Bremen, GA................................  Leased
1119 South Park St., Carrollton, GA.........................  Owned
9060 Hwy. 27, Franklin, GA..................................  Owned
4166 Jimmy Lee Smith Parkway, Hiram, GA (Wal*Mart Branch)...  Leased
3218 Highway 5, Douglasville, GA............................  Leased
664 W. Bankhead Hwy., Villa Rica, GA........................  Leased
3357 Jimmy Lee Smith Parkway, Hiram, GA.....................  Leased
119 South White Street, Carrollton, GA......................  Owned

    Community First Bank is currently building a new branch office in Hiram, Georgia to replace the Wal*Mart branch leased in Hiram. The new branch is expected to be completed in March, 2001. At December 31, 2000, total costs for land and construction costs totaled $1.1 million.

LEGAL PROCEEDINGS

    There are no material pending legal proceedings to which Community First is a party or of which any of its properties are subject; nor are there material proceedings known to Community First to be contemplated by any governmental authority; nor are there material proceedings known to Community First, pending or contemplated, in which any director, officer or affiliate or any principal security holder of Community First, or any associate of any of the foregoing, is a party or has an interest adverse to Community First.

COMMUNITY FIRST SELECTED FINANCIAL DATA

                                             2000         1999         1998         1997        1996
                                           ---------   ----------   ----------   ----------   --------
                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (YEAR END)
  Loans, gross...........................    311,811     294,183      267,735      286,391    272,435
  Earning assets.........................    370,965     360,030      361,169      361,675    326,443
  Assets.................................    394,506     386,048      391,986      393,881    352,532
  Deposits...............................    312,231     295,387      285,937      315,531    307,756
  Stockholders' equity...................     31,696      27,199       26,124       69,038     25,258
  Common shares outstanding..............  2,944,789   2,789,448    2,578,074    4,479,570        N/A

STATEMENT OF EARNINGS DATA
  Net interest income....................     16,316      15,121       15,574       16,132     13,409
  Provision for loan losses..............        825       1,015          782        2,067      1,143
  Noninterest income.....................      3,896       3,753        5,597        3,690      3,244
  Noninterest expense(1).................     11,493      17,576       16,038       17,670     15,276
  Income taxes (benefit).................      2,535        (191)       1,348          (28)       (14)
  Net earnings...........................      5,359         474        3,003          113        248

PER COMMON SHARE
  Basic..................................       1.90        0.18         0.87         0.03        N/A
  Diluted................................       1.90        0.17         0.82         0.03        N/A
  Cash dividends declared................     0.7450      0.5125         0.35         0.15        N/A
  Book value.............................      10.76        9.75        10.14        15.41        N/A

KEY PERFORMANCE RATIOS
  Return on average assets...............       1.36%       0.12%        0.73%        0.03%      0.07%
  Return on average equity...............      18.79%       1.76%        6.31%        0.02%      0.99%
  Net interest margin to average earning
    assets...............................       4.34%       4.22%        4.11%        4.53%      4.21%
  Average equity to average assets.......       7.23%       7.09%       11.62%       12.61%      7.32%
  Noninterest expense to average
    assets(1)............................       2.91%       4.62%        3.92%        4.61%      4.45%
  Efficiency ratio(1)(2).................      56.86%      93.12%       75.75%       89.14%     91.73%
  Dividend payout ratio..................      39.69%     284.72%       40.23%       500.0%       N/A

OTHER DATA
  Number of full service offices.........          7           7            7           12         12

------------------------

(1) Includes one-time SAIF assessment of $1,723 in 1996.

(2) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

COMMUNITY FIRST'S MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

GENERAL

    As a bank holding company, Community First's financial condition and results of operations are primarily dependent upon its wholly owned subsidiary, Community First Bank. Consequently, this section discusses principally the operations of Community First Bank, which directly affect Community First's financial condition and results of operations.

    Community First's profitability depends primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans and investment securities, and interest expense on interest-bearing deposits and other interest-bearing liabilities. Net earnings also are dependent, to a lesser extent, on the level of provision for loan losses, non -interest income and non-interest expenses, such as salaries and related benefits, occupancy and equipment, deposit insurance premiums, and miscellaneous other expenses, as well as provisions for federal and state income tax.

    Community First Bank historically operated as a traditional savings and loan, raising money by offering savings products of relatively short duration and lending this money for the purpose of home financing. As regulations affecting the savings and loan industry changed, Community First Bank began offering primarily adjustable rate mortgages (ARM's) in 1981. Additional authority for checking accounts and consumer and commercial loans also allowed Community First Bank to offer additional services to its traditional customer base. On December 29, 1997, Community First Bank converted from a federal savings bank to a Georgia chartered state bank and thereby gained additional opportunities to diversify its products and services.

    The declining interest rate environment during 1998 placed significant pressure on Community First Bank's net interest margin. The slight decline in net interest income for 1998 was offset by the improvements realized in noninterest income and noninterest expense. In keeping with management's focus on cost control and profitability, the decision was made in late 1998 to sell three of our four branches located in Wal*Mart Superstores in the south metro-Atlanta area. This sale was completed in December 1998.

    In 1999, Community First prepaid the balance of the ESOP loan, which generated a total non-cash expense in 1999 of $4.6 million on a pre-tax basis. Also in 1999, Community First recognized the balance of the unamortized Management Recognition Plan (MRP), which added a total of $1.5 million in non-operating expense for the year ended December 31, 1999.

    The year ending December 31, 2000 has no ESOP or MRP expenses; all the expenses associated with these benefit plans were recognized prior to the beginning of 2000.

    On July 20, 2000, Community First's Board of Directors approved a recapitalization plan pursuant to which the holders of Community First's outstanding shares of Preferred Stock issued under the MRP would exchange each of their shares of Preferred Stock for two shares of Common Stock, with cash being paid for any fractional shares of Common Stock to which the holder would otherwise be entitled. All of the holders of Preferred Stock issued under the MRP approved the recapitalization plan, and on August 24, 2000 the Board of Directors of Community First voted to convert the 96,542 shares of Convertible Preferred Stock originally issued as part of Community First's MRP into two shares of Common Stock in accordance with the existing conversion formula. The conversion of the preferred shares was accomplished by issuing a total of 193,074 shares of treasury stock with and average cost of $19.77 per share and payment of cash for 10 fractional shares.

    Another facet of the conversion process was management's efforts to achieve optimal capital levels. Under common stock repurchase plans approved by the Board of Directors beginning in 1998, Community First has purchased on the open market 2,075,409 shares of its common stock at an aggregate purchase price of $46.9 million through December 31, 2000. Of the 2,075,409 total shares repurchased, 1,545,070 shares have been retired, 193,074 shares were issued in the conversion of the Preferred Stock related to the MRP, and 337,265 shares are held in treasury for issuance under Community First's employee benefits plans.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

    Net earnings totaled $5.4 million for the year ended December 31, 2000 as compared to $474,000 for 1999 and $3.0 million for 1998. The primary reason for the increase in net earnings for the year 2000 compared to the prior two years is all the expenses associated with both the ESOP and MRP were recognized prior to the beginning of 2000. These expenses were $6.1 million and $2.5 million for the years ended 1999 and 1998 respectively. The costs of these benefit plans, which had originally been scheduled to be recognized over a five-year term, were fully recognized in two and one-half years as a result of modifications to the ESOP and MRP plan provisions. Management believes this will enable Community First to more clearly demonstrate its earnings abilities. More importantly, this marks the culmination of the gradual process, begun years ago, of transforming Community First Banking Company from a depositor-owned savings and loan association to a publicly traded commercial bank. All of the investments associated with that process have been made, and Community First can now report its operating performance without these expenses.

NET INTEREST INCOME

    Net interest income (the difference between interest earned on assets and the interest paid on deposits and liabilities) is the single largest component of operating income. Management actively manages this income source to provide the largest possible amount of income while balancing interest rate, credit and liquidity risks.

    Net interest income, on a taxable equivalent basis, was $16.3 million in 2000, compared to $15.1 million in 1999, and $15.6 million in 1998. The increase in net interest income in 2000 is primarily the result of higher average loan balances (primarily higher yielding commercial loans) which were funded partially with maturing securities, lower federal funds sold, lower overnight deposit balances and increases in time deposits and other borrowings. Average commercial loans increased by $31.1 million in 2000 compared to 1999 while average mortgage loans decreased $8.2 million for 2000 compared to 1999. The decrease in net interest income of $453,000 in 1999 compared to 1998 was primarily the result of lower yields on loans and interest bearing deposits and federal funds sold. These lower yields were partially offset by higher yields on taxable investment securities and lower cost of funds on interest-bearing liabilities.

AVERAGE BALANCES, INTEREST RATES AND YIELDS

    The following table presents for the periods indicated the total dollar amount of interest from average interest-earning assets and the resultant yield, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Dividends received are included as interest income. Average balances are average daily balances.

TABLE 1 CONSOLIDATED AVERAGE BALANCES, INTEREST AND RATES

                                                          2000                             1999
                                             ------------------------------   ------------------------------
                                             AVERAGE                YIELD/    AVERAGE                YIELD/
                                             BALANCE    INTEREST     RATE     BALANCE    INTEREST     RATE
                                             --------   --------   --------   --------   --------   --------
                                                 (DOLLARS IN THOUSANDS)           (DOLLARS IN THOUSANDS)
Assets:
Interest-earning assets:
    Interest-earning deposits and federal
      funds sold...........................  $  1,903       118      6.20%    $  8,309       440      5.30%
    Investment securities:
      Taxable..............................    64,915     4,346      6.69       69,990     4,349      6.21
      Nontaxable...........................       115         8      6.96        1,192        92      7.72
                                             --------    ------               --------    ------
        Total investment securities........    65,030     4,354      6.70       71,182     4,441      6.24
      Loans (including loan fees)(1).......   308,681    29,531      9.57      278,929    25,706      9.22
                                             --------    ------                           ------
      Total interest-earning assets........   375,614    34,003      9.05      358,420    30,587      8.53
                                                         ------                           ------
    Allowance for loan losses..............    (3,641)                          (3,067)
    Cash and due from banks................     6,152                            7,624
    Premises and equipment.................     7,517                            7,817
    Other assets...........................     9,004                            9,612
                                             --------                         --------
      Total assets.........................  $394,646                         $380,406
                                             ========                         ========
  Liabilities and equity:
  Interest-bearing liabilities:
    Deposits:
      Demand...............................  $ 52,747     1,180      2.24%    $ 53,588     1,165      2.17%
      Savings..............................    28,208       580      2.06       31,566       649      2.06
      Time.................................   207,640    11,959      5.76      190,949    10,333      5.41
    Other borrowings.......................    60,043     3,965      6.60       57,641     3,288      5.70
                                             --------    ------               --------    ------
    Total interest bearing liabilities.....   348,638    17,684      5.07      333,744    15,435      4.62
                                                         ------                           ------
  Non-interest bearing demand deposits.....    13,812                           15,406
  Other liabilities........................     3,669                            4,304
  Equity...................................    28,527                           26,952
                                             --------                         --------
      Total liabilities and equity.........  $394,646                         $380,406
                                             ========                         ========
  Excess of interest-bearing assets over
    interest-bearing liabilities...........    26,976                           24,676
  Ratio of interest-bearing assets to
    interest-bearing liabilities...........    107.74%                          107.39%
  Net interest income......................              16,319                           15,152
  Net interest rate spread.................                          3.98%                            3.91%
                                                                     ====                             ====
  Net interest margin(2)...................                          4.34%                            4.22%
                                                                     ====                             ====
  Tax equivalent adjustments
    Investment securities..................                  (3)                             (31)
                                                         ------                           ------
  Net interest income......................              16,316                           15,121
                                                         ======                           ======

                                                                           1998
                                                              ------------------------------
                                                              AVERAGE                YIELD
                                                              BALANCE    INTEREST    /RATE
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Assets:
Interest-earning assets:
  Interest-earning deposits and federal funds sold..........  $ 25,533     1,436      5.62%
  Investment securities:
    Taxable.................................................    80,128     4,764      5.94
    Nontaxable..............................................     2,270       177      7.80
                                                              --------    ------
    Total investment securities.............................    82,398     4,941      6.00
  Loans (including loan fees)(1)............................   272,055    25,903      9.52
                                                              --------    ------
  Total interest-earning assets.............................   379,986    32,280      8.50
                                                                          ------
Allowance for loan losses...................................    (2,895)
Cash and due from banks.....................................    10,316
Premises and equipment......................................     9,036
Other assets................................................    13,038
                                                              --------
  Total assets..............................................  $409,481
                                                              ========
Liabilities and equity:
Interest-bearing liabilities:
  Deposits:
    Demand..................................................  $ 56,842     1,463      2.57%
    Savings.................................................    37,902     1,069      2.82
    Time....................................................   204,932    11,720      5.72
  Other borrowings..........................................    41,197     2,394      5.81
                                                              --------    ------
  Total interest bearing liabilities........................   340,873    16,646      4.88
                                                                          ------
Non-interest bearing demand deposits........................    15,942
Other liabilities...........................................     5,087
Equity......................................................    47,579
                                                              --------
  Total liabilities and equity..............................  $409,481
                                                              ========
Excess of interest-bearing assets over interest-bearing
  liabilities...............................................    39,113
Ratio of interest-bearing assets to interest-bearing
  liabilities...............................................    111.47%
Net interest income.........................................              15,634
Net interest rate spread....................................                          3.62%
                                                                                      ----
Net interest margin(2)......................................                          4.11%
                                                                                      ====
  Investment securities.....................................                 (60)
                                                                          ------
Net interest income.........................................              15,574
                                                                          ======

------------------------

(1) Average balances include nonaccrual loans and mortgage loans held for sale.

(2) Excludes provisions for loan losses

RATE/VOLUME ANALYSIS

    The banking industry often utilizes two key ratios to measure relative profitability of net interest income. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing sources of funds. The interest rate spread eliminates the impact of noninterest-bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percent of average total earning assets and takes into account the positive impact of investing noninterest-bearing deposits.

    The net interest spread was 3.98% in 2000, 3.91% in 1999,and 3.62% in 1998, while the net interest margin was 4.34% in 2000, 4.22% in 1999, and 4.11% in 1998. The increase in the spread in 2000 was primarily due to the increase in loans and the loan mix moving toward higher yielding commercial loans as discussed earlier. The increase in spread in 1999 was primarily due to lower rates paid on interest-bearing liabilities. The table below shows the change in net interest income for the past two years due to changes in volume and rate, on a tax equivalent basis (assuming a 34% tax rate). Variances resulting from a combination of changes in rate and volume are allocated in proportion to the absolute dollar amounts of the change in each category.

TABLE 2 RATE/ VOLUME VARIANCE ANALYSIS

                                                       2000 COMPARED TO 1999             1999 COMPARED TO 1998
                                                 ---------------------------------   ------------------------------
                                                        INCREASE (DECREASE)               INCREASE (DECREASE)
                                                         DUE TO CHANGES IN                 DUE TO CHANGES IN
                                                 ---------------------------------   ------------------------------
                                                              YIELD/        NET                  YIELD/      NET/
                                                  VOLUME       RATE        CHANGE     VOLUME      RATE      CHANGE
                                                 --------   -----------   --------   --------   --------   --------
                                                          (IN THOUSANDS)
Interest income on:
Interest-earning deposits and Federal funds
  sold.........................................   $ (339)         17        (322)    $  (969)       (27)      (996)
Investment securities:
  Taxable......................................     (315)        312          (3)       (603)       188       (415)
  Nontaxable...................................      (83)         (1)        (84)        (84)        (1)       (85)
Loans (including loan fees)....................    2,742       1,083       3,825         654       (851)      (197)
                                                  ------       -----       -----     -------     ------     ------
Total interest income..........................   $2,005       1,411       3,416     $(1,002)      (691)    (1,693)
                                                  ------       -----       -----     -------     ------     ------
Interest expense on:
Deposits:
  Demand.......................................   $  (18)         33          15     $   (84)      (214)      (298)
  Savings......................................      (69)         --         (69)       (179)      (241)      (420)
  Time.........................................      903         723       1,626        (800)      (587)    (1,387)
Other borrowings...............................      137         540         677         956        (62)       894
                                                  ------       -----       -----     -------     ------     ------
Total interest expense.........................      953       1,296       2,249        (107)    (1,104)    (1,211)
                                                  ------       -----       -----     -------     ------     ------
Net interest income............................   $1,052         115       1,167     $  (895)       413       (482)
                                                  ======       =====       =====     =======     ======     ======

NONINTEREST INCOME

    Noninterest income consists primarily of revenues generated from service charges and fees on deposit accounts and profits earned through sales of insurance and brokerage services. In addition, gains or losses realized from the sale of investment portfolio securities are included in noninterest income. Noninterest income increased $143,000 or 3.8% in 2000 compared to 1999. Service charges on deposits decreased $33,000 or 1.5%. Gain on the sale of securities increased $65,000 in 2000 compared to 1999. In 2000 Community First sold equity securities from its available for sale in 2000 for a net gain of $94,000. Management periodically liquidates securities available for sale to meet loan demand and other liquidity needs. Insurance commissions were down $64,000 or 8.9%. Miscellaneous income increased $175,000 or 23.5% in 2000 compared to 1999 primarily because of commissions from securities sales by the brokerage subsidiary of Community First Bank.

    Noninterest income decreased $1.8 million or 33.0% in 1999 compared to 1998. Service charges on deposits decreased $813,000 or 26.6% primarily because of the loss of deposit accounts associated with the sale of three Wal*Mart branches on December 31, 1998. Gain on the sale of securities was down $820,000 in 1999 compared to 1998 due to limited sales of investment securities. Insurance commissions were up $111,000 or 18.2% primarily due to the increased sales volume of the insurance subsidiary of Community First Bank. Miscellaneous income decreased $322,000 or 30.2% in 1999 compared to 1998 primarily because of lower gains on sales of real estate in 1999 ($93,000 for 1999 vs. $294,000 in 1998) and an insurance settlement of $250,000 received in 1998.

NONINTEREST EXPENSE

    Noninterest expense decreased $6.1 million or 34.6% for the year ended December 31, 2000 compared to 1999. This increase was primarily the result of recognition of the remaining ESOP and MRP expenses in 1999 that were originally to be incurred over five years. ESOP and MRP expense was $6.1 million in 1999 and $2.5 million in 1998. Salaries and employee benefits increased $366,000 for the year 2000 compared to 1999 because of annual wage increases and additional employee health expenses incurred in 2000. All other non-interest expense decreased in 2000 compared to 1999. Occupancy and equipment cost decreased $89,000 or 6.6%. Deposit insurance premiums decreased $57,000 or 34.8% primarily because of lower deposit balances reflected in 1999 from the sale of three Wal*Mart branches on December 31, 1998. Deposit premiums are assessed on a lagging basis with quarterly assessments based on the prior two quarters call report. Also, starting January 1, 2000 Financing Corporation (FICO) assessments by the FDIC on Savings Association Insurance Fund (SAIF) deposits were assessed at the same rate as the Bank Insurance Fund (BIF) which had been one fifth the rate applicable to SAIF funds. Other operating expense decreased $203,000 or 5.6% from lower data processing costs negotiated with Community First Bank's data processing service provider and overall cost control measures.

    Noninterest expense increased $1.5 million or 9.6% for the year ended December 31, 1999 compared to 1998. This increase was primarily the result of recognition of the remaining ESOP and MRP expenses in 1999 that were originally to be amortized over five years. ESOP and MRP expense was $3.6 million more in the year ended December 31, 1999 than 1998. All other noninterest expense items decreased for the twelve months ended December 31, 1999 compared to the same twelve months of 1998. Other noninterest expenses including salaries and employee benefits decreased $501,000 or 7.4%, occupancy and equipment expense decreased $682,000 or 33.6%, deposit insurance premiums decreased $15,000 or 8.4%, and other operating expense decreased $862,000 or 19.1%. These decreases in noninterest expenses resulted primarily from the sale of three branches located inside Wal*Mart superstores on December 31, 1998.

INCOME TAXES

    Income tax expense of $2.5 million or 32.1% was recognized for the year ended December 31, 2000. An income tax benefit of $191,000 was recognized for the year ended December 31, 1999. Income tax expense of $1.3 million was recognized for the year ended December 31, 1998. The effective tax rate differed from the expected 34% federal rate applied to earnings before income taxes primarily due to tax-exempt interest income and the dividends received deduction. Additional information regarding Community First's income taxes can be found in Note (8) of the Notes to Consolidated Financial Statements.

CHANGES IN FINANCIAL CONDITION

    Community First's consolidated assets at December 31, 2000 totaled
$394.5 million, compared to $386.0 million at December 31, 1999. This represents a 2.2% increase in total assets at year-end 2000. The average balance sheet (Table 1) reflects a $14.2 million or 3.7% increase in average total assets from 1999 to 2000. Average interest-earning deposits and federal funds sold decreased $6.4 million. Average investment securities for 2000 decreased $6.2 million compared to 1999. Average loans increased $29.8 million or 10.7% from 1999 to 2000. Average interest bearing deposits increased $12.5 million or 4.5%. Average borrowings increased $2.4 million in the year 2000 compared to 1999.

INVESTMENT SECURITIES

    Community First classifies its securities in one of three categories: trading, available for sale or held to maturity. There were no trading securities at December 31, 2000, 1999 or 1998. Securities held to maturity are those securities for which Community First has the ability and intent to hold to maturity. All other securities are classified as available for sale. Securities available for sale are recorded at fair value. Securities held to maturity are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized.

    At December 31, 2000, approximately 58.1% of Community First's investment securities and other investments were comprised of mortgage-backed securities that are insured or guaranteed by the Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA), or Government National Mortgage Association (GNMA). Collateralized Mortgage Obligations (CMOs) not insured or guaranteed by FHLMC, FNMA or GNMA comprised 4.4% of the investment portfolio, U.S. Government agency obligations comprised 11.8%, preferred stock of FNMA, FHLMC and Student Loan Mortgage Association (SLMA) comprised 18.7%, Federal Home Loan Bank (FHLB) stock comprised 5.0%, municipal securities comprised .2% and common stock comprised 1.8% of such portfolio at December 31, 2000.

    Community First's securities portfolio is managed in accordance with Community First's Investment Policy adopted by the Board of Directors and administered by the Asset/Liability Committee, which consists of two outside directors, the President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Senior Vice President Management Services. The policy lists specific areas of permissible investments consistent with Community First's investment strategy. Under Community First's policy, at the time of purchase of an investment security, management designates the security as either held for maturity or available for sale based on Community First's investment objectives, operational needs and intent. Community First does not maintain a trading account portfolio. Investment activities are monitored to ensure that they are consistent with established guidelines and objectives.

    The following table sets forth certain information regarding the classifications of Community First's investment securities at December 31, 2000, 1999 and 1998. Securities classified as available for sale are carried at their estimated fair value at December 31, 2000. Securities held to maturity are carried at amortized cost at all respective dates. There were no trading securities at December 31, 2000, 1999 or 1998.

TABLE 3 CARRYING VALUE OF INVESTMENTS

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Securities available for sale:

U. S. Treasuries............................................  $    --    $    --    $ 3,049
U.S. Government agencies....................................    7,367      6,828      1,005
State, county and municipal.................................       --         --      2,184
Mortgage-backed securities..................................   38,807     43,717     51,646
Equity securities...........................................   12,715     14,120     13,818
                                                              -------    -------    -------
                                                               58,889     64,665     71,702
                                                              -------    -------    -------

Securities held to maturity:
State, county and municipals................................      115        115        115
Mortgage-backed securities..................................       52         69        117
                                                              -------    -------    -------
                                                                  167        184        232
                                                              -------    -------    -------
Total investment securities.................................  $59,056    $64,849    $71,934
                                                              =======    =======    =======

    The following table presents the expected maturity of the total investment securities portfolio by maturity date and average yields based upon amortized cost (for all obligations on a fully taxable basis assuming a 34% tax rate) at December 31, 2000. It should be noted that the composition and maturity/ repricing distribution of the investment portfolio is subject to change depending upon rate sensitivity, capital needs and liquidity needs.

TABLE 4 EXPECTED MATURITY OF INVESTMENT SECURITIES

                                                          AFTER ONE BUT
                                                           WITHIN FIVE         AFTER FIVE BUT
                                   WITHIN ONE YEAR            YEARS           WITHIN TEN YEARS       AFTER TEN YEARS
                                 -------------------   -------------------   -------------------   -------------------
                                  AMOUNT     YIELD      AMOUNT     YIELD      AMOUNT     YIELD      AMOUNT     YIELD      TOTAL
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                      (DOLLARS IN THOUSANDS)
Securities held to maturity:
State, county and municipals...  $   115      4.55%        --         --         --         --          --        --         115
Mortgage-backed securities.....       --        --         52       7.82%        --         --          --        --          52
                                 -------                -----                 -----                 ------                ------
                                 $   115      4.55%        52       7.82%        --         --          --        --         167
                                 =======      ====      =====       ====      =====                 ======                ======
Securities available for sale:
U.S. Government agencies.......  $    --        --      2,001       6.92%     1,971       6.92%      3,395      8.00%      7,367
Mortgage-backed securities.....       --        --         --         --         --         --      38,807      6.71%     38,807
Equity securities
  FNMA preferred stock.........    1,986        --         --         --         --         --          --        --       1,986
  SLMA preferred stock.........    4,944        --         --         --         --         --          --        --       4,944
  FHLMC preferred stock........    4,681        --         --         --         --         --          --        --       4,681
  Common stock.................    1,104        --         --         --         --         --          --        --       1,104
                                 -------                -----       ----      -----                 ------                ------
                                 $12,715        --      2,001       6.92%     1,971       6.92%     42,202      6.81%     58,889
                                 =======                =====       ====      =====                 ======                ======

LENDING ACTIVITIES

    Community First Bank has general authority to originate and purchase loans secured by real estate, secured or unsecured loans for commercial, corporate, business, or agricultural purposes and loans for personal, family, or household purposes, and may issue credit cards and extend credit in connection therewith. While not restricted by law, Community First Bank limits its lending activities mainly to the counties in which it has offices.

    At December 31, 2000, Community First Bank's loans-to-one borrower limit was $6.9 million for amply secured loans (25% of statutory capital base) and $4.1 million for unsecured loans (15% of statutory capital). Its five largest loans or groups of loans-to-one borrower, including related entities, at December 31, 2000 were $5.0 million, $5.0 million, $4.7 million, $4.6 million and $4.4 million. The first $5.0 million is a participation in a loan to fund the renovation of a building in Atlanta Georgia into offices. The second
$5.0 million loan is to fund the purchase of a clothing manufacturing business secured by real estate and equipment, inventory, furniture, fixtures, and accounts receivable. The $4.7 million loan is to an assisted living retirement home in Tennessee. The $4.6 million loan is for a shopping mall in Rome, Georgia. The $4.4 million loan is for real estate in Austell and Villa Rica, Georgia.

    Loan Portfolio Composition. The following table sets forth the composition of Community First Bank's loan portfolio by type of loan at the dates indicated.

TABLE 5 LOAN PORTFOLIO

                                                                             DECEMBER 31,
                                              --------------------------------------------------------------------------
                                                     2000                  1999                  1998             1997
                                              -------------------   -------------------   -------------------   --------
                                               AMOUNT       %        AMOUNT       %        AMOUNT       %        AMOUNT
                                              --------   --------   --------   --------   --------   --------   --------
                                                                        (DOLLARS IN THOUSANDS)
Real estate mortgage loans(1)...............  $184,352      59%     $179,080      61%     $197,182      74%     $209,836
Real estate construction loans..............    28,091       9        34,072      11        18,853       7        18,016
Commercial loans............................    71,633      23        52,894      18        20,905       8        16,507
Consumer and other installment loans........    27,735       9        28,137      10        30,795      11        42,032
                                              --------     ---      --------     ---      --------     ---      --------
Total loans.................................   311,811     100%      294,183     100%      267,735     100%      286,391
                                                           ===                   ===                   ===

Less: Allowance for loan losses.............     3,804                 3,379                 2,880                 2,789
                                              --------              --------              --------              --------
Loans, net..................................  $308,007              $290,804              $264,855              $283,602
                                              ========              ========              ========              ========

                                                       DECEMBER 31,
                                              ------------------------------
                                                1997            1996
                                              --------   -------------------
                                                 %        AMOUNT       %
                                              --------   --------   --------
                                                  (DOLLARS IN THOUSANDS)
Real estate mortgage loans(1)...............     73%     $203,799      75%
Real estate construction loans..............      6        10,760       4
Commercial loans............................      6        10,293       4
Consumer and other installment loans........     15        47,583      17
                                                ---      --------     ---
Total loans.................................    100%      272,435     100%
                                                ===                   ===
Less: Allowance for loan losses.............                2,601
                                                         --------
Loans, net..................................             $269,834
                                                         ========

------------------------------

(1) Real estate mortgage loans contain commercial loans secured by real estate in the following amounts:

        2000              1999       1998       1997       1996
---------------------   --------   --------   --------   --------
       $46,880          $69,959    $74,237    $78,675    $47,493

    CONTRACTUAL PRINCIPAL REPAYMENTS AND INTEREST RATES. The following table sets forth certain information at December 31, 2000 regarding the dollar amount of loans maturing or repricing in Community First Bank's portfolio based on the contractual terms to maturity, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity or repricing and overdrafts are reported as due in one year.

TABLE 6 LOAN PORTFOLIO MATURITIES

                                                                       1 YEAR
                                                          LESS THAN   THROUGH      OVER
LOAN TYPE                                                  1 YEAR     5 YEARS    5 YEARS     TOTAL
---------                                                 ---------   --------   --------   --------
                                                                        (IN THOUSANDS)
Commercial..............................................   $18,255    $25,519    $27,859    $71,633
Construction............................................     5,739      8,372     13,980     28,091
                                                           -------    -------    -------    -------
Total...................................................   $23,994    $33,891    $41,839    $99,724
                                                           =======    =======    =======    =======

    The following table sets forth, as of December 31, 2000, the dollar amount of all loans, before net items, maturing or repricing after one year from December 31, 2000 that have fixed interest rates or that have adjustable interest rates.

TABLE 7 RATE STRUCTURE FOR LOANS MATURING OVER ONE YEAR

                                                               FIXED     ADJUSTABLE
LOAN TYPE                                                      RATES       RATES       TOTAL
---------                                                     --------   ----------   --------
                                                                       (IN THOUSANDS)
Commercial..................................................  $41,505      $11,873    $53,378
Construction................................................    8,372       13,980     22,352
                                                              -------      -------    -------
Total.......................................................  $49,877      $25,853    $75,730
                                                              =======      =======    =======

    Scheduled contractual amortization of loans does not reflect the actual term of Community First Bank's loan portfolio. The average life of loans is substantially less than their contractual terms because of prepayments and due-on-sale clauses, which give Community First Bank the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

    Community First Bank manages asset quality and controls risk through diversification of the loan portfolio and the application of policies designed to foster sound underwriting and loan monitoring practices. Community First Bank's Asset Review Committee is charged with monitoring asset quality, establishing credit policies and procedures, and enforcing the consistent application of these policies and procedures across Community First Bank. Loan review specialists are charged with credit reviews and reporting deviation from policy, or any change in the quality of a credit, to the Asset Review Committee and the Executive Committee of the Board of Directors.

    The provision for loan losses is the annual cost of providing an adequate allowance for anticipated potential future losses on loans. The amount each year is dependent upon many factors including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of loan portfolio quality, the value of collateral, and economic factors and trends.

    Reviews of non-performing and past due loans and larger credits, designed to identify potential charges to the allowance for loan losses, as well as determine the adequacy of the allowance, are made on a regular basis during the year.

    These reviews are made by the responsible lending officers, as well as a separate credit review department, and consider such factors as the financial strength of borrowers, the value of the applicable collateral, past loan loss experience, anticipated loan losses, growth in the loan portfolio, and other factors, including prevailing and anticipated economic conditions.

    Whenever a loan, or portion thereof, is considered by management to be uncollectible it is charged against the allowance for loan losses. Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Community First Banks' allowance for loan losses. Such agencies may require Community First Banks to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

    The allowance for loan losses increased by $425,000 in 2000 compared to 1999. The allowance for loan losses as a percentage of total loans increased to 1.22% in 2000 from 1.15% at yearend 1999. The allowance for loan loss was higher for 2000 than 1999 because of the change in the loan portfolio away from real estate mortgage loans toward higher risk commercial and construction loans, and an increase in Community First Bank's consumer finance subsidiary's loan portfolio by $3.8 million in 2000. Community First Bank does not currently allocate the allowance for loan losses to the various loan categories.

TABLE 8 ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

                                                          YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------
                                              2000       1999       1998       1997       1996
                                            --------   --------   --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Allowance at beginning of period..........  $  3,379   $  2,880   $  2,789   $  2,601   $  2,291
Provisions................................       825      1,015        782      2,067      1,143
Charge-offs
  Mortgage loans..........................        --         69        199        351         32
  Commercial loans........................        --        110         33         95        117
  Consumer loans..........................       667        636        962      1,768        776
                                            --------   --------   --------   --------   --------
    Total charge-offs.....................       667        815      1,194      2,214        925
Recoveries
  Mortgage loans..........................        --          8         --         42         25
  Commercial loans........................        --         --         --         --         --
  Consumer loans..........................       267        291        503        293         67
                                            --------   --------   --------   --------   --------
    Total recoveries......................       267        299        503        335         92
  Net charge-offs.........................       400        516        691      1,879        833
                                            --------   --------   --------   --------   --------
Allowance at end of period................  $  3,804   $  3,379   $  2,880   $  2,789   $  2,601
                                            ========   ========   ========   ========   ========
Allowance for loan losses to total non-
  performing loans at end of period.......    133.80%    267.33%    260.87%    254.00%     41.66%
Allowance for loan losses to average
  loans...................................      1.24%      1.20%      1.04%      1.00%      0.95%
Net charge-offs to average loans
  outstanding during the period...........      0.13%      0.18%      0.25%      0.67%      0.31%
Average gross loans(1)....................  $307,502   $280,959   $277,063   $279,412   $272,803

------------------------

(1) Beginning and ending annual period balances were used to calculate average gross loans.

ASSET QUALITY AND RISK ELEMENTS

    At December 31, 2000, non-performing assets, comprised of nonaccrual loans, other real estate owned and loans for which payments are more than 90 days past due, totaled $2.8 million compared to $1.8 million at year end 1999.

    It is the general policy of Community First Bank to stop accruing interest income and place the recognition of interest on a cash basis when a loan is placed on nonaccrual status and any interest previously accrued but not collected is reversed against current income. Loans made by Community First Bank to facilitate the sale of other real estate are made on terms comparable to loans of similar risk.

    There were no commitments to lend additional funds on nonaccrual loans at December 31, 2000. Table 9 summarizes Community First Bank's non-performing assets for each of the last five years.

TABLE 9 RISK ELEMENTS

                                                                                 DECEMBER 31,
                                                             ----------------------------------------------------
                                                               2000       1999       1998       1997       1996
                                                             --------   --------   --------   --------   --------
                                                                            (DOLLARS IN THOUSANDS)
Non-accruing loans:
  Mortgage................................................    $1,697       686      1,014        752      4,843
  Construction............................................        --        --         --        199         --
  Commercial..............................................        --        --         --         --         --
  Consumer................................................        89       578         90        147      1,400
Accruing loans greater than 90 days delinquent:
  Mortgage................................................        --        --         --         --         --
  Construction............................................        --        --         --         --         --
  Commercial..............................................        --        --         --         --         --
  Consumer (Finance Subsidiary of the Bank)...............       582        --         --         --         --
                                                              ------     -----      -----      -----      -----
  Total non-performing loans..............................    $2,368     1,264      1,104      1,098      6,243
Real estate owned(1)......................................       474       528      5,479      6,628        180
                                                              ------     -----      -----      -----      -----
  Total non-performing assets.............................    $2,842     1,792      6,583      7,726      6,423
                                                              ======     =====      =====      =====      =====
  Total non-performing loans as a percentage of total net
    loans.................................................      0.92%     0.42%      0.39%      2.31%      0.85%
  Total non-performing assets as a percentage of total
    assets................................................      0.72%     1.68%      1.96%      1.82%      0.76%

------------------------

(1) Consists of real estate acquired by foreclosure.

    There may be additional loans within Community First Bank's portfolio that may become classified as conditions dictate; however, management was not aware of any such loans that are material in amount at December 31, 2000.

SOURCE OF FUNDS

    GENERAL. Deposits are the primary source of Community First Bank's funds for lending and other investment purposes. In addition to deposits, Community First Bank derives funds from loan principal repayments, principal, interest and dividend payments on investments and other sources. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes.

    DEPOSITS. Community First Bank's deposits are attracted principally from within Community First Bank's primary market area through the offering of a wide selection of deposit instruments, including NOW accounts, money market accounts, regular savings accounts, and term certificate accounts. Included among these deposit products are individual retirement account certificates of approximately $44.0 million at December 31, 2000. Deposit account terms vary, with the principal references being the minimum balance required, the time periods the funds must remain on deposit and the interest rate. As of December 31, 2000, the certificates of deposit with principal amounts of $100,000 or more totaled
$71.7 million.

    Interest rates paid, maturity terms, service fees and withdrawal penalties are established by Community First Bank on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

    Community First Bank does not advertise for deposits outside its local market area. A listing on the Internet has been established primarily for people relocating to Community First Bank's primary market area.

    At December 31, 2000, Community First Bank had brokered deposits totaling $20.7 million. These brokered deposits mature as follows: $8.7 million on March 23, 2001, $6.0 million on December 31, 2001 and $6.0 million on July 1, 2002. Community First Bank may use brokered deposits, often a cheaper source of funds compared to other available sources of borrowed money, on a limited basis to satisfy temporary liquidity needs in the future.

    The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by Community First Bank at the dates indicated.

TABLE 10 DEPOSITS

                                                                     DECEMBER 31,
                                    ------------------------------------------------------------------------------
                                              2000                       1999                       1998
                                    ------------------------   ------------------------   ------------------------
                                                 WEIGHTED                   WEIGHTED                   WEIGHTED
                                                  AVERAGE                    AVERAGE                    AVERAGE
                                     AMOUNT    INTEREST RATE    AMOUNT    INTEREST RATE    AMOUNT    INTEREST RATE
                                    --------   -------------   --------   -------------   --------   -------------
                                                                (DOLLARS IN THOUSANDS)
Time deposits.....................  $218,569          6.1%     $197,382        5.4%       $188,052        5.6%
Savings accounts..................    26,281          2.1        29,552        2.1          31,630        2.3
Transaction accounts
NOW and money market accounts.....    52,873          1.7        55,424        2.2          52,644        2.2
Noninterest-bearing accounts......    14,508           --        13,029         --          13,611         --
                                    --------                   --------                   --------
Total transaction accounts........    67,381                     68,453                     66,255
                                    --------                   --------                   --------
Total deposits....................  $312,231                   $295,387                   $285,937
                                    ========                   ========                   ========

    The following table sets forth the maturities of Community First Bank's certificates of deposit having principal amounts of $100,000 or more at December 31, 2000.

TABLE 11 MATURITIES OF CERTIFICATES OF DEPOSIT OVER $100,000

                                                              (IN THOUSANDS)
Certificates of deposit maturing in:
Less than three months......................................     $17,646
Three to six months.........................................       6,894
Six to 12 Months............................................      21,023
Over 12 Months..............................................      26,165
                                                                 -------
Total certificates of deposit with balances of $100,000 or       $71,728
  more......................................................
                                                                 =======

    BORROWINGS. Community First Bank may obtain advances from the FHLB of Atlanta upon the security of its FHLB of Atlanta stock and certain of Community First Bank's residential mortgage loans, provided certain standards related to creditworthiness have been met. During the year 2000 Community First Bank specifically pledged certain commercial mortgage loans and Community First Bank's home equity loans as additional collateral to increase the available credit from FHLB Atlanta. At December 31, 2000 Community First Bank had unused available credit with FHLB of approximately $19.3 million. FHLB advances are made pursuant to several credit programs with different maturities and rates.

    Community First Bank had $45.2 million in FHLB advances outstanding at December 31, 2000. Fixed rate advances totaled $11.7 million with a weighted average rate of 6.27%. Daily rate advances totaled $33.5 million at December 31, 2000.

    The following table sets forth the maximum month-end balance and average balance of Community First Bank's FHLB advances during the periods indicated. See also Note (6) to the Consolidated Financial Statements.

TABLE 12 FHLB ADVANCES

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Maximum balance.............................................  $61,118    $42,945    $45,055
Average balance.............................................   55,360     53,498     37,564
Weighted average interest rate during year..................     6.46%      5.43%      5.45%
Balance outstanding at year end.............................  $45,245    $52,345    $42,945
Weighted average interest rate at year-end..................     6.33%      5.54%      5.37%

    On January 11, 2001 Community First Bank converted the $33.5 million FHLB daily rate credit to a ten year convertible advance with interest of 4.43% fixed until the first call date on January 13, 2003. This convertible advance is callable quarterly thereafter.

    Community First Bank was extended a federal funds accommodation (Accommodation) by another financial institution in the amount of $7.0 million. Advances under the Accommodation are advances of federal funds at the lending institution's federal funds rate paid to its respondent banks plus .25% with a maturity of the next banking day. The Accommodation may be terminated by the financial institution at its sole discretion. At December 31, 2000 Community First Bank had advances under this Accommodation of $530,000.

    Community First also has an available line of credit from another financial institution against which Community First pledged all the issued and outstanding shares of capital stock owned of Community First Bank. At December 31, 2000 there was no outstanding balance on this note. The note payable bears interest at prime less one percent payable quarterly with the entire outstanding balance due December 2, 2001.

INTEREST RATE SENSITIVITY MANAGEMENT

    The absolute level and volatility of interest rates can have a significant impact on Community First's profitability. The objective of interest rate risk management is to identify and manage the sensitivity of net interest income to changing interest rates in order to achieve Community First's overall financial goals. Based on economic conditions, asset quality and various other considerations, management establishes tolerance ranges for interest rate sensitivity and manages within these ranges.

    On February 27, 1998 Community First Bank purchased an interest rate cap. This interest rate cap was purchased as part of an arbitrage transaction where Community First Bank borrowed $40 million of FHLB 7 yr./2 yr. callable advances, and purchased $40 million in bonds.

    Community First uses income simulation modeling as the primary tool in measuring interest rate risk and managing interest rate sensitivity. Simulation modeling considers not only the impact of changing market rates of interest on future net interest income, but also such other potential causes of variability as earning asset volume, mix, yield curve relationships, customer preferences and general market conditions.

    Interest rate sensitivity is a function of the repricing characteristics of Community First's portfolio of assets and liabilities. These repricing characteristics are the time frames within which the interest bearing assets and liabilities are subject to change in interest rates either at replacement, repricing or maturity during the life of the instruments. Interest rate sensitivity management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate sensitivity management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable timeframe, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in Community First's current portfolio that are subject to repricing at various time horizons: immediate through three months, four to twelve months, one to five years, over five years, and on a cumulative basis. The differences are known as interest sensitivity gaps. Table 13 shows interest sensitivity gaps for these different intervals as of December 31, 2000. Table 13 is derived primarily from Community First's internal asset liability model and assumes amortization and prepayments on mortgage-backed securities. Therefore, totals in Table 13 may not agree with maturities disclosed elsewhere in maturity schedules and in the notes to the consolidated financial statements.

TABLE 13 INTEREST RATE SENSITIVITY ANALYSIS

                                          IMMEDIATE     FOUR THROUGH                   OVER
                                        THROUGH THREE      TWELVE      ONE THROUGH     FIVE
                                           MONTHS          MONTHS      FIVE YEARS     YEARS      TOTALS
                                        -------------   ------------   -----------   --------   --------
Interest-earning assets:
Interest-bearing deposits and federal
  funds sold..........................     $    733             --            --          --        733
Investment securities.................        1,468          2,961        21,273      33,354     59,056
Other investments.....................        3,112             --            --          --      3,112
Loans (including mortgage loans held
  for sale)...........................       98,896         86,644        92,640      29,884    308,064
                                           --------        -------       -------      ------    -------
Total interest-earning assets.........     $104,209         89,605       113,913      63,238    370,965
                                           ========        =======       =======      ======    =======
Interest-bearing demand and savings
  deposits............................     $ 11,843         34,738        32,369         204     79,154
Time deposits.........................       44,730         99,259        74,301         279    218,569
Note payable and other borrowings.....       34,403         10,000         1,745          --     46,148
                                           --------        -------       -------      ------    -------
Total interest-bearing liabilities....     $ 90,976        143,997       108,415         483    343,871
                                           ========        =======       =======      ======    =======
Interest sensitivity gap per period...     $ 13,233        (54,392)        5,498      62,755
Cumulative interest sensitivity gap...     $ 13,233        (41,159)      (35,661)     27,094
Cumulative gap as a percentage of
  total interest-earning assets.......        12.70%        (45.93)%      (31.31)%     42.84%
Cumulative interest-earning assets as
  a percentage of cumulative interest-
  bearing liabilities.................       114.55%         82.48%        89.61%      53.98%

    As seen in the preceding table, for the first 365 days, 68.3% of earning asset funding sources will reprice compared to 52.3% of all interest-earning assets. Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remains the same, thus impacting net interest income. This characteristic is referred to as basis risk and generally relates to the possibility that the repricing characteristics of short-term assets tied to Community First's prime lending rate are different from those of short-term funding sources such as certificates of deposit.

    Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest rate sensitivity analysis report. These prepayments may have significant effects on Community First's net interest margin. Because of these factors an interest sensitivity gap report may not provide a complete assessment of Community First's exposure to changes in interest rates.

    Table 13 indicates Community First is in a liability sensitive or negative gap position at twelve months. This liability sensitive position would generally indicate that Community First's net interest income would decrease should interest rates rise and would increase should interest rates fall. Due to the factors cited previously, current simulation results indicate only minimal sensitivity to parallel shifts in interest rates. Management also evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the appropriate mix and repricing characteristics of assets and liabilities required to produce an optimal net interest margin.

LIQUIDITY AND CAPITAL RESOURCES

    The objective of liquidity management is to ensure that sufficient funding is available, at reasonable cost, to meet the ongoing operational cash needs of Community First and to take advantage of income producing opportunities as they arise. While the desired level of liquidity will vary depending upon a variety of factors, it is the primary goal of Community First Bank to maintain a high level of liquidity in all economic environments. Liquidity is defined as the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining Community First's ability to meet the day to day cash flow requirements of Community First's customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Without proper liquidity management, Community First would not be able to perform the primary functions of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

    The primary function of asset and liability management is not only to assure adequate liquidity in order for Community First to meet the needs of its customer base, but to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that Community First can also meet the investment returns anticipated by its shareholders. Daily monitoring of the sources and use of funds is necessary to maintain an acceptable cash position that meets both requirements. In a banking environment, both assets and liabilities are considered sources of liquidity funding and both are, therefore, monitored on a daily basis.

    The asset portion of the balance sheet provides liquidity primarily through loan principal repayments, maturities of investment securities and, to a lesser extent, sales of securities. Installment loan payments are becoming an increasingly important source of liquidity for Community First as this portfolio continues to grow. Loans that mature or reprice in one year or less amounted to $185.5 million at December 31, 2000. Investment securities maturing in the same time frame totaled $4.4 million. Other short-term investments such as federal funds sold and maturing interest bearing deposits with other banks are additional sources of liquidity funding.

    The liability portion of the balance sheet provides liquidity through various customers' interest bearing and noninterest-earning deposit accounts. These sources of liquidity are short-term in nature and are used as necessary to fund asset growth and meet short-term liquidity needs. Liquidity is also provided by advances from the FHLB of Atlanta and federal funds accommodations from other lending institutions.

    As disclosed in Community First's Consolidated Statements of Cash Flows included in the Consolidated Financial Statements, net cash provided by operating activities was $7.6 million for the twelve months ended December 31, 2000 compared to $6.2 million for the same twelve months in 1999. Net cash used of $10.2 million in 2000 by investing activities resulted primarily from the use of cash to fund a net increase in loans of $18.2 million. Net proceeds from sales, maturities and purchases of securities and other investments provided
$9.0 million of net cash proceeds. The sale of real estate provided $219,000 and purchases of premises and equipment used $1.4 million (primarily construction on the new Hiram branch discussed under Item 2. Properties). Sales of real estate and repossessions provided $175,000. Net financing activities used cash of $233,000 million in 2000. Deposits increased $16.8 million, primarily from the brokered deposits mentioned previously. Proceeds from note payable and other borrowings less payments on note payable and other borrowings used
$10.1 million in cash. Federal funds purchased from another financial institution by Community First Bank decreased $4.8 million at December 31, 2000 compared to the year end 1999. Cash dividends paid totaled $1.5 million and treasury stock purchases were $658,000 in 2000.

    Management considers Community First's liquidity position at the end of 2000 to be sufficient to meet its foreseeable cash flow requirements for the next
12 months. Reference should be made to the Consolidated Statements of Cash Flows appearing in the Consolidated Financial Statements for a three-year analysis of the changes in cash and cash equivalents resulting from operating, investing and financing activities.

IMPACT OF INFLATION AND CHANGING PRICES

    The financial statements and related financial data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.

    Unlike most industrial companies, virtually all of Community First's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Community First's net interest income and the fair value of its financial instruments (interest earning assets and interest bearing liabilities) are influenced by changes in market interests rates. Community First actively manages its exposure to interest rate fluctuations through policies established by its Asset/Liability Committee (the "ALCO"). The ALCO meets regularly and is responsible for approving asset/liability management policies, developing and implementing strategies to improve balance sheet positioning and net interest income and assessing the interest rate sensitivity of Community First Bank.

    Community First utilizes an interest rate simulation model to monitor and evaluate the impact of changing interest rates on net interest income. The estimated impact on Community First's net interest income sensitivity over a one-year time horizon is indicated in the table below, which assumes an immediate and sustained parallel shift in interest rates of 100 basis points and no change in the composition of Community First's balance sheet.

    Community First's ALCO policy requires that a 100 basis point shift in interest rates should not result in a decrease of net interest income of more than 5% of capital. The information presented in Table 13 is based on the same assumptions set forth in the ALCO policy.

                        NET INTEREST INCOME SENSITIVITY
                                 (IN THOUSANDS)

                                                                             PERCENT INCREASE (DECREASE)
                                                                             IN INTEREST INCOME/EXPENSE
                                                        PRINCIPAL/NOTIONAL       GIVEN IMMEDIATE AND
                                                            AMOUNTS OF       SUSTAINED PARALLEL INTEREST
                                                         EARNING ASSETS,             RATE SHIFTS
                                                         INTEREST BEARING    ---------------------------
                                                          LIABILITIES AT       DOWN 100        UP 100
                                                        DECEMBER 31, 2000    BASIS POINTS   BASIS POINTS
                                                        ------------------   ------------   ------------
Assets repricing in
  One year or less....................................       $206,824
  Over one year.......................................        164,141
    Total.............................................       $370,965            (.10)%          .25%
                                                             ========
Liabilities repricing in
  One year or less....................................       $252,350
  Over one year.......................................         91,037
    Total.............................................       $343,387            (.05)%          .81
                                                             ========
Net interest sensitivity..............................                           (.05)%         (.56)%

COMMUNITY FIRST QUARTERLY FINANCIAL DATA

                                                                4TH        3RD        2ND        1ST
YEAR ENDED DECEMBER 31, 2000                                  QUARTER    QUARTER    QUARTER    QUARTER
----------------------------                                  --------   --------   --------   --------
Interest income.............................................    8,765     8,661      8,560      8,014
  Interest expense..........................................    4,643     4,608      4,403      4,030
  Net interest income.......................................    4,122     4,053      4,157      3,984
  Provision for loan losses.................................      111       241        239        234
  Net interest income after provision for loan losses.......    4,011     3,812      3,918      3,750
  Noninterest income........................................      862     1,093        943        998
  Noninterest expense(2)....................................    2,825     2,851      2,889      2,928
  Earnings before income taxes..............................    2,048     2,054      1,972      1,820
  Income tax expense........................................      648       660        642        585
  Net earnings..............................................    1,400     1,394      1,330      1,235
  Basic earnings per share(1)...............................      .48       .49        .48        .45
  Diluted earnings per share(1).............................      .48       .49        .45        .42

                                                                4TH        3RD        2ND        1ST
YEAR ENDED DECEMBER 31, 1999                                  QUARTER    QUARTER    QUARTER    QUARTER
----------------------------                                  --------   --------   --------   --------
Interest income.............................................    7,927     7,586      7,512      7,531
  Interest expense..........................................    3,887     3,790      3,766      3,992
  Net interest income.......................................    4,040     3,796      3,746      3,539
  Provision for loan losses.................................      414       237        192        172
  Net interest income after provision for loan losses.......    3,626     3,559      3,554      3,367
  Noninterest income........................................      917       898        917      1,021
  Noninterest expense(2)....................................    6,276     3,167      4,805      3,328
  Earnings before income taxes..............................   (1,733)    1,290       (334)     1,060
  Income tax expense........................................     (684)      397       (201)       297
  Net earnings..............................................   (1,049)      893       (133)       763
  Basic earnings per share(1)...............................     (.41)      .34       (.05)       .30
  Diluted earnings per share(1).............................     (.38)      .32       (.05)       .28

------------------------

(1) Earnings (loss) per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings (loss) per share does not necessarily equal the total for the year.

(2) In the second quarter of 1999 the Board of Directors of Community First voted to accelerate the vesting of the Management Recognition Plan (MRP) so that the Restricted Stock Awards became fully vested as of June 30, 1999. This resulted in a non-cash charge to compensation expense of $1.4 million and a reduction in unearned stock awards by the same amount. In the fourth quarter of 1999 the board of Directors of Community First voted to prepay the balance of the ESOP loan, resulting in a non-cash charge to ESOP expense of $3.0 million and a credit to unearned ESOP shares for the same amount.

              BENEFICIAL OWNERSHIP OF COMMUNITY FIRST COMMON STOCK

    The following table lists, as of February 28, 2001, the number and percentage ownership of the shares of Common Stock beneficially owned by each director of the Community First, each executive officer named in the Summary Compensation Table, any known beneficial owner of more than five percent of the outstanding Common Stock and all current directors and executive officers as a group. Unless otherwise indicated, each person is the record owner of his or her shares and has the sole right to vote and dispose of those shares. The trustees of the ESOP and of the 401(k) Plan vote the shares held in participant accounts in those plans. As a result, the shares owned beneficially by Mss. Berry and Fox, Dr. Reeve, and Messrs. Poston and Gable include 22,217 shares not yet allocated to ESOP participant accounts, as to which they share voting authority as five of the ESOP trustees, and the shares owned beneficially by Messrs. Dorminey, Silvey, Bullock and Steed include 106,470 shares held in the 401(k) Plan, as to which they share voting authority as co-trustees of the 401(k) Plan.

                                                                         NO. OF      PERCENTAGE
NAME                                             POSITION                SHARES     OWNERSHIP(1)
----                                ----------------------------------  ---------   ------------
T. Aubrey Silvey..................  Chairman of the Board                 186,952(2)      6.0%
Gary D. Dorminey..................  Chief Executive Officer,              298,970(3)      7.4%
                                      President and Director
Anna L. Berry.....................  Director                               50,127(4)      1.3%
Gary M. Bullock...................  Director                              147,790(5)      4.6%
Jerry L. Clayton..................  Director                               76,380(6)      2.2%
W. Lamar Moody....................  Director                                4,915(7)        *
Thomas E. Reeve, Jr...............  Director                               71,227(8)      2.0%
Michael P. Steed..................  Director                              178,437(9)      5.7%
Dean B. Talley....................  Director                               68,180(10)      1.9%
Thomas S. Upchurch................  Director                               68,180(11)      1.9%
D. Lane Poston....................  Executive Vice President and          215,817(12)      4.5%
                                      Chief Operating Officer
Anyce C. Fox......................  Senior Vice President                  80,585(13)      2.5%
C. Lynn Gable.....................  Senior Vice President and CFO          88,709(14)      2.8%
All Directors and Executive
  Officers as a Group (13
  persons)........................                                      1,127,991(15)     28.7%

------------------------

(*) Indicates less than one percent of the outstanding shares of Common Stock.

(1) Calculated based on 2,915,058 shares entitled to vote, which includes 22,217 shares that will be voted by the ESOP trustees and 106,470 shares that will be voted by the 401(k) Plan Trustees. The number of issued and outstanding shares used to calculate the percentage of total ownership includes any shares covered by options issued to the individual or to members of the group, as applicable, identified in the table.

(2) Includes 841 shares held in an IRA, 831 shares held in his spouse's IRA, 12,670 shares subject to options vesting on or before April 28, 2001 and 106,470 shares held in participant accounts in the 401(k) Plan, as to which he shares voting authority as a co-trustee.

(3) Includes 2,270 shares held in an IRA, 11,272 shares allocated to his ESOP account, 84,476 shares subject to options vesting on or before April 28, 2001 and 106,470 shares held in participant accounts in the 401(k) Plan (which includes 6,700 shares allocated to his account), as to which he shares voting authority as a co-trustee.

(4) Includes 12,670 shares subject to options vesting on or before April 28, 2001 and 22,217 shares not yet allocated to participant accounts in the ESOP, as to which she shares voting authority as a co-trustee.

(5) Includes an aggregate of 2,010 shares held in two self-employed pension plans, 7,240 shares held in a family limited partnership that may be deemed to be controlled by Mr. Bullock, 12,670 shares subject to options vesting on or before April 28, 2001 and 106,470 shares held in participant accounts in the 401(k) Plan, as to which he shares voting authority as a co-trustee.

(6) Includes 5,000 shares held by Mr. Clayton's spouse and 12,670 shares subject to options vesting on or before April 28, 2001.

(7) Includes 4,525 shares subject to options vesting on or before April 28, 2001.

(8) Includes 28,600 shares held in an IRA, 7,740 shares held by Dr. Reeve's spouse, 12,670 shares subject to options vesting on or before April 28, 2001 and 22,217 shares not yet allocated to participant accounts in the ESOP, as to which he shares voting authority as a co-trustee.

(9) Includes 15,000 shares held by Mr. Steed's spouse, 14,571 shares held in an IRA, 4,806 shares held in his spouse's IRA, 2,000 shares held by a corporation that may be deemed to be controlled by Mr. Steed, 12,670 shares subject to options vesting on or before April 28, 2001 and 106,470 shares held in participant accounts in the 401(k) Plan, as to which he shares voting authority as a co-trustee.

(10) Includes 10,428 shares held in an IRA, 2,000 shares held in a family limited partnership that may be deemed to be controlled by Mr. Talley and 12,670 shares subject to options vesting on or before April 28, 2001.

(11) Includes 12,670 shares subject to options vesting on or before April 28, 2001.

(12) Includes 19,652 shares held by Mr. Poston's spouse, 18,690 shares held in an IRA, 5,908 shares held in his 401(k) plan account (as to which he has dispositive, but not voting, authority), 454 shares held in his spouse's IRA, 11,150 shares allocated to his ESOP account, 84,476 shares subject to options vesting on or before April 28, 2001, and 22,217 shares not yet allocated to participant accounts in the ESOP, as to which he shares voting authority as a co-trustee.

(13) Includes 8,944 shares held in Ms. Fox's 401(k) plan account (as to which she has dispositive, but not voting, authority), 10,012 shares allocated to her ESOP account, 8,400 shares subject to options vesting on or before April 28, 2001, and 22,217 shares not yet allocated to participant accounts in the ESOP, as to which she shares voting authority as a co-trustee.

(14) Includes 10,480 shares allocated to Mr. Gable's ESOP account; 8,400 shares subject to options vesting on or before April 28, 2001, and 22,217 shares not yet allocated to participant accounts in the ESOP, as to which he shares voting authority as a co-trustee.

(15) Includes 22,217 shares that will be voted by the ESOP trustees, 106,470 shares that will be voted by the 401(k) Plan trustees and 291,637 shares subject to options vesting on or before April 28, 2001.

   SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF COMMUNITY FIRST

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Community First's reporting officers and directors and persons who own more than 10% of Community First's Common Stock to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission and Community First. Based solely on our review of the forms filed with the Commission and furnished to Community First, we believe that our executive officers and directors complied with all filing requirements applicable to them during the fiscal year ended December 31, 2000.

                           COMMUNITY FIRST MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table contains certain information about Community First's executive officers and directors.

                                          AGE AS OF
                                         DECEMBER 31,
NAME AND POSITION(S)                         2000        PRINCIPAL EMPLOYMENT FOR THE LAST FIVE YEARS
--------------------                     ------------   ----------------------------------------------
Gary D. Dorminey ......................       54        Chief Executive Officer, President and
  Chief Executive Officer, President                    Director of Community First and Community
  and Director                                          First Bank
T. Aubrey Silvey ......................       63        Chairman and Chief Executive Officer of Aubrey
  Chairman of the Board                                 Silvey Enterprises, an electrical substation
                                                        contractor
Anna L. Berry .........................       51        Retired Treasurer of Southwire Company, a
  Director                                              major manufacturer of wire products
Gary M. Bullock .......................       58        President and Chief Executive Officer of
  Vice Chairman of the Board                            Carroll Electric Membership Corp.
Jerry L. Clayton ......................       58        Owner of Clayton Pharmacy
  Director
W. Lamar Moody ........................       56        Manager of Georgia Power Company in Villa
  Director                                              Rica, Georgia
Thomas E. Reeve .......................       80        Retired Physician
  Director
Michael P. Steed ......................       56        President and Owner of Steed Company, a
  Director                                              manufacturer of fabric labels
Dean B. Talley ........................       58        Physician
  Director
Thomas S. Upchurch ....................       61        President of the Georgia Partnership for
  Director                                              Excellence in Education
D. Lane Poston ........................       51        Executive Vice President and Chief Operating
  Executive Vice President and Chief                    Officer of the Company
  Operating Officer
C. Lynn Gable .........................       48        Senior Vice President and Chief Financial
  Senior Vice President and Chief                       Officer of the Company since February 1997;
  Financial Officer                                     prior thereto, President of Gable Financial
                                                        Group, Inc.
Anyce C. Fox ..........................       54        Senior Vice President of the Company
  Senior Vice President

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS OF COMMUNITY FIRST

    The Board of Directors of Community First met 13 times during fiscal 2000. All directors attended at least 75% of the Board and applicable committee meetings held during 2000.

    The Board of Directors has established a Compensation Committee, which establishes compensation levels for our officers, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The Compensation Committee consists of Messrs. Bullock, Clayton, Upchurch and Dr. Talley and it met once during 2000.

    The Board of Directors has also established an Audit Committee, which recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to the accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee consists of Dr. Reeve, Messrs. Upchurch, Silvey, Clayton and Moody and it met three times during 2000.

    The Executive Committee of the Board of Directors has the authority to act on behalf of the Board on important matters between scheduled director meetings unless specific Board action is required or unless otherwise restricted by Community First's Articles of Incorporation or Bylaws or by action of its Board of Directors. The Executive Committee consists of Messrs. Silvey, Dorminey, Bullock and Steed, and it met 20 times during 2000.

    The Board of Directors may from time to time establish certain other committees to facilitate the management of Community First. The Board of Directors does not have a nominating committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is comprised of Messrs. Bullock, Clayton, Upchurch and Dr. Talley. None of the members of the Compensation Committee has served as an executive officer of Community First and no executive officer of Community First has served as a director or member of the Compensation Committee of any other entity of which Messrs. Bullock, Clayton, Upchurch or Dr. Talley has served as an executive officer. See "Director Compensation" below for the terms of stock options, preferred stock and related bonuses granted to Messrs. Bullock, Clayton, Upchurch, and Dr. Talley and the other non-employee directors of Community First.

DIRECTOR COMPENSATION

    Each of the directors of Community First is also a director of Community First Bank. Community First pays each member of the Community First Bank's Board of Directors a fee of $575 per Board meeting attended, $750 per month for Executive Committee members other than the Chairman ($1,000 per month in the case of the Chairman of the committee) and $200 per meeting for all other committees. Directors of Community First do not receive compensation solely for their services as directors of Community First.

    On January 8, 1998, each non-employee director of Community First received 3,620 shares of Series A Convertible Preferred Stock ("Preferred Stock") under Community First's Management Recognition Plan ("MRP"). Directors who were also employees received shares of Preferred Stock as described in "Certain Transactions." The shares automatically convert into Common Stock in a one-to-one ratio (which was adjusted to a ratio of two shares of Common Stock for each share of Preferred Stock as a result of our February 16, 1999 100% stock dividend) on the five-year anniversary of the date of grant or upon a change of control of Community First, whichever is earlier; receive no dividends; have no liquidation preference and are not entitled to vote on any matters prior to their conversion into Common Stock. The Preferred Stock originally vested at the rate of 5% as of the last day of each calendar quarter of service commencing with the first calendar quarter after the grant date. Effective June 30, 1999, the Board of Directors amended the MRP to provide immediate full vesting for all participants. On August 24, 2000, the Board of Directors voted to convert the 96,542 shares of Preferred Stock into two shares of Common Stock in accordance with the existing conversion formula. The conversion of the Preferred Stock was accomplished by issuing a total of 193,074 shares of treasury stock with an average cost of $19.77 per share and payment of cash for 10 fractional shares.

    In December 1995, Community First Bank initiated a defined contribution post-retirement benefit plan to provide retirement benefits to its directors and to provide death benefits for the designated beneficiary. In connection with the plan's establishment, Community First Bank purchased a whole life insurance contract on the life of each director and entered into a split dollar arrangement with each director. The increase in cash surrender value of the contract, less Community First Bank's cost of funds, determines each director's annual benefit. In the event the insurance contract fails to produce positive returns, Community First Bank has no separate obligation to contribute to the Plan. At December 31, 2000, the cash surrender value of the insurance contract was approximately $1,707,000.

                     COMMUNITY FIRST EXECUTIVE COMPENSATION

    The following table sets forth the compensation that Community First and Community First Bank paid for services rendered in all capacities during the fiscal years ended December 31, 2000, 1999, and 1998 to the Community First's chief executive officer and the three other executive officers whose total salary and bonus during such year exceeded $100,000. See "Certain Transactions" for a description of the terms of Preferred Stock awards granted to the named executive officers in 2000.

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                      ------------
                                                                                       SECURITIES          ALL
NAME AND                                                             OTHER ANNUAL      UNDERLYING         OTHER
PRINCIPAL POSITION                   YEAR      SALARY     BONUS     COMPENSATION(1)     OPTIONS      COMPENSATION(2)
------------------                 --------   --------   --------   ---------------   ------------   ---------------
Gary D. Dorminey ................    2000     $165,000   $40,845           0                0            $30,000
  President and Chief                1999      165,000    31,480           0                0             30,000
  Executive Officer                  1998      165,000    30,000           0                0             29,947

D. Lane Poston ..................    2000     $125,000   $30,000           0                0            $30,000
  Executive Vice                     1999      115,000    32,000           0                0             30,000
  President and Chief                1998      115,000    28,750           0                0             29,947
  Operating Officer

C. Lynn Gable ...................    2000     $101,500   $18,500           0                0            $30,000
  Senior Vice President              1999       97,500    17,500           0                0             29,086
  and Chief Financial Officer        1998       93,600    15,000           0                0             29,947

                                     2000     $ 96,500   $18,500           0                0            $28,750
                                     1999       92,500    17,500           0                0             27,500
                                     1998       85,600    15,000           0                0             29,947
Anyce C. Fox ....................
  Senior Vice President

------------------------

(1) Does not include amounts attributable to miscellaneous benefits including automobiles that the Company or Community First Bank own and permit the executive to use. The cost of providing these benefits to any individual executive officer during any of the years reported did not exceed the lesser of $50,000 or 10% of the individual's total annual salary and bonus.

(2) Reflects the value of Company matching contributions to the indicated person's 401(k) plan and ESOP accounts as follows:

                                                     2000       1999       1998
                                                   --------   --------   --------
Mr. Dorminey
401(k) Plan......................................        0          0          0
ESOP.............................................  $30,000    $30,000    $29,947
Mr. Poston
401(k) Plan......................................        0          0          0
ESOP.............................................  $30,000    $30,000    $29,947
Mr. Gable
401(k) Plan......................................        0          0          0
ESOP.............................................  $30,000    $29,086    $29,947
Ms. Fox
401(k) Plan......................................        0          0          0
ESOP.............................................  $28,750    $27,500    $29,947

    The Company did not award any stock options or stock appreciation rights ("SARs") to any of the executives named in the Summary Compensation Table during fiscal 2000.

    The following table contains information concerning the options held at December 31, 2000 by the executives named in the Summary Compensation Table.

FISCAL 2000 YEAR-END OPTION HOLDINGS AND VALUES

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED             IN-THE-MONEY
                                        SHARES                 OPTIONS AT DECEMBER 31,       OPTIONS AT DECEMBER 31,
                                       ACQUIRED                         2000                         2000(1)
                                          ON       VALUE     ---------------------------   ---------------------------
NAME                                   EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                   --------   --------   -----------   -------------   -----------   -------------
Mr. Dorminey.........................     0          $0         78,442         42,238        $102,955       $55,438

Mr. Poston...........................     0          $0         78,442         42,238        $102,955       $55,438

Mr. Gable............................     0          $0          7,800          4,200        $ 10,238       $ 5,512

Ms. Fox..............................     0          $0          7,800          4,200        $ 10,238       $ 5,512

------------------------

(1) Calculated by subtracting the exercise price ($19.8125 per share) from $21.125 per share, the closing price of Community First's Common Stock as reported by the Nasdaq Stock Market on December 31, 2000, and multiplying the difference by the number of shares underlying each option.

RETIREMENT PLAN

    Community First Bank has a defined benefit pension plan (the "Retirement Plan") for all employees who have attained the age of 21 years and have completed one year of service with Community First Bank. In general, the Retirement Plan provides for annual benefits payable monthly upon retirement at age 65 in an amount equal to approximately one percent of the average of the employee's compensation for the five successive calendar years within the final five calendar years of service affording the highest average, excluding bonuses, overtime pay and other special compensation, for each year of service, not in excess of 40 years. Under the Retirement Plan, an employee's benefits are fully vested after five years of qualifying service. A year of service is any year in which an employee works a minimum of 1,000 hours. The Retirement Plan provides for an early retirement option with reduced benefits for participants who are 55.

    The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of service. The figures in the table assume that the Retirement Plan continues in its present form and that the participants elect a straight life annuity form of benefit.

   5 YEAR AVERAGE       10 YEARS OF   15 YEARS OF   20 YEARS OF   25 YEARS OF   30 YEARS OF   35 YEARS OF
    COMPENSATION          SERVICE       SERVICE       SERVICE       SERVICE       SERVICE       SERVICE
---------------------   -----------   -----------   -----------   -----------   -----------   -----------
       $40,000            $4,000        $6,000        $8,000        $10,000       $12,000       $14,000
        50,000             5,000         7,500        10,000         12,500        15,000        17,500
        60,000             6,000         9,000        12,000         15,000        18,000        21,000
        70,000             7,000        10,500        14,000         17,500        21,000        24,500
        80,000             8,000        12,000        16,000         20,000        24,000        28,000
        90,000             9,000        13,500        18,000         22,500        27,000        31,500
       100,000            10,000        15,000        20,000         25,000        30,000        35,000
       110,000            11,000        16,500        22,000         27,500        33,000        38,500
       120,000            12,000        18,000        24,000         30,000        36,000        42,000
       130,000            13,000        19,500        26,000         32,500        39,000        45,500
       140,000            14,000        21,000        28,000         35,000        42,000        49,000
       150,000            15,000        22,500        30,000         37,500        45,000        52,500
       160,000            16,000        24,000        32,000         40,000        48,000        56,000

    Community First Bank did not contribute to the Retirement Plan for fiscal 2000. At its January 2001 meeting, the Board of Directors elected to freeze the Retirement Plan effective March 1, 2001. Community First Management does not expect any expense to be incurred as a result of freezing the plan. At
December 31, 2000, Mr. Dorminey had 9.67 years of credited service under the Retirement Plan and total accrued funds in the Retirement Plan of $15,156, Mr. Poston had 9.58 years of credited service under the Retirement Plan and total accrued funds in the Retirement Plan of $11,016, Ms. Fox had 9.50 years of credited service under the Retirement Plan and total accrued funds in the Retirement Plan of $7,656, and Mr. Gable had 2.83 years of credited service in the Retirement Plan and total accrued funds in the Retirement Plan of $2,772.

EMPLOYMENT AGREEMENTS

    Under the employment agreement executed by Mr. Dorminey, Community First Bank and Community First (Community First Bank and Community First are hereinafter collectively referred to as the "Employer") on December 29, 1997, Mr. Dorminey will receive (a) an annual salary of $165,000, which is subject to discretionary annual increases by Community First Bank's Board of Directors;
(b) an incentive bonus determined each year by the Compensation Committee of Community First Bank's Board of Directors based upon the achievement of certain performance criteria to be determined annually by the Board of Directors;
(c) benefits under such other programs as are maintained for employees of the Employer generally; (d) reimbursement for reasonable business expenses, club dues and business-related costs of club membership; (e) use of an automobile; and (f) such other medical, dental and other health care benefits as are extended to other management personnel. The agreement has an initial term of three years and will automatically renew on each day after its effective date so that the term remains a three-year term. Either Mr. Dorminey or the Employer may terminate automatic renewal by giving written notice to the other party of the termination, in which event the term will end on the third anniversary of the thirtieth day following the date the written notice is received. If the Employer terminates the agreement for cause, as defined in the agreement or Mr. Dorminey terminates the agreement without good reason, as defined in the agreement, Mr. Dorminey will receive only the salary and bonus amounts that are due and owed to him on the effective date of the termination. If he is terminated without cause or upon permanent disability, or if he terminates his employment with good reason, 60 days' prior written notice of intent to terminate is required and Mr. Dorminey will receive a termination payment equal to his Average Monthly Compensation, as defined below, for the remaining term of the agreement. Average Monthly

Compensation means the quotient determined by dividing (a) the greater of
(1) Mr. Dorminey's then current base salary, or (2) the average of his base salary and incentive bonus for the most recent three consecutive 12-month periods during which he was employed by the Employer immediately prior to the effective date of the termination that produced the highest average, by
(b) twelve (12). This payment may decrease if necessary to comply with the Internal Revenue Code. In addition, Mr. Dorminey has agreed not to engage in the community banking business within a 20-mile radius of any office or facility of the Employer for a period of 36 months following his termination by the Employer for cause or by Mr. Dorminey for good reason or following a change in control of the Employer as defined in the agreement, and not to solicit the Employer's customers or employees within the same geographic area for the same period of time.

    Messrs. Poston and Gable and Ms. Fox also entered into employment agreements with the Employer that contain essentially identical terms and conditions, except that the base salaries set forth in such agreements are $115,000, $90,000 and $65,600, respectively.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This report discusses the compensation objectives and policies applicable to Community First's executive officers and Community First's policy generally with respect to the compensation of all executive officers as a group for fiscal 2000 and specifically reviews the compensation established for Community First's Chief Executive Officer during fiscal 2000 as reported in the Summary Compensation Table. The Compensation Committee makes recommendations to the Board for the compensation of Community First's Chief Executive Officer. The Chief Executive Officer does not participate in the Compensation Committee's discussion or recommendations. The Board must approve all compensation actions pertaining to the Chief Executive Officer.

COMPENSATION PHILOSOPHY

    Community First's executive compensation program has three main objectives:
(1) to align the interests of the executive officers with the interests of Community First's shareholders (2) to attract and retain highly talented and productive executives, and (3) to provide incentives to those executive officers for superior corporate performance measured by Community First's strategic achievements and overall financial performance. To achieve these objectives, Community First's executive compensation program consists of base salary, short-term incentive compensation in the form of a bonus, and long-term incentive compensation in the form of stock options and shares of Preferred Stock. These compensation elements are in addition to the general benefit programs that are offered to all of Community First's employees.

    In determining the amount of compensation to be awarded to executive officers, the Committee studies the compensation packages for executives of a peer group of Community First's most direct competitors for executive talent, assesses the competitiveness of Community First's executive compensation program and reviews Community First's financial performance for the previous fiscal year and its anticipated financial performance for the current year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers Community First's overall performance.

    Community First's executive compensation program includes three basic types of compensation: base salary, incentive compensation, and long-term incentive compensation, each of which is described more fully below.

BASE SALARY

    In addition to the factors listed in the foregoing section that support Community First's executive compensation program generally, each executive officer's base salary is based on his or her individual area of responsibility and accountability within Community First. Base salary does not depend upon or relate to the achievement of any predetermined performance targets.

INCENTIVE COMPENSATION

    Bonuses for executive officers are intended to motivate the individual to work hard to achieve Community First's financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement on behalf of Community First in the coming year.

    Bonuses are determined based on a combination of factors including Community First's historic and recent financial performance, the individual's contribution to that performance, the individual's performance on non-financial goals such as ethical business conduct, client satisfaction and the general perception of Community First and Community First Bank by financial leaders and customers, and other contributions to Community First's success. Community First evaluates each of these factors subjectively and give them relatively equal weight without applying a rigorous formula.

LONG-TERM INCENTIVE COMPENSATION

    Community First believes that stock ownership further aligns the interests of the executive officers with the interests of Community First's shareholders. Community First's long-term incentive compensation for its executive officers is based upon Community First's 1997 Stock Option Plan and its Management Recognition Plan. Community First believes that placing a portion of the executives' total compensation in the form of long-term compensation will retain and provide incentives to top management. In determining the number and terms of options and the number of shares of Preferred Stock to grant an executive, Community First primarily considers subjectively the same criteria as it considers in awarding bonuses, as well as the degree to which an incentive for long-term performance would benefit Community First. Community First believes that these stock grants and options should include vesting conditions that further encourage the executive officers to remain with Community First for some time before the full benefit can be realized.

BENEFITS

    Community First believes that it must offer a competitive benefits program to attract and retain key executives. Community First provides the same medical and other benefits to its executive officers that are generally available to its other employees.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The compensation of Community First's Chief Executive Officer is prescribed in his employment agreement, which is described under "Executive Compensation--Employment Agreements." Community First uses data from banks in the Southeast of similar asset size published in SNL EXECUTIVE COMPENSATION REVIEW to determine and adjust his base salary. The goal for base salary is to be within five percent (5%) of the median for the surveyed group. The Chief Executive Officer's bonus and long-term compensation have been and will continue to be determined based on similar elements and measures of performance as is the compensation for Community First's other executive officers. Community First may also employ certain broader criteria more specific to the responsibilities of the Chief Executive Officer.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

    It is Community First's responsibility to address the issues raised by
Section 162(m) of the Internal Revenue Code, as amended (the "Code"). The revisions of this Code section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies beginning in 1994. We have reviewed these issues and have determined that no portion of compensation payable to any executive officer for fiscal 2000 is non-deductible. Community First's 1997 Stock Option Plan limits to 200,000 the number of options that may be awarded to any individual in a single year under that plan.

Submitted by:                               THE COMPENSATION COMMITTEE
                                                  Gary M. Bullock
                                                 Jerry L. Clayton
                                                  Dean B. Talley
                                                Thomas S. Upchurch

FORM OF AUDIT COMMITTEE REPORT

    The Audit Committee reports as follows with respect to the audit of Community First's 2000 audited consolidated financial statements.

    - The Committee has reviewed and discussed Community First's 2000 audited consolidated financial statements with Community First's management;

    - The Committee has discussed with the independent auditors, Porter Keadle Moore, LLP, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of Community First's consolidated financial statements;

    - The Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor's independence from the corporation and its related entities) and has discussed with the auditors the auditors' independence from Community First; and

    - Based on review and discussions of Community First's 2000 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that Community First's 2000 audited consolidated financial statements be included in Community First's Annual Report on Form 10-K.

Submitted By:                                   THE AUDIT COMMITTEE
                                               Thomas E. Reeve, Jr.
                                                Thomas S. Upchurch
                                                 Jerry L. Clayton
                                                  W. Lamar Moody
                                                 T. Aubrey Silvey

AUDIT COMMITTEE CHARTER

    The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Joint Proxy Statement/Prospectus as APPENDIX D. The Board of Directors reviews and approves changes to the Audit Committee charter annually.

INDEPENDENCE OF AUDIT COMMITTEE MEMBERS

    Community First's Audit Committee is comprised of Dr. Reeve,
Messrs. Upchurch, Silvey, Clayton and Moody. Each of these members meets the requirements for independence as defined by the applicable Nasdaq standards.

                       COMMUNITY FIRST PERFORMANCE GRAPH

    The following Performance Graph compares the yearly percentage change in the cumulative total shareholder return on Community First's Common Stock against the cumulative total return on the Nasdaq Stock Market (U.S.) index and the Nasdaq Bank Stocks Index from July 1, 1997, the date Community First's Common Stock began trading on the Nasdaq Stock Market, to December 31, 2000. The Performance Graph assumes reinvestment of dividends, where applicable. The base amount for Community First's Common Stock is $15.9375 per share, which was the closing price of the initial day of trading on July 1, 1997. The initial offering price for Community First's Stock was $10.00 per share.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

July 1, 19December 31, 19December 31, 19December 31, 19December 31, 20 Community First Banking Co $100.000 $138.510 $127.545 $114.290 $142.322
The Nasdaq Stock Market (U $100.000 $109.452 $154.351 $286.842 $172.588
Nasdaq Bank Stocks $100.000 $133.843 $132.982 $127.836 $145.965

                                    JULY 1,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                      1997         1997           1998           1999           2000
                                    --------   ------------   ------------   ------------   ------------
Community First Banking Company...  $100.000     $138.510       $127.545       $114.290       $142.322
The Nasdaq Stock Market (U.S.)....  $100.000     $109.452       $154.351       $286.842       $172.588
Nasdaq Bank Stocks................  $100.000     $133.843       $132.982       $127.836       $145.965

               COMMUNITY FIRST TRANSACTIONS WITH RELATED PARTIES

ESOP LOAN

    Community First has established an Employee Stock Ownership Plan for employees age 21 or older who have at least one year of credited service with Community First Bank or any affiliate (including years of service with the mutual predecessor of Community First Bank). Community First Bank administers the ESOP and Lisa Lawson, Thomas E. Reeve, Jr., Steve McCord, Anna L. Berry, D. Lane Poston, Anyce C. Fox and C. Lynn Gable act as trustees of the related trust.

    The ESOP is currently funded by Community First, although Community First Bank and any other adopting affiliate may fund the ESOP. Contributions may be made in cash (which primarily will be invested in Common Stock) or Common Stock. Benefits may be paid either in shares of Common Stock or in cash. In any plan year, Community First may make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which the ESOP may acquire through the purchase of outstanding shares in the market or from individual shareholders, upon the Company's original issuance of additional shares or upon the Company's sale of treasury shares. These purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions. Various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions, will affect the timing, amount and manner of future contributions to the ESOP.

    On June 27, 1997, the ESOP obtained a loan from Community First in the principal amount of $3,861,700 and used the proceeds to purchase 386,170 shares of Common Stock issued in Community First's subscription offering for its Common Stock. Shares purchased by the ESOP with the proceeds of the loan were held in a loan suspense account and released on a pro rata basis as debt service payments were made. Community First was required to make cash contributions to the ESOP sufficient to amortize the principal and interest on the loan, which had an original maturity of five years. At December 31, 1999, substantially all of the ESOP loan was repaid to Community First, and the loan was paid in full on January 5, 2000. Accordingly, all shares are considered to have been released from the loan suspense account as of December 31, 1999, although we plan to allocate the stock to active employees over a two-year period. As of December 31, 2000, only 22,217 shares of Common Stock remains unallocated to participant accounts.

PREFERRED STOCK AWARDS

    On January 8, 1998, directors and executive officers of Community First were awarded the following numbers of shares of Preferred Stock under the Management Recognition Plan: Mr. Dorminey: 24,135 shares; Mr. Poston: 24,135 shares;
Mr. Gable: 8,806 shares; Ms. Fox: 10,506 shares; each non-employee director of Community First: 3,620 shares. The shares convert automatically to Common Stock in a ratio of two shares of Common Stock for each share of Preferred Stock as a result of the February 16, 1999 100% stock dividend. This conversion occurs upon the earlier of January 8, 2003 or a change of control of Community First. Prior to such conversion, the shares have no voting or dividend rights and no liquidation preference.

    The Preferred Stock originally vested at the rate of 5% as of the last day of each calendar quarter of service commencing with the first calendar quarter after the grant date. Effective June 30, 1999, the Board of Directors amended the MRP to provide immediate full vesting for all participants. On August 24, 2000, the Board of Directors voted to convert the 96,542 shares of Preferred Stock into two shares of Common Stock in accordance with the existing conversion formula. The conversion of the Preferred Stock was accomplished by issuing a total of 193,074 shares of treasury stock with an average cost of $19.77 per share and payment of cash for 10 fractional shares.

OTHER TRANSACTIONS

    Some of Community First's directors, officers, principal shareholders and their associates were customers of, or had transactions with Community First or Community First Bank in the ordinary course of business during 2000. Some of Community First's directors are directors, officers, trustees or principal securities holders of corporations or other organizations that also were customers of, or had transactions with, Community First or Community First Bank in the ordinary course of business during 2000.

    All outstanding loans and other transactions with Community First's directors, officers and principal shareholders were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features. In addition to banking and financial transactions, Community First may have had additional transactions with, or used products or services of, various organizations with which Community First's directors were associated. The amounts involved in these non-credit transactions have not been material in relation to our business or to that of such other organizations. Community First expects to continue to have similar transactions in the ordinary course of business with such individuals and their associates in the future.

                                COMMUNITY FIRST
                      ADDITIONAL ANNUAL MEETING PROPOSALS
                      PROPOSAL ONE: ELECTION OF DIRECTORS

    Community First's Board of Directors consists of ten members divided into three classes. Messrs. Bullock and Clayton and Dr. Talley are Class I directors serving a term expiring at the 2001 Annual Meeting of Shareholders and are being nominated for re-election for a three-year term commencing at this Annual Meeting. Dr. Reeve and Messrs. Steed and Upchurch are Class II directors serving an initial term expiring at the 2002 Annual Meeting of Shareholders. Ms. Berry and Messrs. Dorminey, Moody and Silvey are Class III directors serving a term expiring at the 2003 Annual Meeting of Shareholders. Members of each class serve until their successors are elected and qualified and are elected for three-year terms upon the expiration of their initial term. All of the directors listed below, with exception to Mr. Moody, have served as directors of the Company since March 1997. Mr. Moody was elected in February 2000 to fill a vacancy created by an increase in the size of the Board.

    The following table sets forth the name and current term of service for each of the members of the Community First's Board of Directors. For further information regarding each director, see "Community First Management."

NAME                                                          TERM EXPIRES
----                                                          ------------
T. Aubrey Silvey............................................      2003
Gary D. Dorminey............................................      2003
Anna L. Berry...............................................      2003
Gary M. Bullock.............................................      2001
Jerry L. Clayton............................................      2001
W. Lamar Moody..............................................      2003
Thomas E. Reeve, Jr.........................................      2002
Michael P. Steed............................................      2002
Dean B. Talley..............................................      2001
Thomas S. Upchurch..........................................      2002

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. BULLOCK AND CLAYTON AND DR. TALLEY AS CLASS I DIRECTORS TO SERVE A THREE-YEAR TERM AS DESCRIBED IN THIS PROXY STATEMENT.

      PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Unless otherwise directed by the shareholders, the persons appointed as proxies will vote for ratification of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of Porter Keadle Moore, LLP as Community First's independent accountants for fiscal 2001. If the shareholders do not ratify the appointment of Porter Keadle Moore, LLP, the Audit Committee will reconsider its recommendation. We have been informed that no member of Porter Keadle Moore, LLP has any direct or material indirect financial interest in Community First or Community First Bank. A representative of Porter Keadle Moore, LLP will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

AUDIT FEES

    In connection with services rendered in connection with the audit of the Company's annual financial statements and the review of the Company's interim financial statements, the Company has estimated that its total audit fees for fiscal year 2000 were approximately $65,000. This figure is based on an estimate provided by our accountants, Porter Keadle Moore LLP, and includes fees for services that were billed to the Company in fiscal year 2001 in connection with the 2000 fiscal year audit.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    The Company did not retain its principal accountants to perform Financial Information Systems Design or Implementation services in fiscal year 2000.

OTHER FEES

    During fiscal year 2000, the Company was billed $75,150 by its principal accountants for services not described above. These "other fees" were for services including preparation of corporate income and other tax returns, consultation related to potential mergers & acquisition transactions, outsourced internal audit procedures and other services.

    The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company's principal accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PORTER KEADLE MOORE, LLP AS COMMUNITY FIRST'S INDEPENDENT ACCOUNTANTS FOR FISCAL 2001.

                             SHAREHOLDER PROPOSALS

    Community First must receive any shareholder proposals submitted for consideration at the next Annual Meeting of Shareholders no later than November 22, 2001 to be included in our 2002 proxy materials. A shareholder must notify Community First before January 31, 2002 of a proposal for the 2002 Annual Meeting that the shareholder intends to present other than by inclusion in Community First's proxy materials. If we do not receive such notice before January 31, 2002, proxies solicited by our management will confer discretionary authority upon our management to vote upon any such matter.

                           SUPERVISION AND REGULATION

    Community First, Community First Bank, First Deposit and Douglas Federal are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that apply to operations.

BANK HOLDING COMPANIES

    Because Community First owns all of the capital stock of Community First Bank, it is a bank holding company under the federal Bank Holding Company Act of 1956. In addition, First Deposit will become a bank holding company after the
conversion of Douglas Federal to a Georgia chartered bank on April   , 2001. As
a result, Community First is, and First Deposit will be, primarily subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

    ACQUISITIONS OF BANKS. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

    - Acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

    - Acquiring all or substantially all of the assets of any bank; or

    - Merging or consolidating with any other bank holding company.

    Under the Bank Holding Company Act, an adequately capitalized and adequately managed bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank which has only been in existence for a limited amount of time or an acquisition which may result in specified concentrations of deposits.

    CHANGE IN BANK CONTROL. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or a company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Act of 1934, or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

    PERMITTED ACTIVITIES. Under the Bank Holding Company Act, a bank holding company, which has not qualified or elected to become a financial holding company is generally prohibited from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless prior to the enactment of the Gramm-Leach-Bliley Act the Federal Reserve found those activities to be so closely related to banking as to be a proper incident to the business of banking. Activities that the Federal Reserve has found to be so closely related to banking to be a proper incident to the business of banking include:

    - factoring accounts receivable,

    - acquiring or servicing loans,

    - leasing personal property,

    - conducting discount securities brokerage activities,

    - performing selected data processing services,

    - acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions, and

    - performing selected insurance underwriting activities.

    Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of any of its bank subsidiaries.

    On November 12, 1999 President Clinton signed the Gramm-Leach-Bliley Act, which amends the Bank Holding Company Act and greatly expand the activities in which bank holding companies and affiliates of banks are permitted to engage. The Gramm-Leach-Bliley Act eliminates many federal and state law barriers to affiliations among banks and securities firms, insurance companies, and other financial service providers. The provisions of the Gramm-Leach-Bliley Act relating to permitted activities of bank holding companies and affiliates of banks became effective on March 11, 2000.

    Generally, if Community First of First Deposit qualifies and elects to become a financial holding company, they may engage in activities that are financial in nature or incidental or complementary to a financial activity. Activities that the Gramm-Leach-Bliley Act expressly lists as financial in nature include insurance activities, providing financial, investment and advisory services, underwriting securities and limited merchant banking activities.

    To qualify to become a financial holding company, Community First Bank, Douglas Federal and any other depository institution subsidiary of Community First or First Deposit must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, Community First must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days written notice prior to engaging in a permitted financial activity. Although Community First is eligible to elect to become a financial holding company, it currently has no plans to make such an election. First Deposit also has no plans to become a financial holding company.

    SUPPORT OF SUBSIDIARY INSTITUTIONS. Under Federal Reserve policy, bank holding companies are expected to act as a source of financial strength for, and to commit resources to support, their depository institution subsidiaries. This support may be required at times when, without this Federal Reserve policy, the bank holding company might not be inclined to provide it. In addition, any capital loans by a bank holding company to a bank will be repaid only after its deposits and other indebtedness are repaid in full. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

THE SUBSIDIARY BANKS

    Community First Bank is a commercial bank chartered under the laws of the State of Georgia. Douglas Federal will convert its charter to that of a Georgia
chartered bank on April       , 2001. Accordingly, the FDIC and the Georgia
Department of Banking and Finance regularly examine, and, with respect to Douglas Federal, will examine, the operations of Community First Bank and have the authority to approve or disapprove mergers, the establishment of branches, and similar corporate actions. Both regulatory agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, Community First Bank's and Douglas Federal's deposits are insured by the FDIC to the maximum extent provided by law. Community First Bank and Douglas Federal are also subject to numerous state and federal statutes and regulations that affect their business, activities and operations, and they are supervised and examined by one or more state or federal bank regulatory agencies.

    PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, federal banking regulators have established five capital categories, well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, in which all institutions are placed. The federal banking agencies have also specified by regulation the relevant capital levels for each of the other categories. At December 31, 2000, Community First Bank qualified for the well capitalized category and Douglas Federal qualified for the well capitalized category.

    Federal banking regulators are required to take some mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. An institution in any of the undercapitalized categories is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan up to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The Federal Reserve regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

    FDIC INSURANCE ASSESSMENTS. The FDIC has adopted a risk-based assessment system for determining an insured depository institutions' insurance assessment rate. The system that takes into account the risks attributable to different categories and concentrations of assets and liabilities. An institution is placed into one of three capital categories: (1) well capitalized;
(2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and ranged from 1.96 cents to 2.12 cents per $100 of deposits in 2000.

    The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

    COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires the appropriate federal regulator, in connection with their examinations of financial institutions within their jurisdiction, to evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. The appropriate federal regulator considers these factors in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Community First Bank and Douglas Federal. Under the Gramm-Leach-Bliley Act, banks with aggregate assets of not more than $250 million are subject to a Community Reinvestment Act examination only once every 60 months if they receive an outstanding rating, once every 48 months if they receive a satisfactory rating and as needed if the rating is less than satisfactory. Additionally, under the Gramm-Leach-Bliley Act, banks are required to publicly disclose the terms of various Community Reinvestment Act-related agreements.

    OTHER REGULATIONS. Interest and other charges collected or contracted for by banks are subject to state usury laws and federal laws concerning interest rates. Community First Bank's and Douglas Federal's loan operations are also subject to federal laws applicable to credit transactions, such as:

    - The federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

    - The Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

    - The Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

    - The Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

    - The Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

    - The rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

    The deposit operations of Community First Bank and Douglas Federal are subject to:

    - The Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

    - The Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

CAPITAL ADEQUACY

    Community First and Community First Bank are, and First Deposit and Douglas Federal will be, required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Community First and First Deposit, and FDIC and Georgia Department of Banking and Finance, in the case of Community First Bank and Douglas Federal. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies that is substantially similar to that adopted by the FDIC for banks under its jurisdiction.

    The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

    The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock and hybrid capital and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital. At December 31, 2000, Community First's consolidated ratio of total capital to risk-weighted assets was 11.4% and its consolidated ratio of Tier 1 Capital to risk-weighted assets was 10.2%. At December 31, 2000, First Deposit's consolidated ratio of total capital to risk-weighted assets was 27.93% and its consolidated ratio of Tier I capital to risk-weighted assets was 26.76%.

    In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating and implementing the Federal Reserve's risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. At December 31, 2000, Community First's and First Deposit's consolidated leverage ratios were 7.9% and 12.62%, respectively. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.

    Community First Bank and Community First are, and First Deposit and Douglas Federal will be, both subject to other capital guidelines issued by the Georgia Department of Banking and Finance and the Federal Reserve, respectively, which provide for minimum ratios of total capital to total assets.

    Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and certain other restrictions on its business. As described above, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

PAYMENT OF DIVIDENDS

    Community First and First Deposit are legal entities separate and distinct from Community First Bank and Douglas Federal, respectively. The principal source of Community First's and First Deposit's cash flow, including cash flow to pay dividends to its shareholders, is dividends that Community First Bank and Douglas Federal pay to them. Statutory and regulatory limitations apply to Community First Bank's and Douglas Federal's payment of dividends to Community First and First Deposit as well as to payment of dividends to shareholders.

    If, in the opinion of the federal banking regulator, Community First Bank or Douglas Federal were engaged in or about to engage in an unsafe or unsound practice, the federal banking regulator could require, after notice and a hearing, that they cease and desist from their practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. See "--Prompt Corrective Action" above.

    The Georgia Department of Banking and Finance also regulates Community First Bank's dividend payments and must approve dividend payments that would exceed 50% of Community First Bank's net income for the prior year. Douglas Federal will be subject to identical limitations after its conversion. The payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

    At December 31, 2000, Community First Bank and Douglas Federal were able to pay approximately $2.7 million and $750,000, respectively, in dividends to Community First and First Deposit without prior regulatory approval.

RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES

    Community First, Community First Bank, First Deposit and Douglas Federal are subject to the provisions of Section 23A of the Federal Reserve Act.
Section 23A places limits on the amount of:

    - loans or extensions of credit to affiliates;

    - investment in affiliates; or the purchase of assets from affiliates, except for real and personal property exempted by the Federal Reserve;

    - loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

    - any guarantee, acceptance or letter of credit issued on behalf of an affiliate.

    The aggregate of all of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Community First must also comply with certain provisions designed to avoid the taking of low-quality assets.

    Community First, Community First Bank, First Deposit and Douglas Federal are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

    Community First Bank and Douglas Federal are also subject to restrictions on extensions of credit to its executive officers, directors, certain principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

PRIVACY

    The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to the consumer.

PROPOSED LEGISLATION AND REGULATORY ACTION

    New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

EFFECT OF GOVERNMENTAL MONETARY POLICIES

    Community First's and Douglas Federal's earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operating in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                    EXPERTS

    The consolidated financial statements of Community First as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been audited by Porter Keadle Moore, LLP, independent public accountants, as stated in their report which are included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of First Deposit as of December 31, 2000 and December 31, 1999, have been included herein in reliance upon the report of Mauldin & Jenkins, LLC, independent public accountants, included herein, and upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The legality of the shares of Community First common stock to be issued in the merger and certain tax consequences of the transaction will be passed upon by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

                                 OTHER MATTERS

    The respective management teams of First Deposit and Community First do not know of any matters to be brought before the special meeting of First Deposit shareholders and the annual meeting of Community First shareholders, respectively, other than those described above. If any other matters properly come before such meetings, the persons designated as proxies will vote on such matters in accordance with their best judgment.

                   WHERE YOU CAN FIND MORE INFORMATION ABOUT
                       COMMUNITY FIRST AND FIRST DEPOSIT

    Community First and First Deposit file annual, quarterly and special reports, proxy statements and other information with the SEC. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the SEC by addressing written requests for to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities and at the regional offices of the SEC, Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as Community First and First Deposit that file electronically with the SEC. The address of the SEC Web site is http://www.sec.gov.

    Community First has filed with the SEC a registration statement on Form S-4 to register the shares that Community First will issue to First Deposit shareholders. This document is a part of the registration statement. This Joint Proxy Statement/Prospectus does not include all of the information contained in the Registration statement. For further information about Community First and the securities offered in this Proxy Statement/ Prospectus, you should review the registration statement. You can inspect or copy the registration statement, at prescribed rates, at the SEC's public reference facilities at the addresses listed above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                            ------------------------

                                                                PAGE
                                                              --------
COMMUNITY FIRST BANKING COMPANY
Report of Independent Certified Public Accountants..........     F-2
Audited Consolidated Financial Statements as of
  December 31, 2000 and 1999 and for the years ended
  December 31, 2000, 1999 and 1998..........................     F-3

FIRST DEPOSIT BANCSHARES, INC.
Report of Independent Certified Public Accountants..........    F-31
Audited Consolidated Financial Statements as of
  December 31, 2000 and 1999 and for the years ended
  December 31, 2000, 1999 and 1998..........................    F-32

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Community First Banking Company

    We have audited the accompanying consolidated balance sheets of Community First Banking Company and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended
December 31, 2000. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community First Banking Company and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

/s/ PORTER KEADLE MOORE, LLP
Atlanta, Georgia
February 23, 2001

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
                                     ASSETS

Cash and due from banks, including reserve requirements of
  $2,185,000 and $2,119,000.................................  $  6,885     9,252
Interest-bearing deposits in financial institutions.........       533       925
Federal funds sold..........................................       200       220
                                                              --------   -------
    Cash and cash equivalents...............................     7,618    10,397
Securities available for sale...............................    58,889    64,665
Securities held to maturity.................................       167       184
Other investments...........................................     3,112     3,173
Mortgage loans held for sale................................        57        59
Loans, net..................................................   308,007   290,804
Premises and equipment, net.................................     8,004     7,516
Accrued interest receivable.................................     3,537     3,005
Other real estate and repossessions.........................       474       528
Other assets................................................     4,641     5,717
                                                              --------   -------
                                                              $394,506   386,048
                                                              ========   =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Demand....................................................  $ 14,508    13,029
  Interest-bearing demand...................................    52,873    55,424
  Savings...................................................    26,281    29,552
  Time......................................................   146,841   144,347
  Time, over $100,000.......................................    71,728    53,035
                                                              --------   -------
    Total deposits..........................................   312,231   295,387
Note payable and other borrowings...........................    45,245    55,345
Federal funds purchased.....................................       903     5,684
Accrued interest payable and other liabilities..............     4,431     2,433
                                                              --------   -------
    Total liabilities.......................................   362,810   358,849
                                                              --------   -------
Commitments
Stockholders' equity:
  Convertible preferred stock, $.01 par value, 96,542 shares authorized, issued and outstanding at December 31,
    1999....................................................        --         1
  Common stock, $.01 par value, 10,000,000 shares
    authorized, 3,282,054 shares issued, 2,944,789 and
    2,789,448 shares outstanding............................        33        33
  Additional paid-in capital................................    10,846    14,663
  Retained earnings.........................................    29,074    25,842
  Accumulated other comprehensive loss, net of tax..........    (1,591)   (3,514)
                                                              --------   -------
                                                                38,362    37,025
  Less treasury stock at cost, 337,265 and 492,606 shares...    (6,666)   (9,826)
                                                              --------   -------
    Total stockholders' equity..............................    31,696    27,199
                                                              --------   -------
                                                              $394,506   386,048
                                                              ========   =======

          See accompanying notes to consolidated financial statements.

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                   (IN THOUSANDS EXCEPT
                                                                     PER SHARE DATA)
Interest income:
  Interest and fees on loans................................  $29,531     25,706     25,903
  Interest-bearing deposits and federal funds sold..........      118        440      1,436
  Interest and dividends on investment securities:
    U.S. Treasury...........................................       --         89        180
    U.S. Government agencies and mortgage-backed............    4,021      3,945      4,249
    State, county and municipals............................        5         61        117
    Other...................................................      325        315        335
                                                              -------     ------     ------
      Total interest income.................................   34,000     30,556     32,220
                                                              -------     ------     ------
Interest expense:
  Interest on deposits:
    Demand..................................................    1,180      1,165      1,463
    Savings.................................................      580        649      1,069
    Time....................................................   11,959     10,333     11,720
                                                              -------     ------     ------
                                                               13,719     12,147     14,252
  Interest on note payable and other borrowings.............    3,965      3,288      2,394
                                                              -------     ------     ------
      Total interest expense................................   17,684     15,435     16,646
                                                              -------     ------     ------
      Net interest income...................................   16,316     15,121     15,574

Provision for loan losses...................................      825      1,015        782
                                                              -------     ------     ------
      Net interest income after provision for loan losses...   15,491     14,106     14,792
                                                              -------     ------     ------
Noninterest income:
  Service charges on deposits...............................    2,215      2,248      3,061
  Gains on sales of securities available for sale...........      105         40        860
  Insurance commissions.....................................      656        720        609
  Miscellaneous.............................................      920        745      1,067
                                                              -------     ------     ------
      Total noninterest income..............................    3,896      3,753      5,597
                                                              -------     ------     ------
Noninterest expense:
  Salaries and employee benefits............................    6,685      6,319      6,820
  ESOP and MRP expense......................................       --      6,100      2,502
  Occupancy and equipment...................................    1,260      1,349      2,031
  Deposit insurance premiums................................      107        164        179
  Other operating...........................................    3,441      3,644      4,506
                                                              -------     ------     ------
      Total noninterest expense.............................   11,493     17,576     16,038
                                                              -------     ------     ------
      Earnings before income taxes..........................    7,894        283      4,351
Income tax (benefit) expense................................    2,535       (191)     1,348
                                                              -------     ------     ------
    Net earnings............................................  $ 5,359        474      3,003
                                                              =======     ======     ======
Basic earnings per share....................................  $  1.90       0.18       0.87
                                                              =======     ======     ======
Diluted earnings per share..................................  $  1.90       0.17       0.82
                                                              =======     ======     ======

          See accompanying notes to consolidated financial statements.

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Net earnings................................................   $5,359        474      3,003
                                                               ------     ------     ------
Other comprehensive income, net of tax:
  Unrealized gains (losses) arising during the year on
    securities available for sale...........................    2,997     (4,442)    (3,295)
  Less income tax effect of gains (losses)..................    1,139     (1,688)    (1,252)
                                                               ------     ------     ------
    Unrealized gains (losses) arising during the year, net
      of tax................................................    1,858     (2,754)    (2,043)
                                                               ------     ------     ------
  Reclassification adjustment for gains included in net
    earnings................................................      105         40        860
  Less income tax effect of reclassification adjustments....       40         15        327
                                                               ------     ------     ------
    Reclassification adjustment for gains included in net
      earnings,
      net of tax............................................       65         25        533
                                                               ------     ------     ------
      Other comprehensive income (loss).....................    1,923     (2,729)    (1,510)
                                                               ------     ------     ------
Comprehensive income (loss).................................   $7,282     (2,255)     1,493
                                                               ======     ======     ======

          See accompanying notes to consolidated financial statements.

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                              ACCUMULATED
                                                                                                 OTHER
                                                      ADDITIONAL     UNEARNED                COMPREHENSIVE
                               PREFERRED    COMMON     PAID-IN       ESOP AND     RETAINED   INCOME (LOSS),   TREASURY
                                 STOCK      STOCK      CAPITAL      MRP SHARES    EARNINGS     NET OF TAX      STOCK      TOTAL
                               ---------   --------   ----------   ------------   --------   --------------   --------   --------
                                                                         (IN THOUSANDS)
Balance, December 31, 1997...    $ --         24        47,040        (3,476)      24,725           725            --     69,038
Purchase of treasury stock...      --         --            --            --           --            --       (45,435)   (45,435)
Retirement of treasury
  stock......................      --         (8)      (36,406)           --           --            --        36,414         --
Cash dividends declared ($.35
  per share).................      --         --            --            --       (1,100)           --            --     (1,100)
Issuance of preferred stock
  and grant of MRP shares....       1         --         2,063        (2,064)          --            --            --         --
Release of ESOP and MRP
  shares, net of tax of
  $440.......................      --         --           784         1,344           --            --            --      2,128
Change in accumulated other
  comprehensive income
  (loss), net of tax.........      --         --            --            --           --        (1,510)           --     (1,510)
Net earnings.................      --         --            --            --        3,003            --            --      3,003
Retroactive restatement for
  100% stock dividend
  declared on January 21,
  1999.......................      --         17            --            --          (17)           --            --         --
                                 ----        ---       -------        ------       ------        ------       -------    -------
Balance, December 31, 1998...       1         33        13,481        (4,196)      26,611          (785)       (9,021)    26,124
Purchase of treasury stock...      --         --            --            --           --            --          (805)      (805)
Cash dividends declared
  ($.5125 per share).........      --         --            --            --       (1,243)           --            --     (1,243)
Release of ESOP and MRP
  shares, net of tax of
  $843.......................      --         --         1,182         4,196           --            --            --      5,378
Change in accumulated other
  comprehensive income
  (loss), net of tax.........      --         --            --            --           --        (2,729)           --     (2,729)
Net earnings.................      --         --            --            --          474            --            --        474
                                 ----        ---       -------        ------       ------        ------       -------    -------
Balance, December 31, 1999...       1         33        14,663            --       25,842        (3,514)       (9,826)    27,199
Purchase of treasury stock...      --         --            --            --           --            --          (658)      (658)
Cash dividends declared
  ($.745 per share)..........      --         --            --            --       (2,127)           --            --     (2,127)
Conversion of preferred stock
  into common stock..........      (1)        --        (3,817)           --           --            --         3,818         --
Change in accumulated other
  comprehensive income
  (loss), net of tax.........      --         --            --            --           --         1,923            --      1,923
Net earnings.................      --         --            --            --        5,359            --            --      5,359
                                 ----        ---       -------        ------       ------        ------       -------    -------
Balance, December 31, 2000...    $ --         33        10,846            --       29,074        (1,591)       (6,666)    31,696
                                 ====        ===       =======        ======       ======        ======       =======    =======

          See accompanying notes to consolidated financial statements.

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..............................................  $ 5,359        474       3,003
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation, amortization and accretion................      900      1,125         954
    Provision for loan losses...............................      825      1,015         782
    ESOP and MRP compensation expense.......................       --      6,100       2,502
    Deferred income tax expense (benefit)...................      346     (1,588)      1,213
    Gains on sales of securities available for sale.........     (105)       (40)       (860)
    Loss (gain) on sales of premises, equipment and other
      assets, net...........................................      (74)       (94)       (294)
    Gain on sale of branches................................       --         --        (100)
    Change in (net of effect of sale of branches in 1998):
      Mortgage loans held for sale..........................        2        140         590
      Accrued interest receivable...........................     (532)      (447)        611
      Other assets..........................................     (540)    (1,767)     (2,569)
      Accrued interest payable..............................    1,228        174       1,293
      Other liabilities.....................................      231      1,083      (1,730)
                                                              -------    -------    --------
        Net cash provided by operating activities...........    7,640      6,175       5,395
                                                              -------    -------    --------
Cash flows from investing activities (net of effect of sale
  of branches in 1998):
  Proceeds from sales of securities available for sale......    4,364      8,301      51,953
  Proceeds from sales or redemption of other investments....      501         --          --
  Proceeds from maturities of securities available for
    sale....................................................    4,824      7,362      25,780
  Proceeds from maturities of securities held to maturity...       17         47       5,805
  Purchases of other investments............................     (440)      (845)        (59)
  Purchases of securities available for sale................     (296)   (13,113)   (101,208)
  Net change in loans.......................................  (18,170)   (26,993)     17,226
  Proceeds from sales of real estate and repossessions......      175      5,154       2,299
  Improvements to other real estate and repossessions.......       --        (82)       (167)
  Proceeds from sales of premises and equipment.............      219        141         958
  Purchases of premises and equipment.......................   (1,380)      (298)     (1,047)
                                                              -------    -------    --------
        Net cash provided (used) by investing activities....  (10,186)   (20,326)      1,540
                                                              -------    -------    --------
Cash flows from financing activities (net of effect of sale
  of branches in 1998):
  Net change in deposits....................................   16,844      9,450        (711)
  Proceeds from note payable and other borrowings...........    9,000     10,000      45,000
  Payments of note payable and other borrowings.............  (19,100)    (2,600)     (2,550)
  Net change in federal funds purchased.....................   (4,781)     5,684          --
  Cash dividends paid.......................................   (1,538)    (1,556)       (787)
  Payments of subordinated debentures.......................       --       (900)         --
  Payment for sale of branches..............................       --    (27,461)         --
  Purchases of treasury stock...............................     (658)      (805)    (45,435)
                                                              -------    -------    --------
        Net cash provided (used) by financing activities....     (233)    (8,188)     (4,483)
                                                              -------    -------    --------
        Net change in cash and cash equivalents.............   (2,779)   (22,339)      2,452
Cash and cash equivalents at beginning of year..............   10,397     32,736      30,284
                                                              -------    -------    --------
Cash and cash equivalents at end of year....................  $ 7,618     10,397      32,736
                                                              =======    =======    ========

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest................................................  $16,456     15,261      15,353
    Income taxes............................................  $ 2,778      1,534       1,250
Noncash investing and financing activities:
  Real estate acquired through foreclosure..................  $   522        157       1,254
  Loans to facilitate sales of real estate..................  $   367        129         531
  Issuance of preferred stock and simultaneous grant of MRP
    shares..................................................  $    --         --       2,064
  Retirement of treasury stock..............................  $    --         --      36,414
  Payable for sale of branches..............................  $    --         --      27,461
  Change in accumulated other comprehensive income (loss),
    net of tax..............................................  $(1,923)     2,729      (1,510)
  Change in dividend payable................................  $   589       (313)        313
  Conversion of preferred stock into common stock...........  $ 3,818         --          --

          See accompanying notes to consolidated financial statements.

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    Community First Banking Company (the "Company") was organized in March 1997 to become the holding company for Carrollton Federal Bank pursuant to a Plan of Conversion and Reorganization (the "Conversion"). As part of the Conversion, CF Mutual Holdings ("Mutual") was converted from a federally chartered mutual holding company to an interim federal savings bank and simultaneously merged with and into Carrollton Federal Bank, pursuant to which Mutual ceased to exist and Carrollton Federal Bank became a wholly owned subsidiary of the Company. The Conversion was accounted for at historical cost in a manner similar to a pooling of interests.

    On June 27, 1997, the Conversion to a stock holding company organized under the laws of the State of Georgia, the issuance of common stock, and the dissolution of Mutual were completed. In connection therewith, the Company sold 4,827,124 shares of common stock, par value $.01 per share, at an initial price of $10 per share (after giving effect to 100% stock dividend described in note 9) in a subscription offering. Costs associated with the Conversion were approximately $1,453,000, including underwriting fees.

    On December 28, 1997, Carrollton Federal Bank, a federally chartered stock savings bank, converted its charter to the Georgia Department of Banking and Finance and concurrently changed its name to Community First Bank (the "Bank"). The Bank will subsequently be regulated by the Georgia Department of Banking and Finance and is insured and subject to the regulation of the Federal Deposit Insurance Corporation. As part of the charter conversion, the Company became a member of the Federal Reserve System and, accordingly, is subject to the regulation by the Federal Reserve under the Bank Holding Company Act.

    The Bank continues to provide a full range of customary banking services throughout Carroll, Douglas, Heard, Haralson and Paulding counties in Georgia.

    BASIS OF PRESENTATION AND RECLASSIFICATION

    The consolidated financial statements include the accounts of the Company, the Bank, CFB Insurance Agency, Inc., CFB Financial, Inc. and CFB
Securities, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

    The accounting principles followed by the Company and its subsidiaries, and the methods of applying these principles, conform with generally accepted accounting principles ("GAAP") and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, the valuation allowance for mortgage servicing rights and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS

    Cash equivalents include amounts due from banks, interest-bearing deposits in financial institutions and federal funds sold. Generally, federal funds are sold for one-day periods.

    INVESTMENT SECURITIES

    The Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading securities at December 31, 2000 and 1999. Securities held to maturity are those securities for which the Bank has the ability and intent to hold to maturity. All other securities are classified as available for sale.

    Securities available for sale are recorded at fair value. Securities held to maturity are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity.

    A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

    Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses are included in earnings and the cost of securities sold are derived using the specific identification method.

    OTHER INVESTMENTS

    Other investments include Federal Home Loan Bank ("FHLB") stock and other equity securities with no readily determinable fair value. These investment securities are carried at cost and include stock dividends.

    INTEREST RATE CAP AGREEMENT

    Interest rate cap agreements ("Caps"), which are used by the Company in the management of interest rate exposure on certain interest-bearing liabilities, are accounted for on an accrual basis. Premiums paid for Caps are being amortized to interest expense over the terms of the Caps. Unamortized premiums are included in other assets in the consolidated balance sheet. Amounts to be received under the Caps are accounted for on an accrual basis and are recognized as a reduction of interest expense.

    MORTGAGE LOANS HELD FOR SALE

    Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes, if any, in the valuation allowance are included in the determination of

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) net earnings in the period in which the change occurs. Gains and losses from the sale of loans are determined using the specific identification method.

    LOANS, LOAN FEES AND INTEREST INCOME

    Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding unpaid principal balances, net of the allowance for loan losses, deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

    Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in interest income using the level-yield method over the contractual lives of the loans, adjusted for estimated prepayments based on the Bank's historical prepayment experience. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment to the yield. Premiums and discounts on purchased loans are amortized over the remaining lives of the loans using the level-yield method. Fees arising from servicing loans for others are recognized as earned.

    A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or at the loan's observable market price, or the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized using the cash basis method of accounting.

    ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is established through provisions for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance is an amount which, in management's judgment, will be adequate to absorb losses on existing loans that may become uncollectible. The allowance is established through consideration of such factors as changes in the nature and volume of the portfolio, adequacy of collateral, delinquency trends, loan concentrations, specific problem and individually significant loans, and economic conditions that may affect the borrower's ability to pay.

    Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

    PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation. Major additions and improvements are charged to the asset accounts while maintenance and repairs that do not improve or

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) extend the useful lives of the assets are expensed currently. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period.

    Depreciation expense is computed using the straight-line method over the following estimated useful lives:

Land improvements...........................................  15-40 years
Buildings and improvements..................................  15-40 years
Furniture and equipment.....................................  3-10 years

    OTHER REAL ESTATE AND REPOSSESSIONS

    Other real estate and repossessions are carried at the lower of cost (defined as fair value at foreclosure) or fair value less estimated costs to dispose. Generally accepted accounting principles define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of other real estate and repossessions are charged against the allowance for loan losses. Subsequent writedowns are provided by a charge to earnings through a valuation allowance in the period in which the need arises.

    MORTGAGE SERVICING RIGHTS

    The Bank recognizes the rights to service mortgage loans as an asset regardless of whether the servicing rights are acquired through either purchase or origination. Additionally, the Bank performs an impairment analysis of mortgage servicing rights, regardless of whether purchased or originated.

    The Bank's mortgage servicing rights represent the unamortized cost of purchased and originated contractual rights to service mortgages for others in exchange for a servicing fee and ancillary loan administration income. Mortgage servicing rights are amortized over the period of estimated net servicing income and are periodically adjusted for actual and anticipated prepayments of the underlying mortgage loans. An impairment analysis is performed after stratifying the rights by interest rate. Impairment, defined as the excess of the asset's carrying value over its current fair value, is recognized through a valuation allowance. At December 31, 2000 and 1999, no valuation allowances were required for the mortgage servicing rights.

    CORE DEPOSIT INTANGIBLE

    The core deposit intangible is amortized using the straight-line method over the estimated life of the deposit base acquired (fifteen years) and is included as a component of other assets. Amortization expense approximated $74,000 for each of the three years in the period ended December 31, 2000. On an ongoing basis, management reviews the valuation and amortization periods to determine if events and circumstances require the current carrying amount or remaining life to be reduced.

    INCOME TAXES

    Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

    In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, the Company performs an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

    A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in note 8. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

    TREASURY STOCK

    Treasury stock is accounted for by the cost method. Subsequent reissuances are on a first-in, first-out basis.

    NET EARNINGS PER COMMON SHARE

    Basic earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Net earnings per common share is based on the weighted average number of shares outstanding (assuming the Company was a public company since January 1, 1997) including consideration of allocated shares of the Company's Employee Stock Ownership Plan ("ESOP"). Unearned ESOP shares are not considered outstanding for purposes of calculating earnings per share. The reconciliation of the amounts used in the computation of basic earnings per share and diluted earnings per share for the years ended December 31, 2000, 1999 and 1998 is as follows:

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                  NET        COMMON     PER SHARE
                                                EARNINGS     SHARES      AMOUNT
                                               ----------   ---------   ---------
Basic earnings per share.....................  $5,359,477   2,822,384     $1.90
                                                                          =====
Effect of dilutive securities:
  Stock options..............................          --          --
                                               ----------   ---------
Diluted earnings per share...................  $5,359,477   2,822,384     $1.90
                                               ==========   =========     =====

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                  NET       COMMON     PER SHARE
                                                EARNINGS    SHARES      AMOUNT
                                                --------   ---------   ---------
Basic earnings per share......................  $474,285   2,598,186     $0.18
                                                                         =====
Effect of dilutive securities:
  Stock options...............................        --          --
  MRP shares..................................        --     193,084
                                                --------   ---------
Diluted earnings per share....................  $474,285   2,791,270     $0.17
                                                ========   =========     =====

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                  NET        COMMON     PER SHARE
                                                EARNINGS     SHARES      AMOUNT
                                               ----------   ---------   ---------
Basic earnings per share.....................  $3,002,988   3,448,006     $0.87
                                                                          =====
Effect of dilutive securities:
  Stock options..............................          --      38,371
  MRP shares.................................          --     193,084
                                               ----------   ---------
Diluted earnings per share...................  $3,002,988   3,679,461     $0.82
                                               ==========   =========     =====

    The effect of stock options on net earnings per common share was antidilutive in 2000 and 1999.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for hedging derivatives and for derivative instruments including derivative instruments embedded in other contracts. It requires the fair value recognition of derivatives as assets or liabilities in the financial statements. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception. Changes in fair value for instruments used as fair value hedges are recorded in earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Changes in fair value for cash flow hedges are recorded in comprehensive income rather than earnings. Changes in fair value for derivative instruments that are not intended as a hedge are recorded in earnings of the period of the change. SFAS No. 133 is effective for all fiscal quarters beginning after June 15, 2000, but initial application of the statement must be made as of the beginning of the quarter. At the date of initial application, an entity may transfer any held to maturity security into the available for sale or trading categories without calling into question the entity's intent to hold other securities to maturity in the future. The Company estimates the adoption of SFAS No. 133 will result in the recording of an unrealized loss, net of tax, of approximately $68,000 as of January 1, 2001.

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(2)  INVESTMENT SECURITIES

    Investment securities at December 31, 2000 and 1999 are summarized as follows (in thousands):

                                                                      DECEMBER 31, 2000
                                                       -----------------------------------------------
                                                                     GROSS        GROSS      ESTIMATED
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST        GAINS        LOSSES       VALUE
                                                       ---------   ----------   ----------   ---------
SECURITIES AVAILABLE FOR SALE:
U.S. Government agencies.............................   $ 7,335         61            29       7,367
Equity securities....................................    14,368         --         1,653      12,715
Mortgage-backed securities...........................    39,751         52           996      38,807
                                                        -------        ---         -----      ------
                                                        $61,454        113         2,678      58,889
                                                        =======        ===         =====      ======
SECURITIES HELD TO MATURITY:
State, county and municipals.........................   $   115         --            --         115
Mortgage-backed securities...........................        52         --            --          52
                                                        -------        ---         -----      ------
                                                        $   167         --            --         167
                                                        =======        ===         =====      ======

                                                                      DECEMBER 31, 1999
                                                       -----------------------------------------------
                                                                     GROSS        GROSS      ESTIMATED
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST        GAINS        LOSSES       VALUE
                                                       ---------   ----------   ----------   ---------
SECURITIES AVAILABLE FOR SALE:
U.S. Government agencies.............................   $ 7,083           --         255       6,828
Equity securities....................................    16,754           --       2,634      14,120
Mortgage-backed securities...........................    46,492           25       2,800      43,717
                                                        -------     --------       -----      ------
                                                        $70,329           25       5,689      64,665
                                                        =======     ========       =====      ======

                                                                     GROSS        GROSS      ESTIMATED
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST        GAINS        LOSSES       VALUE
                                                       ---------   ----------   ----------   ---------
SECURITIES HELD TO MATURITY:
State, county and municipals.........................    $115              1           --       116
Mortgage-backed securities...........................      69             --            1        68
                                                         ----       --------     --------       ---
                                                         $184              1            1       184
                                                         ====       ========     ========       ===

    The amortized cost and estimated fair value of securities available for sale and securities held to maturity at December 31, 2000, by contractual maturity, are shown below. Expected maturities may

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(2)  INVESTMENT SECURITIES (CONTINUED)
differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        SECURITIES AVAILABLE       SECURITIES HELD
                                              FOR SALE               TO MATURITY
                                       ----------------------   ----------------------
                                       AMORTIZED   ESTIMATED    AMORTIZED   ESTIMATED
                                         COST      FAIR VALUE     COST      FAIR VALUE
                                       ---------   ----------   ---------   ----------
                                                       (IN THOUSANDS)
Less than one year...................   $    --          --        115         115
One to five years....................     2,000       2,001         --          --
Five to ten years....................     2,000       1,971         --          --
More than ten years..................     3,335       3,395         --          --
Equity securities....................    14,368      12,715         --          --
Mortgage-backed securities...........    39,751      38,807         52          52
                                        -------      ------        ---         ---
                                        $61,454      58,889        167         167
                                        =======      ======        ===         ===

    There were no sales of securities held to maturity during 2000, 1999 and 1998. Proceeds from sales of securities available for sale during 2000, 1999 and 1998 totaled approximately $4,364,000, $8,301,000 and $51,953,000, respectively.
Gross gains of $147,000, $46,000 and $1,126,000 were realized on those sales. Gross losses of $42,000, $6,000 and $266,000 were realized on 2000, 1999 and 1998 sales, respectively.

    Securities and interest-bearing deposits with a carrying value of approximately $1,475,000 and $1,959,000 at December 31, 2000 and 1999,
respectively, were pledged to secure U.S. government and other public deposits.

(3)  LOANS

    Major classifications of loans at December 31, 2000 and 1999 are summarized as follows:

                                                             2000       1999
                                                           --------   --------
                                                             (IN THOUSANDS)
Real estate mortgage loans...............................  $184,352   179,080
Real estate construction loans...........................    28,091    34,072
Commercial loans.........................................    71,633    52,894
Consumer and other installment loans.....................    27,735    28,137
                                                           --------   -------
  Total loans............................................   311,811   294,183
Less allowance for loan losses...........................     3,804     3,379
                                                           --------   -------
Loans, net...............................................  $308,007   290,804
                                                           ========   =======

    The Bank concentrates its lending activities in the origination of permanent residential mortgage loans, commercial mortgage loans, commercial business loans and consumer installment loans. The majority of the Bank's real estate loans are collateralized by real property located in Carroll County, Georgia and surrounding counties.

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(3)  LOANS (CONTINUED)
    Activity in the allowance for loan losses is summarized as follows for the years ended December 31, 2000, 1999 and 1998:

                                                         2000       1999       1998
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Balance at beginning of year.........................   $3,379     2,880       2,789
Provision............................................      825     1,015         782
Loans charged off....................................     (667)     (815)     (1,194)
Recoveries of loans previously charged off...........      267       299         503
                                                        ------     -----      ------
Balance at end of year...............................   $3,804     3,379       2,880
                                                        ======     =====      ======

    Mortgage loans serviced for others are not included in the accompanying consolidated financial statements. Unpaid principal balances of these loans at December 31, 2000, 1999 and 1998 approximate $33,436,000, $38,683,000 and
$45,448,000, respectively.

    The following table presents activity in loans to directors and executive officers during 2000 (in thousands):

Beginning balance...........................................   $1,017
Additional borrowings.......................................    1,241
Repayments..................................................     (559)
                                                               ------
Ending balance..............................................   $1,699
                                                               ======

(4)  PREMISES AND EQUIPMENT

    Premises and equipment at December 31, 2000 and 1999 are summarized as follows:

                                                               2000       1999
                                                             --------   --------
                                                               (IN THOUSANDS)
Land and land improvements.................................  $ 1,425      1,595
Buildings and improvements.................................    6,413      6,413
Furniture and equipment....................................    5,941      5,842
Construction in progress...................................    1,146         --
                                                             -------     ------
                                                              14,925     13,850
Less accumulated depreciation..............................    6,921      6,334
                                                             -------     ------
                                                             $ 8,004      7,516
                                                             =======     ======

    Depreciation expense approximated $719,000, $802,000 and $1,191,000 at December 31, 2000, 1999 and 1998, respectively.

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(5)  DEPOSITS

    At December 31, 2000, contractual maturities of time deposits are summarized as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2001........................................................  $ 95,049
2002........................................................    97,815
2003........................................................     4,191
2004........................................................       580
2005........................................................    20,934
                                                              --------
                                                              $218,569
                                                              ========

    At December 31, 2000 deposits from directors and executive officers totaled approximately $2,360,000.

(6)  NOTE PAYABLE AND OTHER BORROWINGS

    In June 1998, the Company obtained a $5,000,000 line of credit with another financial institution. The debt is collateralized by 100% of the stock of the Bank and calls for interest to be paid at the prime rate less 100 basis points. Interest is payable quarterly, and principal is due at maturity on December 2, 2001. At December 31, 2000, no amounts were outstanding on this line. The balance on the line at December 31, 1999 was $3,000,000. The loan agreement contains covenants relating to regulatory capital adequacy and limits on other debt. The Company was in compliance with all loan covenants at December 31, 2000.

    At December 31, 2000, the Bank had a $33,500,000 variable rate FHLB advance with an interest rate on that date of 6.35%. This advance was replaced with a fixed rate advance in January 2000. The Bank also had $11,745,000 in fixed rate advances outstanding at December 31, 2000. The interest rates for the fixed rate FHLB advances at December 31, 2000 ranged from 5.48% to 6.82%. FHLB advances are collateralized by FHLB stock and first mortgage loans. Advances from FHLB outstanding at December 31, 2000 mature as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2001........................................................  $43,886
2002........................................................      386
2003........................................................      973
                                                              -------
                                                              $45,245
                                                              =======

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(7)  SUBORDINATED DEBENTURES

    The Company had issued Series A fixed rate subordinated debentures to various executive officers and members of the Board of Directors in an aggregate principal amount of $2,000,000. The subordinated debentures bore interest at a simple interest rate per annum of 7.25%, which was payable quarterly, and matured on September 30, 1999. The entire proceeds of the offering were used to increase the capitalization of the Bank. During 1997, $1,100,000 of the debentures was paid off, and the remaining debentures were repaid in 1999.

(8)  INCOME TAXES

    The following is an analysis of the components of income tax expense (benefit) for the years ended December 31, 2000, 1999 and 1998:

                                                         2000       1999       1998
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Current..............................................   $2,189      2,240       575
Current benefit credited to equity...................       --       (843)     (440)
Deferred.............................................      346     (1,588)    1,213
                                                        ------     ------     -----
Income tax expense (benefit).........................   $2,535       (191)    1,348
                                                        ======     ======     =====

    The differences between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                           2000       1999       1998
                                                         --------   --------   --------
                                                                 (IN THOUSANDS)
Pretax income at statutory rate........................   $2,684        96      1,479
Add (deduct):
  Tax-exempt interest income...........................      (42)      (45)       (94)
  Dividends received deduction.........................     (187)     (167)      (116)
  Other, net...........................................       80       (75)        79
                                                          ------      ----      -----
Income tax expense (benefit)...........................   $2,535      (191)     1,348
                                                          ======      ====      =====

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(8)  INCOME TAXES (CONTINUED)
    The following summarizes the net deferred tax asset which is included as a component of other assets at December 31, 2000 and 1999, respectively.

                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Allowance for loan losses.................................   $1,344     1,094
  Allowance for real estate held for development and sale...        7        26
  Deferred compensation.....................................      121       103
  State tax credits.........................................        8       185
  Unrealized loss on securities available for sale..........      974     2,150
  ESOP......................................................       --       527
  Other.....................................................       92        40
                                                               ------     -----
    Total gross deferred tax assets.........................    2,546     4,125
                                                               ------     -----
Deferred tax liabilities:
  FHLB stock................................................       --        28
  Premises and equipment....................................       64        93
                                                               ------     -----
    Total gross deferred tax liabilities....................       64       121
                                                               ------     -----
    Net deferred tax asset..................................   $2,482     4,004
                                                               ======     =====

    Effective January 1, 1996, the Bank computes its tax bad debt reserves under the rules which apply to commercial banks. In years prior to 1996, the Bank obtained tax bad debt deductions approximating $5.8 million in excess of its financial statement allowance for loan losses for which no provision for federal income tax was made. These amounts were then subject to federal income tax in future years if used for purposes other than to absorb bad debt losses. Effective January 1, 1996, approximately $1.0 million of the excess reserve is no longer subject to recapture under any circumstances and approximately
$4.8 million of the excess reserve is subject to recapture only if the Bank ceases to qualify as a bank as defined in the Internal Revenue Code.

(9)  STOCKHOLDERS' EQUITY

    On December 29, 1997, the Board of the Directors of the Company authorized the issuance of 96,542 shares of $.01 par value convertible preferred stock to be used as part of the Company's Management Recognition Plan ("MRP") to provide a means of rewarding its key personnel. Those shares were granted on January 8, 1998 at a value of $21.38 based upon an independent valuation. The preferred shares originally vested at the rate of 5% as of the last day of each calendar quarter of service commencing with the first calendar quarter after the grant date. Effective June 30, 1999, the Board of Directors amended the MRP to provide immediate full vesting for all participants. The preferred stock was automatically convertible into two shares of common stock on the five-year anniversary date on which such shares were issued. The preferred shares were not entitled to receive dividends, had no liquidation preference, no voting rights, no right to transfer and no right of redemption.

    On July 20, 2000, the Company's Board of Directors approved a recapitalization plan pursuant to which the holders of the Company's outstanding shares of preferred stock issued under the MRP would exchange each of their shares of preferred stock for two shares of common stock, with cash being paid for any fractional shares of common stock to which the holder would otherwise be entitled. All of the

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(9)  STOCKHOLDERS' EQUITY (CONTINUED)
holders of preferred stock issued under the MRP approved the recapitalization plan, and on August 24, 2000, the Board of Directors of the Company voted to convert the 96,542 shares of preferred stock into two shares of common stock in accordance with existing conversion formula. The conversion of the preferred shares was accomplished by issuing a total of 193,074 shares of treasury stock with an average cost of $19.77 per share and payment of cash for 10 fractional shares.

    During 2000, 1999 and 1998, the Company purchased on the open market 37,734, 43,368 and 1,994,308 shares of its common stock. Of the 1,994,308 shares repurchased during 1998, 1,545,070 shares were retired. Treasury shares are held for issuance under the Company's employee benefit plans.

    On January 21, 1999, the Company's Board of Directors declared a two-for-one common stock split to be effected in the form of a 100% stock dividend to be distributed on February 16, 1999 to holders of record on February 1, 1999. Accordingly, all references to common shares outstanding and per share data throughout the consolidated financial statements have been restated to reflect the stock split. The par value of the additional shares of common stock issued in connection with the stock split was credited to common stock and a like amount charged to retained earnings in the 1998 consolidated financial statements.

(10)  EMPLOYEE AND DIRECTOR BENEFIT PLANS

    All qualifying employees of the Bank are included in a qualified multi-employer noncontributory defined benefit pension plan sponsored by the Financial Institutions Retirement Fund. The Bank's policy is to fund pension costs accrued. No pension expense was incurred during 2000, 1999 or 1998. At July 1, 2000 the date of the latest actuarial valuation, the market value of the plan's net assets exceeded the actuarially computed value of accumulated plan benefits. At its January 2001 meeting, the Company's Board of Directors froze this pension plan effective March 1, 2001. Management of the Company does not expect any expenses to be incurred as a result of freezing this plan.

    Effective January 1, 1993, the Bank established a retirement plan qualified pursuant to Internal Revenue Code section 401(k) (the "Plan"). The Plan allows eligible employees to defer a portion of their income by making contributions into the Plan on a pretax basis. The Bank's matching contribution vests based on length of service. The Bank matches 50% of employee contributions up to 6% of the employees' compensation. On August 1, 1997, the Plan was amended to discontinue matching of employee contributions. Accordingly, no expense was incurred during 2000, 1999 or 1998.

    The Bank has a defined contribution postretirement benefit plan to provide retirement benefits to its Board of Directors and to provide death benefits for their designated beneficiaries. Under the plan, the Bank purchased split-dollar whole life insurance contracts on the lives of each Director. The increase in cash surrender value of the contracts, less the Bank's cost of funds, constitutes the Bank's contribution to the plan each year. In the event the insurance contracts fail to produce positive returns, the Bank has no obligation to contribute to the Plan. At December 31, 2000 and 1999, the cash surrender value of the insurance contracts was approximately $1,707,000 and $1,300,000, respectively, and is included as a component of other assets. Expenses incurred for benefits were approximately $70,000 for each of the three years in the period ended December 31, 2000.

    As part of the Conversion, the Company adopted an ESOP, and the ESOP purchased 386,170 common shares via a loan from the Company. The plan covers substantially all employees subject to certain minimum age and service requirements. The Company makes contributions to the ESOP as determined annually by the Board of Directors. Contributions to the ESOP are, at a minimum, be

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(10) EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED) applied to meet the ESOP's debt service requirements. Accordingly, the debt incurred by the ESOP was recorded as a note payable and the shares purchased with the debt proceeds were reported as unearned ESOP shares in the consolidated balance sheet. As the debt is repaid, the Company records compensation expense equal to the current market price of the shares released, and the shares become outstanding for purposes of earnings per share computations. At December 31, 1999, substantially all of the ESOP note was repaid to the Company, and the note was paid in full on January 5, 2000. Accordingly, all shares are considered released from the loan as of December 31, 1999; however, allocation of the stock to active employees will be over a two-year period. Accordingly, no compensation expense related to the ESOP was recorded in 2000. Compensation expense related to the ESOP of $4,575,000 and $2,010,000 were recognized during 1999 and 1998, respectively.

    On December 29, 1997, the Board of Directors of the Company approved the 1997 Stock Option Plan whereby 482,712 shares of common stock have been reserved for employees and directors. These options allow employees and directors to purchase shares of common stock at a price not less than fair market value at the date of grant and are exercisable no later than ten years from the date of grant. All options vest at the rate of 5% of the number of shares subject to the option as of the last day of each calendar quarter of service commencing with the first calendar quarter ending after the grant date. Effective February 15, 2000, the Board of Directors increased the number of shares of common stock reserved for issuance under this plan to 507,712.

    The following table summarizes activity in the 1997 Stock Option Plan through December 31, 2000:

                                                 2000                      1999                      1998
                                        -----------------------   -----------------------   -----------------------
                                         OPTION     WTG. AVG.      OPTION     WTG. AVG.      OPTION     WTG. AVG.
                                         SHARES    OPTION PRICE    SHARES    OPTION PRICE    SHARES    OPTION PRICE
                                        --------   ------------   --------   ------------   --------   ------------
Balance, beginning of year............  479,160       $19.87      479,160       $19.87      473,160       $19.81
Options granted.......................   18,100       $20.00           --           --        8,000       $23.00
Options surrendered...................       --           --           --           --       (2,000)      $19.81
                                        -------                   -------                   -------
Balance, end of year..................  497,260       $19.87      479,160       $19.87      479,160       $19.87
                                        =======                   =======                   =======

    Options to purchase 314,674, 215,222 and 119,390 shares were exercisable at December 31, 2000, 1999 and 1998, respectively. The estimated grant-date fair values of the options granted in 2000 and 1998 were $10.66 and $8.00 per share, respectively. The weighted-average remaining contractual life of the options is approximately seven years at December 31, 2000.

    The MRP and Stock Option Plan are accounted for under Accounting Principles Board Opinion No. 25 and related Interpretations. Compensation expense totaling $1,525,000 and $492,000 for 1999 and 1998, respectively, was recognized related to the MRP and is the same as the amount that would be recognized pursuant to SFAS No. 123. No compensation cost has been recognized under the MRP for 2000 or under the Stock Option Plan. Had compensation cost been determined based upon the fair value of the options at the grant date and in accordance with the vesting schedule consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(10) EMPLOYEE AND DIRECTOR BENEFIT PLANS (CONTINUED) and net earnings per share as of December 31, 2000, 1999 and 1998 would have been reduced to the proforma amounts indicated below (in thousands, except per share data).

                                                           2000       1999       1998
                                                         --------   --------   --------
Net earnings              As reported..................   $5,359       474      3,003
                          Proforma.....................   $4,924        70      2,598
Basic earnings per share  As reported..................   $ 1.90      0.18       0.87
                          Proforma.....................   $ 1.74      0.03       0.75
Diluted earnings per      As reported..................
  share                                                   $ 1.90      0.17       0.82
                          Proforma.....................   $ 1.74      0.03       0.71

    The fair value of each option is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used for the grants in 2000 and 1998:

Risk-free interest rate....................................     7.0%        5.9%
Dividend yield.............................................     2.5%        1.5%
Volatility.................................................  0.5365      0.1793
Expected life (in years)...................................      10          10

(11)  REGULATORY MATTERS

    The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (all as defined). Management believes, as of December 31, 2000 and 1999, the Company and the Bank meet all capital adequacy requirements to which they are subject.

    As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(11)  REGULATORY MATTERS (CONTINUED)
    The Company's and the Bank's actual capital amounts and ratios are presented below.

                                                                                                             TO BE WELL
                                                                                                            CAPITALIZED
                                                                                FOR CAPITAL                 UNDER PROMPT
                                                                                  ADEQUACY               CORRECTIVE ACTION
                                                       ACTUAL                     PURPOSES                   PROVISIONS
                                               ----------------------      ----------------------      ----------------------
                                                AMOUNT        RATIO         AMOUNT        RATIO         AMOUNT        RATIO
                                               --------      --------      --------      --------      --------      --------
                                                                           (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 2000:

Total Capital (to Risk-Weighted Assets)
  Consolidated...............................  $35,179         11.4%        24,691         8.0%            N/A         N/A
  Bank.......................................  $34,907         11.2%        24,813         8.0%         31,016        10.0%
Tier 1 Capital (to Risk-Weighted Assets)
  Consolidated...............................  $31,375         10.2%        12,346         4.0%            N/A         N/A
  Bank.......................................  $31,103         10.0%        12,407         4.0%         18,610         6.0%
Tier 1 Capital (to Average Assets)
  Consolidated...............................  $31,375          7.9%        15,850         4.0%            N/A         N/A
  Bank.......................................  $31,103          7.9%        15,767         4.0%         19,708         5.0%

AS OF DECEMBER 31, 1999:

Total Capital (to Risk-Weighted Assets)
  Consolidated...............................  $31,703         10.5%        24,086         8.0%            N/A         N/A
  Bank.......................................  $30,577          9.9%        24,649         8.0%         30,812        10.0%
Tier 1 Capital (to Risk-Weighted Assets)
  Consolidated...............................  $28,324          9.4%        12,043         4.0%            N/A         N/A
  Bank.......................................  $27,198          8.8%        12,325         4.0%         18,487         6.0%
Tier 1 Capital (to Average Assets)
  Consolidated...............................  $28,324          7.4%        15,283         4.0%            N/A         N/A
  Bank.......................................  $27,198          7.2%        15,131         4.0%         18,913         5.0%

    Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior year's net earnings, and the ratio of equity capital to total assets.

(12)  COMMITMENTS

    The Bank leases certain banking facilities under operating lease arrangements expiring through 2012. Future minimum payments required for all operating leases with remaining terms in excess of one year are presented below (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2001........................................................    $114
2002........................................................     118
2003........................................................      96
2004........................................................      71
2005........................................................      81
Thereafter..................................................     435
                                                                ----
                                                                $915
                                                                ====

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(12)  COMMITMENTS (CONTINUED)
    Total rent expense was approximately $178,000, $180,000 and $327,000 for the years ended December 31, 2000, 1999 and 1998.

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to manage its cost of funds. These financial instruments include commitments to originate first mortgage loans and to extend credit, standby letters of credit and an interest rate cap agreement. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheet. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

    Commitments to originate first mortgage loans and to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral typically includes residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment.

    Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. A majority of the standby letters of credit are collateralized by real estate, deposits or other personal assets at December 31, 2000 and 1999.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    On February 27, 1998, the Company entered into a Cap to reduce the potential impact of increases in interest rates on its interest-bearing liabilities. The agreement entitles the Company to receive from a counterparty, on a quarterly basis, the amounts, if any, by which the 3-month LIBOR rate exceeds the Cap rate of 6.5% on a notional amount of $40,000,000 beginning on March 6, 2000. Notional amounts are used to express the volume of these transactions, and they do not represent cash flows. The primary risk of the Cap is nonperformance by the counterparty; however, management believes this risk is minimal. No amounts were received by the Company through December 31, 1999. During 2000, the Company received a total of approximately $62,000 pursuant to this cap, and that amount is included as a reduction of interest expense. The Cap agreement expires on March 4, 2003.

                                                               2000       1999
                                                             --------   --------
                                                               (IN THOUSANDS)
Financial instruments whose contract amounts represent
  credit risk:
  Commitments to extend credit.............................  $40,600     46,828
  Standby letters of credit................................  $ 1,169      1,140

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(13)  OTHER OPERATING EXPENSES

    Data processing expense of approximately $831,000, $921,000 and $1,153,000 for the years ended December 31, 2000, 1999 and 1998, respectively, was the only component of other operating expenses in excess of 1% of interest and other income

(14)  BRANCH SALES

    Effective December 31, 1998, the Bank sold substantially all the assets and liabilities of three of its four Walmart branch locations (Stockbridge, Fayetteville and Newnan) to The First Citizens Bank of Newnan ("FCBN"). The disposition resulted in a cash payment to FCBN of approximately $27,461,000 consisting of deposit liabilities of approximately $28,884,000, net of certain other assets. The gain on the sale of the branches of $100,000 is included in miscellaneous noninterest income.

(15)  COMMUNITY FIRST BANKING COMPANY (PARENT COMPANY ONLY) FINANCIAL
INFORMATION

    Parent company only information for 2000, 1999 and 1998 is presented below:

                                 Balance Sheets
                           December 31, 2000 and 1999
                                 (in thousands)

                                                                2000       1999
                                                              --------   --------
                                     ASSETS
Cash and cash equivalents...................................  $   639        131
Securities available for sale...............................    1,104      2,664
Investment in subsidiaries..................................   31,423     26,059
Due from subsidiaries.......................................       --      1,530
Other assets................................................        2         82
                                                              -------     ------
                                                              $33,168     30,466
                                                              =======     ======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Due to subsidiaries.........................................  $   848         --
Accounts payable and accrued expenses.......................      624        267
Note payable................................................       --      3,000
Stockholders' equity........................................   31,696     27,199
                                                              -------     ------
                                                              $33,168     30,466
                                                              =======     ======

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(15) COMMUNITY FIRST BANKING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)
                             Statements of Earnings
              For the Years Ended December 31, 2000, 1999 and 1998
                                 (in thousands)

                                                                2000       1999       1998
                                                              --------   --------   --------
Income:
  Dividend income from the Bank.............................   $1,493      5,150     21,190
  Interest and dividend income..............................       98        116        368
  Gain (loss) on sale of securities available for sale......       94         (6)       141
                                                               ------     ------    -------
    Total income............................................    1,685      5,260     21,699
                                                               ------     ------    -------
Operating expenses:
  Interest expense..........................................      185        406        351
  ESOP and MRP expense......................................       --      3,544      1,556
  Other.....................................................       71         69         53
                                                               ------     ------    -------
    Total operating expenses................................      256      4,019      1,960
                                                               ------     ------    -------
    Earnings before income tax benefit and equity in
      undistributed earnings of subsidiaries................    1,429      1,241     19,739
Income tax benefit (expense)................................      (24)     1,395        492
                                                               ------     ------    -------
    Earnings before equity in undistributed earnings of
      subsidiaries or dividends received in excess of
      earnings of subsidiaries..............................    1,405      2,636     20,231
Dividends received in excess of earnings of subsidiaries....       --     (2,162)   (17,228)
Equity in undistributed earnings of subsidiaries............    3,954         --         --
                                                               ------     ------    -------
  Net earnings..............................................   $5,359        474      3,003
                                                               ======     ======    =======

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(15) COMMUNITY FIRST BANKING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)
                            Statements of Cash Flows
              For the Years Ended December 31, 2000, 1999 and 1998
                                 (in thousands)

                                                                2000       1999       1998
                                                              --------   --------   --------
Cash flows from operating activities:
  Net earnings..............................................   $5,359        474      3,003
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Amortization............................................       15          6          6
    ESOP and MRP expense....................................       --      3,544      1,556
    Loss (gain) on sale of securities available for sale....      (94)         6       (141)
    Dividends received in excess of earnings of
      subsidiaries..........................................       --      2,162     17,228
    Equity in undistributed earnings of subsidiaries........   (3,954)        --         --
    Change in other assets and liabilities..................     (480)       865       (517)
                                                               ------     ------    -------
      Net cash provided by operating activities.............      846      7,057     21,135
                                                               ------     ------    -------
Cash flows from investing activities:
  Proceeds from sales of securities available for sale......    2,480      1,183     11,937
  Purchase of securities available for sale.................       --         --     (8,648)
                                                               ------     ------    -------
    Net cash provided (used) by investing activities........    2,480      1,183      3,289
                                                               ------     ------    -------
Cash flows from financing activities:
  Payments of note payable..................................   (3,000)    (2,000)     5,000
  Change in due to/from subsidiaries........................    2,378     (4,011)    15,912
  Cash dividends paid.......................................   (1,538)    (1,556)      (787)
  Purchase of treasury stock................................     (658)      (805)   (45,435)
                                                               ------     ------    -------
    Net cash provided (used) by financing activities........   (2,818)    (8,372)   (25,310)
                                                               ------     ------    -------
Net change in cash..........................................      508       (132)      (886)
Cash at beginning of year...................................      131        263      1,149
                                                               ------     ------    -------
Cash at end of year.........................................   $  639        131        263
                                                               ======     ======    =======

(16)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiaries, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

    CASH AND CASH EQUIVALENTS

    For cash, due from banks, federal funds sold and interest-bearing deposits with other banks, the carrying amount is a reasonable estimate of fair value.

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(16)  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    INVESTMENT SECURITIES

    Fair values for securities held to maturity and securities available for sale are based on quoted market prices.

    OTHER INVESTMENTS

    The carrying value of other investments approximates fair value.

    LOANS AND MORTGAGE LOANS HELD FOR SALE

    The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

    DEPOSITS

    The fair value of demand deposits, savings accounts, NOW accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

    NOTE PAYABLE AND OTHER BORROWINGS

    The fair value of fixed rate borrowings are estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements. For variable rate borrowings, the carrying amount is a reasonable estimate of fair value.

    COMMITMENTS TO ORIGINATE FIRST MORTGAGE LOANS, COMMITMENTS TO EXTEND CREDIT
     AND STANDBY LETTERS OF CREDIT

    Because commitments to originate first mortgage loans, commitments to extend credit and standby letters of credit are made using variable rates and/or are issued for short commitment periods, the contract value is a reasonable estimate of fair value.

    INTEREST RATE CAP

    The fair value of the interest rate cap is determined by the counterparty.

    LIMITATIONS

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                COMMUNITY FIRST BANKING COMPANY AND SUBSIDIARIES

(16)  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the deferred tax asset, premises and equipment, real estate owned and the purchased core deposit intangible. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

    The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2000 and 1999 are as follows:

                                                                2000                    1999
                                                        ---------------------   ---------------------
                                                        CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                                         AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                        --------   ----------   --------   ----------
                                                                       (IN THOUSANDS)
Assets:
  Cash and cash equivalents...........................  $  7,618      7,618      10,397      10,397
  Securities available for sale.......................  $ 58,889     58,889      64,665      64,665
  Securities held to maturity.........................  $    167        167         184         184
  Other investments...................................  $  3,112      3,112       3,173       3,173
  Loans, net..........................................  $308,007    310,026     290,804     294,906
  Mortgage loans held for sale........................  $     57         57          59          59
  Interest rate cap...................................  $    211        102         309         783

Liabilities:
  Deposits............................................  $312,231    313,655     295,387     296,407
  Note payable and other borrowings...................  $ 45,245     46,016      55,345      55,595
  Federal funds purchased.............................  $    903        903       5,684       5,684

Unrecognized financial instruments:
  Commitments to extend credit........................  $ 40,600     40,600      46,828      46,828
  Standby letters of credit...........................  $  1,169      1,169       1,140       1,140

(17)  SUBSEQUENT EVENT

    On January 18, 2001 the Company and First Deposit Bancshares, Inc. ("First Deposit") jointly announced they have entered into an Agreement and Plan of Merger. The Company will be the surviving corporation of the merger, and Douglas Federal Bank, the wholly owned subsidiary of First Deposit, will be merged into the Bank. The terms of the Agreement call for shareholders of First Deposit to have the option to receive either $19.375 in cash or a fixed exchange ratio of
0.94512 shares of Company common stock for each share of First Deposit common stock that they own. This election is subject to a maximum of 723,675 shares of Company common stock being issued in connection with the merger. To the extent that First Deposit shareholders elect to receive more aggregate stock or cash consideration than permitted by the Agreement, pro rata allocations will be made. The transaction, which is subject to the approval of the Company's and First Deposit's shareholders and banking regulators, is expected to be completed in the second quarter of 2001.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
First Deposit Bancshares, Inc. and Subsidiary
Douglasville, Georgia

    We have audited the accompanying consolidated balance sheets of FIRST DEPOSIT BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Deposit
Bancshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ MAULDIN & JENKINS, LLC
Atlanta, Georgia
January 26, 2001

                         FIRST DEPOSIT BANCSHARES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                  2000           1999
                                                              ------------   ------------
                                         ASSETS
Cash and due from banks.....................................  $  5,227,955   $  4,598,908
Federal funds sold..........................................            --      1,450,000
Securities held-to-maturity (fair value $2,065,428 and
  $2,275,988)...............................................     2,039,713      2,274,839
Securities available-for-sale...............................    14,501,780     16,466,986
Loans held for sale.........................................       639,191        538,000

Loans.......................................................   113,697,409     89,332,488
Less allowance for loan losses..............................     1,082,672      1,056,562
                                                              ------------   ------------
  Loans, net................................................   112,614,737     88,275,926

Premises and equipment......................................     3,229,819      1,880,584
Real estate held for development and sale...................     1,337,601      1,338,135
Other assets................................................     1,831,121      1,086,932
                                                              ------------   ------------
    TOTAL ASSETS............................................  $141,421,917   $117,910,310
                                                              ============   ============

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
  Noninterest-bearing.......................................  $  4,257,100   $  4,373,582
  Interest-bearing..........................................    89,963,842     79,468,916
                                                              ------------   ------------
    Total deposits..........................................    94,220,942     83,842,498
Federal Home Loan Bank advances.............................    21,500,000      9,000,000
Accrued expenses and other liabilities......................       944,137        730,874
                                                              ------------   ------------
    TOTAL LIABILITIES.......................................   116,665,079     93,573,372
                                                              ------------   ------------
Commitments and contingencies

Shareholders' equity
  Common stock, no par value, 10,000,000 shares authorized,
    1,575,000 issued........................................    15,021,237     15,021,237
  Retained earnings.........................................    11,766,693     10,793,110
  Accumulated other comprehensive loss......................       (45,804)      (217,409)
  Unearned ESOP shares......................................    (1,134,000)    (1,260,000)
  Less cost of 72,450 shares of treasury stock..............      (851,288)            --
                                                              ------------   ------------
    Total shareholders' equity..............................    24,756,838     24,336,938
                                                              ------------   ------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..............  $141,421,917   $117,910,310
                                                              ============   ============

                See Notes to Consolidated Financial Statements.

                         FIRST DEPOSIT BANCSHARES, INC.
                                 AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                 2000         1999
                                                              ----------   ----------
INTEREST INCOME
  Loans.....................................................  $8,605,431   $6,883,145
  Taxable securities........................................   1,193,002      701,478
  Interest-bearing deposits and federal funds sold..........     131,811      332,761
                                                              ----------   ----------
    TOTAL INTEREST INCOME...................................   9,930,244    7,917,384
                                                              ----------   ----------
INTEREST EXPENSE
  Deposits..................................................   4,419,951    3,793,407
  Federal Home Loan Bank advances...........................   1,017,050      323,392
                                                              ----------   ----------
    TOTAL INTEREST EXPENSE..................................   5,437,001    4,116,799
                                                              ----------   ----------
    NET INTEREST INCOME.....................................   4,493,243    3,800,585
PROVISION FOR LOAN LOSSES...................................      82,500       60,000
                                                              ----------   ----------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.....   4,410,743    3,740,585
                                                              ----------   ----------
OTHER INCOME
  Service charges on deposit accounts.......................     376,743      250,543
  Loan servicing income.....................................      33,782       36,105
  Gain on sale of securities available-for-sale.............      28,501           --
  Gain on sale of loans.....................................     295,523      173,147
  Gain on sale of real estate held for development and
    sale....................................................     434,382      334,199
  Other operating income....................................      18,345       28,326
                                                              ----------   ----------
    TOTAL OTHER INCOME......................................   1,187,276      822,320
                                                              ----------   ----------
OTHER EXPENSES
  Salaries and employee benefits............................   1,530,577    1,264,693
  Equipment expenses........................................     263,363      212,559
  Occupancy expenses........................................     111,312      107,633
  Other operating expenses..................................   1,372,583    1,002,365
                                                              ----------   ----------
    TOTAL OTHER EXPENSES....................................   3,277,835    2,587,250
                                                              ----------   ----------
    INCOME BEFORE INCOME TAXES..............................   2,320,184    1,975,655

INCOME TAX EXPENSE..........................................     850,539      706,327
                                                              ----------   ----------
    NET INCOME..............................................  $1,469,645   $1,269,328
                                                              ==========   ==========
BASIC EARNINGS PER SHARE....................................  $     1.05   $      .88
                                                              ==========   ==========
DILUTED EARNINGS PER SHARE..................................  $     1.04   $      .88
                                                              ==========   ==========

                See Notes to Consolidated Financial Statements.

                 FIRST DEPOSIT BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                 2000         1999
                                                              ----------   ----------
NET INCOME..................................................  $1,469,645   $1,269,328
                                                              ----------   ----------
OTHER COMPREHENSIVE INCOME (LOSS):
  Unrealized gains (losses) on securities
    available-for-sale:
    Unrealized holding gains (losses) arising during period,
      net of taxes (benefits) of $115,219 and $(151,325),
      respectively..........................................     189,287     (247,309)
    Reclassification adjustment for gains realized in net
      income, net of taxes of $10,819 and $--,
      respectively..........................................     (17,682)          --
                                                              ----------   ----------
OTHER COMPREHENSIVE INCOME (LOSS)...........................     171,605     (247,309)
                                                              ----------   ----------
COMPREHENSIVE INCOME........................................  $1,641,250   $1,022,019
                                                              ==========   ==========

                See Notes to Consolidated Financial Statements.

                 FIRST DEPOSIT BANCSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                                    TREASURY STOCK
                              COMMON STOCK                        ACCUMULATED                    --------------------
                         -----------------------                     OTHER
                                       AMOUNT       RETAINED     COMPREHENSIVE      UNEARNED
                          SHARES       PAID IN      EARNINGS     INCOME (LOSS)    ESOP SHARES     SHARES      COST
                         ---------   -----------   -----------   --------------   ------------   --------   ---------
BALANCE, DECEMBER 31,
  1998.................         --   $        --   $ 9,632,457      $ 29,900      $        --         --    $      --
  Net income...........         --            --     1,269,328            --               --         --           --
  Issuance of common
    stock..............  1,575,000    15,750,000            --            --               --         --           --
  Stock issue costs....         --      (728,763)           --            --               --         --           --
  Increase in unearned
    ESOP shares........         --            --            --            --       (1,260,000)        --           --
  Dividends declared,
    $.075 per share....         --            --      (108,675)           --               --         --           --
  Other comprehensive
    loss...............         --            --            --      (247,309)              --         --           --
                         ---------   -----------   -----------      --------      -----------     ------    ---------
BALANCE, DECEMBER 31,
  1999.................  1,575,000    15,021,237    10,793,110      (217,409)      (1,260,000)        --           --
  Net income...........         --            --     1,469,645            --               --         --           --
  Release of ESOP
    shares.............         --            --        17,388            --          126,000         --           --
  Dividends declared,
    $.32 per share.....         --            --      (513,450)           --               --         --           --
  Other comprehensive
    income.............         --            --            --       171,605               --         --           --
  Purchase of treasury
    stock..............         --            --            --            --               --     72,450     (851,288)
                         ---------   -----------   -----------      --------      -----------     ------    ---------
BALANCE, DECEMBER 31,
  2000.................  1,575,000   $15,021,237   $11,766,693      $(45,804)     $(1,134,000)    72,450    $(851,288)
                         =========   ===========   ===========      ========      ===========     ======    =========


                             TOTAL
                         SHAREHOLDERS'
                            EQUITY
                         -------------
BALANCE, DECEMBER 31,
  1998.................   $ 9,662,357
  Net income...........     1,269,328
  Issuance of common
    stock..............    15,750,000
  Stock issue costs....      (728,763)
  Increase in unearned
    ESOP shares........    (1,260,000)
  Dividends declared,
    $.075 per share....      (108,675)
  Other comprehensive
    loss...............      (247,309)
                          -----------
BALANCE, DECEMBER 31,
  1999.................    24,336,938
  Net income...........     1,469,645
  Release of ESOP
    shares.............       143,388
  Dividends declared,
    $.32 per share.....      (513,450)
  Other comprehensive
    income.............       171,605
  Purchase of treasury
    stock..............      (851,288)
                          -----------
BALANCE, DECEMBER 31,
  2000.................   $24,756,838
                          ===========

                See Notes to Consolidated Financial Statements.

                 FIRST DEPOSIT BANCSHARES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                 2000          1999
                                                              -----------   -----------
OPERATING ACTIVITIES
  Net income................................................  $ 1,469,645   $ 1,269,328
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation............................................      216,345       182,787
    Provision for loan losses...............................       82,500        60,000
    ESOP compensation expense...............................       17,388            --
    Deferred income taxes...................................           --       (47,518)
    Gain on sale of securities available-for-sale...........      (28,501)           --
    Net increase in loans held for sale.....................     (101,191)     (349,650)
    Gain on sale of real estate held for development and
     sale...................................................     (434,382)     (334,199)
    Increase in accrued interest receivable.................     (303,071)     (206,441)
    Increase in accrued interest payable....................      238,734         7,152
    Other operating activities..............................     (343,282)      230,528
                                                              -----------   -----------
      Net cash provided by operating activities.............      814,185       811,987
                                                              -----------   -----------
INVESTING ACTIVITIES
  Purchases of securities available-for-sale................   (1,341,400)  (15,403,611)
  Proceeds from maturities of securities
    available-for-sale......................................      506,716     2,263,880
  Proceeds from sale of securities available-for-sale.......    3,104,396            --
  Purchases of securities held-to-maturity..................           --    (1,456,776)
  Proceeds from maturities of securities held-to-maturity...      235,126       223,937
  Net increase in loans.....................................  (24,421,311)   (5,340,553)
  Net (increase) decrease in Federal funds sold.............    1,450,000      (735,000)
  Purchase of premises and equipment........................   (1,565,580)     (285,899)
  Proceeds from sale of other real estate owned.............           --       414,732
  Investment in real estate held for development and sale...   (1,009,963)     (661,816)
  Proceeds from sale of real estate held for development and
    sale....................................................    1,217,172     1,402,382
  Loan to ESOP..............................................           --    (1,260,000)
  Repayments from ESOP......................................      126,000            --
                                                              -----------   -----------
      Net cash used in investing activities.................  (21,698,844)  (20,838,724)
                                                              -----------   -----------
FINANCING ACTIVITIES
  Net increase (decrease) in deposits.......................   10,378,444    (1,843,428)
  Net increase in Federal Home Loan Bank advances...........   12,500,000     4,000,000
  Dividends paid............................................     (513,450)     (108,675)
  Proceeds from issuance of common stock....................           --    15,750,000
  Stock issue costs.........................................           --      (728,763)
  Purchase of treasury stock................................     (851,288)           --
                                                              -----------   -----------
      Net cash provided by financing activities.............   21,513,706    17,069,134
                                                              -----------   -----------
Net increase (decrease) in cash and due from banks..........  $   629,047   $(2,957,603)
Cash and due from banks at beginning of year................    4,598,908     7,556,511
                                                              -----------   -----------
Cash and due from banks at end of year......................  $ 5,227,955   $ 4,598,908
                                                              ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid for:
    Interest................................................  $ 5,198,267   $ 4,109,647
    Income taxes............................................  $   948,146   $   452,500
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES
  Transfer of loans to other real estate owned..............  $        --   $   193,553

                See Notes to Consolidated Financial Statements.

                         FIRST DEPOSIT BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    First Deposit Bancshares, Inc. (the "Company") was organized under the laws of the State of Georgia on February 22, 1999 to become the holding company for Douglas Federal Bank, FSB and subsidiary (the "Bank") pursuant to a Plan of Conversion (the "conversion"). As part of the conversion, the Bank became a wholly owned subsidiary of the Company. The conversion was accounted for at historical cost in a manner similar to a pooling of interests.

NATURE OF BUSINESS

    The Bank is a federally chartered thrift with operations in Douglasville, Douglas County, Georgia. The Bank provides a full range of banking services in its primary market area of Douglas County, Georgia and the surrounding counties. Pinehurst Corp. was originally incorporated in July 1995 and was a wholly-owned subsidiary of the Bank. Pinehurst Corp. was reorganized in connection with the conversion into Pinehurst Properties, LLC ("Pinehurst"), and remains a wholly-owned subsidiary of the Bank. Pinehurst was organized for the purpose of developing and selling real estate in its primary market area of Douglas County.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.

CASH, DUE FROM BANKS AND CASH FLOWS

    For purposes of reporting cash flows, cash and due from banks includes cash on hand, cash items in process of collection and amounts due from banks. At December 31, 2000 and 1999, cash and due from banks included interest-bearing due from bank accounts in the amount of $4,412,614 and $3,344,303, respectively. Cash flows from loans, federal funds sold, deposits and Federal Home Loan Bank advances are reported net.

    The Company maintains amounts due from banks which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

SECURITIES

    Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as available-for-sale and recorded at fair value with unrealized gains and losses excluded from earnings

                         FIRST DEPOSIT BANCSHARES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and reported in other comprehensive income. Equity securities including restricted stock without a readily determinable fair value are classified as available-for-sale and recorded at cost.

    Interest and dividends, including amortization of premiums and accretion of discounts, are recognized in interest income. Gains and losses on the sale of securities are determined using the specific identification method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

LOANS HELD FOR SALE

    Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. The Company's practice is to originate these mortgage loans subject to existing purchase commitments from third party investors.

LOANS

    Loans are reported at their outstanding unpaid principal balances less deferred fees or costs on originated loans, and the allowance for loan losses. Interest income is accrued on the unpaid balance.

    Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loans.

    The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received, until the loan is returned to accrual status.

    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

    The allowance is an amount that management believes will be adequate to absorb estimated losses in the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

    A loan is considered impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at

                         FIRST DEPOSIT BANCSHARES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

PREMISES AND EQUIPMENT

    Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line and accelerated methods over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED

    Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of cost or fair value less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The carrying amount of other real estate owned at December 31, 2000 and 1999 was $7,223.

REAL ESTATE HELD FOR DEVELOPMENT AND SALE

    Real estate held for development and sale is carried at the lower of cost or net realizable value. Carrying costs associated with the properties under development are capitalized as part of the construction costs during the construction period.

    Sales of real estate are recognized upon closing. The recognition of gains is dependent upon and determined by the terms and conditions of the sale and whether the Company has provided financing to facilitate such sales. If the transaction does not meet the initial investment requirements of Statement of Financial Accounting Standards ("SFAS") No. 66, "Accounting for Sales of Real Estate", income recognition is deferred until such requirements are met. Gains recognized or deferred are based on the proceeds from sale, less selling costs and the carrying value of the real estate. Any losses are recognized at time of sale.

TRANSFERS OF FINANCIAL ASSETS

    Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and
(3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

INCOME TAXES

    Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the

                         FIRST DEPOSIT BANCSHARES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

    The Company, the Bank, and Pinehurst each provide for income taxes based on its contribution to income taxes of the consolidated group. The Bank and Pinehurst file a consolidated income tax return.

STOCK COMPENSATION PLAN

    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

EARNINGS PER SHARE

    Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

    Allocated shares of the Company's Employee Stock Ownership Plan ("ESOP") are included in the weighted-average number of shares outstanding. Unearned ESOP shares are not considered outstanding for purposes of calculating earnings per common share.

COMPREHENSIVE INCOME

    Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

RECENT DEVELOPMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and

                         FIRST DEPOSIT BANCSHARES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (A) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (B) a hedge of the exposure to variable cash flows of a forecasted transaction, or (C) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign corporation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the financial statements, but does not anticipate that it will have a material impact.

NOTE 2.  SECURITIES

    The amortized cost and fair value of securities are summarized as follows:

                                                                GROSS        GROSS
                                                 AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                                   COST         GAINS        LOSSES        VALUE
                                                -----------   ----------   ----------   -----------
SECURITIES AVAILABLE-FOR-SALE
  DECEMBER 31, 2000:
    U. S. GOVERNMENT AND AGENCY SECURITIES....  $13,501,184     $29,670    $(104,074)   $13,426,780
    FEDERAL HOME LOAN BANK STOCK..............    1,075,000          --           --      1,075,000
                                                -----------     -------    ---------    -----------
                                                $14,576,184     $29,670    $(104,074)   $14,501,780
                                                ===========     =======    =========    ===========
  December 31, 1999:
    U. S. Government and agency securities....  $15,496,596     $ 2,100    $(273,359)   $15,225,337
    Freddie Mac stock.........................      236,444          --      (47,111)       189,333
    FNMA stock................................      350,755          --      (32,039)       318,716
    Federal Home Loan Bank stock..............      733,600          --           --        733,600
                                                -----------     -------    ---------    -----------
                                                $16,817,395     $ 2,100    $(352,509)   $16,466,986
                                                ===========     =======    =========    ===========
SECURITIES HELD-TO-MATURITY
  DECEMBER 31, 2000:
    FHLMC MORTGAGE-BACKED SECURITIES..........  $ 2,039,713     $25,715    $      --    $ 2,065,428
                                                ===========     =======    =========    ===========
  December 31, 1999:
    FHLMC Mortgage-backed securities..........  $ 2,274,839     $12,366    $ (11,217)   $ 2,275,988
                                                ===========     =======    =========    ===========

    Securities with a carrying value of $537,774 and $607,480 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

                         FIRST DEPOSIT BANCSHARES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2.  SECURITIES (CONTINUED)
    For the year ended December 31, 2000, gross realized gains amounted to $41,832 and gross realized losses amounted to $13,331 on sales of securities available-for-sale. There were no sales of securities for the year ended December 31, 1999.

    The amortized cost and fair value of debt securities as of December 31, 2000 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalty. Therefore, these securities are not included in the maturity categories in the following summary.

                              SECURITIES AVAILABLE-FOR-SALE   SECURITIES HELD-TO-MATURITY
                              -----------------------------   ---------------------------
                                AMORTIZED         FAIR         AMORTIZED         FAIR
                                  COST            VALUE           COST          VALUE
                              -------------   -------------   ------------   ------------
Due in less than one year...   $ 3,248,482     $ 3,251,995     $       --     $       --
Due from one to five
  years.....................     7,252,702       7,176,628             --             --
Due from five to ten
  years.....................     2,250,000       2,249,327             --             --
Due after ten years.........       750,000         748,830             --             --
Mortgage-backed
  securities................            --              --      2,039,713      2,065,428
                               -----------     -----------     ----------     ----------
                               $13,501,184     $13,426,780     $2,039,713     $2,065,428
                               ===========     ===========     ==========     ==========

NOTE 3.  LOANS

    The composition of loans is summarized as follows:

                                                           DECEMBER 31,
                                                    --------------------------
                                                        2000          1999
                                                    ------------   -----------
Commercial........................................  $  1,675,000   $ 1,326,000
Real estate--construction.........................    12,960,000     8,316,000
Real estate--one-to-four family...................    70,926,331    71,455,884
Real estate--home equity..........................     4,131,000     3,891,000
Real estate--commercial...........................    22,348,000     3,351,000
Consumer and other loans..........................     1,855,000     1,195,000
                                                    ------------   -----------
                                                     113,895,331    89,534,884
Deferred fees and costs...........................      (197,922)     (202,396)
Allowance for loan losses.........................    (1,082,672)   (1,056,562)
                                                    ------------   -----------
Loans, net........................................  $112,614,737   $88,275,926
                                                    ============   ===========

                         FIRST DEPOSIT BANCSHARES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3.  LOANS (CONTINUED)
    Changes in the allowance for loan losses are as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
                                                          2000          1999
                                                       -----------   -----------
Balance, beginning of year...........................  $1,056,562    $1,000,000
  Provision for loan losses..........................      82,500        60,000
  Loans charged off..................................     (56,390)       (5,083)
  Recoveries of loans previously charged off.........          --         1,645
                                                       ----------    ----------
Balance, end of year.................................  $1,082,672    $1,056,562
                                                       ==========    ==========

    The following is a summary of information pertaining to impaired loans:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Impaired loans without a valuation allowance............  $  5,000   $169,007
Impaired loans with a valuation allowance...............   266,064         --
                                                          --------   --------
Total impaired loans....................................  $271,064   $169,007
                                                          ========   ========
Valuation allowance related to impaired loans...........  $ 26,606   $     --
                                                          ========   ========
Average investment in impaired loans....................  $365,626   $602,417
                                                          ========   ========
Interest income recognized on a cash basis on impaired
  loans.................................................  $ 15,958   $ 30,629
                                                          ========   ========

    In the ordinary course of business, the Company has granted loans to certain related parties, including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended
December 31, 2000 are as follows:

Balance, beginning of year..................................  $244,811
  Advances..................................................   539,603
  Repayments................................................  (614,620)
                                                              --------
Balance, end of year........................................  $169,794
                                                              ========

    As of December 31, 2000 and 1999, the Company was servicing loans for others with balances of $11,711,692 and $12,898,040, respectively. The Company originates mortgage loans which it sells to third party investors. The majority of the loans originated for the years ended December 31, 2000 and 1999 were sold servicing released. In the event the Company retains the servicing rights, the servicing fee earned approximates adequate compensation for the services provided.

                         FIRST DEPOSIT BANCSHARES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4.  PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          2000         1999
                                                       ----------   ----------
Land.................................................  $2,399,858   $  995,194
Buildings............................................     872,571      842,390
Equipment............................................   1,097,882      966,459
                                                       ----------   ----------
                                                        4,370,311    2,804,043
Accumulated depreciation.............................  (1,140,492)    (923,459)
                                                       ----------   ----------
                                                       $3,229,819   $1,880,584
                                                       ==========   ==========

NOTE 5.  DEPOSITS

    The aggregate of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $15,791,623 and $11,807,646, respectively. The scheduled maturities of time deposits at December 31, 2000 are as follows:

2001........................................................  $56,115,227
2002........................................................    4,676,692
2003........................................................    1,597,428
2004........................................................      983,562
2005........................................................      522,310
Thereafter..................................................       32,393
                                                              -----------
                                                              $63,927,612
                                                              ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.  FEDERAL HOME LOAN BANK ADVANCES

    Federal Home Loan Bank advances consist of the following:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              -----------   ----------
Advance from the Federal Home Loan Bank with interest at
  5.90%, due on July 3, 2000................................  $        --   $1,000,000
Advance from the Federal Home Loan Bank with interest at
  5.29%, due on September 18, 2000..........................           --    1,000,000
Advance from the Federal Home Loan Bank with interest at
  5.96%, due on July 2, 2001................................    1,000,000    1,000,000
Advance from the Federal Home Loan Bank with interest at
  5.63%, due on August 28, 2001.............................    1,000,000    1,000,000
Advance from the Federal Home Loan Bank with interest at
  5.21%, due on October 1, 2001.............................    1,000,000    1,000,000
Variable rate advance from the Federal Home Loan Bank at
  .30% plus the overnight investment rate, 6.35% at December
  31, 2000, due on September 21, 2001.......................   13,500,000    4,000,000
Five-year convertible advance from the Federal Home Loan
  Bank with interest at 6.46%, due on June 8, 2005, subject
  to early termination option...............................    5,000,000           --
                                                              -----------   ----------
                                                              $21,500,000   $9,000,000
                                                              ===========   ==========

    The Federal Home Loan Bank advances are collateralized by a blanket floating lien on qualifying first mortgages and the Company's Federal Home Loan Bank stock.

    Aggregate maturities of Federal Home Loan Bank advances at December 31, 2000 are as follows:

2001........................................................  $16,500,000
2005........................................................    5,000,000
                                                              -----------
                                                              $21,500,000
                                                              ===========

NOTE 7.  EMPLOYEE STOCK OWNERSHIP PLAN

    In connection with the conversion, the Company sponsored a leveraged employee stock ownership plan ("ESOP") with an employer loan. The purpose of the plan is to enable participating employees of the Company to acquire stock ownership in the Company, thereby permitting such employees to share in the growth and prosperity of the Company and to accumulate capital for their future economic security. Contributions to the plan for each plan year are at the discretion of the Board of Directors and in no event shall the total contribution for any plan year exceed the maximum amount deductible by the Company for such year for federal income tax purposes. For the year ended December 31, 2000 the Company contributed $126,000 to the plan. There were no contributions for the year ended December 31, 1999.

    The Company makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The shares pledged as collateral are deducted from shareholders' equity as unearned ESOP shares in the accompanying consolidated balance sheets.

    The note payable referred to in the preceding paragraph requires ten annual principal payments plus interest at Prime. Future principal payments are due as follows:

DURING THE YEAR ENDING DECEMBER 31,
-----------------------------------
2001........................................................  $  126,000

2002........................................................     126,000

2003........................................................     126,000

2004........................................................     126,000

2005........................................................     126,000

Due thereafter..............................................     504,000
                                                              ----------

                                                              $1,134,000
                                                              ==========

    As shares are released from collateral, the Company reports compensation expense equal to the amount which represents the difference in the current market price of the shares released and the actual cost of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt. ESOP compensation expense was $17,388 for the year ended December 31, 2000. There was no ESOP compensation expense for the year ended December 31, 1999.

    Shares of the Company held by the ESOP at December 31, 2000 are as follows:

                                                                 2000
                                                              ----------
Allocated shares............................................      12,600
Unearned shares.............................................     113,400
                                                              ----------
Total ESOP shares...........................................     126,000
                                                              ==========
Fair value of unearned shares...............................  $1,814,400
                                                              ==========

NOTE 8.  STOCK OPTIONS

    The Company has granted 74,500 shares of common stock to key employees and directors under an incentive stock option plan. These options granted in 2000 are exercisable at a price of $10 and expire ten years from the grant date. There were no options granted prior to the year ended December 31, 2000.

    Other pertinent information related to the options is as follows:

                                                                    YEAR ENDED
                                                                 DECEMBER 31 2000
                                                              ----------------------
                                                                           WEIGHTED-
                                                                            AVERAGE
                                                                           EXERCISE
                                                                NUMBER       PRICE
                                                              ----------   ---------
Outstanding at beginning of year............................          --    $   --
  Granted...................................................      74,500     11.87
  Exercised.................................................          --        --
  Terminated................................................          --        --
                                                              ----------
Outstanding at end of year..................................      74,500    $11.87
                                                              ==========
Options exercisable at end of year..........................      74,500    $11.87
Weighted-average fair value of options granted during the
  year......................................................  $      .95
Weighted-average life of options outstanding................   9.5 YEARS

    As permitted by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company recognizes compensation cost for stock-based employee compensation awards in accordance with Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and income per share would have been reduced as follows:

                                                                                              YEAR ENDED
                                                                                             DECEMBER 31,
                                                                                                 2000
                                                                                             ------------
Net income                                     As reported.................................   $1,469,645
                                               Pro forma...................................   $1,275,483
Earnings per share                             As reported.................................   $     1.05
                                               Pro forma...................................   $      .91
Earnings per share--assuming dilution          As reported.................................   $     1.04
                                               Pro forma...................................   $      .91

    The fair value of the options granted during the year was based upon the Black-Scholes method of valuing options using the following weighted-average assumptions:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
Risk-free interest rate.....................................        5.85%
Expected life of the options................................    10 Years
Expected dividends (as a percent of the fair value of the
  stock)....................................................        1.28%
Volatility..................................................       11.76%

NOTE 9.  INCOME TAXES

    Income tax expense consists of the following:

                                                              YEARS ENDED DECEMBER 31,
                                                            ----------------------------
                                                               2000             1999
                                                            -----------      -----------
Current...............................................       $929,775         $753,845
Deferred..............................................        (79,236)         (47,518)
                                                             --------         --------
  Income tax expense..................................       $850,539         $706,327
                                                             ========         ========

    The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                   YEARS ENDED DECEMBER 31,
                                           -----------------------------------------
                                                  2000                  1999
                                           -------------------   -------------------
                                            AMOUNT    PERCENT     AMOUNT    PERCENT
                                           --------   --------   --------   --------
Tax provision at statutory rate..........  $788,863      34%     $671,723      34%
  State income tax.......................    56,119       3        34,394       2
  Other..................................     5,557      --           210      --
                                           --------      --      --------      --
Income tax expense.......................  $850,539      37%     $706,327      36%
                                           ========      ==      ========      ==

    The components of deferred income taxes are as follows:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Deferred tax assets:
  Loan loss reserves....................................  $261,100   $213,216
  Net operating loss....................................    34,683         --
  Amortization of startup costs.........................     4,965      6,381
  Securities available-for-sale.........................    28,600    133,000
                                                          --------   --------
                                                           329,348    352,597
                                                          --------   --------
Deferred tax liabilities:
  Depreciation..........................................    44,169     42,790
  FHLB stock............................................    42,401     42,401
  Other.................................................       536         --
                                                          --------   --------
                                                            87,106     85,191
                                                          --------   --------
Net deferred tax assets.................................  $242,242   $267,406
                                                          ========   ========

NOTE 10.  EARNINGS PER SHARE

    Diluted earnings per share were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. The number of common shares was increased by the number of shares issuable upon the exercise of the stock options described in Note 8. This theoretical increase in the number of common shares was reduced by the number of common shares which are assumed to have been repurchased for the treasury with the proceeds from the exercise of the options; these purchases were assumed to have been made at the price per share that approximates average market price. The treasury stock method for determining the amount of dilution of stock options is based on the concept that common shares which could have been purchased with the proceeds of the exercise of common stock options at market price are not actually outstanding common shares.

    Presented below is a summary of the components used to calculate basic and diluted earnings per share:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Net income..................................................  $1,469,654    $1,269,328
                                                              ==========    ==========
Weighted average common shares outstanding..................   1,405,020     1,449,000
Net effect of the assumed exercise of stock options based on the treasury stock method using average market price for
  the year..................................................       1,709            --
                                                              ----------    ----------
Total weighted average common shares and common stock
  equivalents outstanding...................................   1,406,729     1,449,000
                                                              ----------    ----------
Diluted earnings per share..................................  $     1.04    $      .88
                                                              ==========    ==========

NOTE 11.  COMMITMENTS AND CONTINGENCIES

    The Company enters into firm commitments to sell mortgage loans which it has originated at agreed upon prices. The sales price for these loans are based on market rates at the time of the commitment. The Company generally has ten days after the loan closing to provide the investor with the loan documentation, at which time the investor will fund the loan. The investor bears the interest rate risk on the loan from the time of the commitment until funding. The Company's risk is limited to specific recourse provisions within the agreement with the investor and its ability to provide the required loan documentation to the investor within the commitment period.

    The Company sells mortgage loans to investors under various blanket agreements. Under the agreements, investors generally have a limited right of recourse to the Company for normal representations and warranties and, in some cases, for delinquencies within the first three to six months which lead to loan default and foreclosure. Management believes that the risk of loss to the Company as a result of these provisions is insignificant.

    As of December 31, 2000 and 1999, the Company had commitments to sell loans of $639,191 and $538,000, respectively.

    The Company enters into residential construction and commercial loan commitments to fund loans to its customers at prime based interest rates in the normal course of business. These instruments involve credit risk in excess of the amount recognized in the financial statements.

    The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the financial statements.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of the Company's commitments is as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Standby letters of credit...................................  $   472,535   $   252,750
Unfunded mortgage loan commitments..........................       29,000     1,388,046
Construction and development loan commitments...............   13,196,868     7,252,827
Other commitments to extend credit..........................    2,035,000     1,982,000
                                                              -----------   -----------
                                                              $15,733,403   $10,875,623
                                                              ===========   ===========

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer.

    Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which the Company deems necessary.

    In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 12.  CONCENTRATIONS OF CREDIT

    The Company originates primarily commercial, residential, and consumer loans to customers in Douglas County and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in its primary market area.

    Ninety-seven percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned and real estate held for development and sale is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of real estate owned are susceptible to changes in market conditions in the Company's primary market area.

    The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of $2,422,000.

NOTE 13.  REGULATORY MATTERS

    The Office of Thrift Supervision imposes limitations on all capital distributions by a savings institution, such as cash dividends, payments to repurchase its shares, cash payments to shareholders of another institution in a merger transaction, and other distributions charged against capital. The Bank could, after prior notice of the Office of Thrift Supervision, make capital distributions during a calendar year equal to the greater of; 1) 100% of net earnings to date during the calendar year plus the amount that would reduce excess capital by 50.0% at the beginning of the calendar year; or 2) 75.0% of net earnings during the previous four quarters.

    The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

    Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, Tier 1 capital to total adjusted assets, core capital to total adjusted assets, and tangible capital to total adjusted assets. Management believes, as of December 31, 2000, the Company and Bank met all capital adequacy requirements to which they are subject.

    As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

    The Company and Bank's actual capital amounts and ratios are presented in the following tables.

                                                                                                 TO BE WELL
                                                                                                 CAPITALIZED
                                                                           FOR CAPITAL          UNDER PROMPT
                                                                            ADEQUACY          CORRECTIVE ACTION
                                                       ACTUAL               PURPOSES             PROVISIONS
                                                 -------------------   -------------------   -------------------
                                                  AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT     RATIO
                                                 --------   --------   --------   --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
As of December 31, 2000:
Total Capital to Risk Weighted Assets:
  Consolidated.................................  $25,885     27.93%     $7,414      8.00%     $  N/A       N/A
  Bank.........................................  $18,692     20.21%     $7,400      8.00%     $9,251     10.00%
Tier I Capital to Risk Weighted Assets:
  Consolidated.................................  $24,803     26.76%     $3,707      4.00%     $  N/A       N/A
  Bank.........................................  $17,609     19.04%     $3,700      4.00%     $5,550      6.00%
Tier I Capital to Average Assets:
  Consolidated.................................  $24,803     17.53%     $5,659      4.00%     $  N/A       N/A
  Bank.........................................  $17,609     12.62%     $5,582      4.00%     $6,977      5.00%
Core Capital
  Bank.........................................  $17,609     12.62%     $4,186      3.00%     $  N/A       N/A
Tangible Capital
  Bank.........................................  $17,609     12.62%     $2,093      1.50%     $  N/A       N/A

As of December 31, 1999:
Total Capital to Risk Weighted Assets:
  Consolidated.................................  $25,361     39.46%     $5,141      8.00%     $  N/A       N/A
  Bank.........................................  $17,079     26.60%     $5,136      8.00%     $6,421     10.00%
Tier I Capital to Risk Weighted Assets:
  Consolidated.................................  $24,554     38.21%     $2,571      4.00%     $  N/A       N/A
  Bank.........................................  $16,273     25.35%     $2,568      4.00%     $3,852      6.00%
Tier I Capital to Average Assets:
  Consolidated.................................  $24,554     20.69%     $4,747      4.00%     $  N/A       N/A
  Bank.........................................  $16,273     13.96%     $4,664      4.00%     $5,831      5.00%
Core Capital
  Bank.........................................  $16,273     13.96%     $3,498      3.00%     $  N/A       N/A
Tangible Capital
  Bank.........................................  $16,273     13.96%     $1,749      1.50%     $  N/A       N/A

    A reconciliation of consolidated shareholders' equity at December 31, 2000 is as follows:

                                                             TOTAL      TIER I
                                                            --------   --------
                                                                (DOLLARS IN
                                                                THOUSANDS)
Total shareholders' equity................................  $24,757    $24,757
Accumulated other comprehensive loss......................       46         46
Allowable allowance for loan losses.......................    1,082         --
                                                            -------    -------
                                                            $25,885    $24,803
                                                            =======    =======

NOTE 14.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

    CASH, DUE FROM BANKS, INTEREST-BEARING DEPOSITS IN BANKS AND FEDERAL FUNDS
     SOLD:

    The carrying amounts of cash, due from banks, interest-bearing deposits in banks and federal funds sold approximate fair value.

    SECURITIES:

    Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

    LOANS HELD FOR SALE:

    The carrying amounts of loans held for sale approximate fair values.

    LOANS:

    For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values.

    DEPOSITS:

    The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

    FEDERAL HOME LOAN BANK ADVANCES:

    The fair value of Federal Home Loan Bank advances are estimated using discounted cash flow analyses, using interest rates currently offered on similar borrowings.

    ACCRUED INTEREST:

    The carrying amounts of accrued interest approximate their fair values.

    OFF-BALANCE SHEET INSTRUMENTS:

    Fair values of the Company's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Company's off-balance-sheet instruments consist of nonfee-producing, variable-rate commitments, the Company has determined they do not have a distinguishable fair value.

    The estimated fair values and related carrying amounts of the Company's financial instruments were as follows:

                                               DECEMBER 31, 2000            DECEMBER 31, 1999
                                          ---------------------------   -------------------------
                                            CARRYING         FAIR        CARRYING        FAIR
                                             AMOUNT         VALUE         AMOUNT         VALUE
                                          ------------   ------------   -----------   -----------
Financial assets:
  Cash, due from banks, and Federal
    funds sold..........................  $  5,227,955   $  5,227,955   $ 6,048,908   $ 6,048,908
  Securities available-for-sale.........    14,501,780     14,501,780    16,466,986    16,466,986
  Securities held-to-maturity...........     2,039,713      2,065,428     2,274,839     2,275,988
  Loans held for sale...................       639,191        639,191       538,000       538,000
  Loans.................................   112,614,737    114,738,481    88,275,926    86,990,264
  Accrued interest receivable...........       984,827        984,827       681,756       681,756

Financial liabilities:
  Deposits..............................  $ 94,220,942   $ 94,526,659   $83,842,498   $83,787,086
  Federal Home Loan Bank advances.......    21,500,000     21,700,000     9,000,000     8,900,000
  Accrued interest payable..............       380,042        380,042       141,308       141,308

NOTE 15.  SUPPLEMENTAL FINANCIAL DATA

    Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                              YEARS ENDED
                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Computer service........................................  $137,645   $148,956
NOW account expenses....................................   170,501    157,750

NOTE 16.  SEGMENT INFORMATION

    The Company's operations have been classified into two reportable segments, banking and real estate development. The banking segment involves traditional banking services offered through its wholly-owned bank subsidiary. Pinehurst's operations involve the acquisition, development, and sale of real estate. Typically, its projects involve the development of subdivisions within its primary market area of Douglas County.

    The Company's reportable segments are organizations that offer different products and services. They are managed separately because of products, services, operations, marketing strategies, and the regulatory environments in which the Bank operates.

    Total revenue by industry segment includes revenues from unaffiliated customers and affiliates. Revenues from affiliates are eliminated in consolidation. Management fees and other various revenues and expenses between affiliates are recorded on the accrual basis of accounting consistent with similar transactions with customers outside the consolidated group.

    Selected segment information by industry segment is as follows:

                                                             REPORTABLE SEGMENTS
                                            ------------------------------------------------------
                                                           REAL ESTATE
FOR THE YEAR ENDED DECEMBER 31, 2000          BANKING      DEVELOPMENT     OTHER         TOTAL
------------------------------------        ------------   -----------   ----------   ------------
INTEREST INCOME...........................  $  9,930,244   $       --    $  109,738   $ 10,039,982
INTEREST EXPENSE..........................     5,437,001           --            --      5,437,001
INTERSEGMENT NET INTEREST (EXPENSE).......            --           --      (109,738)      (109,738)
NET INTEREST INCOME.......................     4,493,243           --            --      4,493,243
OTHER REVENUE FROM EXTERNAL CUSTOMERS.....       752,894      434,382            --      1,187,276
INTERSEGMENT OTHER REVENUES...............            --           --            --             --
DEPRECIATION..............................       216,345           --            --        216,345
PROVISION FOR LOAN LOSSES.................        82,500           --            --         82,500
SEGMENT PROFIT (LOSS).....................     1,336,142      235,972      (102,469)     1,469,645
SEGMENT ASSETS............................   141,742,874    2,383,221     4,992,556    149,118,651
EXPENDITURES FOR PREMISES AND EQUIPMENT...     1,565,580           --            --      1,565,580

                                                             REPORTABLE SEGMENTS
                                            ------------------------------------------------------
                                                           REAL ESTATE
FOR THE YEAR ENDED DECEMBER 31, 1999          BANKING      DEVELOPMENT     OTHER         TOTAL
------------------------------------        ------------   -----------   ----------   ------------
Interest income...........................  $  7,917,384   $       --    $   50,382   $  7,967,766
Interest expense..........................     4,116,799           --            --      4,116,799
Intersegment net interest (expense).......            --           --       (50,382)       (50,382)
Net interest income.......................     3,800,585           --            --      3,800,585
Other revenue from external customers.....       488,121      334,199            --        822,320
Intersegment other revenues...............        26,800           --            --         26,800
Depreciation..............................       182,787           --            --        182,787
Provision for loan losses.................        60,000           --            --         60,000
Segment profit............................     1,077,273      172,389        19,666      1,269,328
Segment assets............................   116,251,296    2,144,169     6,291,658    124,687,123
Expenditures for premises and equipment...       285,899           --            --        285,899

                                                       2000           1999
                                                   ------------   ------------
NET INTEREST INCOME

Total net interest income for reportable
  segments.......................................  $  9,930,244   $  3,800,585
Non-reportable segment net interest income.......       109,738         50,382
Elimination of intersegment net interest
  income.........................................      (109,738)       (50,382)
                                                   ------------   ------------
  Total consolidated net interest income.........  $  9,930,244   $  3,800,585
                                                   ============   ============
OTHER INCOME

Total other income for reportable segments.......  $  1,187,276   $    849,120
Elimination of intersegment other income.........            --        (26,800)
                                                   ------------   ------------
  Total consolidated other income................  $  1,187,276   $    822,320
                                                   ============   ============
TOTAL ASSETS

Total assets for reportable segments.............  $144,126,095   $118,395,465
Non-reportable segment assets....................     4,992,556      6,291,658
Elimination of intersegment assets...............    (7,696,734)    (6,776,813)
                                                   ------------   ------------
  Total consolidated assets......................  $141,421,917   $117,910,310
                                                   ============   ============

NOTE 17.  PARENT COMPANY FINANCIAL INFORMATION

    The following information presents the condensed balance sheets, statements of income and cash flows of First Deposit Bancshares, Inc. as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and the period from July 1, 1999 through December 31, 1999. The net income of the Bank for the period from January 1, 1999 to June 30, 1999 was $416,268.

                            CONDENSED BALANCE SHEETS

                                                           DECEMBER 31,
                                                     -------------------------
                                                        2000          1999
                                                     -----------   -----------
ASSETS
  Cash.............................................  $ 4,824,777   $ 6,113,701
  Due from subsidiary..............................           --       118,125
  Investment in subsidiary.........................   19,800,922    18,057,202
  Other assets.....................................      167,779        59,832
                                                     -----------   -----------
    Total assets...................................  $24,793,478   $24,348,860
                                                     ===========   ===========
  Other liabilities................................  $    36,640   $    11,922
SHAREHOLDERS' EQUITY...............................   24,756,838    24,336,938
                                                     -----------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.........  $24,793,478   $24,348,860
                                                     ===========   ===========

                         CONDENSED STATEMENTS OF INCOME

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 2000        1999
                                                              ----------   --------
INCOME
  Interest income...........................................  $  109,221   $ 50,382
  Dividends from subsidiary.................................          --    118,125
                                                              ----------   --------
                                                                 109,221    168,507
                                                              ----------   --------
EXPENSES, OTHER.............................................     263,255     18,793
                                                              ----------   --------
    Income (loss) before income taxes and equity in
      undistributed income of subsidiary....................    (154,034)   149,714
INCOME TAXES (BENEFIT)......................................     (51,565)    11,923
                                                              ----------   --------
    Income (loss) before equity in undistributed income of
      subsidiary............................................    (102,469)   137,791
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY................   1,572,114    715,269
                                                              ----------   --------
    Net income..............................................  $1,469,645   $853,060
                                                              ==========   ========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
OPERATING ACTIVITIES
  Net income................................................  $ 1,469,645   $   853,060
  Adjustments to reconcile net income to net cash used in
    operating activities:
    Undistributed income of subsidiary......................   (1,572,114)     (715,269)
    ESOP compensation expense...............................       17,388            --
    Other operating activities..............................       34,895      (166,034)
                                                              -----------   -----------
      Net cash used in operating activities.................      (50,186)      (28,243)
                                                              -----------   -----------
INVESTING ACTIVITIES
  Investment in subsidiary..................................           --    (7,510,618)
  Loan to ESOP..............................................           --    (1,260,000)
  Repayments from ESOP......................................      126,000            --
                                                              -----------   -----------
      Net cash provided by (used in) investing activities...      126,000    (8,770,618)
                                                              -----------   -----------
FINANCING ACTIVITIES
  Dividends paid............................................     (513,450)     (108,675)
  Proceeds from issuance of common stock....................           --    15,750,000
  Stock issue costs.........................................           --      (728,763)
  Purchase of treasury stock................................     (851,288)           --
                                                              -----------   -----------
      Net cash provided by (used in) financing activities...   (1,364,738)   14,912,562
                                                              -----------   -----------
Net increase (decrease) in cash.............................   (1,288,924)    6,113,701
Cash at beginning of period.................................    6,113,701            --
                                                              -----------   -----------
Cash at end of year.........................................  $ 4,824,777   $ 6,113,701
                                                              ===========   ===========

NOTE 18.  BUSINESS COMBINATION

    On January 18, 2001, the Company entered into an Agreement and Plan of Merger with Community First Banking Company ("Community First") of Carrollton, Georgia. Under this agreement, the Company will merge with and into Community First. The terms of the agreement call for shareholders of the Company to have the option to receive either $19.375 in cash or a fixed exchange ratio of .94512 shares of Community First common stock for each share of the Company's common stock that they own. This election is subject to a maximum of 723,675 shares of Community First stock being issued in connection with the merger. To the extent that the Company's shareholders elect to receive more aggregate stock or cash consideration than permitted by the agreement, pro rata allocations will be made. Consummation is subject to certain conditions, including regulatory and stockholder approval and will be accounted for as a pooling of interests.

NOTE 19.  QUARTERLY DATA (UNAUDITED)

                                                                   YEARS ENDED DECEMBER 31,
                                     -------------------------------------------------------------------------------------
                                                       2000                                        1999
                                     -----------------------------------------   -----------------------------------------
                                      FOURTH     THIRD      SECOND     FIRST      FOURTH     THIRD      SECOND     FIRST
                                     QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                     --------   --------   --------   --------   --------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income....................   $2,719     $2,615     $2,416     $2,180     $2,160     $2,086     $1,857     $1,814
Interest expense...................    1,581      1,483      1,291      1,082      1,029      1,021      1,013      1,054
                                      ------     ------     ------     ------     ------     ------     ------     ------
Net interest income................    1,138      1,132      1,125      1,098      1,131      1,065        844        760
Provision for loan losses..........       22         23         22         15         15         15         15         15
                                      ------     ------     ------     ------     ------     ------     ------     ------
Net interest income after provision
  for loan losses..................    1,116      1,109      1,103      1,083      1,116      1,050        829        745
Noninterest income.................      382        247        262        296        265        195        260        102
Noninterest expenses...............      847        836        842        753        699        646        651        591
                                      ------     ------     ------     ------     ------     ------     ------     ------
Income before income taxes.........      651        520        523        626        682        599        438        256
Provision for income taxes.........      202        198        207        243        216        212        197         81
                                      ------     ------     ------     ------     ------     ------     ------     ------
Net income.........................   $  449     $  322     $  316     $  383     $  466     $  387     $  241     $  175
                                      ======     ======     ======     ======     ======     ======     ======     ======
Earnings per share:
  Basic............................   $ 0.33     $ 0.23     $ 0.23     $ 0.26     $ 0.32     $ 0.26     $  N/A     $  N/A
                                      ======     ======     ======     ======     ======     ======     ======     ======
  Diluted..........................   $ 0.32     $ 0.23     $ 0.23     $ 0.26     $ 0.32     $ 0.26     $  N/A     $  N/A
                                      ======     ======     ======     ======     ======     ======     ======     ======

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                        COMMUNITY FIRST BANKING COMPANY,
                             COMMUNITY FIRST BANK,
                        FIRST DEPOSIT BANCSHARES, INC.,
                                      AND
                           DOUGLAS FEDERAL BANK, FSB
                          DATED AS OF JANUARY 18, 2001

                               TABLE OF CONTENTS

LIST OF EXHIBITS....................................................................     IV

AGREEMENT AND PLAN OF MERGER........................................................      1

ARTICLE 1.  TRANSACTIONS AND TERMS OF THE MERGER....................................      1
  1.1                   Merger......................................................      1
  1.2                   Time and Place of Closing...................................      1
  1.3                   Time and Place of Closing...................................      1
  1.4                   Merger Consideration........................................      2

ARTICLE 2.  TERMS OF MERGER.........................................................      2

  2.1                   Articles of Incorporation...................................      2
  2.2                   Bylaws......................................................      2
  2.3                   Directors and Officers......................................      2

ARTICLE 3.  MANNER OF CONVERTING SHARES.............................................      2

  3.1                   Conversion of Shares........................................      2
  3.2                   Anti-Dilution Provisions....................................      5
  3.3                   Shares Held by First Deposit or CFB.........................      5
  3.4                   Dissenting Shareholders.....................................      5
  3.5                   Fractional Shares...........................................      5
  3.6                   Stock Options, Warrants and Other Similar Rights............      5

ARTICLE 4.  EXCHANGE OF SHARES......................................................      6

  4.1                   Exchange Procedures.........................................      6
  4.2                   Rights of Former Shareholders of First Deposit..............      6

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF FIRST DEPOSIT AND DOUGLAS.............
                                                                                          7

  5.1                   Organization, Standing, and Power...........................      7
                        Authority of First Deposit and Douglas; No Breach By
  5.2                     Agreement.................................................      7
  5.3                   Capital Stock...............................................      8
  5.4                   First Deposit Subsidiaries..................................      8
  5.5                   Financial Statements........................................      9
  5.6                   Absence of Undisclosed Liabilities..........................      9
  5.7                   Absence of Certain Changes or Events........................     10
  5.8                   Tax Matters.................................................     10
  5.9                   Allowance for Possible Loan Losses..........................     11
  5.10                  Assets......................................................     11
  5.11                  Intellectual Property.......................................     12
  5.12                  Environmental Matters.......................................     12
  5.13                  Compliance with Laws........................................     13
  5.14                  Labor Relations.............................................     13
  5.15                  Employee Benefit Plans......................................     13
  5.16                  Material Contracts..........................................     15
  5.17                  Legal Proceedings...........................................     15
  5.18                  Reports.....................................................     16
  5.19                  Statements True and Correct.................................     16
  5.20                  Tax and Regulatory Matters..................................     16
  5.21                  Charter Provisions..........................................     16

  5.22                  Board Recommendation........................................     16
  5.23                  Insurance Coverage and Claims...............................     16
  5.24                  The ESOP....................................................     17

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF CFB AND THE BANK......................     17

  6.1                   Organization, Standing, and Power...........................     17
  6.2                   Authority of CFB and the Bank; No Breach By Agreement.......     18
  6.3                   Capital Stock...............................................     19
  6.4                   CFB Subsidiaries............................................     19
  6.5                   Financial Statements........................................     19
  6.6                   Absence of Undisclosed Liabilities..........................     20
  6.7                   Absence of Certain Changes or Events........................     20
  6.8                   Tax Matters.................................................     20
  6.9                   Allowance for Possible Loan Losses..........................     21
  6.10                  Assets......................................................     21
  6.11                  Intellectual Property.......................................     22
  5.12                  Environmental Matters.......................................     22
  6.13                  Compliance with Laws........................................     23
  6.14                  Labor Relations.............................................     23
  6.15                  Employee Benefit Plans......................................     23
  6.16                  Material Contracts..........................................     25
  6.17                  Legal Proceedings...........................................     25
  6.18                  Reports.....................................................     25
  6.19                  Statements True and Correct.................................     26
  6.20                  Tax and Regulatory Matters..................................     26
  6.21                  Charter Provisions..........................................     26
  6.22                  Board Recommendation........................................     26
  6.23                  Insurance Coverage and Claims...............................     26

ARTICLE 7.  CONDUCT OF BUSINESS PENDING CONSUMMATION................................     27

  7.1                   Affirmative Covenants of First Deposit......................     27
  7.2                   Negative Covenants of First Deposit.........................     27
  7.3                   Affirmative Covenants of CFB................................     29
  7.4                   Negative Covenants of CFB...................................     29
  7.5                   Adverse Changes in Condition................................     29
  7.6                   Reports.....................................................     29

ARTICLE 8.  ADDITIONAL AGREEMENTS...................................................     29

  8.1                   Registration Statement......................................     29
  8.2                   Nasdaq Listing..............................................     30
  8.3                   Shareholder Approval........................................     30
  8.4                   Applications................................................     30
  8.5                   Filings with State Offices..................................     30
  8.6                   Agreement as to Efforts to Consummate.......................     30
  8.7                   Investigation and Confidentiality...........................     31
  8.8                   Press Releases..............................................     31
  8.9                   Certain Actions.............................................     31
  8.10                  Tax Treatment...............................................     32
  8.11                  Charter Provisions..........................................     32
  8.12                  Agreements of Affiliates....................................     32
  8.13                  Employee Benefits and Contracts.............................     32

  8.14                  Directors' and Officers' Protection.........................     33
  8.15                  Merger Procedures Applicable to ESOP........................     33
  8.16                  Information to ESOP Participants and Benficiaries...........     34

ARTICLE 9.  CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.......................     34

  9.1                   Conditions to Obligations of Each Party.....................     34
  9.2                   Conditions to Obligations of CFB............................     36
  9.3                   Conditions to Obligations of First Deposit..................     37

ARTICLE 10.  TERMINATION............................................................     38

  10.1                  Termination.................................................     38
  10.2                  Effect of Termination.......................................     38
  10.3                  Non-Survival of Representations and Covenants...............     38

ARTICLE 11.  MISCELLANEOUS..........................................................     39

  11.1                  Definitions.................................................     39
  11.2                  Expenses....................................................     45
  11.3                  Brokers and Finders.........................................     46
  11.4                  Entire Agreement............................................     46
  11.5                  Amendments..................................................     46
  11.6                  Waivers.....................................................     46
  11.7                  Assignment..................................................     47
  11.8                  Notices.....................................................     47
  11.9                  Governing Law...............................................     47
  11.10                 Counterparts................................................     47
  11.11                 Captions, Articles and Sections.............................     47
  11.12                 Interpretations.............................................     48
  11.13                 Enforcement of Agreement....................................     48
  11.14                 Severability................................................     48

                                LIST OF EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
  1.                    Form of Agreement of Affiliates of First Deposit
                        Bancshares, Inc. (Section 8.12, Section 9.2(e)).

  2. Matters as to which Womble Carlyle Sandridge & Rice PLLC will opine. (Section 9.2(d)).

  3.                    Form of Claims Letter (Section 9.2(f)).

  4. Matters as to which Powell, Goldstein, Frazer & Murphy LLP will opine. (Section 9.3(d)).

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of January 18, 2001, by and among COMMUNITY FIRST BANKING COMPANY ("CFB"), a Georgia corporation located in Carrollton, Georgia; COMMUNITY FIRST BANK (the "Bank"), a Georgia bank located in Carrollton, Georgia; FIRST DEPOSIT BANCSHARES, INC.("First Deposit"), a Georgia corporation located in Douglasville, Georgia; and DOUGLAS FEDERAL BANK, FSB, a federal savings bank located Douglasville, Georgia.

                                    PREAMBLE

    The respective Boards of Directors of CFB, the Bank, First Deposit and Douglas are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective shareholders. CFB is the sole shareholder of the Bank. First Deposit is the sole shareholder of Douglas, which has filed a pending application with the Georgia Department of Banking and Finance (the "Department") to convert from a Federal savings bank charter to a state bank charter (the "Conversion Application"). This Agreement provides for the acquisition of First Deposit by CFB, pursuant to the merger of First Deposit and Douglas with and into the Bank. At the effective time of such merger, the outstanding shares of the capital stock of First Deposit shall be converted into the right to receive shares of the common stock of CFB and cash. As a result, shareholders of First Deposit shall become shareholders of CFB, subject to the provisions of Section 3.1(c) hereof, and CFB shall conduct the business and operations of First Deposit and the Bank shall conduct the business and operations of Douglas. The transactions described in this Agreement are subject to (a) approval of the shareholders of First Deposit;
(b) approval of the Department; (c) approval of the Board of Governors of the Federal Reserve; and (d) satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the merger, for federal income tax purposes, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

    Certain terms used in this Agreement are defined in Section 11.1 hereof.

    NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1.
                      TRANSACTIONS AND TERMS OF THE MERGER

    1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, First Deposit and Douglas will merge with and into the Bank in accordance with the provisions of Section 7-1-530 of the Financial Institutions Code of Georgia and with the effect provided in Section 7-1-536 of the Financial Institutions Code of Georgia (the "Merger"). The Bank shall be the Surviving Bank resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of CFB, the Bank, First Deposit and Douglas, as set forth herein.

    1.2 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

    1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the fifth business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and
(ii) the earliest date on which the shareholders of First Deposit and CFB have approved this Agreement to the extent such approval is required by applicable Law; provided, however, that the date of the Effective Time shall not extend past the termination date set forth in Section 10.1(e) hereof.

    1.4 MERGER CONSIDERATION. The merger consideration will be payable in $14,835,331 cash, including payments made pursuant to and subject to possible adjustment as provided in Section 3.6, and 723,675 shares of CFB Common Stock, in accordance with the provisions of Section 3.1 of this Agreement.

                                   ARTICLE 2.
                                TERMS OF MERGER

    2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of the Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until duly amended or repealed.

    2.2 BYLAWS. The Bylaws of the Bank in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until duly amended or repealed.

    2.3  DIRECTORS AND OFFICERS.

        (a) The directors of the CFB shall be (i) the directors of CFB immediately prior to the Effective Time and (ii) Danny A. Belyeu, together with such additional persons as may thereafter be elected. Such persons shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The directors of the Surviving Bank shall be the directors of the Bank immediately prior to the Effective Time. Such persons shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

        (b) The executive officers of the Surviving Bank shall be (i) the executive officers of the Bank immediately prior to the Effective Time and
    (ii) such additional persons as may thereafter be elected. Such persons shall serve as the executive officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

                                   ARTICLE 3.
                          MANNER OF CONVERTING SHARES

    3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of First Deposit, or the shareholders of the foregoing, the shares of First Deposit shall be converted as follows:

        (a) Each share of capital stock of CFB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b) Subject to the allocation provisions of Section 3.1(d), at the Effective Time, the holders of First Deposit Common Stock outstanding at the Effective Time (excluding shares held by any First Deposit Entity or any CFB Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.4) shall be entitled to receive, and CFB shall pay or issue and deliver, in the aggregate, (i) a number of shares of CFB Common Stock for each share of First Deposit Common Stock based on the Exchange Ratio of 0.94512 (the "Per Share Stock Consideration"), or (ii) an amount equal to $19.375 in cash for each such share of First Deposit

    Common Stock (the "Per Share Cash Consideration"). The foregoing consideration, collectively and in the aggregate, shall be referred to herein as the "Merger Consideration."

        (c) Subject to the allocation provisions of Section 3.1(d) below, each holder of a share of First Deposit Common Stock may elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such share of First Deposit Common Stock; provided, however, that the aggregate number of shares of CFB Common Stock with respect to which the Per Share Stock Consideration shall be paid as the Merger Consideration shall be 723,675 shares of CFB Common Stock. Such amount of the CFB Common Stock paid as Merger Consideration shall be referred to in this Agreement as the "Total Stock Merger Consideration," and such amount of cash paid as Merger Consideration shall be referred to as the "Total Cash Merger Consideration."

        (d) Election and Allocation Procedures.

           (1)  ELECTION.

               (i) An election form ("Election Form"), together with the other transmittal materials described in Section 4.1, shall be mailed as soon as reasonably practicable after the Effective Time to each holder of First Deposit Common Stock of record at the Effective Time. Such date of mailing shall be referred to hereinafter as the "Mailing Date." Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instruction) of First Deposit Common Stock to elect to receive the Per Share Cash Consideration with respect to all or any of such holder's First Deposit Common Stock (shares as to which the election is made, "Cash Election Shares"). The "Cash Election Amount" shall be equal to the Per Share Cash Consideration multiplied by the total number of Cash Election Shares. All shares of First Deposit Common Stock other than the Cash Election Shares and the No Election Shares (as defined below) shall be referred to herein as the "Stock Election Shares."

               (ii) Any share of First Deposit Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before a date after the Closing Date to be agreed upon by the parties hereto (which date will be set forth on the Election Form), but in any event not earlier than 30 days after the Mailing Date (such deadline, the "Election Deadline"), shall be converted either into the Per Share Stock Consideration or the Per Share Cash Consideration as set forth in Section 3.1(d)(2) (such shares, the "No Election Shares"), with the exception that No Election Shares held by a holder of less than 100 shares of First Deposit Common Stock shall be deemed to be Cash Election Shares.

              (iii) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all First Deposit Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no other valid election is made, the shares of First Deposit Common Stock represented by such Election Form shall be No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither CFB nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

           (2)  ALLOCATION.

               As soon as reasonably practicable after the Effective Time, CFB shall cause the Exchange Agent to allocate the Total Cash Merger Consideration and Total Stock Merger Consideration among the holders of First Deposit Common Stock, which shall be effected by the Exchange Agent as follows:

               (i) If the Total Cash Merger Consideration is greater than the Cash Election Amount, then:

                   (A) each Cash Election Share shall be converted into the
               right to receive an amount of cash equal to the Per Share Cash Consideration;

                   (B) the Exchange Agent will select, on a pro rata basis,
               first from among the holders of No Election Shares and then, if necessary, from among the holders of Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") such that the sum of Cash Designee Shares and Cash Election Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the Total Cash Merger Consideration. Each Cash Designee Share shall be converted into the right to receive the Per Share Cash Consideration; and

                   (C) each remaining unconverted share of First Deposit Common
               Stock (after application of subsections (A) and (B) above) shall be converted into the right to receive the Per Share Stock Consideration.

               (ii) If the Total Cash Merger Consideration is less than the Cash Election Amount then:

                   (A) each Stock Election Share and each No Election Share
               (other than any No Election Shares held by holders of less than 100 shares of First Deposit Common Stock, which shares are automatically deemed Cash Election Shares) shall be converted into the right to receive the Per Share Stock Consideration;

                   (B) the Exchange Agent will select, on a pro rata basis from among the holders of Cash Election Shares (other than holders of No Election Shares holding less than 100 shares of First Deposit Common Stock), a sufficient number of such shares ("Stock Designee Shares") such that the number of such Stock Designee Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the difference between the Cash Election Amount and the Total Cash Merger Consideration. The Stock Designee Shares shall be converted into the right to receive the Per Share Stock Consideration; and

                   (C) each remaining unconverted share of First Deposit Common
               Stock (after application of subsections (A) and (B) above) shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration.

              (iii) In the event that the Exchange Agent is required pursuant to this Section 3.1(d) to designate from among all Stock Election Shares the Cash Designee Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Cash Designee Shares. Such pro ration shall reflect the proportion that the number of Stock Election Shares of each holder of Stock Election Shares bears to the total number of Stock Election Shares.

               (iv) In the event the Exchange Agent is required pursuant to this
           Section 3.1(d) to designate from among all holders of Cash Election Shares the Stock Designee Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares (other than holders of No Election Shares holding less than 100 shares of First Deposit Common Stock) shall be allocated a pro rata portion of the total Stock Designee Shares. Such pro ration shall reflect the proportion that the number of Cash Election Shares of each holder of Cash Election Shares bears to the total number of Cash Election Shares.

    3.2 ANTI-DILUTION PROVISIONS. In the event CFB changes the number of shares of CFB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) is prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

    3.3 SHARES HELD BY FIRST DEPOSIT OR CFB. Each of the shares of First Deposit Common Stock held by any First Deposit Entity or by any CFB Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

    3.4 DISSENTING SHAREHOLDERS. Any holder of shares of First Deposit Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Article 13, Part 2 of Title 14 of the GBCC, shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; PROVIDED, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to CFB the certificates or certificates representing the shares for which payment is being made. In the event that after the Effective Time, a dissenting shareholder of First Deposit fails to perfect, or effectively withdraws or loses, his right to appraisal of and payment for his shares, CFB shall issue and deliver the consideration to which such holder of shares of First Deposit Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of First Deposit Common Stock held by him. If and to the extent required by applicable Law, First Deposit will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to CFB.

    3.5 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of First Deposit Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CFB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of CFB Common Stock multiplied by the market value of one share of CFB Common Stock at the Effective Time. The market value of one share of CFB Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq National Market (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source selected by CFB) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

    3.6 STOCK OPTIONS, WARRANTS AND OTHER SIMILAR RIGHTS. Immediately prior to the Effective Time, CFB shall pay in exchange for each outstanding stock option, pursuant to which a Person is or may be entitled to be issued any shares of First Deposit Common Stock, an amount in cash equal to $7.50, such that from and after the Effective Time, there shall be no outstanding stock options, warrants, conversion rights or other rights of any nature pursuant to which a Person is or may be entitled to be issued any shares of stock of CFB or to be paid any sum of money or other valuable consideration in exchange therefor. In effecting the termination and cancellation of such rights, First Deposit shall obtain from any Person or Persons such consents, waivers, approvals and authorizations as it deems necessary or advisable. CFB shall increase the amount of cash merger consideration provided in Section 1.4 in the amount of $11.875 for each stock option that is exercised between the date of this Agreement and the Effective Time.

                                   ARTICLE 4.
                               EXCHANGE OF SHARES

    4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, CFB shall cause the exchange agent selected by CFB (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of First Deposit Common Stock immediately prior to the Effective Time (the "Certificates") an Election Form, as required under Section 3.1(d), and other appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of First Deposit Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of First Deposit Common Stock represented by Certificates that are not registered in the transfer records of First Deposit, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as CFB and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of First Deposit Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. CFB shall not be obligated to deliver the consideration to which any former holder of First Deposit Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither CFB nor the Exchange Agent shall be liable to a holder of First Deposit Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Approval of this Agreement by the shareholders of First Deposit shall constitute ratification of the appointment of the Exchange Agent.

    4.2 RIGHTS OF FORMER SHAREHOLDERS OF FIRST DEPOSIT. At the Effective Time, the stock transfer books of First Deposit shall be closed as to holders of First Deposit Common Stock immediately prior to the Effective Time and no transfer of First Deposit Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1, each Certificate theretofore representing shares of First Deposit Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to CFB's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by First Deposit in respect of such shares of First Deposit Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of First Deposit shall be entitled to vote after the Effective Time at any meeting of CFB shareholders the number of whole shares of CFB Common Stock into which their respective shares of First Deposit Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing CFB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by CFB on the CFB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of CFB Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of CFB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the CFB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate. No interest shall be payable with respect to any cash to be paid under Section 3.1 of this Agreement except to the extent required in connection with the exercise of dissenters' rights.

                                   ARTICLE 5.
          REPRESENTATIONS AND WARRANTIES OF FIRST DEPOSIT AND DOUGLAS

    First Deposit and Douglas hereby represent and warrant to CFB and the Bank as follows:

    5.1 ORGANIZATION, STANDING, AND POWER. First Deposit is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Douglas is a federal savings bank which has filed an application with the Department to convert to a state bank charter. First Deposit is duly qualified or licensed to transact business as a foreign corporation in good standing in the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect. The minute books and other organizational documents for First Deposit and Douglas have been made available to CFB for its review and, except as disclosed in Section 5.1 of the First Deposit Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

    5.2  AUTHORITY OF FIRST DEPOSIT AND DOUGLAS; NO BREACH BY AGREEMENT.

        (a) First Deposit and Douglas have the corporate power and authority necessary to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Deposit and Douglas, subject to the approval of this Agreement by the holders of a majority of the outstanding voting stock of First Deposit and Douglas. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of First Deposit and

    Douglas, enforceable against First Deposit and Douglas in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (b) Neither the execution and delivery of this Agreement by First Deposit and Douglas, nor the consummation by First Deposit and Douglas of the transactions contemplated hereby, nor compliance by First Deposit and Douglas with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of First Deposit's Articles of Incorporation or Bylaws, or the Charter, Articles of Incorporation, or Bylaws of any First Deposit Subsidiary or any resolution adopted by the board of directors or the shareholders of any First Deposit Entity, or (ii) except as disclosed in
    Section 5.2 of the First Deposit Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Deposit Entity under, any Contract or Permit of any First Deposit Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in
    Section 9.1(b), constitute or result in a Default under or require any Consent pursuant to, any Law or Order applicable to any First Deposit Entity or any of their respective material Assets (including any CFB Entity or any First Deposit Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any CFB Entity or any First Deposit Entity being reassessed or revalued by any Taxing authority).

        (c) Other than in connection or compliance with the provisions of applicable federal banking laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by First Deposit of the Merger and the other transactions contemplated in this Agreement.

    5.3  CAPITAL STOCK.

        (a) As of the date of this Agreement, the authorized capital stock of First Deposit consists of 10,000,000 shares of First Deposit Common Stock, of which 1,502,550 shares are issued and outstanding and 10,000,000 shares of preferred stock, no shares of which are issued and outstanding. All of the issued and outstanding shares of capital stock of First Deposit are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of First Deposit has been issued in violation of any preemptive rights of the current or past shareholders of First Deposit.

        (b) Except as set forth in Section 5.3(a), or as disclosed in
    Section 5.3(b) of the First Deposit Disclosure Memorandum, there are no shares of capital stock or other equity securities of First Deposit outstanding and no outstanding Equity Rights relating to the capital stock of First Deposit.

    5.4  FIRST DEPOSIT SUBSIDIARIES.  First Deposit has disclosed in
Section 5.4 of the First Deposit Disclosure Memorandum all of the First Deposit Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the First Deposit Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the First Deposit Disclosure Memorandum, First Deposit or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each First Deposit Subsidiary. No capital stock (or other equity interest) of any First Deposit Subsidiary is or may become required to be issued (other than to another First Deposit Entity) by reason of any Equity Rights, and there are no Contracts by which any First Deposit Subsidiary is bound to issue (other than to another First Deposit Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any First Deposit Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any First Deposit Subsidiary (other than to another First Deposit Entity). There are no Contracts relating to the rights of any First Deposit Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any First Deposit Subsidiary. All of the shares of capital stock (or other equity interests) of each First Deposit Subsidiary held by a First Deposit Entity are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable State Law, if any, in the case of State depository institutions) nonassessable and are owned by the First Deposit Entity free and clear of any Lien. Except as disclosed in Section 5.4 of the First Deposit Disclosure Memorandum, each First Deposit Subsidiary is either a bank, savings association or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each First Deposit Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect. Each First Deposit Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The minute book and other organizational documents for each First Deposit Subsidiary have been made available to CFB for its review, and, except as disclosed in Section 5.4 of the First Deposit Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

    5.5 FINANCIAL STATEMENTS. Each of the First Deposit Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of First Deposit and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

    5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No First Deposit Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of First Deposit as of September 30, 2000, included in the First Deposit Financial Statements or reflected in the notes thereto. No First Deposit Entity has incurred or paid any Liability since September 30, 2000, except for such Liabilities incurred or paid
(i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

    5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 2000, except as disclosed in the First Deposit Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the First Deposit Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect, and (ii) First Deposit Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of First Deposit provided in Article 7.

    5.8  TAX MATTERS.

        (a) All Tax Returns required to be filed by or on behalf of any First Deposit Entities have been timely filed or requests for extensions have been timely filed, granted, and, to the Knowledge of First Deposit, have not expired for such periods, except to the extent that all such failures to file, taken together, are not reasonably likely to have a First Deposit Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a First Deposit Material Adverse Effect, except as reserved against in the First Deposit Financial Statements delivered prior to the date of this Agreement or as disclosed in
    Section 5.8 of the First Deposit Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of First Deposit Entities, except for any such Liens which are not reasonably likely to have a First Deposit Material Adverse Effect or with respect to which the Taxes are not yet due and payable.

        (b) None of the First Deposit Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

        (c) The provision for any Taxes due or to become due for any of the First Deposit Entities for the period or periods through and including the date of the respective First Deposit Financial Statements that has been made and is reflected on such First Deposit Financial Statements is sufficient to cover all such Taxes.

        (d) Deferred Taxes of First Deposit Entities have been provided for in accordance with GAAP.

        (e) Except as disclosed in Section 5.8 of the First Deposit Disclosure Memorandum, none of the First Deposit Entities is a party to any Tax allocation or sharing agreement and none of First Deposit Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was First Deposit) or has any Liability for Taxes of any Person (other than First Deposit and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

        (f) Each of the First Deposit Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect.

        (g) Except as disclosed in Section 5.8 of the First Deposit Disclosure Memorandum, none of the First Deposit Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Sections 28OG or 162(m) of the Internal Revenue Code.

        (h) Exclusive of the Merger, there has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of First Deposit Entities that occurred during or after any Taxable Period in which First Deposit Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2000.

        (i) No First Deposit Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

        (j) All material elections with respect to Taxes affecting First Deposit Entities have been or will be timely made.

    5.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of First Deposit included in the most recent First Deposit Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of First Deposit included in the First Deposit Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of First Deposit Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by First Deposit Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a First Deposit Material Adverse Effect.

    5.10  ASSETS.

        (a) Except as disclosed in Section 5.10 of the First Deposit Disclosure Memorandum or as disclosed or reserved against in the First Deposit Financial Statements delivered prior to the date of this Agreement, First Deposit Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a First Deposit Material Adverse Effect. All tangible properties used in the businesses of the First Deposit Entities are usable in the ordinary course of business consistent with First Deposit's past practices.

        (b) All Assets which are material to First Deposit's business on a consolidated basis, held under leases or subleases by any of the First Deposit Entities, are held under valid Contracts enforceable against First Deposit in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and, assuming the enforceability of such Contract against the third party thereto, each such Contract is in full force and effect.

        (c) First Deposit Entities currently maintain the insurance policies described in Section 5.10(c) of the First Deposit Disclosure Memorandum. None of the First Deposit Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $25,000 pending under such policies of insurance and no written notices of claims in excess of such amounts have been given by any First Deposit Entity under such policies.

        (d) The Assets of the First Deposit Entities include all material Assets required to operate the business of the First Deposit Entities as presently conducted.

    5.11 INTELLECTUAL PROPERTY. Each First Deposit Entity owns or has a license to use all of the Intellectual Property used by such First Deposit Entity in the ordinary course of its business. Each First Deposit Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such First Deposit Entity in connection with such First Deposit Entity's business operations, and such First Deposit Entity has the right to convey by sale or license any Intellectual Property so conveyed. No First Deposit Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the Knowledge of First Deposit, threatened, which challenge the rights of any First Deposit Entity with respect to Intellectual Property used, sold or licensed by such First Deposit Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of First Deposit, the conduct of the business of the First Deposit Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.11 of the First Deposit Disclosure Memorandum, no First Deposit Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

    5.12  ENVIRONMENTAL MATTERS.

        (a) Except as disclosed in Section 5.12 of the First Deposit Disclosure Memorandum, to the Knowledge of First Deposit, each First Deposit Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect.

        (b) There is no Litigation pending or, to the Knowledge of First Deposit, threatened, before any court, governmental agency, or authority or other forum in which any First Deposit Entity or any of its Operating Properties or Participation Facilities (or First Deposit in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
    (ii) relating to the emission, migration, release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any First Deposit Entity or any of its Operating Properties or Participation Facilities or any neighboring property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect, nor, to the Knowledge of First Deposit, is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect.

        (c) Except as disclosed in Section 5.12 of the First Deposit Disclosure Memorandum, during the period of (i) any First Deposit Entity's ownership or operation of any of their respective current Assets, or (ii) any First Deposit Entity's participation in the management of any Participation Facility or any Operating Property, to the Knowledge of First Deposit, there have been no emissions, migrations, releases, discharges, spillages, or disposals of Hazardous Material in, on, at, under, adjacent to, or affecting (or potentially affecting) such properties or any neighboring properties, except such as are not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect. Except as disclosed in
    Section 5.12 of the First Deposit Disclosure Memorandum, prior to the period of (i) any First Deposit Entity's ownership or operation of any of their respective current properties, (ii) any First Deposit Entity's

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
    participation in the management of any Participation Facility or any Operating Property, to the Knowledge of First Deposit, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect.

    5.13 COMPLIANCE WITH LAWS. Each First Deposit Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect, and, to the Knowledge of First Deposit, there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect. Except as disclosed in Section 5.13 of the First Deposit Disclosure Memorandum, none of the First Deposit Entities:

        (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

        (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect; or

        (c) since January 1, 1998, has received any written notification or written communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof
    (i) asserting that any First Deposit Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect,
    (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect, or (iii) requiring any First Deposit Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to CFB.

    5.14 LABOR RELATIONS. No First Deposit Entity is the subject of any Litigation asserting that it or any other First Deposit Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other First Deposit Entity to bargain with any labor organization as to wages or conditions of employment, nor is any First Deposit Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any First Deposit Entity, pending or threatened, or to the Knowledge of First Deposit, is there any activity involving any First Deposit Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

    5.15  EMPLOYEE BENEFIT PLANS.

        (a) First Deposit has disclosed in Section 5.15 of the First Deposit Disclosure Memorandum, and has delivered or made available to CFB prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any First Deposit Entity or ERISA Affiliate (as defined in subparagraph
    (c) below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, "First Deposit Benefit Plans"). Each First Deposit Benefit Plan which is an "employee pension benefit plan," as that term is defined in
    Section 3(2) of ERISA, is referred to herein as a "First Deposit ERISA Plan." No First Deposit ERISA Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

        (b) All First Deposit Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect. Except as disclosed in Section 5.15 of the First Deposit Disclosure Memorandum, each First Deposit ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and First Deposit has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of First Deposit, no First Deposit Entity has engaged in a transaction with respect to any First Deposit Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any First Deposit Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or
    Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect.

        (c) No First Deposit Entity or any entity which is considered one employer with First Deposit under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (an "ERISA Affiliate") currently sponsors, maintains or makes contributions to (or has ever in the past sponsored, maintained or made contributions to) a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No First Deposit ERISA Plan is subject to the minimum funding requirements of
    Section 412 of the Internal Revenue Code or the requirements of Title IV of ERISA.

        (d) Except as disclosed in Section 5.15 of the First Deposit Disclosure Memorandum, no First Deposit Entity has any Liability for retiree health and life benefits under any of the First Deposit Benefit Plans and there are no restrictions on the rights of such First Deposit Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a First Deposit Material Adverse Effect.

        (e) Except as disclosed in Section 5.15 of the First Deposit Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any First Deposit Entity from any First Deposit Entity under any First Deposit Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First Deposit Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect.

        (f) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any First Deposit Entity and their respective beneficiaries have been fully reflected on the First Deposit Financial Statements to the extent required by and in accordance with GAAP.

        (g) To the best of First Deposit's knowledge and belief, none of its employees, officers or other participants, or their respective dependents, have any long-term disability or condition which, in the reasonable judgment of First Deposit, would materially adversely affect the claims experience and/or costs of any employee benefit plan or insurance.

    5.16 MATERIAL CONTRACTS. Except as disclosed in Section 5.16 of the First Deposit Disclosure Memorandum or otherwise reflected in the First Deposit Financial Statements, none of the First Deposit Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any First Deposit Entity or the guarantee by any First Deposit Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any First Deposit Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among the First Deposit Entities, (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any First Deposit Entity, (vi) any exchange traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (vii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by First Deposit with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.15(a), the "First Deposit Contracts"). With respect to each First Deposit Contract and except as disclosed in Section 5.16 of the First Deposit Disclosure Memorandum:
(i) assuming the enforceability of such Contract against the third party thereto, each such Contract is in full force and effect; (ii) no First Deposit Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect; (iii) no First Deposit Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of First Deposit, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect, or has repudiated or waived any material provision thereunder. Except as disclosed in Section 5.16 of the First Deposit Disclosure Memorandum, no officer, director or employee of any First Deposit Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any First Deposit Entity. All of the indebtedness of any First Deposit Entity for money borrowed (excluding deposits obtained in the ordinary course of business) is prepayable at any time by such First Deposit Entity without penalty or premium.

    5.17 LEGAL PROCEEDINGS. There is no Litigation instituted or pending or, to the Knowledge of First Deposit, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any First Deposit Entity, or against any director, employee or employee benefit plan (acting in such capacity) of any First Deposit Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any First Deposit Entity, that are reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect.
Section 5.17 of the First Deposit Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any First Deposit Entity is a party and which names a First Deposit Entity as a defendant or cross-defendant or for which, to the Knowledge of First Deposit, any First Deposit Entity has any potential Liability.

    5.18 REPORTS. Since January 1, 1998, or the date of organization if later, each First Deposit Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities, except for such filings which the failure to so file is not reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    5.19 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any First Deposit Entity to CFB pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any First Deposit Entity for inclusion in the registration statement to be filed by CFB with the SEC in accordance with Section 8.1 will, when such registration statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. All documents that any First Deposit Entity is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. No documents to be filed by a First Deposit Entity with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    5.20 TAX AND REGULATORY MATTERS. No First Deposit Entity has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

    5.21 CHARTER PROVISIONS. Each First Deposit Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Charter, Articles of Incorporation, Bylaws or other governing instruments of any First Deposit Entity or restrict or impair the ability of CFB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any First Deposit Entity that may be directly or indirectly acquired or controlled by them.

    5.22 BOARD RECOMMENDATION The Board of Directors of First Deposit, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of First Deposit Common Stock approve this Agreement.

    5.23 INSURANCE COVERAGE AND CLAIMS. First Deposit has a directors' and officers' liability insurance polity in effect. There are no outstanding claims filed or to be filed by any First Deposit Entity or director, officer or employee of any First Deposit Entity under First Deposit's directors' and officers' liability insurance or fidelity bond, nor has there been any occurrence or incident that would require the filing of a Suspicious Activity Report with any regulatory authority.

    5.24  THE ESOP.

        (a) Since its establishment by First Deposit, through and including the Closing Date, the ESOP and its related trust have continuously met, and will meet without exception as of the Closing Date, all applicable requirements of qualification and exemption from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code, respectively, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect. Since its establishment by First Deposit, through and including the Closing Date, the ESOP and its related trust have continuously complied with all of the requirements of
    Section 4975 of the Internal Revenue Code and of ERISA.

        (b) The ESOP constitutes an "employee stock ownership plan," as defined in Section 4975(e)(7) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, and as defined in Section 407(d)(6) of ERISA.

        (c) All employer securities of First Deposit held by the ESOP constitute "qualifying employer securities," within the meaning of Section 4975(e)(8) of the Internal Revenue Code and Section 407(d)(5) of ERISA.

        (d) None of the employer securities held by the ESOP is subject to the limitations of Sections 1042(b)(2) or 1042(b)(4) of the Internal Revenue Code, nor are allocations of such securities limited under Section 409(n) of the Internal Revenue Code, nor will the Merger nor the related transactions contemplated by this Agreement create any excise taxation under
    Section 4978(a) of the Internal Revenue Code. Except as set forth in
    Section 5.24 of the First Deposit Disclosure Memorandum, on the Closing Date, all employer securities held by the ESOP on that date shall have been allocated to the accounts of participants and beneficiaries.

        (e) Those shares of First Deposit Common Stock held by the ESOP that have not been allocated to the accounts of participants and beneficiaries are the subject of a valid and enforceable security interest in favor of First Deposit.

        (f) No opinion, correspondence or other communication, whether written or otherwise, has been received by First Deposit or any of its agents, affiliates, associates, officers or directors, or any fiduciary of the ESOP, from the United States Department of Labor, the Internal Revenue Service or any other federal or state governmental or regulatory agency, body or authority, to the effect that constituted a violation of or resulted in any liability under ERISA or the Internal Revenue Code.

        (g) The ESOP participants and beneficiaries are entitled to direct the Trustee as to the exercise of all voting rights attributable to the shares of First Deposit Common Stock then allocated to their respective ESOP accounts with respect to the Merger, and such direction shall be accomplished in a form and manner that meets the requirements of ERISA and applicable state and federal laws and consistent with the ESOP Documents, as amended as necessary to satisfy the provisions of this Agreement, including this Subsection (g).

                                   ARTICLE 6.
               REPRESENTATIONS AND WARRANTIES OF CFB AND THE BANK

    CFB and the Bank hereby represents and warrants to First Deposit and Douglas as follows:

    6.1 ORGANIZATION, STANDING, AND POWER. CFB is a corporation and the Bank is a bank duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and both have the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. CFB is duly qualified or licensed to transact business as a foreign corporation in good standing in the United States and foreign jurisdictions where the character of its

Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect. The minute book and other organizational documents for CFB and the Bank have been made available to First Deposit for its review and, except as disclosed in Section 6.1 of the CFB Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

    6.2  AUTHORITY OF CFB AND THE BANK; NO BREACH BY AGREEMENT.

        (a) CFB and the Bank have the corporate power and authority necessary to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CFB and the Bank, subject to the approval of this Agreement by the holders of a majority of the outstanding voting stock of CFB. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of CFB and the Bank, enforceable against CFB and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (b) Neither the execution and delivery of this Agreement by CFB and the Bank, nor the consummation by CFB and the Bank of the transactions contemplated hereby, nor compliance by CFB and the Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CFB's Articles of Incorporation or Bylaws, or the Charter, Articles of Incorporation, or Bylaws of any CFB Subsidiary or any resolution adopted by the board of directors or the shareholders of any CFB Entity, or
    (ii) except as disclosed in Section 6.2 of the CFB Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CFB Entity under, any Contract or Permit of any CFB Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under or require any Consent pursuant to, any Law or Order applicable to any CFB Entity or any of their respective material Assets (including any First Deposit Entity or any CFB Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any First Deposit Entity or any CFB Entity being reassessed or revalued by any Taxing authority).

        (c) Other than in connection or compliance with the provisions of applicable federal banking laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CFB of the Merger and the other transactions contemplated in this Agreement.

    6.3  CAPITAL STOCK.

        (a) As of the date of this Agreement, the authorized capital stock of CFB consists of 10,000,000 shares of CFB Common Stock, of which 3,282,054 shares are issued and outstanding and 2,944,789 are outstanding as treasury shares. All of the issued and outstanding shares of capital stock of CFB are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of CFB has been issued in violation of any preemptive rights of the current or past shareholders of CFB.

        (b) Except as set forth in Section 6.3(a), or as disclosed in
    Section 6.3(b) of the CFB Disclosure Memorandum, there are no shares of capital stock or other equity securities of CFB outstanding and no outstanding Equity Rights relating to the capital stock of CFB.

    6.4 CFB SUBSIDIARIES. CFB has disclosed in Section 6.4 of the CFB Disclosure Memorandum all of the CFB Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the CFB Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 6.4 of the CFB Disclosure Memorandum, CFB or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each CFB Subsidiary. No capital stock (or other equity interest) of any CFB Subsidiary is or may become required to be issued (other than to another CFB Entity) by reason of any Equity Rights, and there are no Contracts by which any CFB Subsidiary is bound to issue (other than to another CFB Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any CFB Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any CFB Subsidiary (other than to another CFB Entity). There are no Contracts relating to the rights of any CFB Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any CFB Subsidiary. All of the shares of capital stock (or other equity interests) of each CFB Subsidiary held by a CFB Entity are fully paid and (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable State Law, if any, in the case of State depository institutions) nonassessable and are owned by the CFB Entity free and clear of any Lien. Except as disclosed in Section 6.4 of the CFB Disclosure Memorandum, each CFB Subsidiary is either a bank, savings association or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each CFB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect. Each CFB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The minute book and other organizational documents for each CFB Subsidiary have been made available to First Deposit for its review, and, except as disclosed in Section 6.4 of the CFB Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

    6.5 FINANCIAL STATEMENTS. Each of the CFB Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of CFB and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

    6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No CFB Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of CFB as of September 30, 2000, included in the CFB Financial Statements or reflected in the notes thereto. No CFB Entity has incurred or paid any Liability since September 30, 2000, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect or
(ii) in connection with the transactions contemplated by this Agreement.

    6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 2000, except as disclosed in the CFB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the CFB Disclosure Memorandum,
(i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect, and (ii) CFB Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CFB provided in Article 7.

    6.8  TAX MATTERS.

        (a) All Tax Returns required to be filed by or on behalf of any CFB Entities have been timely filed or requests for extensions have been timely filed, granted, and, to the Knowledge of CFB, have not expired for such periods, except to the extent that all such failures to file, taken together, are not reasonably likely to have a CFB Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a CFB Material Adverse Effect, except as reserved against in the CFB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8 of the CFB Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of CFB Entities, except for any such Liens which are not reasonably likely to have a CFB Material Adverse Effect or with respect to which the Taxes are not yet due and payable.

        (b) None of the CFB Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

        (c) The provision for any Taxes due or to become due for any of the CFB Entities for the period or periods through and including the date of the respective CFB Financial Statements that has been made and is reflected on such CFB Financial Statements is sufficient to cover all such Taxes.

        (d) Deferred Taxes of CFB Entities have been provided for in accordance with GAAP.

        (e) Except as disclosed in Section 6.8 of the CFB Disclosure Memorandum, none of the CFB Entities is a party to any Tax allocation or sharing agreement and none of CFB Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CFB) or has any Liability for Taxes of any Person (other than CFB and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

        (f) Each of the CFB Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect.

        (g) Except as disclosed in Section 6.8 of the CFB Disclosure Memorandum, none of the CFB Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Sections 28OG or 162(m) of the Internal Revenue Code.

        (h) Exclusive of the Merger, there has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of CFB Entities that occurred during or after any Taxable Period in which CFB Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2000.

        (i) No CFB Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

        (j) All material elections with respect to Taxes affecting CFB Entities have been or will be timely made.

    6.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of CFB included in the most recent CFB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of CFB included in the CFB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of CFB Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by CFB Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a CFB Material Adverse Effect.

    6.10  ASSETS.

        (a) Except as disclosed in Section 6.10 of the CFB Disclosure Memorandum or as disclosed or reserved against in the CFB Financial Statements delivered prior to the date of this Agreement, CFB Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a CFB Material Adverse Effect. All tangible properties used in the businesses of the CFB Entities are usable in the ordinary course of business consistent with CFB's past practices.

        (b) All Assets which are material to CFB's business on a consolidated basis, held under leases or subleases by any of the CFB Entities, are held under valid Contracts enforceable against CFB in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and, assuming the enforceability of such Contract against the third party thereto, each such Contract is in full force and effect.

        (c) CFB Entities currently maintain the insurance policies described in
    Section 6.10(c) of the CFB Disclosure Memorandum. None of the CFB Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $25,000 pending under such policies of insurance and no written notices of claims in excess of such amounts have been given by any CFB Entity under such policies.

        (d) The Assets of the CFB Entities include all material Assets required to operate the business of the CFB Entities as presently conducted.

    6.11 INTELLECTUAL PROPERTY. Each CFB Entity owns or has a license to use all of the Intellectual Property used by such CFB Entity in the ordinary course of its business. Each CFB Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such CFB Entity in connection with such CFB Entity's business operations, and such CFB Entity has the right to convey by sale or license any Intellectual Property so conveyed. No CFB Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or, to the Knowledge of CFB, threatened, which challenge the rights of any CFB Entity with respect to Intellectual Property used, sold or licensed by such CFB Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of CFB, the conduct of the business of the CFB Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 6.11 of the CFB Disclosure Memorandum, no CFB Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

    6.12  ENVIRONMENTAL MATTERS.

        (a) Except as disclosed in Section 6.12 of the CFB Disclosure Memorandum, to the Knowledge of CFB, each CFB Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect.

        (b) There is no Litigation pending or, to the Knowledge of CFB, threatened, before any court, governmental agency, or authority or other forum in which any CFB Entity or any of its Operating Properties or Participation Facilities (or CFB in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the emission, migration, release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any CFB Entity or any of its Operating Properties or Participation Facilities or any neighboring property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect, nor, to the Knowledge of CFB, is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect.

        (c) Except as disclosed in Section 6.12 of the CFB Disclosure Memorandum, during the period of (i) any CFB Entity's ownership or operation of any of their respective current Assets, or (ii) any CFB Entity's participation in the management of any Participation Facility or any Operating Property, to the Knowledge of CFB, there have been no emissions, migrations, releases, discharges, spillages, or disposals of Hazardous Material in, on, at, under, adjacent to, or affecting

    (or potentially affecting) such properties or any neighboring properties, except such as are not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect. Except as disclosed in
    Section 6.12 of the CFB Disclosure Memorandum, prior to the period of
    (i) any CFB Entity's ownership or operation of any of their respective current properties, (ii) any CFB Entity's participation in the management of any Participation Facility or any Operating Property, to the Knowledge of CFB, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect.

    6.13 COMPLIANCE WITH LAWS. Each CFB Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect, and, to the Knowledge of CFB, there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect. Except as disclosed in Section 6.13 of the CFB Disclosure Memorandum, none of the CFB
Entities:

        (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

        (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect; or

        (c) since January 1, 1998, has received any written notification or written communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof
    (i) asserting that any CFB Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect,
    (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect, or (iii) requiring any CFB Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to First Deposit.

    6.14 LABOR RELATIONS. No CFB Entity is the subject of any Litigation asserting that it or any other CFB Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other CFB Entity to bargain with any labor organization as to wages or conditions of employment, nor is any CFB Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any CFB Entity, pending or threatened, or to the Knowledge of CFB, is there any activity involving any CFB Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

    6.15  EMPLOYEE BENEFIT PLANS.

        (a) CFB has disclosed in Section 6.15 of the CFB Disclosure Memorandum, and has delivered or made available to First Deposit prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any CFB Entity or ERISA Affiliate (as defined in subparagraph (c) below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, "CFB Benefit Plans"). Each CFB Benefit Plan which is an "employee pension benefit plan," as that term is defined in
    Section 3(2) of ERISA, is referred to herein as a "CFB ERISA Plan." No CFB ERISA Plan is or has been a multiemployer plan within the meaning of
    Section 3(37) of ERISA.

        (b) To the Knowledge of CFB, all CFB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect. Except as disclosed in Section 6.15 of the CFB Disclosure Memorandum, each CFB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and CFB has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of CFB, no CFB Entity has engaged in a transaction with respect to any CFB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any CFB Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or
    Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect.

        (c) No CFB Entity or any entity which is considered one employer with CFB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (an "ERISA Affiliate") currently sponsors, maintains, or makes contributions to a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No CFB ERISA Plan is subject to the minimum funding requirements of Section 412 of the Internal Revenue Code or the requirements of Title IV of ERISA.

        (d) Except as disclosed in Section 6.15 of the CFB Disclosure Memorandum, no CFB Entity has any Liability for retiree health and life benefits under any of the CFB Benefit Plans and there are no restrictions on the rights of such CFB Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a CFB Material Adverse Effect.

        (e) Except as disclosed in Section 6.15 of the CFB Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any CFB Entity from any CFB Entity under any CFB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CFB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect.

        (f) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any CFB Entity and their respective beneficiaries have been fully reflected on the CFB Financial Statements to the extent required by and in accordance with GAAP.

        (g) To the best of CFB's knowledge and belief, none of its employees, officers or other participants, or their respective dependents, have any long-term disability or condition which, in the reasonable judgment of CFB, would materially adversely affect the claims experience and/or costs of any employee benefit plan or insurance maintained by or through any First Deposit Entity.

    6.16 MATERIAL CONTRACTS. Except as disclosed in Section 6.16 of the CFB Disclosure Memorandum or otherwise reflected in the CFB Financial Statements, none of the CFB Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any CFB Entity or the guarantee by any CFB Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any CFB Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among the CFB Entities, (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any CFB Entity, (vi) any exchange traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (vii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by CFB with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 6.10 and 6.15(a), the "CFB Contracts"). With respect to each CFB Contract and except as disclosed in Section 6.16 of the CFB Disclosure
Memorandum: (i) assuming the enforceability of such Contract against the third party thereto, each such Contract is in full force and effect; (ii) no CFB Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect;
(iii) no CFB Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of CFB, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect, or has repudiated or waived any material provision thereunder. Except as disclosed in Section 6.16 of the CFB Disclosure Memorandum, no officer, director or employee of any CFB Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any CFB Entity. All of the indebtedness of any CFB Entity for money borrowed (excluding deposits obtained in the ordinary course of business) is prepayable at any time by such CFB Entity without penalty or premium.

    6.17 LEGAL PROCEEDINGS. There is no Litigation instituted or pending or, to the Knowledge of CFB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CFB Entity, or against any director, employee or employee benefit plan (acting in such capacity) of any CFB Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CFB Entity, that are reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect. Section 6.17 of the CFB Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any CFB Entity is a party and which names a CFB Entity as a defendant or cross-defendant or for which, to the Knowledge of CFB, any CFB Entity has any potential Liability.

    6.18 REPORTS. Since January 1, 1998, or the date of organization if later, each CFB Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities, except for such filings which the failure to so file is not reasonably likely to have, individually or in the aggregate, a CFB Material Adverse Effect. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    6.19 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any CFB Entity to First Deposit pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CFB Entity for inclusion in the registration statement to be filed by First Deposit with the SEC in accordance with Section 8.1 will, when such registration statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. All documents that any CFB Entity is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. No documents to be filed by a CFB Entity with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    6.20 TAX AND REGULATORY MATTERS. No CFB Entity has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

    6.21 CHARTER PROVISIONS. Each CFB Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Charter, Articles of Incorporation, Bylaws or other governing instruments of any CFB Entity or restrict or impair the ability of First Deposit or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CFB Entity that may be directly or indirectly acquired or controlled by them.

    6.22 BOARD RECOMMENDATION The Board of Directors of CFB, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of CFB Common Stock approve this Agreement.

    6.23 INSURANCE COVERAGE AND CLAIMS. CFB has a directors' and officers' liability insurance polity in effect. There are no outstanding claims filed or to be filed by any CFB Entity or director, officer or employee of any CFB Entity under CFB's directors' and officers' liability insurance or fidelity bond, nor has there been any occurrence or incident that would require the filing of a Suspicious Activity Report with any regulatory authority.

                                   ARTICLE 7.
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

    7.1 AFFIRMATIVE COVENANTS OF FIRST DEPOSIT. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CFB shall have been obtained, and except as may result from the conversion of Douglas from a federal savings association to a Georgia-chartered commercial bank or as otherwise expressly contemplated herein, First Deposit shall, and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would
(i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

    7.2 NEGATIVE COVENANTS OF FIRST DEPOSIT. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CFB shall have been obtained, and except as may result from the conversion of Douglas from a federal savings association to a Georgia-chartered commercial bank or as otherwise expressly contemplated herein, First Deposit covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

        (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any First Deposit entity, or

        (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a First Deposit Entity to another First Deposit Entity) in excess of an aggregate of $100,000 (for First Deposit Entities on a consolidated basis) except in the ordinary course of the business of the First Deposit Subsidiaries consistent with past practices (which shall include, for the First Deposit Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any First Deposit Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in Section 7.2(b) of the First Deposit Disclosure Memorandum); however, in no event shall First Deposit incur any additional debt or other obligation for borrowed money, nor shall Douglas receive advances from the Federal Home Loan Bank in an amount in excess of 110% of its aggregate outstanding advances at December 31, 2000; or

        (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any First Deposit Entity, or declare or pay any dividend or make any other distribution in respect of First Deposit's capital stock or take any other action which would cause the cash on hand at First Deposit to be less than the lesser of $5,000,000 or the amount on hand at December 31, 2000; PROVIDED, however, that First Deposit may (to the extent legally and contractually permitted to do so) pay a quarterly dividend of up to $0.08 per share for the fourth quarter of 2000 and for each quarter of 2001 (except for any quarter during which the Effective Time occurs, provided that the First Deposit shareholders will receive the CFB dividend for such quarter) on the shares of First Deposit Common Stock; or

        (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the First Deposit Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First Deposit Common Stock or any other capital stock of any First Deposit Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

        (e) adjust, split, combine or reclassify any capital stock of any First Deposit Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of First Deposit Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration or any shares of capital stock of any First Deposit Subsidiary (unless any such shares of stock are sold or otherwise transferred to another First Deposit Entity); or

        (f) except for loans made in the ordinary course of its business, make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned First Deposit Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

        (g) grant any increase in compensation or benefits to the employees or officers of any First Deposit Entity, except in accordance with past practice specifically disclosed in Section 7.2(g) of the First Deposit Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in
    Section 7.2(g) of the First Deposit Disclosure Memorandum; and enter into or amend any severance agreements with officers of any First Deposit Entity; grant any increase in fees or other increases in compensation or other benefits to directors of any First Deposit Entity except in accordance with past practice disclosed in Section 7.2(g) of the First Deposit Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

        (h) enter into or amend any employment Contract between any First Deposit Entity and any Person (unless such amendment is required by Law) that the First Deposit Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

        (i) adopt any new employee benefit plan of any First Deposit Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any First Deposit Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

        (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

        (k) commence any Litigation other than in accordance with past practice or except as set forth in Section 7.2(k) of the First Deposit Disclosure Memorandum, settle any Litigation involving any Liability of any First Deposit Entity for material money damages or restrictions upon the operations of any First Deposit Entity; or

        (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $50,000) or waive, release, compromise or assign any material rights or claims.

    7.3 AFFIRMATIVE COVENANTS OF CFB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of First Deposit shall have been obtained, and except as otherwise expressly contemplated herein, CFB shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would
(i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

    7.4 NEGATIVE COVENANTS OF CFB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of First Deposit shall have been obtained, and except as otherwise expressly contemplated herein, CFB covenants and agrees that it will not amend the Articles of Incorporation or Bylaws of CFB in any manner adverse to the holders of First Deposit Common Stock, or take any action which will materially adversely impact the ability of CFB Entities to consummate the transactions contemplated by this Agreement.

    7.5 ADVERSE CHANGES IN CONDITION. Each of CFB and First Deposit agrees to give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect or a CFB Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

    7.6 REPORTS. Each of CFB and First Deposit and their Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other copies of all such periodic reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8.
                             ADDITIONAL AGREEMENTS

    8.1 REGISTRATION STATEMENT. As soon as practicable after execution of this Agreement, CFB shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of CFB Common Stock upon consummation of the Merger. First Deposit shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and

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
the holders of its capital stock as CFB may reasonably request in connection with such action. CFB and First Deposit shall make all necessary filings with respect to the Merger under the Securities Laws.

    8.2 NASDAQ LISTING. CFB shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of CFB Common Stock to be issued to the holders of First Deposit Common Stock pursuant to the Merger, and CFB shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

    8.3  SHAREHOLDER APPROVAL.

        (a) First Deposit shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, the Board of Directors of First Deposit shall recommend to its shareholders, subject to the conditions in such authorization and recommendation by the Board of Directors, the approval of the matters submitted for approval (subject to the Board of Directors of First Deposit, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to First Deposit's shareholders, under applicable law), and the Board of Directors and officers of First Deposit shall use their reasonable efforts to obtain such shareholders' approval (subject to the Board of Directors of First Deposit, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to the First Deposit shareholders, under applicable law).

        (b) CFB shall call a Shareholders' Meeting to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting on approval of the issuance of shares of CFB Common Stock pursuant to the Agreement, as required by law, by the provisions of any governing instruments, or by the rules of the NASD.

    8.4 APPLICATIONS. CFB shall promptly prepare and file, and First Deposit shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement, including without limitation, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision and the Georgia Department of Banking and Finance, seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

    8.5 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, CFB shall cause to be filed the Certificate of Merger with the Secretary of State of the State of Georgia.

    8.6 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts

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
to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

    8.7  INVESTIGATION AND CONFIDENTIALITY.

        (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby, and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of any other Party.

        (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

        (c) Each Party shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to such Party to preserve the confidentiality of the information relating to such Party and its Subsidiaries provided to such Persons and their Affiliates and Representatives.

        (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a First Deposit Material Adverse Effect or a CFB Material Adverse Effect, as applicable.

    8.8 PRESS RELEASES. Prior to the Effective Time, First Deposit and CFB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

    8.9 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no First Deposit Entity nor any Representatives thereof retained by any First Deposit Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of First Deposit, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to First Deposit's shareholders, under applicable Law, no First Deposit Entity or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but First Deposit may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. First Deposit shall promptly advise CFB following the receipt of any Acquisition Proposal and the details thereof, and advise CFB of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. First Deposit shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause its Representatives not to engage in any of the foregoing.

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
    8.10 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger to, and to take no action which would cause the Merger not to, qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

    8.11 CHARTER PROVISIONS. Each Party shall take, and shall cause its Subsidiaries to take, all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the charter, articles of incorporation, bylaws or other governing instruments of such Party or any of its Subsidiaries or restrict or impair the ability of CFB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any First Deposit Entity that may be directly or indirectly acquired by them.

    8.12  AGREEMENTS OF AFFILIATES.  First Deposit has disclosed in
Section 8.12 of the First Deposit Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of First Deposit for purposes of Rule 145 under the 1933 Act. First Deposit shall use its reasonable efforts to cause each such Person to deliver to CFB not later than 30 days after the date of this Agreement a written agreement, substantially in the form of EXHIBIT 1, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of the First Deposit Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of CFB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. CFB shall be entitled to place restrictive legends upon certificates for shares of CFB Common Stock issued to affiliates of First Deposit pursuant to this Agreement to enforce the provisions of this Section 8.12. CFB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of CFB Common Stock by such affiliates.

    8.13  EMPLOYEE BENEFITS AND CONTRACTS.

        (a) Following the Effective Time, CFB shall either (i) continue to provide to officers and employees of the First Deposit Entities employee benefits under First Deposit's existing employee benefit and welfare plans or, (ii) if CFB shall determine to provide to officers and employees of the First Deposit Entities employee benefits under other employee benefit plans and welfare plans, provide generally to officers and employees of the First Deposit Entities employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the CFB Entities to their similarly situated officers and employees. Any severance benefits provided to First Deposit Entities' officers and employees shall be in accordance with the existing CFB policy regarding severance benefits. For purposes of participation and vesting (but not accrual of benefits) under CFB's employee benefit plans, (i) service under any qualified defined benefit plan of First Deposit shall be treated as service under CFB's defined benefit plan, if any, (ii) service under any qualified defined contribution plans of First Deposit shall be treated as service under CFB's qualified defined contribution plans, and (iii) service under any other employee benefit plans of First Deposit shall be treated as service under any similar employee benefit plans maintained by CFB. With respect to officers and employees of the First Deposit Entities who, at or after the Effective Time, become employees of a CFB Entity and who, immediately prior to the Effective Time, are participants in one or more employee welfare benefit plans maintained by the First Deposit Entities, CFB shall cause each comparable employee welfare benefit plan which is substituted for a First Deposit welfare benefit plan to waive any evidence of insurability or similar provision, to provide credit for such participation prior to such substitution with regard to the application of any pre-existing condition limitation, and to provide credit towards satisfaction of any deductible or out-of-pocket provisions for expenses incurred by such participants during the period prior to such substitution, if

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
    any, that overlaps with the then current plan year for each such substituted employee welfare benefit plans. CFB also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.13 of the First Deposit Disclosure Memorandum to CFB between any First Deposit Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the First Deposit Benefit Plans.

        (b) CFB shall honor the terms of the existing Employment Agreements by and between First Deposit, Alpha A Fowler, Jr., J. David Higgins, John L. King, Patricia Owen and Michael Coggin.

        (c) First Deposit shall take all appropriate action to amend and restate the ESOP as a tax-qualified profit sharing plan that may invest up to one hundred percent (100%) of its assets in employer securities, within the meaning of Section 407 of ERISA, but that is not required to invest all or any portion of its assets in such securities and shall then immediately terminate the amended and restated profit sharing plan, with both the amendment and restatement and the termination effective, in the order prescribed, immediately after the Effective Time. Prior to the Effective Time, First Deposit shall effect such amendments to the ESOP loan documents so that the actions contemplated by this Section 8.13(c) are not inconsistent with any of the provisions of such loan documents, as so amended.

    8.14 DIRECTORS' AND OFFICERS' PROTECTION. CFB shall provide and keep in force for a period of five (5) years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of First Deposit for acts or omissions occurring prior to the Effective Time. CFB shall use its best efforts to continue coverage under the existing First Deposit directors' and officers' liability insurance policy and First Deposit will use its best efforts to obtain a "tail rider" under such policy. Such insurance shall provide at least the same coverage and amounts as contained in First Deposit's policy on the date hereof except that in no event shall the annual premium on such policy exceed 150 percent of the annual premium on First Deposit's policy in effective as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CFB shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, CFB further agrees to indemnify all individuals who are or have been officers, directors or employees of First Deposit or any First Deposit subsidiary prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time to the extent that such indemnification is provided pursuant to the Articles of Incorporation of First Deposit or the governing instruments of the First Deposit subsidiaries on the date hereof and is permitted under the GBCC.

    8.15  MERGER PROCEDURES APPLICABLE TO ESOP.

        (A) PARTICIPANT VOTING. Each ESOP participant and beneficiary will be asked to instruct the Trustee, as the sole shareholder of shares of First Deposit Common Stock held by the ESOP, to vote the shares of First Deposit Common Stock held by the ESOP and allocated to such person's ESOP account either for or against the Merger and to provide instructions as to the form of payment of that portion of the Merger Consideration allocable to him or her as contemplated by Section 3.1 (c) of this Agreement. The Trustee will conduct the vote of the participants and beneficiaries in compliance with all requirements of ERISA and applicable state and federal laws and consistent with the provisions of the ESOP Documents, as amended as necessary to satisfy the provisions of this Agreement, including this Subsection (a). ESOP participants and beneficiaries will have a minimum of ten (10) business days after delivery of the Memorandum to ESOP Participants and Beneficiaries within which to respond to the Trustee, all on such terms and conditions as are consistent with this Agreement and the Trustee's discretion.

        (B)  CONFIDENTIALITY OF ESOP PARTICIPANT AND BENEFICIARY
    INSTRUCTIONS. If the Trustee is either not an independent third party or not composed of a committee consisting exclusively of nonemployee members of the Board of Directors of First Deposit, the Memorandum to ESOP Participants and Beneficiaries shall inform participants and beneficiaries that their instructions shall be kept confidential such that no officer, director or employee shall be made aware of the instructions given by any participant or beneficiary. To that effect, participants and beneficiaries shall be advised in the Memorandum to ESOP Participants and Beneficiaries to deliver their written instructions to an independent third party so that the third party may compile the results and inform the Trustee of the aggregate results without divulging to the Trustee the particular instructions given by any individual participant or beneficiary.

        (C) VOTE OF TRUSTEE AS SHAREHOLDER. The Trustee will honor the instructions of the ESOP participants and beneficiaries provided in accordance with Subsection (a) above and will vote the shares of First Deposit Common Stock allocated to the account of each participant and beneficiary and will request the form of Merger Consideration in accordance with the collective instructions of such participants and beneficiaries, subject to the Trustee's fiduciary duties under ERISA. The Trustee will vote any shares of First Deposit Common Stock held by the ESOP that are not allocated to the accounts of participants and beneficiaries and also will vote those shares of First Deposit Common Stock allocated to the accounts of ESOP participants and beneficiaries for which no instructions are received, subject to the Trustee's fiduciary duties under ERISA.

    8.16  INFORMATION TO ESOP PARTICIPANTS AND BENEFICIARIES.

        (a) First Deposit, with the assistance and approval of the Trustee, shall prepare a Memorandum to ESOP Participants and Beneficiaries attaching the same disclosure materials as will be provided to First Deposit shareholders generally in order to inform ESOP participants and beneficiaries with respect to their right to direct the Trustee in voting of the shares of First Deposit Common Stock allocated to the accounts of such participants and beneficiaries regarding the Merger.

        (b) The Trustee shall provide each ESOP participant or, if applicable, beneficiary with a copy of the Memorandum to ESOP Participants and Beneficiaries and related disclosure materials and shall request instructions from each such person as to how such person directs the Trustee to vote the shares of First Deposit Common Stock allocated to such person's account with respect to the Merger. The Memorandum to ESOP Participants and Beneficiaries shall provide that, in the event that no direction is received from a participant or beneficiary, the Trustee will vote the shares of First Deposit Common Stock allocated to the account of such person in the Trustee's discretion.

        (c) First Deposit shall provide CFB and the Trustee with a proposed final draft of the Memorandum to Participants and Beneficiaries at least five (5) business days prior to the date of the final printing of the document to allow CFB and the Trustee the opportunity to review and comment on the inclusiveness of the contents of the Memorandum to ESOP Participants and Beneficiaries.

                                   ARTICLE 9.
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

    9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6.

        (A) SHAREHOLDER APPROVAL. The shareholders of First Deposit shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments. The shareholders of CFB shall have approved the issuance of shares of CFB Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

        (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger, including the conversion of Douglas from a federal savings association to a Georgia-chartered commercial bank, shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of any Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

        (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1 (b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a First Deposit Material Adverse Effect or a CFB Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of any Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

        (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, makes illegal or, in good faith, inadvisable, the consummation of the transactions contemplated by this Agreement.

        (E) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of CFB Common Stock issuable pursuant to the Merger shall have been received.

        (F) NASDAQ LISTING. The shares of CFB Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

        (G) TAX MATTERS. Each Party shall have received a written opinion of counsel from Powell, Goldstein, Frazer & Murphy LLP, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that
    (i) the Merger will constitute a reorganization within the meaning of
    Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of First Deposit Common Stock for CFB Common Stock will not give rise to gain or loss to the shareholders of First Deposit with respect to such exchange (except to the extent of any cash received), and (iii) neither First Deposit nor CFB will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of First Deposit and CFB reasonably satisfactory in form and substance to such counsel.

    9.2 CONDITIONS TO OBLIGATIONS OF CFB. The obligations of CFB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CFB pursuant to Section 10.6(a):

        (A)  REPRESENTATIONS AND WARRANTIES.  For purposes of this
    Section 10.2(a), the accuracy of the representations and warranties of First Deposit set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections 5.20 and 5.21 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of First Deposit set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.20 and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a First Deposit Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

        (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of First Deposit to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

        (C) CERTIFICATES. First Deposit shall have delivered to CFB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its secretary, to the effect that to the best of their Knowledge the conditions set forth in Section 9.1 as relates to First Deposit and in Section 9.2(a) and 9.2(b) have been satisfied; provided, however, that the representations, warranties and covenants to which such certificate relates shall not been deemed to have survived the Closing, and
    (ii) certified copies of resolutions duly adopted by First Deposit's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CFB and its counsel shall request.

        (D) OPINION OF COUNSEL. CFB shall have received an opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to First Deposit, dated as of the Closing Date, in form reasonably satisfactory to CFB, as to the matters set forth in EXHIBIT 2.

        (E) AFFILIATES AGREEMENTS. CFB shall have received from each affiliate of First Deposit the affiliates letter referred to in Section 8.12 and
    EXHIBIT 1.

        (F) CLAIMS LETTERS. Each of the directors and executive officers of First Deposit and Douglas shall have executed and delivered to CFB letters in substantially the form of EXHIBIT 3.

        (G) CONVERSION OF DOUGLAS. The conversion of Douglas from a federal savings bank to a Georgia-chartered commercial bank shall have been completed.

        (H) TRUSTEE CERTIFICATE. The certificate of the Trustee dated as of the Closing Date stating that the Trustee has (i) received from, and effected, the written directions of the ESOP participants and beneficiaries in a manner consistent with and in due compliance with all requirements of the ESOP Documents and ERISA, (ii) determined that following such directions is not contrary to the fiduciary provisions of ERISA, (iii) determined that the Merger is in the best interests of the ESOP and its participants and beneficiaries, and (iv) voted those shares of First Deposit Common Stock over which it has complete discretionary authority consistent with its fiduciary duties under ERISA.

    9.3 CONDITIONS TO OBLIGATIONS OF FIRST DEPOSIT. The obligations of First Deposit to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Deposit pursuant to
Section 11.6(b):

        (A)  REPRESENTATIONS AND WARRANTIES.  For purposes of this
    Section 9.3(a), the accuracy of the representations and warranties of CFB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of CFB set forth in Section 6.12 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of CFB set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.12) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a CFB Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

        (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of CFB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

        (C) CERTIFICATES. CFB shall have delivered to First Deposit (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that to the best of their knowledge the conditions set forth in Section 9.1 as relates to CFB and in Section 9.3(a) and 9.3(b) have been satisfied, provided, however, that the representations, warranties and covenants to which such certificate relates shall not been deemed to have survived the Closing, and (ii) certified copies of resolutions duty adopted by CFB's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Deposit and its counsel shall request.

        (D) OPINION OF COUNSEL. First Deposit shall have received an opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to CFB, dated as of the Closing Date, in form reasonably acceptable to First Deposit, as to the matters set forth in EXHIBIT 4.

        (E) FAIRNESS OPINION. First Deposit shall have received from Trident Securities, Inc. a letter dated not more than five (5) business days prior to the date of the proxy statement to be mailed to the First Deposit shareholders in connection with the Shareholders Meeting to the effect that, in the opinion of such firm, the consideration to be paid to the First Deposit shareholders in connection with the Merger is fair, from a financial point of view, to the shareholders of First Deposit.

                                  ARTICLE 10.
                                  TERMINATION

    10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of First Deposit, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a) By mutual consent of CFB and First Deposit; or

        (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a First Deposit Material Adverse Effect or a CFB Material Adverse Effect, as applicable, on the breaching Party; or

        (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

        (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of First Deposit fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

        (e) By either Party in the event that the Merger shall not have been consummated by June 30, 2001, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
    Section 10.1(e).

    10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 10.2 and Article 11 and Section 8.7(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(e) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

    10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4 and 11 and Section 8.10.

                                  ARTICLE 11.
                                 MISCELLANEOUS

    11.1  DEFINITIONS.

        (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

           "1933 ACT" shall mean the Securities Act of 1933, as amended.

           "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

           "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

           "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

           "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits, the CFB Disclosure Memorandum and the First Deposit Disclosure Memorandum delivered pursuant hereto and incorporated herein by reference.

           "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, or any Affiliate of such Person and wherever located.

           "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by CFB and First Deposit and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by
       Section 1.1.

           "CFB CAPITAL STOCK" shall mean, collectively, the CFB Common Stock and any other class or series of capital stock of CFB.

           "CFB COMMON STOCK" shall mean the $.01 par value common stock of CFB.

           "CFB DISCLOSURE MEMORANDUM" shall mean the written information entitled "CFB Disclosure Memorandum" delivered prior to execution of this Agreement to First Deposit describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto, unless it is clear from the disclosure of such information that it applies to other Sections.

           "CFB ENTITIES" shall mean, collectively, CFB and all CFB
       Subsidiaries.

           "CFB FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of CFB as of December 31, 1999, 1998 and 1997, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended
       December 31, 1999, 1998 and 1997, as filed by CFB in SEC Documents, and
       (ii) the consolidated balance sheets of CFB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1999

           "CFB MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of CFB and its Subsidiaries, taken as a whole, or (ii) the ability of CFB Entities to perform their obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to savings associations, banks, and their holding companies, and (c) actions and omissions of CFB (or any of its Subsidiaries) taken with the prior informed written Consent of First Deposit in contemplation of the transactions contemplated hereby.

           "CFB SUBSIDIARIES" shall mean the Subsidiaries of CFB, which shall include the CFB Subsidiaries described in Section 6.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of CFB in the future and held as a Subsidiary by CFB at the Effective Time.

           "CLOSING DATE" shall mean the date on which the Closing occurs.

           "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

           "CONTRACT" shall mean any written or oral agreement (provided such oral agreement is, in any one year period, in excess of $5,000 individually, or $25,000 in the aggregate), arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

           "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, after failing to cure any such breach, violation, default, contravention or conflict within any applicable grace or cure period (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

           "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United

       States Environmental Protection Agency and other federal, state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 ET SEQ.("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 ET SEQ. ("RCRA"), and other Laws relating to emissions, migrations, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, generation, recycling, transport, or handling of any Hazardous Material.

           "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           "ESOP" means the employee stock ownership plan which is maintained by Douglas Federal Bank and is intended to be qualified under
       Section 401(a) of the Internal Revenue Code.

           "ESOP DOCUMENTS" means all written documentation constituting the ESOP and its related trust, as contemplated by Sections 402 and 403 of the Internal Revenue Code.

           "EXHIBITS 1 THROUGH 4," inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

           "FIRST DEPOSIT COMMON STOCK" shall mean the no par value common stock of First Deposit.

           "FIRST DEPOSIT DISCLOSURE MEMORANDUM" shall mean the written information entitled "First Deposit Disclosure Memorandum" delivered prior to execution of this Agreement to CFB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto, unless it is clear from the disclosure of such information that it applies to other Sections.

           "FIRST DEPOSIT ENTITIES" shall mean, collectively, First Deposit and all First Deposit Subsidiaries.

           "FIRST DEPOSIT FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of First Deposit as of December 31, 1999 and 1998 and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the fiscal year ended
       December 31, 1999 and 1998, and (ii) the consolidated balance sheets of First Deposit (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 1999.

           "FIRST DEPOSIT MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of First Deposit and its Subsidiaries, taken as a whole, or (ii) the ability of First Deposit to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that a "First Deposit Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks, savings associations and their holding companies, and (c) actions and omissions of First Deposit (or any of its Subsidiaries) taken with the prior informed written Consent of CFB in contemplation of the transactions contemplated hereby.

           "FIRST DEPOSIT SUBSIDIARIES" shall mean the Subsidiaries of First Deposit, which shall include the First Deposit Subsidiaries described in
       Section 5.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of First Deposit in the future and held as a Subsidiary by First Deposit at the Effective Time.

           "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

           "GBCC" shall mean the Georgia Business Corporation Code.

           "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous constituent, hazardous waste, solid waste, special waste, regulated substance, or toxic substance (as those terms are listed, defined or regulated by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement. removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

           "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

           "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, inventions, and other intellectual property rights.

           "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

           "KNOWLEDGE" as used with respect to a CFB Entity (including references to being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such CFB Entity. "Knowledge" as used with respect to a First Deposit Entity (including references to being aware of a particular matter) shall mean those facts that are actually known (with no obligation of inquiry) by the president and chief executive officer of such First Deposit Entity.

           "LAW" shall mean any code, law (including common law), ordinance, regulation, decision, judicial interpretation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

           "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

           "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and
       (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

           "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint investigation hearing, criminal prosecution, governmental or other examination or other administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

           "MEMORANDUM TO ESOP PARTICIPANTS AND BENEFICIARIES" shall mean the memorandum to be distributed to ESOP participants and beneficiaries prior to the shareholder vote on the Merger setting forth information pertaining to the transactions contemplated by the Agreement.

           "NASD" shall mean the National Association of Securities
       Dealers, Inc.

           "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

           "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

           "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

           "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

           "PARTY" shall mean either First Deposit, CFB, the Bank or Douglas, and "Parties" shall mean CFB, the Bank, First Deposit and Douglas.

           "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

           "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

           "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by CFB under the 1933 Act with respect to the shares of CFB Common Stock to be issued to the shareholders of First Deposit in connection with the transactions contemplated by this Agreement.

           "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NASD, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

           "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

           "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

           "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

           "SHAREHOLDERS MEETING" shall mean the meeting of the shareholders of First Deposit to be held pursuant to Section 8. 3, including any adjournment or adjournments thereof.

           "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

           "SURVIVING BANK" shall mean the Bank as the surviving bank resulting from the Merger.

           "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

           "TAX" or TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

           "TRUSTEE" means John L. King, J. David Higgins and Mona Vieira in their collective capacity as sole trustees of the ESOP.

        (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Allowance...................................................  Section 5.9
Certificates................................................  Section 4.1
Closing.....................................................  Section 1.2
Conversion Application......................................  Preamble
Douglas.....................................................  Preamble
Effective Time..............................................  Section 1.3
First Deposit Benefit Plans.................................  Section 5.15(a)
First Deposit Contracts.....................................  Section 5.16
First Deposit ERISA Plan....................................  Section 5.15(a)
First Deposit Pension Plan..................................  Section 5.15(a)
ERISA Affiliate.............................................  Section 5.15(c)
Exchange Agent..............................................  Section 4.1
Exchange Ratio..............................................  Section 3.1(b)
CFB SEC Reports.............................................  Section 6.5(a)
Indemnified Party...........................................  Section 8.14(a)
Merger......................................................  Section 1.1
Tax Opinion.................................................  Section 9.1(g)

        (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

    11.2  EXPENSES.

        (a) Except as otherwise provided in this Section 11.2, each Party shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that CFB shall bear and pay the filing fees payable in connection with the Registration Statement and the proxy statement/prospectus and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the proxy statement/prospectus.

        (b) If this Agreement is terminated by CFB pursuant to Sections 10.1(b),
    (c) or (d)(ii), First Deposit shall pay to CFB an amount equal to the lesser of $100,000 or CFB's actual out of pocket expenses incurred in connection with the transactions contemplated by this Agreement.

        (c) If this Agreement is terminated by First Deposit pursuant to Sections 10.1(b) or (c), CFB shall pay to First Deposit an amount equal to the lesser of $100,000 or First Deposit's actual out of pocket expenses incurred in connection with the transactions contemplated by this Agreement.

        (d) If this Agreement is terminated by CFB pursuant to Sections 10.1(b),
    (c) or (d)(ii) AND if First Deposit enters into any agreement to acquire or be acquired by a third party within twelve (12) months from the date of the termination, then First Deposit shall pay to CFB liquidated damages in the amount of $500,000, less any payments made pursuant to Section 11.2(b).

        (e) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

    11.3 BROKERS AND FINDERS. Except as disclosed in Section 11.3 of the CFB Disclosure Memorandum, and except as disclosed in Section 11.3 of the First Deposit Disclosure Memorandum, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by First Deposit or by CFB, each of First Deposit and CFB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

    11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

    11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of First Deposit Common Stock, there shall be made no amendment that, pursuant to the GBCC, requires further approval by such shareholders without the further approval of such shareholders; and further provided, that after any such approval by the holders of CFB Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of First Deposit Common Stock will be exchanged for shares of CFB Common Stock shall not be amended after the Shareholders' Meeting in a manner adverse to the holders of CFB Common Stock without any requisite approval of the holders of the issued and outstanding shares of CFB Common Stock entitled to vote thereon.

    11.6  WAIVERS.

        (a) Prior to or at the Effective Time, CFB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Deposit, to waive or extend the time for the compliance or fulfillment by First Deposit of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CFB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CFB.

        (b) Prior to or at the Effective Time, First Deposit, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CFB, to waive or extend the time for the compliance or fulfillment by CFB, of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Deposit under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Deposit.

        (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

    11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

    11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

First Deposit and Douglas:                        First Deposit Bancshares, Inc.
                                                  8458 Campbellton Street
                                                  Douglasville, GA 30134
                                                  Fax: (770) 942-7787
                                                  Attention: J. David Higgins

Copy to Counsel:                                  Womble, Carlyle, Sandridge & Rice,
                                                  PLLC
                                                  1201 West Peachtree Street
                                                  Suite 3500
                                                  Atlanta, Georgia 30309
                                                  Fax: (404) 870-4828
                                                  Attention: Steven S. Dunlevie, Esq.

CFB and the Bank:                                 Community First Banking Company
                                                  110 Dixie Street
                                                  Carrollton, GA 30117
                                                  Fax: (770) 838-7352
                                                  Attention: Gary D. Dorminey

Copy to Counsel:                                  Powell Goldstein Frazer & Murphy
                                                  LLP
                                                  Sixteenth Floor
                                                  191 Peachtree Street, N.E.
                                                  Atlanta, GA 30303
                                                  Fax: (404) 572-6999
                                                  Attention: Walter G. Moeling IV,
                                                  Esq.

    11.9 GOVERNING LAW This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

    11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    11.11 CAPTIONS, ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

    11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

    11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                        [SIGNATURES APPEAR ON NEXT PAGE]

                  [SIGNATURES TO AGREEMENT AND PLAN OF MERGER]

    IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                                       COMMUNITY FIRST BANKING COMPANY

                                                       By:             /s/ GARY D. DORMINEY
                                                            -----------------------------------------
                                                                         Gary D. Dorminey
                                                               PRESIDENT & CHIEF EXECUTIVE OFFICER

                                                       COMMUNITY FIRST BANK

                                                       By:             /s/ GARY D. DORMINEY
                                                            -----------------------------------------
                                                                         Gary D. Dorminey
                                                               PRESIDENT & CHIEF EXECUTIVE OFFICER

                                                       FIRST DEPOSIT BANCSHARES, INC.

                                                       By:             /s/ J. DAVID HIGGINS
                                                            -----------------------------------------
                                                                         J. David Higgins
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                       DOUGLAS FEDERAL BANK, FSB

                                                       By:             /s/ J. DAVID HIGGINS
                                                            -----------------------------------------
                                                                         J. David Higgins
                                                                            PRESIDENT

                                   APPENDIX B
                 EXCERPTS FROM THE GEORGIA BUSINESS CORPORATION
                    CODE RELATING TO DISSENTING SHAREHOLDERS

                 EXCERPTS FROM THE GEORGIA BUSINESS CORPORATION
                    CODE RELATING TO DISSENTING SHAREHOLDERS

14-2-1301.  DEFINITIONS.

    As used in this article, the term:

       (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

       (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code
           Section 14-2-1302.

       (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

       (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

       (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

       (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

       (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

       (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302.  RIGHT TO DISSENT.

    (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

        (1) Consummation of a plan of merger to which the corporation is a party:

           (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

           (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

        (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholder within one year after the date of sale;

        (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

           (A) Alters or abolishes a preferential right of the shares;

           (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

           (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

           (D) Excludes or limits the rights of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

           (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

           (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

        (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

    (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

        (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

        (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

    A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which dissents and his or her other shares were registered in the names of different shareholders.

14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

    (b) If corporate action creating dissenters' rights under Code
Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code
Section 14-2-1322.

14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

        (1) Must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

        (2) Must not vote his or her shares in favor of the proposed action.

    (b) A record shareholder who does not satisfy the requirements of subsection
(a) of this Code section is not entitled to payment for his or her shares under this article.

14-2-1322.  DISSENTERS' NOTICE.

    (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

    (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

        (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

        (4) Be accompanied by a copy of this article.

14-2-1323.  DUTY TO DEMAND PAYMENT.

    (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his or her certificates in accordance with the terms of the notice.

    (b) A record shareholder who demands payment and deposits his or her shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (c) A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this article.

14-2-1324.  SHARE RESTRICTIONS.

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.  OFFER OF PAYMENT.

    (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Code
Section 14-2-1323 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (b) The offer of payment must be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3) An explanation of how the interest was calculated;

        (4) A statement of the dissenter's right to demand payment under Code
    Section 14-2-1327; and

        (5) A copy of this article.

    (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.  FAILURE TO TAKE ACTION.

    (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1422 and repeat the payment demand procedure.

14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

    (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate of the fair value of his or her shares and interest due, if:

        (1) The dissenter believes that the amount offered under Code
    Section 14-2-1325 is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or

        (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

    (b) A dissenter waives his or her right to demand payment under this Code section unless he notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation made or offered payment for his or her shares.

    (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

        (1) The shareholder may demand the information required under subsection
    (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

        (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate of the fair value of his or her shares and interest due.

14-2-1330.  COURT ACTION.

    (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action QUASI IN REM against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail and publication, or in any other manner permitted by law.

    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of the Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

    (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.

14-2-1331.  COURT COSTS AND COUNSEL FEES.

    (a) The court in an appraisal proceeding commenced under Code
Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

    (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

        (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

    (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.  LIMITATION OF ACTIONS.

    No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                   APPENDIX C
                                FAIRNESS OPINION

                                 March   , 2001

    Board of Directors
    First Deposit Bancshares, Inc.
    8458 Campbellton Street
    Douglasville, GA 30134

    Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of common stock (the "First Deposit Common Stock") of First Deposit Bancshares, Inc. ("First Deposit"), of the consideration to be paid by Community First Banking Company ("Community First") pursuant to the Agreement and Plan of Merger, dated as of January 18, 2001 (the "Agreement") by and among First Deposit and Community First. Unless otherwise noted, all terms used herein will have the same meaning as defined in the Agreement.

    The Agreement provides for the merger (the "Merger") of First Deposit and Douglas Federal Bank with and into Communtiy First Bank, a Georgia chartered state banking subsidiary of Community First, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of First Deposit Common Stock, other than any Excluded Shares (as defined in the Agreement) of First Deposit, will be exchanged for the right to receive either $19.38 in cash or .94512 shares of Community First Common Stock (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

    Trident Securities ("Trident"), a division of McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    We have acted as First Deposit's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

    - reviewed First Deposit's audited financial statements for each of the years ended December 31, 1999, December 31, 1998, and December 31, 1997; First Deposit' Annual Report on Form 10-K for the year ended December 31, 1999; and First Deposit's Quarterly Report on Form 10-Q for each of the quarters ended September 30, 2000, June 30, 2000 and March 31, 2000;

    - reviewed Community First's Annual Report to Shareholders and Annual Report on Form 10-K for each of the years ended December 31, 1999, September 30, 1998, and September 30, 1997, including the audited financial statements contained therein; and Community First's Quarterly Report on Form 10-Q for each of the quarters ended September 30, 2000, June 30, 2000, and March 31, 2000;

    - reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of First Deposit and Community First provided to Trident or publicly available;

    - participated in meetings and telephone conferences with members of senior management of First Deposit and Community First concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters Trident believed relevant to its inquiry;

    - reviewed certain stock market information for First Deposit and Community First common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

    - compared the results of operations and financial condition of First Deposit and Community First with that of certain companies which Trident deemed to be relevant for purposes of this opinion;

    - reviewed the Agreement and certain related documents; and

    - performed such other reviews and analyses as we have deemed appropriate.

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of First Deposit and Community First contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either First Deposit or Community First, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either First Deposit or Community First. With regard to the financial forecasts established and developed for First Deposit and Community First with the input of the respective management, as well as projections of cost savings, revenue enhancements and operating synergies, Trident assumed that these forecasts reflected the most reasonable estimates and judgments of First Deposit and Community First as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident could formulate its opinion. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

    This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Consideration, to the holders of First Deposit Common Stock, and does not address the underlying business decision by First Deposit's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any First Deposit shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of First Deposit Common Stock may be at the Effective Time of the Merger or as to the prospects of First Deposit's business or Community First's business.

    We have acted as financial advisor to First Deposit in connection with the Merger and will receive from First Deposit a fee for our services, a significant portion of which is contingent upon the consummation of the Merger, as well as First Deposit's agreement to indemnify us under certain circumstances. We will also receive a milestone fee in connection with the delivery of this opinion.

    In the ordinary course of business, we may actively trade securities of First Deposit and Community First for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this opinion was prepared solely for the confidential use of the Board of Directors and senior management of First Deposit and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion does not constitute a recommendation to any stockholder of First Deposit as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger. This opinion does not represent an opinion as to what the value of First Deposit Common Stock may be at the Effective Time of the Merger or as to the prospects of First Deposit's business or Community First's business. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of First Deposit Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

    Based upon and subject to the foregoing and such other matters, as we consider relevant, it is our opinion that as of the date hereof, the Consideration is fair, from a financial point of view, to the stockholders of First Deposit.

                                          Very truly yours,

                                          TRIDENT SECURITIES,
                                          a division of McDonald
                                          Investments Inc.

                                   APPENDIX D
                    COMMUNITY FIRST AUDIT COMMITTEE CHARTER

                                      CFB
             INTERNAL AUDIT AND AUDIT COMMITTEE POLICY AND CHARTER

    PURPOSE

    There shall be an Audit Committee (the "Committee") selected by the Board of Directors (the "Board"), which shall be composed of not less than four members of the Board, each of whom is independent of CFB management. Committee members shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the CFB. All Committee members, either at the time of their appointment to the Committee or within a reasonable time thereafter, must be able to read and understand fundamental financial statements, including CFB's balance sheet, income statement and cash flow statement.

    The Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others relating to the CFB's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the CFB's financial statements and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal accountants, internal audit staff and management of the CFB.

    The Board of Directors, through the Committee, wishes to formally establish a method to ensure the effectiveness of internal controls and safeguards; that regulatory and legal requirements are being complied with; that policies and procedures are sufficient and are being communicated to and followed by all employees; that generally accepted accounting practices are being followed by all employees; and that management is provided with independent evaluations of ongoing operations. The methodology shall be administered by the Audit Manager.

    DESIGNATION OF AUDIT MANAGER

    The Board of Directors of CFB hereby designates Sherryl McDonald, Vice President as Internal Audit Manager.

    RESPONSIBILITIES

    The internal audit manager will be directly responsible to the Committee and must remain independent of normal operations of the Bank. Specifically delegated are the following:

    A. Responsibility for developing an internal audit program for the Bank. The program will cover all significant organizational activities over an appropriate time cycle and will be approved by the Committee.

    B. Authorization to perform internal audits and examinations of all the books, records, properties, securities, and accounting procedures related activities at any time deemed appropriate.

    C. Recommendations to management regarding (1) internal controls and safeguards, (2) the accounting system, (3) regulatory and legal compliance, and
(4) changes to the policy and procedures manuals. Management is required to respond in writing to audit findings and to take appropriate corrective actions.

    D. Distribution of audit reports to the Committee and quarterly oral review of these reports and management's response to them.

    E. Authorization to hire and terminate audit staff employees and establishment, in conjunction with the Board, of the salaries of these employees. Positions will be created based on need and will be subject to approval of the Committee. Management must allocate sufficient resources to the audit function to allow it to achieve its objective.

    F. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the CFB and the power to retain outside counsel of other experts for this purpose.

    The primary responsibility of the Committee is to oversee the CFB's financial reporting process on behalf of the Board and report the results of the Committee's activities to the Board. Management is responsible for preparing the CFB's financial statements and the independent auditors are responsible for auditing those financial statements. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

    LIMITATIONS

    Internal audit specifically does not have the authority to initiate or approve accounting transactions of any nature. Nor does internal audit administer or supervise any operational functions. Activities of these types are fundamentally inconsistent with the auditing function.

    Internal audit is subject to measurement of the audit function's effectiveness and efficiency by the Committee.

    RELATIONSHIP WITH STAFF

    The Board and the President intend that internal audit operate independently of general operations and be responsible to the Board for conducting an effective audit program. However, it is also the intent that internal audit support management. In this context, the following additional responsibilities apply:

    A. Keeping fully apprised of management objectives. Audits will be conducted, insofar as possible, consistent with objectives.

    B. Reporting the results of activities of the President. The Board of Directors, the President, and his staff will be responsible for designing, implementing, and maintaining the Bank's internal controls, policies and procedures and accounting systems. The audit staff will advise the Committee and the President as to whether these are adequate, efficient and effective, and whether or not they are being followed by the staff.

    C. Reviewing these reports with other decision makers at various levels of management.

    D. Being available to the President and the staff for advice and opinions concerning control procedures. Internal audit cannot participate in the decision-making process or in implementing the decision; its function is solely that of advisor. Any other responsibilities would compromise the independence of future audits.

    E. Budgeting the activities of the auditing departments so that audit costs are kept consistent with risk involved.

    MANAGEMENT'S RESPONSIBILITIES

    The Board requires the recipient of an audit to respond in writing within thirty (30) days of receipt of the audit report. The reply will address corrective action taken or be taken to all recommendations, or if not in agreement with a recommendation, the justification for the difference of opinion.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20--INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Bylaws contain certain indemnification provisions providing that directors, officers, and employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

    When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that the Company will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to an employee benefit plan, for a purpose the director believed in good faith to be in the interests of the participants and beneficiaries of the plan. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

    The Company can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by the Company's shareholders. The Company may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages.

    The Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

    In addition, Article 11 of the Company's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the shareholders of the Company for breach of any duty as a director. There is no elimination of liability for
(a) a breach of duty involving appropriation of a business opportunity of the Company, (b) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (c) a transaction from which the director derives an improper material tangible personal benefit, or (d) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Articles of Incorporation do not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM 21--EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

       EXHIBIT
       NUMBER           DESCRIPTION OF EXHIBITS
---------------------   -----------------------
        1               Agreement and Plan of Merger dated January 18, 2001 among
                          Community First, Community First Bank, First Deposit and
                          Douglas Federal Bank, FSB (included as Appendix A to the
                          Joint Proxy Statement/Prospectus contained herein)
        3.1             Community First Articles of Incorporation(1), as amended(2)
        3.2             Community First Bylaws(1).
        4.1             See Exhibits 3.1 and 3.2 for provisions of Community First's
                          Articles of Incorporation and Bylaws governing the rights
                          of holders of securities of Community First.
        5.1             Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent
        8.1             Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent
       10.1*            Community First 1997 Stock Option Plan.(2)
       10.2*            Community First Management Recognition Plan.(2)
       10.2(a)*         Community First Form of Restricted Stock Award(3)
       10.2(b)*         Community First Form of First Amendment to Restricted Stock
                          Award Agreement for Employees(3)
       10.3*            Community First Employee Stock Ownership Plan and Trust(1)
       10.4*            Community First Employee Stock Ownership Plan Trust
                          Agreement(1)
       10.4(a)*         First Amendment to the Community First Banking Company
                          Employee Stock Ownership Plan(3)
       10.4(b)*         Second Amendment to the Community First Banking Company
                          Employee Stock Ownership Plan(3)
       10.4(c)*         Third Amendment to the Community First Banking Company
                          Employee Stock Ownership Plan(3)
       10.5(a)          [Reserved]
       10.5(b)*         Employment Agreement between Gary D. Dorminey, Community
                          First and Community First Bank dated as of June 1, 1997(1)
       10.5(c)*         Employment Agreement between D. Lane Poston, Community First and Community First Bank dated as of June 1, 1997(1)
       10.5(d)*         Employment Agreement between C. Lynn Gable, Community First and Community First Bank dated as of June 1, 1997(1)
       10.5(e)*         Employment Agreement between Anyce C. Fox, Community First and Community First Bank dated as of June 1, 1997(1)
       10.6*            Community First Retirement Plan(1)
       10.7*            Community First 401(k) Retirement Plan(1)
       23.1             Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibits 5.1 and 8.1)
       23.2             Consent of Porter Keadle Moore, LLP
       23.3             Consent of Mauldin & Jenkins, LLC
       23.4             Consent of Trident Securities (included in its opinion
                          attached as Exhibit C to the Joint Proxy
                          Statement/Prospectus contained herein)
       24               Power of Attorney (see signature page to the Registration
                          Statement)
       99.1             Form of Proxy of First Deposit
       99.2             Form of Voting Instruction Card for First Deposit ESOP
                          participants
       99.3             Form of Proxy of Community First
       99.4             Form of Voting Instruction Card for Community First ESOP
                          participants

------------------------

*   Indicates a management compensation plan or agreement.

(1) Incorporated by reference to the exhibit of the same number contained in the Registrant's Registration Statement on Form S-1 (Regis. No. 333-23533).

(2) Incorporated by reference to the exhibit of the same number contained in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 0-22543).

(3) Incorporated by reference to the exhibit of the same number contained in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-22543).

    (b) Financial Statement Schedules

    Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22--UNDERTAKINGS.

    (1) The undersigned Registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

           (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (f) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (2) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (3) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20), or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Georgia, on March 9, 2001.

                                                       COMMUNITY FIRST BANKING COMPANY

                                                       By:             /s/ GARY D. DORMINEY
                                                            -----------------------------------------
                                                                         Gary D. Dorminey
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Gary D. Dorminey and C. Lynn Gable, and each of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ T. AUBREY SILVEY
     -------------------------------------------       Chairman of the Board          March 9, 2001
                  T. Aubrey Silvey

                                                       Chief Executive Officer
                /s/ GARY D. DORMINEY                     and Director
     -------------------------------------------         (principal executive         March 9, 2001
                  Gary D. Dorminey                       officer)

     -------------------------------------------       Director
                    Anna L. Berry

                 /s/ GARY M. BULLOCK
     -------------------------------------------       Vice Chairman of the Board     March 9, 2001
                   Gary M. Bullock

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                /s/ JERRY L. CLAYTON
     -------------------------------------------       Director                       March 9, 2001
                  Jerry L. Clayton

                 /s/ W. LAMAR MOODY
     -------------------------------------------       Director                       March 9, 2001
                   W. Lamar Moody

     -------------------------------------------       Director
                Thomas E. Reeve, Jr.

                /s/ MICHAEL P. STEED
     -------------------------------------------       Director                       March 9, 2001
                  Michael P. Steed

     -------------------------------------------       Director
                   Dean B. Talley

     -------------------------------------------       Director
                 Thomas S. Upchurch

                                                       Senior Vice President and
                  /s/ C. LYNN GABLE                      Chief Financial Officer
     -------------------------------------------         (principal financial         March 9, 2001
                    C. Lynn Gable                        officer)

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
1                       Agreement and Plan of Merger dated January 18, 2001 among
                        Community First, Community First Bank, First Deposit and
                        Douglas Federal Bank, FSB (included as Appendix A to the
                        Joint Proxy Statement/Prospectus contained herein)

3.1                     Community First Articles of Incorporation(1), as amended(2)

3.2                     Community First Bylaws(1).

4.1                     See Exhibits 3.1 and 3.2 for provisions of Community First's
                        Articles of Incorporation and Bylaws governing the rights of holders of securities of Community First.

5.1                     Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent

8.1                     Opinion of Powell, Goldstein, Frazer & Murphy LLP, including consent

10.1*                   Community First 1997 Stock Option Plan.(2)

10.2*                   Community First Management Recognition Plan.(2)

10.2(a)*                Community First Form of Restricted Stock Award(3)

10.2(b)*                Community First Form of First Amendment to Restricted Stock
                        Award Agreement for Employees(3)

10.3*                   Community First Employee Stock Ownership Plan and Trust(1)

10.4*                   Community First Employee Stock Ownership Plan Trust
                        Agreement(1)

10.4(a)*                First Amendment to the Community First Banking Company
                        Employee Stock Ownership Plan(3)

10.4(b)*                Second Amendment to the Community First Banking Company
                        Employee Stock Ownership Plan(3)

10.4(c)*                Third Amendment to the Community First Banking Company
                        Employee Stock Ownership Plan(3)

10.5(a)                 [Reserved]

10.5(b)*                Employment Agreement between Gary D. Dorminey, Community
                        First and Community First Bank dated as of June 1, 1997(1)

10.5(c)*                Employment Agreement between D. Lane Poston, Community First and Community First Bank dated as of June 1, 1997(1)

10.5(d)*                Employment Agreement between C. Lynn Gable, Community First and Community First Bank dated as of June 1, 1997(1)

10.5(e)* Employment Agreement between Anyce C. Fox, Community First and Community First Bank dated as of June 1, 1997(1)

10.6*                   Community First Retirement Plan(1)

10.7*                   Community First 401(k) Retirement Plan(1)

23.1                    Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibits 5.1 and 8.1)

23.2                    Consent of Porter Keadle Moore, LLP

23.3                    Consent of Mauldin & Jenkins, LLC

23.4 Consent of Trident Securities (included in its opinion attached as Exhibit C to the Joint Proxy
                        Statement/Prospectus contained herein)

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
24                      Power of Attorney (see signature page to the Registration
                        Statement)

99.1                    Form of Proxy of First Deposit

99.2 Form of Voting Instruction Card for First Deposit ESOP participants

99.3                    Form of Proxy of Community First

99.4 Form of Voting Instruction Card for Community First ESOP participants

------------------------

*   Indicates a management compensation plan or agreement.

(1) Incorporated by reference to the exhibit of the same number contained in the Registrant's Registration Statement on Form S-1 (Regis. No. 333-23533).

(2) Incorporated by reference to the exhibit of the same number contained in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 0-22543).

(3) Incorporated by reference to the exhibit of the same number contained in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-22543).